As filed with the Securities and Exchange Commission on February 3, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
F.N.B. CORPORATION
(Exact name of registrant as specified in its charter)

Florida	6711	25-1255406
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
Stephen J. Gurgovits
President and Chief Executive Officer
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Frederick W. Dreher, Esq.	Clinton W. Kemp, Esq.
John W. Kauffman, Esq.	Jeffrey P. Waldron, Esq.
Duane Morris LLP	Stevens & Lee P.C.
30 South 17th Street	25 N. Queen Street, Suite 602
Philadelphia, PA 19103	Lancaster, PA 17608
(215) 979-1234	(717) 291-1031
      Approximate date of commencement of proposed sale of the securities to the public: upon the effective date of the merger of The Legacy Bank with and into Registrant’s wholly owned subsidiary.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered(1)	Price per Unit	Offering Price	Fee

Common Stock, $.01 par value	4,290,000 shares	N/A	$17.00(2)	$7,803.51

(1)	Reflects the estimated maximum number of shares of the Registrant’s common stock that may be issued in connection with the proposed merger of The Legacy Bank with and into the Registrant’s wholly owned subsidiary.

(2)	Computed, in accordance with Rules 457(c) and 457(f)(1), as the product of (x) the average of the high and low prices of the common stock of The Legacy Bank as reported on January 31, 2006 multiplied by (y) the estimated maximum number of shares of The Legacy Bank common stock to be received by the Registrant in exchange for the securities registered hereby.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/ prospectus is not complete and may be changed. We may not issue the shares of FNB common stock to be issued in connection with the merger described in this proxy statement/ prospectus until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2006
MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT
      Our board of directors has approved an agreement to merge with F.N.B. Corporation. If the merger is completed, our shareholders will receive merger consideration of one share of FNB common stock (NYSE:FNB) for each Legacy share, cash or a combination of FNB common stock and cash, subject to pro ration because the amount of stock consideration is fixed at 2,468,845 shares. The value of the merger consideration will fluctuate with the value of FNB stock.
      We cannot complete the merger unless our shareholders approve the merger agreement. We will hold a special meeting of our shareholders to vote on the merger agreement. Your vote is important, whether or not you plan to attend our shareholders’ meeting, please take the time to submit your proxy with voting instructions in accordance with the instructions provided in this proxy statement/ prospectus. The place, date and time of our special meeting is as follows:
March      , 2006
10:00 a.m., local time

      The accompanying proxy statement/ prospectus gives you detailed information about our special meeting, the merger agreement, the transactions contemplated thereby and related matters. We recommend that you read these materials carefully, including the considerations discussed under “Risk Factors” beginning on page 43 and the appendices hereto, which include the merger agreement. You can also obtain information about FNB from documents it has filed with the Securities and Exchange Commission and information about Legacy from documents it has filed with the Federal Deposit Insurance Corporation.

Sincerely,

George H. Groves,
Chairman and Chief Executive Officer
Legacy Bank

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the FNB common stock to be issued under this proxy statement/ prospectus or determined if this proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

      Shares of FNB common stock are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental entity.

      The date of this proxy statement/ prospectus is                     , 2006, and it is first being mailed or otherwise delivered to our shareholders on or about                     , 2006.

2600 Commerce Drive
Harrisburg, Pennsylvania 17110

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD                         , 2006

       NOTICE IS HEREBY GIVEN that a special meeting of shareholders of The Legacy Bank will be held at 10:00 a.m., local time, on                     ,                     , 2006 at                     , Pennsylvania                     , for the following purposes, all of which are more completely set forth in the accompanying proxy statement/ prospectus:

(1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 21, 2005, among F.N.B. Corporation (“FNB”), First National Bank of Pennsylvania (“FNB Bank”) and us pursuant to which we will merge with and into FNB Bank as described in the accompanying proxy statement/ prospectus and you will be entitled to receive cash or shares of FNB common stock or a combination of both;

(2) To consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of our special meeting to approve and adopt the merger agreement; and

(3) To transact such other business as may be properly presented for action at our special meeting and any adjournment, postponement or continuation of our special meeting.
      Our board of directors has fixed the close of business on                     , 2006 as the record date for the determination of our shareholders entitled to notice of, and to vote at, our special meeting and any adjournment, postponement or continuation of our special meeting. A list of our shareholders entitled to vote at our special meeting will be available for examination by any shareholder for any purpose related to our special meeting during normal business hours for ten days prior to our special meeting at our offices at 2600 Commerce Drive, Harrisburg, Pennsylvania 17110.
      This notice also constitutes notice of your right to dissent from the merger and, upon compliance with the requirements of the National Bank Act to receive the appraised fair value of your shares. A copy of the relevant sections of the Bank Act regarding appraisal rights is included as Appendix C to the accompanying proxy statement/ prospectus.
      You are requested to complete, sign and return the enclosed proxy card in the envelope provided, whether or not you expect to attend our special meeting in person. If you attend our special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

George H. Groves,
Chairman and Chief Executive Officer
Harrisburg, Pennsylvania
                    , 2006
      PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND OUR SPECIAL MEETING.

ADDITIONAL INFORMATION
      This proxy statement/ prospectus incorporates important business and financial information about FNB from other documents that are not included in or delivered with this proxy statement/ prospectus. You can obtain documents incorporated by reference in this proxy statement/ prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from FNB at the following address:

F.N.B. Corporation
Attn: Corporate Secretary
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
      You will not be charged for any documents you request. Our shareholders requesting documents from FNB should do so by                     , 2006 in order to receive them before our special meeting.
      See “Where You Can Find More Information” on page      .

APPENDICES:

Appendix A	—	Agreement and Plan of Merger dated as of December 21, 2005 among F.N.B. Corporation, First National Bank of Pennsylvania and The Legacy Bank	A-1
Appendix B	—	Opinion of Griffin Financial Group, LLC	B-1
Appendix C	—	Section 215a of the National Bank Act	C-1
EX-5.1
EX-8.1
EX-10.1
EX-10.2
EX-10.3
EX-15.1
EX-23.1
EX-23.2
EX-23.3
EX-99.1
EX-99.2

QUESTIONS AND ANSWERS ABOUT THE MERGER AND OUR SPECIAL MEETING

Q.	What matters will be considered at our special meeting?

A.	At our special meeting, our shareholders will be asked to vote for a proposal to approve and adopt the merger agreement whereby we will merge with and into FNB Bank. We sometimes refer to this proposal as the “merger proposal” in this proxy statement/ prospectus. Our shareholders will also be asked to vote for a proposal to grant discretionary authority to adjourn our special meeting, if necessary, to solicit additional proxies if we have not received sufficient votes to approve the merger at the time of our special meeting. We sometimes refer to this proposal as the “adjournment proposal” in this proxy statement/ prospectus.

Q.	What will I receive upon consummation of the merger?

A.	Upon consummation of the merger, you will have the right to elect to receive the following, subject to possible proration, in exchange for each share of our common stock:

• one share of FNB common stock; or

• $18.40 in cash.

Q.	What is the recommendation of our board of directors?

A.	Our board of directors has unanimously determined that the merger is fair to you and in the best interests of our shareholders and us and unanimously recommends that you vote for the merger proposal and the adjournment proposal.

In making this determination, our board of directors considered the opinion of Griffin Financial Group, LLC, or “Griffin,” our independent financial advisor, as to the fairness from a financial point of view of the FNB shares and cash you will receive pursuant to the merger agreement. Our board of directors also reviewed and evaluated the terms and conditions of the merger agreement and the merger with the assistance of our independent legal counsel.

Q.	What was the opinion of our financial advisor?

A.	Griffin presented an opinion to our board of directors to the effect that, as of December 21, 2005 and based upon the assumptions made by Griffin, the matters it considered and the limitations of its review as set forth in its opinion, the merger consideration provided for in the merger agreement is fair to Legacy from a financial point of view.

Q.	What do I need to do now?

A.	After you carefully read this proxy statement/ prospectus and decide how you want to vote on the merger proposal and the adjournment proposal, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at our special meeting, even if you plan to attend our special meeting and vote in person.

Q.	Why is my vote important?

A.	Pennsylvania law and our articles of incorporation require the affirmative vote of the holders of not less than two-thirds of our outstanding common stock in order to approve and adopt the merger proposal. Therefore, if you fail to vote or abstain from voting on the merger proposal, it will have the same effect as a vote against the merger proposal.

Q.	How do I vote in person?

A.	If you are a stockholder of record, attend our special meeting and wish to vote in person, we will give you a ballot when you arrive at our special meeting.

Q.	How do I vote my shares if they are held in street name?

A.	If you are not a holder of record but you are a “beneficial holder,” meaning that your shares are registered in a name other than your own, such as a street name, you must either direct the holder of record of your shares as to how you want your shares to be voted or obtain a proxy from the holder of record so that you may vote yourself.

Q.	What if I fail to instruct my broker?

A.	Brokers may not vote shares of our common stock that they hold for the benefit of another person either for or against the approval of the merger proposal without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against the approval of the merger proposal.

Q.	May I vote electronically over the internet or by telephone?

A.	If your shares are registered in the name of a bank or broker, you may be eligible to vote your shares electronically over the internet or by telephone. Many banks and brokerage firms participate in the ADP Investor Communications Services online program. This program provides eligible shareholders who receive a paper copy of this proxy statement/ prospectus the opportunity to vote via the internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide the instructions. If your proxy card does not reference internet or telephone information, please complete and mail the proxy card in the enclosed self-addressed, postage paid envelope.

Q.	May I change my vote after I have mailed my signed proxy?

A.	Yes. You may revoke your proxy at any time before the vote is taken at our special meeting. If you have not voted through a bank, broker, nominee or other holder of record, you may revoke your proxy by:

• submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our special meeting;

• submitting a properly executed proxy with a later date; or

• voting in person at our special meeting.

However, simply attending our special meeting without voting will not revoke an earlier proxy.

If your shares are held in the name of a bank, broker, nominee or other holder of record, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

If you voted your shares by telephone or internet, you can revoke your prior telephone or internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or internet vote.

Q.	When do you expect to complete the merger?

A.	We anticipate that we will obtain all necessary regulatory approvals to consummate the merger in the second quarter of 2006. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of our shareholders at our special meeting and we and FNB must obtain the requisite regulatory approvals.

Q.	Should I send my stock certificates now?

A.	No. Holders of our common stock should not submit their Legacy stock certificates for exchange until they receive the transmittal instructions and an election form from the exchange agent.

Q.	What rights do I have to dissent from the merger?

A.	If you do not vote in favor of the merger proposal and you comply precisely with the applicable procedural requirements, the Bank Act entitles you to receive the appraised value of your shares. You must carefully and precisely follow the applicable procedures under the Bank Act in order to exercise your appraisal rights. A complete copy of the relevant section of the Bank Act regarding appraisal rights is included in this proxy statement/ prospectus as Appendix C. The fair value of your shares as determined in an appraisal rights proceeding may be more or less than the merger consideration you are entitled to receive from FNB under the merger agreement.

Q.	Who can help answer my questions?

A.	If you have additional questions about the merger or would like additional copies of this proxy statement/ prospectus, please call Melissa Tyrrell at (717) 441-3400, extension 107.

SUMMARY
      This summary highlights selected information from this proxy statement/ prospectus. While this summary describes the material aspects you should consider in your evaluation of the merger agreement and the merger, it does not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement/ prospectus and its appendices as well as the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information” on page      . In this summary, we have included page references to direct you to a more detailed description of the matters described in this summary.
      Throughout this proxy statement/ prospectus, “we,” “us,” “our” or “Legacy” refer to The Legacy Bank, “Legacy Trust” refers to The Legacy Trust Company, “FNB” refers to F.N.B. Corporation, “FNB Bank” refers to First National Bank of Pennsylvania, FNB’s banking subsidiary, and “you” refers to the shareholders of Legacy.
The Parties
Legacy (Page      )
      The Legacy Bank is a Pennsylvania state-chartered bank that began operations in September 1999. Legacy serves a niche market of small and middle-market businesses and professionals and uses a business model predicated on convenient delivery of banking products and services (ATM networks, courier service, telephone banking, online banking and banking by appointment) by experienced bankers through our branch system and alternate delivery channels that supplement our branch locations. In addition, through its wholly owned subsidiary, The Legacy Trust Company, Legacy provides asset management services, including personal trust and estate planning, retirement and employee benefit planning and investment management. The vision of management is for Legacy to be recognized for its superior service, innovative products and services, professionalism and integrity. Management believes that Legacy’s purpose is not to sell products and services to customers; rather, through comprehensive needs analysis, it is to construct solutions to our customer’s needs by offering a wide range of commercial banking and asset management services. Legacy’s philosophy is to focus on the needs of the customer and building a relationship with that customer. Legacy has eight offices that are located in Harrisburg, Camp Hill, Hazleton, Shenandoah, Drums, McAdoo, Pottsville and Williamsport. The Legacy Trust Company has two offices that are located in Harrisburg and Pottsville.
      The principal executive office of Legacy is located at 2600 Commerce Drive, Harrisburg, Pennsylvania 17110. Legacy’s telephone number is (717) 441-3400 and its website address is www.thelegacybankonline2.com.
FNB and FNB Bank (Pages     -     )
      FNB is a $5.6 billion financial services holding company headquartered in Hermitage, Pennsylvania. FNB provides a broad range of financial services to its customers through FNB Bank and FNB’s insurance agency, consumer finance and trust company subsidiaries. FNB Bank has 146 banking offices in Western Pennsylvania and Eastern Ohio and maintains six insurance agency locations. Regency Finance, FNB’s consumer finance subsidiary, has 22 offices in Pennsylvania, 15 offices in Ohio and 16 offices in Tennessee. Another FNB subsidiary, First National Trust Company, has approximately $1.2 billion of assets under management.
      The principal executive offices of FNB and FNB Bank are located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. FNB’s telephone number is (724) 981-6000 and its website address is www.fnbcorporation.com.

Our Special Meeting
Date, Time, Place and Purpose of our Special Meeting (Page      )
      Our special meeting will be held at                     , Pennsylvania                     , at 10:00 a.m., local time, on                     ,                     , 2006.
      At our special meeting you will be asked to:

•	Consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 21, 2005, among FNB, FNB Bank and us, pursuant to which we will merge with and into FNB Bank as described in this proxy statement/ prospectus;

•	Consider and vote upon a proposal to grant discretionary authority to adjourn our special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of our special meeting to approve and adopt the merger agreement; and

•	Transact such other business as may be properly presented for action at our special meeting or any adjournment, postponement or continuation of our special meeting.
Record Date; Quorum; Outstanding Common Stock Entitled to Vote (Page      )
      Our board of directors has established the close of business on                     , 2006 as the record date for determining holders of shares of our common stock entitled to vote at our special meeting. You will not be entitled to vote at our special meeting if you are not a shareholder of record as of the close of business on                     , 2006.
      Each share of our common stock is entitled to one vote. On the record date,                      shares of our common stock were entitled to vote at our special meeting.
      The presence, in person or by properly executed proxy, of the holders of at least a majority of our common stock issued and outstanding on the record date is necessary to constitute a quorum at our special meeting. Abstentions will be counted for the purpose of determining whether a quorum is present. There must be a quorum in order for the vote on the merger proposal to occur.
Required Vote (Pages     -     )
      Under Pennsylvania law, the Bank Act and our articles of incorporation, the merger proposal must receive the affirmative vote of the holders of not less than two-thirds of the outstanding shares of our common stock. The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or by proxy at our special meeting is required to approve the proposal to grant discretionary authority to adjourn our special meeting.
      As of the record date, our directors and executive officers and their affiliates beneficially owned                      shares of our common stock, or approximately      % of our shares entitled to vote at our special meeting. In addition, as of the record date, FNB owned                      shares of our common stock, or approximately      % of the shares entitled to vote at our special meeting, and FNB’s directors and executive officers and their affiliates owned an aggregate of                      shares of our common stock as of the record date, or approximately      % of our shares entitled to vote at our special meeting.
      Our board of directors believes that the merger is in the best interests of our shareholders and us and unanimously recommends that you vote for the merger proposal and for the adjournment proposal.
Solicitation (Page      )
      We will pay for the costs of our special meeting and for the mailing of this proxy statement/ prospectus to our shareholders. We and FNB will share equally the costs of printing this proxy statement/ prospectus and the filing fee paid to the Securities and Exchange Commission, or the “SEC”.

      In addition to soliciting proxies by mail, our directors, officers and employees may also solicit proxies in person or by telephone or e-mail, but will not be specially compensated for doing so.
      We have engaged Regan & Associates, Inc. to assist us in the solicitation of proxies and will pay them a fee of $8,000 for their services.
The Merger
Certain Effects of the Merger (Pages     -     )
      Upon consummation of the merger:

•	Each share of our common stock will automatically be converted into the right to receive, at your election, subject to the allocation provisions in the merger agreement:

•	one share of FNB common stock; or

•	$18.40 in cash.

•	We will cease to exist as a separate legal entity and all of our operations will be conducted by FNB and FNB Bank; and

•	The holders of our common stock will no longer have any interest in us, including in any of our future growth or earnings.
      Following consummation of the merger, FNB and its shareholders will be the only beneficiaries of any future growth or earnings, but will also bear all of the future risk of any decrease in the value of our business.
Recommendation of Our Board of Directors (Pages     -     )
      Our board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to and in the best interests of our shareholders and us. Our board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Stock Options, Warrants and Convertible Debentures (Pages     -     )
      The merger agreement provides that, at the effective time of the merger, each outstanding option and warrant to purchase our common stock will cease to represent a right to purchase our common stock and will be converted automatically into a right to purchase that number of shares of FNB common stock equal to the number of shares of our common stock subject to the option or warrant at a price equal to the pre-merger exercise price of the option or warrant.
      The merger agreement further provides that, at the effective time of the merger, each outstanding Legacy convertible subordinated capital note, or “Legacy Note,” will cease to be convertible into Legacy common stock and will automatically become convertible into that number of shares of FNB common stock equal to the number of our shares of common stock into which the Legacy Note is currently convertible at a conversion price equal to the pre-merger conversion price. FNB has also agreed to execute a supplemental indenture relating to the Legacy Notes.
Opinion of Griffin as Our Financial Advisor (Pages     -     )
      Griffin, our financial advisor in connection with the merger, delivered its written fairness opinion to our board of directors that, as of December 21, 2005, and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration is fair to Legacy, from a financial point of view.
      Appendix B to this proxy statement/ prospectus sets forth the full text of the Griffin opinion, which sets forth the assumptions made, the procedures followed, the matters considered and the limitations on the review undertaken by Griffin in connection with its opinion. Griffin provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Griffin opinion is not a recommendation as to how you should vote with respect to the merger or any related matter. We encourage you to read the opinion in its entirety. Pursuant to an engagement letter between Griffin and us, we agreed to pay Griffin a fee, approximately                     of which has been paid and approximately                     of which is payable upon completion of the merger.
Interests of Our Directors and Executive Officers in the Merger (Pages     -     )
      In considering our board of directors’ recommendation that you vote “FOR” the merger proposal, you should be aware that certain of our executive officers and directors have interests in the merger that are different from, or in addition to, your interests as a shareholder. These interests relate to or arise from, among other things:

•	the continued indemnification of our current directors and executive officers under the merger agreement and providing these individuals with directors’ and officers’ errors and omissions insurance;

•	the execution of an employment agreement between FNB Bank and each of George H. Groves, our Chairman and Chief Executive Officer, who will serve as Chairman of FNB’s Harrisburg Region; Thomas W. Lennox, our President, who will serve as President of FNB’s Harrisburg Region, and Joseph L. Paese, the President and Chief Executive Officer of Legacy Trust, who will serve as Market Executive of Wealth Management of FNB’s Harrisburg Region.

•	the receipt of change of control payments by certain of our senior officers;

•	the members of our board of directors will be offered an opportunity to serve as members of an advisory board for FNB’s Harrisburg region for which service they will receive fees, and the advisory board would have the power to enforce specifically certain covenants in the merger agreement; and

•	one member of our board of directors, George H. Groves, will be appointed to FNB Bank’s board of directors.
Conditions to the Merger (Pages     -     )
      Currently, we expect to complete the merger in the second quarter of 2006. However, as more fully described in this proxy statement/ prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

•	approval of the merger proposal by the holders of not less than two-thirds of our outstanding common stock;

•	the receipt of all regulatory approvals needed to complete the merger, including the approval of the Office of the Comptroller of the Currency, or the “OCC”, the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board,” and the furnishing of appropriate notices to the Pennsylvania Department of Banking, or the “Department;”

•	the absence of any law or injunction that would effectively prohibit the merger; and

•	the receipt of legal opinions from FNB’s and our legal counsel as to the tax treatment of the merger.
      We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement (Pages     -     )
      We may agree to terminate the merger agreement before completing the merger, even after our shareholders approve the merger proposal, if the termination is approved by our board of directors and the board of directors of FNB.

      Either FNB or we may terminate the merger agreement, even after our shareholders approve the merger proposal under certain circumstances, if certain conditions have not been met, such as:

•	failure to obtain the necessary regulatory approvals for the merger;

•	the other party’s material breach of a representation, warranty, covenant or agreement, provided the terminating party is not then in material breach of any of its representations, warranties, covenants or agreements;

•	failure to complete the merger by September 30, 2006, unless the reason the merger has not been consummated by that date is a breach of the merger agreement by the party seeking to terminate the merger agreement; or

•	failure of the holders of not less than two-thirds of our outstanding common stock to approve the merger proposal, provided we are not in material breach of our obligations to have our board of directors recommend approval of the merger proposal and to take all reasonable lawful actions to solicit such shareholder approval.
      FNB may terminate the merger agreement at any time prior to our special meeting if we have:

•	breached our obligation not to initiate, solicit or encourage, or take any action to facilitate, another proposal to acquire us, participate in any discussions or negotiations relating to another proposal to acquire us or, except as permitted by and subject to certain terms of, the merger agreement, to enter into an agreement relating to a proposal to acquire us on terms and conditions superior to those in the merger agreement or approve, recommend or enter into any agreement relating to another proposal to acquire us;

•	failed to have our board of directors recommend approval of the merger proposal to our shareholders or our board of directors shall have changed such recommendation, except as permitted by the merger agreement with respect to a proposal to acquire us on terms and conditions superior to those in the merger agreement;

•	our board of directors shall have recommended approval of another proposal to acquire us; or

•	failed to call and hold our special meeting.
      We may terminate the merger agreement if the average closing price of FNB common stock during a specified period before receipt of the last required regulatory approval of the merger is less than $14.38 and FNB common stock underperforms the Nasdaq Bank Index by 20% and FNB does not elect to increase the exchange ratio as provided in the merger agreement.
      Except as provided below with respect to termination fees and expenses and the parties’ respective confidentiality obligations, none of the parties will have any liability or obligation other than liabilities for damages incurred by a party as a result of another party’s willful breach of any of its respective representations, warranties, covenants or agreements contained in the merger agreement.
Expenses; Termination Fee (Page      and Page      )
      The merger agreement provides that we will pay FNB a break-up fee of $3,000,000 if:

•	we terminate the merger agreement in order to enter into an agreement relating to an acquisition transaction that has terms superior to those of the merger agreement from the perspective of our shareholders;

•	FNB terminates the merger agreement because we have breached our obligation not to solicit superior proposals, we have failed to hold our special meeting or our board of directors has not recommended approval of the merger proposal or has changed its recommendation or has recommended that we enter into an agreement relating to another proposal to acquire us;

•	the merger agreement is terminated following the commencement of a tender or exchange offer for 25% or more of our common stock and our board of directors fails to send a statement to our shareholders recommending rejection of that offer within 10 days after the offer has been made; or

•	FNB or we terminate the merger agreement because

•	our shareholders did not approve the merger proposal;

•	a proposal to acquire us is made after December 21, 2005 and is not withdrawn prior to termination of the merger agreement; and

•	within 18 months thereafter we are acquired by that third party or other specified events occur.
Appraisal Rights (Pages     -     )
      If you do not vote in favor of approval of the merger proposal, and you fulfill the other procedural requirements, the Bank Act entitles you to receive the appraised value of your shares. You must carefully and precisely follow the applicable procedures in order to be entitled to appraisal rights. A copy of the provisions of the Bank Act applicable to appraisal rights is included as Appendix C to this proxy statement/ prospectus.
Material Federal Income Tax Consequences of the Merger (Pages     -     )
      We expect the merger to qualify as a tax-free reorganization for United States federal income tax purposes. In general, this means that our shareholders who receive FNB common stock will not recognize any gain or loss on the exchange of their common stock in the merger, except to the extent they receive cash instead of fractional shares in addition to FNB common stock. Our shareholders who receive all cash in exchange for their Legacy common stock in the merger will recognize gain or loss to the extent the cash received exceeds, or is less than, their tax basis in their stock. Our shareholders who receive a combination of cash and FNB common stock, including those who receive a combination as a result of prorations under the merger agreement, will realize gain to the extent that the amount of cash received plus the value of the FNB common stock received exceeds their tax basis in the Legacy common stock. Our shareholders who receive a combination of cash and FNB common stock will recognize gain, but not loss, in an amount equal to the lesser of the amount of the gain realized or the amount of the cash received.
Dividends (Pages     -     )
      During 2005, FNB paid cash dividends on its common stock totaling $0.925 per share. Based on the 1.0 share exchange ratio and FNB’s current dividend rate, holders of our common stock would experience an anticipated annual dividend of $0.94 per share, an increase of $0.94 per share per year. Although FNB has no current plan or intention to increase its dividend rate, FNB’s board of directors may, subject to applicable law, change its dividend rate in the future. FNB’s ability to pay dividends on its common stock is subject to various legal and regulatory limitations.
Certain Differences in Rights of Shareholders (Page     -     )
      When the merger is completed, the rights of our shareholders who receive FNB common stock will be governed by Florida law and FNB’s articles of incorporation and by-laws rather than Pennsylvania law and our articles of incorporation and by-laws.
Future FNB Acquisitions (Page      )
      As part of its growth strategy, FNB may acquire other bank or financial services institutions to expand or strengthen its market position. Risks associated with this strategy are described in “Risk Factors.”
Comparative Market Prices and Dividends (Pages     -     )
      FNB common stock is listed on the New York Stock Exchange under the symbol “FNB”. Prices for our common stock are quoted on the OTC Bulletin Board of the National Association of Securities Dealers under

the symbol “LBOH”. The table on page      lists the quarterly price range of FNB common stock and our common stock since 2004 as well as the quarterly cash dividends FNB has paid. The following table shows the closing price of FNB common stock and our common stock as reported on December 20, 2005, the last trading day before we announced the merger, and on                     , 2006, the last practicable trading day before the date of this proxy statement/ prospectus. This table also shows the implied value of the merger consideration proposed for each share of Legacy common stock, which we calculated by multiplying the closing price of FNB common stock on those dates by 1.0 (the exchange ratio in the merger).

Implied Value
of One Share of
	FNB Common Stock	Legacy Common Stock	Legacy Common Stock

December 20, 2005	$	$	$
, 2006	$	$	$
      The market price of FNB common stock may change at any time. Consequently, the total dollar value of the FNB common stock that you will be entitled to receive as a result of the merger may be significantly higher or lower than its current value.
Questions and Additional Information (Page      )
      If you have questions about the merger or how to submit your proxy card, or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card, please call Melissa Tyrrell at (717) 441-3400, extension 107.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FNB
      Set forth below are highlights from FNB’s consolidated financial data as of and for the years December 31, 2000 through 2004 and FNB’s unaudited consolidated financial data as of and for the nine months ended September 30, 2004 and 2005. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results of operations for the full year or any other interim period. FNB management prepared the unaudited information on the same basis as it prepared FNB’s audited consolidated financial statements. In the opinion of FNB’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for these periods. You should read this information in conjunction with FNB’s consolidated financial statements and related notes included in FNB’s Annual Report on Form 10-K for the year ended December 31, 2004 and FNB’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2005 which are incorporated by reference in this proxy statement/ prospectus and from which this information is derived. See “Where You Can Find More Information” on page      .
Selected Consolidated Historical Financial Data of FNB

	Nine Months Ended
	September 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Dollars in thousands, except per share amounts)
Summary of Earnings Data:
Interest income	$219,531	$187,442	$254,448	$257,019	$275,853	$301,638	$300,514
Interest expense	78,380	61,702	84,390	86,990	98,372	134,984	136,775
Net interest income	141,151	125,740	170,058	170,029	177,481	166,654	163,739
Provision for loan losses	8,465	11,812	16,280	17,155	13,624	26,727	12,393
Net interest income after provision for loan losses	132,686	113,928	153,778	152,874	163,857	139,927	151,346
Non-interest income	55,537	56,940	78,141	68,155	66,145	52,015	43,704
Non-interest expense	116,555	103,970	142,587	185,025	185,003	149,259	136,248
Income before income taxes	71,668	66,898	89,332	36,004	44,999	42,683	58,802
Income taxes	21,131	20,915	27,537	8,966	13,728	10,914	16,649
Income from continuing operations	50,537	45,983	61,795	27,038	31,271	31,769	42,153
Earnings from discontinued operations, net of taxes	—	—	—	31,751	32,064	21,216	19,755
Net income	$50,537	$45,983	$61,795	$58,789	$63,335	$52,985	$61,908
Per Share Data(1):
Basic earnings per share:
Continuing operations	$0.91	$0.99	$1.31	$0.58	$0.68	$0.71	$0.94
Discontinued operations	—	—	—	0.69	0.69	0.48	0.44
Net income	0.91	0.99	1.31	1.27	1.37	1.19	1.38
Diluted earnings per share:
Continuing operations	0.90	0.98	1.29	0.57	0.67	0.70	0.92
Discontinued operations	—	—	—	0.68	0.68	0.47	0.43
Net income	0.90	0.98	1.29	1.25	1.35	1.17	1.35
Dividends paid	0.69	0.69	0.92	0.93	0.81	0.68	0.61
Book value per share at period end(2)	8.26	5.56	6.47	13.10	12.93	12.37	10.87
Average number of shares outstanding:
Basic	55,260,092	46,326,420	47,180,471	46,080,966	46,012,908	44,289,772	44,748,338
Diluted	55,981,672	47,155,413	48,012,339	46,972,863	47,073,785	45,385,495	45,690,289

	Nine Months Ended
	September 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Dollars in thousands, except per share amounts)
Statement of Condition Data (at end of period):
Assets	$5,703,659	$4,733,542	$5,027,009	$8,308,310	$7,090,232	$6,488,383	$6,126,792
Assets of discontinued operations	—	—	—	3,751,136	2,735,204	2,202,004	2,125,737
Net loans	3,704,603	3,173,584	3,338,994	3,213,058	3,188,223	3,061,936	2,980,248
Deposits	3,922,220	3,424,477	3,598,087	3,439,510	3,304,105	3,338,913	3,227,249
Short-term borrowings	523,926	345,879	395,106	232,966	255,370	209,912	177,580
Long-term debt	726,845	639,113	636,209	584,808	400,056	276,802	198,907
Liabilities of discontinued operations	—	—	—	3,386,021	2,467,123	2,022,538	1,954,863
Total Shareholders’ equity(2)	467,028	259,529	324,102	606,909	598,596	572,407	503,422
Significant Ratios:
Return on average assets(2)	1.22%	1.31%	1.29%	0.74%	0.93%	0.84%	1.03%
Return on average equity(2)	15.55	25.23	23.54	9.66	10.97	9.81	12.28
Ratio of average equity to average assets(2)	7.85	5.21	5.50	7.66	8.51	8.58	8.42
Dividend payout ratio(2)	76.91	69.60	70.36	72.90	59.03	52.81	45.36

(1)	Per share amounts for 2003, 2002, 2001 and 2000 have been restated for the common stock dividend declared on April 28, 2003.

(2)	Effective January 1, 2004, FNB spun-off its Florida operations into a separate, independent public company. As a result of the spin-off, the Florida operations’ prior years earnings have been classified as discontinued operations on FNB’s consolidated income statements and the assets and liabilities related to the discontinued operations have been disclosed separately on FNB’s consolidated balance sheets for prior years. In addition, the book value at period end, stockholders’ equity, the return on average assets ratio, the return on average equity ratio and the dividend payout ratio for prior years include the discontinued operations.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF LEGACY
      Set forth below are highlights from Legacy’s consolidated financial data as of and for the years December 31, 2000 through 2004 and Legacy’s unaudited consolidated financial data as of and for the nine months ended September 30, 2004 and 2005. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results of operations of Legacy for the full year. Legacy management prepared the unaudited information on the same basis as it prepared Legacy’s audited consolidated financial statements. In the opinion of Legacy’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for these periods. You should read this information in conjunction with Legacy’s consolidated financial statements and related notes included in Legacy’s Annual Report on Form 10-K for the year ended December 31, 2004, and Legacy’s Quarterly Reports on Form 10-Q for the nine months ended September 30, 2005 which are included elsewhere in this proxy statement/ prospectus and from which this information is derived. See “Where You Can Find More Information” on page      and Index to Legacy Financial Statements on page F-1.
Selected Consolidated Historical Financial Data of Legacy

	Nine Months Ended
	September 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Dollars in thousands, except per share amounts)
Summary of Earnings Data:
Interest income	$14,501	$11,964	$16,269	$13,775	$7,535	$5,867	$2,969
Interest expense	5,923	3,947	5,516	5,009	3,715	3,248	1,677
Net interest income	8,578	8,017	10,753	8,766	3,820	2,619	1,292
Provision for loan losses	350	798	1,115	428	540	502	330
Net interest income after provision for loan losses	8,228	7,219	9,638	8,338	3,280	2,117	962
Non-interest income	1,885	1,684	2,383	1,602	745	525	75
Non-interest expense	8,279	7,959	10,497	9,228	4,253	3,843	2,601
Income (loss) before income taxes	1,834	944	1,524	712	(228)	(1,201)	(1,564)
Income taxes	570	(621)	(831)	(317)	(485)	(81)	—
Net income (loss)	$1,264	$1,565	$2,355	$1,029	$257	$(1,120)	$(1,564)
Per Share Data(1):
Earnings per share:
Basic	$0.35	$0.44	$0.66	$0.37	$0.19	$(0.89)	$(1.53)
Diluted	0.34	0.43	0.64	0.37	0.19	(0.89)	(1.53)
Dividends paid	—	—	—	—	—	—	—
Book value per share at period end	10.35	10.00	10.17	9.54	7.35	6.84	7.54
Average number of shares outstanding:
Basic	3,603,000	3,574,000	3,582,000	2,785,000	1,337,000	1,258,000	1,025,000
Diluted	3,722,000	3,679,000	3,685,000	2,802,000	1,342,000	1,258,000	1,025,000
Statement of Condition Data
(at end of period):
Assets	$382,139	$319,571	$338,590	$305,486	$151,405	$106,501	$53,145
Net loans	279,998	244,487	249,019	226,155	108,090	84,365	39,615
Deposits	288,236	246,287	244,464	240,080	124,778	92,077	40,656
Short-term borrowings	7,575	7,000	23,425	10,187	—	—	—
Long-term debt	48,442	28,530	32,500	19,285	16,000	5,000	3,000
Total stockholders’ equity	36,513	36,030	36,725	33,872	9,890	8,882	9,051
Significant Ratios:
Return on average assets	0.47%	0.68%	0.76%	0.39%	0.21%	(1.40)%	(4.14)%
Return on average equity	4.54	6.03	6.69	4.06	2.68	(12.56)	(20.41)
Ratio of average equity to average assets	10.39	11.34	11.30	9.65	7.80	11.16	20.28
Dividend payout ratio	—	—	—	—	—	—	—

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION
      The following table sets forth information about FNB’s financial condition and results of operations, including per share data and financial ratios, after giving effect to the October 7, 2005 merger of North East Bancshares, Inc. (“North East”) and February 18, 2005 merger of NSD Bancorp, Inc. (“NSD”) both with and into FNB and the merger of Legacy with and into FNB Bank. This information is called pro forma financial information in this proxy statement/ prospectus. The table shows the information as if the mergers had become effective on September 30, 2005, in the case of balance sheet data, and on January 1, 2004, in the case of income statement data. This pro forma information assumes that the mergers are accounted for using the purchase method of accounting and represents a current estimate based on available information about FNB’s and Legacy’s results of operations. See “Accounting Treatment” on page     . The pro forma financial information includes adjustments to record the assets and liabilities of North East and Legacy at their estimated fair value and is subject to further adjustment as additional information becomes available and as further analyses are completed. The pro forma income statements do not include any amount for merger-related costs that will be incurred to combine the operations of Legacy with those of FNB. These charges will be recorded based on the nature and timing of the integration. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Legacy and FNB included in or incorporated by reference in this proxy statement/ prospectus. See “Where You Can Find More Information” on page     .
      The pro forma financial information, while helpful in illustrating the combined financial condition and results of operations of North East, NSD, Legacy, and FNB once the merger with Legacy is completed under a particular set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other possibilities, that may occur as a result of the mergers and, accordingly, does not attempt to predict future results. The pro forma financial information also does not necessarily reflect what the combined historical results of operations of North East, Legacy and FNB would have been had they been merged during these periods.

	As of September 30, 2005

			Pro Forma	FNB Pro		Pro Forma		Pro Forma
	FNB	North East	Adjustments	Forma	Legacy	Adjustments		Combined

	(Dollars in thousands, except per share amounts)
Assets
Cash and equivalents	$123,459	$8,501	$(168)	$131,792	$5,955	$389	G	$138,136
Investment securities	1,333,477	3,529	—	1,337,006	70,541	—		1,407,547
Loans, net of unearned income	3,754,861	49,925	731	3,805,517	283,252	1,825	A	4,090,594
Allowance for loan losses	(50,258)	(1,820)	—	(52,078)	(3,254)	—		(55,332)

Net loans	3,704,603	48,105	731	3,753,439	279,998	1,825		4,035,262

Premises and equipment	83,506	5,269		88,775	5,510			94,285
Goodwill	185,985	—	8,437	194,422	6,481	29,749	C	230,652
Other intangibles	23,998	27	83	24,108	1,384	3,341	B	28,833
Other assets	248,631	1,140	—	249,771	12,270	574		262,615

Total assets	$5,703,659	$66,571	$9,083	$5,779,313	$382,139	$35,878		$6,197,330

Liabilities
Deposits	$3,922,220	$59,778	$48	$3,982,046	$288,236	$(403	)E	$4,269,879
Borrowings	1,250,771	290	32	1,251,093	56,017	20,407	F,G	1,327,517
Other liabilities	63,640	141	—	63,781	1,373	6,418	D,H	71,572

Total liabilities	5,236,631	60,209	80	5,296,920	345,626	26,422		5,668,968
Shareholders’ equity	467,028	6,362	9,003	482,393	36,513	9,456	I	528,362

Total liabilities and shareholders’ equity	$5,703,659	$66,571	$9,083	$5,779,313	$382,139	$35,878		$6,197,330

Book value per share	$8.26	$43.83		$8.41	$10.35			$8.83
Shares outstanding	56,520,245	145,168	717,526	57,382,939	3,527,322	(1,058,197)		59,852,064
Capital ratios
Tangible equity/tangible assets	4.68%	9.52%		4.75%	7.65%			4.53%
Leverage capital ratio	7.01%	9.38%		7.05%	7.90%			6.70%
See Notes to Selected Consolidated Unaudited Pro Forma Financial Information

	For the Nine Months Ended September 30, 2005

			Pro Forma	FNB		Pro Forma		Pro Forma
	FNB	North East	Adjustments	Pro Forma	Legacy	Adjustments		Combined

	(Dollars in thousands, except per share amounts)
Total interest income	$219,531	$2,935	$(108)	$222,358	$14,501	$(1,027	)A	$235,832
Total interest expense	78,380	703	(27)	79,056	5,923	1,832	E,F,G	86,811

Net interest income	141,151	2,232	(81)	143,302	8,578	(2,859)		149,021
Provision for loan losses	8,465	(47)	—	8,418	350	—		8,768

Net interest income after provision for loan losses	132,686	2,279	(81)	134,884	8,228	(2,859)		140,253
Non-interest income	55,537	469	—	56,006	1,885	—		57,891
Non-interest expense	116,555	3,178	6	119,739	8,279	501	B	128,519

Income (loss) before income taxes	71,668	(430)	(87)	71,151	1,834	(3,360)		69,625
Income taxes	21,131	—	(30)	21,101	570	(1,176	)J	20,495

Net income (loss)	$50,537	$(430)	$(57)	$50,050	$1,264	$(2,184)		$49,130

Per common share:
Basic	$0.91	$(2.96)		$0.89	$0.35			$0.84
Diluted	$0.90	$(2.96)		$0.88	$0.34			$0.83
Ratios:
Return on average assets	1.22%	(0.86)%		1.19%	0.47%			1.10%
Return on average equity	15.55%	(8.59)%		14.86%	4.54%			13.26%
Dividend payout ratio	76.91%			77.66%	—			79.11%
See Notes to Selected Consolidated Unaudited Pro Forma Financial Information

	For the Year Ended December 31, 2004

				Pro Forma	FNB		Pro Forma		Pro Forma
	FNB	NSD	North East	Adjustments	Pro Forma	Legacy	Adjustments		Combined

	(Dollars in thousands, except per share amounts)
Total interest income	$254,448	$25,699	$3,642	$(380)	$283,409	$16,269	$(1,369	)A	$298,309
Total interest expense	84,390	10,175	757	(1,081)	94,241	5,516	2,446	E,F,G	102,203

Net interest income	170,058	15,524	2,885	701	189,168	10,753	(3,815)		196,106
Provision for loan losses	16,280	436	849	—	17,565	1,115	—		18,680

Net interest income after provision for loan losses	153,778	15,088	2,036	701	171,603	9,638	(3,815)		177,426
Non-interest income	78,141	5,399	643		84,183	2,383			86,566
Non-interest expense	142,587	14,567	3,699	872	161,725	10,497	667	B	172,889

Income (loss) before income taxes	89,332	5,920	(1,020)	(171)	94,061	1,524	(4,482)		91,103
Income taxes	27,537	1,603	—	(60)	29,080	(831)	(1,568)		26,681

Net income (loss)	$61,795	$4,317	$(1,020)	$(111)	$64,981	$2,355	$(2,914)		$64,422

Earnings (loss) per common share:
Basic	$1.31	$1.27	$(7.03)		$1.20	$0.66			$1.14
Diluted	$1.29	$1.25	$(7.03)		$1.18	$0.64			$1.12
Ratios:
Return on average assets	1.29%	0.85%	(1.36)%		1.18%	0.76%			1.11%
Return on average equity	23.54%	10.91%	(13.89)%		15.97%	6.69%			14.57%
Dividend payout ratio	70.36%	68.54%	—		71.46%	—			72.08%
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note A — Basis of Pro Forma Presentation
      The following tables set forth information about FNB’s financial condition and results of operations, including per share data and financial ratios, after giving effect to the October 7, 2005 merger of North East Bancshares, Inc. (“North East”) and February 18, 2005 merger of NSD Bancorp, Inc. (“NSD”) both with and into FNB, and the merger of Legacy with and into FNB Bank. This information is called pro forma financial information in this proxy statement/ prospectus. The table shows the information as if the mergers had become effective on September 30, 2005, in the case of balance sheet data, and on January 1, 2004, in the case of income statement data.
      The estimated purchase price of $63,786,000 for Legacy is based on 30% cash payout at $18.40 per share and 70% conversion of shares into FNB stock using an exchange ratio of one to one. The per share price value for FNB common stock was $17.95, which was the average of the closing prices of FNB common stock for the period commencing 4 trading days before, and ending 4 trading days after December 21, 2005, the date of the merger agreement. The purchase price does not contemplate the potential conversion of $4,442,500 in outstanding convertible subordinated debentures of Legacy at $12.50 per share into 355,400 shares of FNB common stock as they are convertible only at the election of the holder.
      The merger will be accounted for using the purchase method of accounting; accordingly, FNB’s cost to acquire Legacy will be allocated to the assets acquired (including identifiable intangible assets) and liabilities assumed from Legacy at their respective fair values on the date the merger is completed. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Legacy and FNB included in or incorporated by reference in this proxy statement/ prospectus. See “Where You Can Find More Information” on page      .
      The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of Legacy at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Legacy’s tangible, and identifiable intangible, assets and liabilities as of the closing date. Accordingly, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets, commitments, contracts and other items of Legacy as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.
      The unaudited pro forma condensed consolidated financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, does not reflect the impact of possible revenue enhancements, expense efficiencies or asset dispositions, and is not indicative of the results of operations in future periods or the future financial position of the combined company.

Note B — Pro Forma Adjustments
      The unaudited pro forma combined financial information for the merger includes the pro forma balance sheet as of September 30, 2005 assuming the merger was completed on September 30, 2005. The pro forma income statements for the nine months ended September 30, 2005 and the year ended December 31, 2004 were prepared assuming the merger was completed on January 1, 2004.

Legacy
      The unaudited pro forma condensed combined financial information reflects the issuance of 2,469,125 shares of FNB common stock with an aggregate value of $44,315,000 and the conversion of approximately 406,100 Legacy stock options and warrants with a value of approximately $2,720,000 at September 30 2005. Substantially all of the Legacy stock options and warrants are vested and will be converted into FNB stock options. Common stock used in the exchange was valued as discussed in Note A above.

      The allocation of the purchase price follows:

Cash, assuming 30% of Legacy shares paid at $18.40 per share	$19,471,000
Value of Legacy shares converted at an exchange ratio of one to one	44,315,000
Incremental direct costs associated with transaction	4,086,000
Fair value of outstanding employee and non-employee stock options	2,720,000

Total cost of acquisition	70,592,000
Legacy net assets acquired:
Stockholders’ equity	36,513,000
Elimination of recorded goodwill and other intangibles, net of deferred taxes	(7,381,000)

Legacy’s tangible book value	29,132,000
Estimated adjustments to reflect assets acquired and liabilities assumed at fair value:
Total fair value adjustments	8,046,000
Associated deferred income taxes	(2,816,000)

Fair value of net assets acquired	34,362,000

Goodwill resulting from the merger	$36,230,000

      The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(A) Adjustment to fair value of the loan portfolio. The adjustment will be recognized over the estimated remaining life of the loan portfolio. The impact of the adjustment was to decrease interest income by approximately $1,027,000 and $1,369,000 for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively.

(B) Adjustment to write off historical Legacy core deposit intangible and to record intangible assets (other than goodwill) resulting from the merger based on estimated fair values. Management is studying the nature, amount and amortization method of various possible identified intangibles. The adjustments reflected herein are based on current assumptions and valuations, which are subject to change. For purposes of the pro forma adjustments shown here, the estimated fair value of the intangibles is $4,725,000 and consists of a core deposit intangible of $4,125,000 and a trust customer list of $600,000. It is estimated that the core deposit intangible and customer list will be amortized on an accelerated basis over 10 years. Material changes are possible when our analysis is completed. The net impact of the adjustment was to increase non-interest expense by approximately $501,000 and $667,000 for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively.

(C) Adjustment to write off historical Legacy goodwill and record goodwill created as a result of the merger.

(D) Adjustment to record the deferred tax liability created as a result of the fair value adjustments using FNB’s statutory tax rate of 35%.

(E) Adjustment to fair value of time deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the estimated remaining term of the related deposit liability. The impact of the adjustment was to increase interest expense by approximately $330,000 and $443,000 for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively.

(F) Adjustment to fair value of outstanding long-term debt instruments. The adjustment will be recognized over the remaining life of the long-term debt instruments. The impact of the adjustment was to increase interest expense by $454,000 and $605,000 for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively.

(G) Adjustment to reflect the anticipated issuance of long-term debt totaling $21,500,000 to cover the 30% cash portion of Legacy shares acquired. The impact of the debt issuance was to increase interest expense by $1,048,000 and $1,398,000 for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively.

(H) Adjustment to reflect the liability for incremental direct costs associated with the merger. These costs include accountant and attorney fees, investment banker services, payout of employee contracts and severance payments to displaced Legacy personnel. These liabilities have been recorded pursuant to EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination”.

(I) Adjustment to eliminate Legacy’s historical shareholders’ equity, the adjustment reflects the issuance of FNB common stock and the conversion of Legacy’s stock options into FNB stock options.

(J) Adjustment to record the tax effect of the pro forma adjustments using FNB’s statutory tax rate of 35%.

(K) Weighted average shares were calculated using the historical weighted average shares outstanding of Legacy and FNB, adjusted using the exchange ratio, to the equivalent shares of FNB common stock, for the year ended December 31, 2004 and the nine months ended September 30, 2005. Earnings per share data have been computed based on the combined historical income of Legacy and FNB and the impact of purchase accounting adjustments.

North East and NSD
      The pro forma adjustments for North East and NSD are as follows:
      The adjustment to fair value for loans, deposits and borrowings for North East as of September 30, 2005 were $731,000, $48,000 and $32,000, respectively.
      The impact of the North East fair value adjustments for the nine months ended September 30, 2005 on loans was to decrease interest income by $108,000 and on deposits and borrowings was to decrease interest expense by $27,000. The impact of the North East fair value adjustment on the core deposit intangible was to increase non-interest expense by $6,000 for the nine months ended September 30, 2005.
      The impact of the North East and NSD fair value adjustments the year ended December 31, 2004 on loans was to decrease interest income by $380,000 and on deposits and borrowings was to decrease interest expense by $1,081,000. The impact of the North East and NSD fair value adjustment on the core deposit intangible was to increase non-interest expense by $872,000 for the year ended December 31, 2004.

Note C — Merger Related Charges and Benefits
      In connection with the merger, a plan is being developed to integrate FNB and Legacy’s operations. The total integration costs have not yet been determined and have not been included in the pro forma adjustments. The specific details of these plans will continue to be refined over the next several months. Currently, our merger integration team is assessing the two companies’ operations, including information systems, premises, equipment, benefit plans, service contracts and personnel to determine optimum strategies to realize additional cost savings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
LEGACY’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion provides management’s analysis of Legacy’s financial condition and results of operations for the nine month periods ended September 30, 2005 and 2004 and for the years ended December 31, 2004, 2003 and 2002. The Legacy financial statements and accompanying notes included elsewhere in this proxy statement/ prospectus are an integral part of this discussion and should be read in conjunction with it. Legacy is referred to as the “Bank” in this section.
Critical Accounting Estimates

Allowance for Loan Losses
      The allowance for loan losses is based on management’s ongoing evaluation of the loan portfolio and reflects an amount considered by management to be its best estimate of known and inherent losses in the portfolio. Management considers a variety of factors when establishing the allowance, such as the impact of current economic conditions, diversification of the loan portfolios, delinquency statistics, results of loan review and related classifications, and historic loss rates. In addition, certain individual loans which management has identified as problematic are specifically provided for, based upon an evaluation of the borrower’s perceived ability to pay, the estimated adequacy of the underlying collateral and other relevant factors. In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of examination. Although provisions have been established and segmented by type of loan, based upon management’s assessment of their differing inherent loss characteristics, the entire allowance for loan losses is available to absorb loan losses in any category.
      Management uses significant estimates to determine the allowance for loan losses. Since the allowance for loan losses is dependent, to a great extent, on conditions that may be beyond the Bank’s control, it is at least reasonably possible that management’s estimate of the allowance for loan losses and actual results could differ in the near term.

Intangible Assets
      The costs of acquired banks or branches in excess of the fair value of net assets at the acquisition date are recorded as goodwill. Goodwill is not amortized, but is tested at least annually for impairment. Other identifiable intangible assets are amortized over their estimated useful lives.
      As a result of this accounting treatment, operating results are significantly impacted by the amount of purchase price that is allocated to goodwill versus amortizable assets, management’s assessment of impairment, and for amortizable assets, the useful lives, which are subjective in nature and require management to make certain estimates and assumptions.

Deferred Tax Asset
      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
      The benefit to the Bank of operating loss carryforwards and future deductible items exceeds future taxable items at September 30, 2005 and December 31, 2004, resulting in the recognition of a net deferred tax asset. A valuation allowance is established against deferred tax assets when in the judgment of management, it is more likely than not that such deferred tax assets will not be realizable based on the expected level of taxable income through the expiration date of the operating losses. Management’s judgment about the level of future taxable income is dependent to a great extent on matters that may be beyond the Bank’s control.

Therefore, it is at least reasonably possible that management’s judgment about the need for a valuation allowance for deferred taxes could change in the near term.

Stock Based Compensation
      The Bank follows the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” Accordingly, no compensation expense for option grants has been recognized in the financial statements of the Bank. If compensation expense for stock options had been recognized: (i) net income for the nine months ended September 30, 2005 would have been reduced by $233,000 from $1,264,000 to $1,031,000 and diluted earnings per share would have been reduced from $.34 to $.28 for the nine month period ended September 30, 2005, and (ii) net income for the year 2004 would have been reduced by $194,000 from $2,355,000 to $2,161,000 and diluted earnings per share for the year 2004 would have been reduced from $.64 to $.59.
      The Bank calculates the compensation cost of the options by using the Black-Scholes method to determine the fair value of the options granted. In calculating the fair value of the options, the Bank makes assumptions regarding the risk-free rate of return, the expected volatility of the Bank’s common stock and the expected life of the options. These assumptions impact the compensation cost of the options and the pro-forma impact to net income. Effective January 1, 2006, the compensation cost of certain option grants will require expense recognition according to the terms of SFAS No. 123R, “Accounting for Stock-Based Compensation.” Management expects the adoption of SFAS No. 123R to have an insignificant impact on the Bank’s financial condition and results of operations.

Segment Reporting
      Management has determined that it operates in only one segment, commercial banking.
NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
Results of Operations

Overview
      The Bank posted net income of $1,264,000 for the nine months ended September 30, 2005 as compared to $1,565,000 for the same period in 2004. Net income per dilutive share was $0.34 in 2005 as compared to $.43 in 2004. The primary component of the decrease was the recognition of income tax expense of $570,000 in 2005 versus an income tax benefit of $621,000 recorded in 2004 as accumulated net operating loss deductions were fully utilized by the end of 2004.

Net Interest Income
      Net interest income is the difference between interest income earned on loans and investment securities and the interest expense incurred on deposits and borrowings, and is the Bank’s primary revenue source. Net interest income is affected by the changes in asset and liability volume, the changes in the relative mix of individual asset and liability components, and the interest rate environment.
      Average earning assets were $332.5 million for the nine month period ended September 30, 2005, an increase of $42.5 million or 14.7% over the 2004 average balance of $290.0 million. The increase in 2005 came primarily from strong commercial loan growth during the twelve months ended September 30, 2005. Average interest-bearing deposits grew to $249.5 million for the nine month period ended September 30, 2005, up from $207.9 million in 2004. The deposit growth came primarily in time deposits and, to a lesser extent, savings and money market deposits.

      Primarily as a result of the balance sheet growth noted above, net interest income increased $561,000 or 7.0% to $8,578,000 for the nine month period ended September 30, 2005, up from $8,017,000 in 2004. However, the net interest margin ratio declined to 3.47% in 2005 from 3.64% in 2004 primarily due to the flattening of the market interest rate curve following Federal Reserve short-term rate increases totaling 3.0% since June, 2004. The Table following this paragraph presents the Bank’s average asset and liability balances, interest income and expense amounts, and related interest yield and cost percentages for the nine-month periods ended September 30, 2005 and 2004.
TABLE — Distribution of Interest Bearing Assets and Liabilities

	Nine Months Ended September 30,

	2005			2004

	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Assets:
Federal funds sold	$1,240	$30	3.19%	$717	$4	0.75%
Short term investments	22	0	0.00%	22	2	13.02%
Investments	62,516	1,739	3.72%	54,194	1,368	3.37%
Loans	268,698	12,773	6.36%	235,093	10,590	5.94%

Total interest earning assets	332,476	14,542	5.85%	290,026	11,964	5.45%
Allowance for loan losses	(3,327)			(3,485)
Cash and due from banks	5,601			4,836
Other assets	23,566			14,349

TOTAL ASSETS	$358,316			$305,726

Liabilities and Shareholders’ Equity:
Deposits:
Demand	$11,048	$41	0.50%	$11,198	$48	0.53%
Savings	74,168	1,070	1.93%	63,020	411	0.87%
Time	164,308	3,764	3.06%	133,718	2,672	3.18%

Total	249,524	4,875	2.61%	207,936	3,131	1.99%
Short term borrowings	7,333	163	2.97%	7,738	81	1.40%
Long term borrowings	27,401	716	3.45%	20,661	556	3.54%
Convertible subordinated debenture	4,499	169	5.02%	4,763	179	5.02%

Total interest bearing liabilities	288,757	5,923	2.74%	241,098	3,947	2.17%
Demand deposits	30,838			28,062
Other liabilities	1,503			1,887
Shareholders’ equity	37,218			34,679

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$358,316			$305,726

Net Interest Spread			3.11%			3.28%

Net Interest Margin (Tax Equivalent)		$8,619	3.47%		$8,017	3.64%

Tax-equivalent adjustment		(41)			0

Net Interest Spread as reported		$8,578			$8,017

Note: Average loans include non-accrual loans.

Provision for Loan Losses
      The Bank’s loan loss provision totaled $350,000 for the nine month period ended September 30, 2005 as compared to $798,000 in 2004. As noted previously, the bank adjusts the provision for loan losses periodically as considered necessary to maintain the allowance for loan losses at a level deemed sufficient to meet the risk characteristics existing in the loan portfolio. Refer to the “Asset Quality” and “Allowance for Loan Losses” sections for additional information.

Non-interest Income
      Non-interest income totaled $1,885,000 for the nine month period ended September 30, 2005, an increase of $201,000 or 11.9% from $1,684,000 for the comparable 2004 period. Asset management fees increased $126,000 or 20.8% and net deposit and loan fee income increased $49,000. Also, the Bank recorded BOLI income totaling $213,000 in 2005 as compared to $0 in 2004. The 2004 period included a $196,000 gain on the sale of two branches.

Non-interest Expenses
      Non-interest expenses were $8,279,000 for the nine month period ended September 30, 2005 as compared to $7,959,000 for the comparable prior year. Salaries and employee benefits were up $407,000 primarily due to key staffing enhancements as well as benefit cost increases and normal merit raises. Other expenses also increased $296,000 primarily due to increased loan and deposit account servicing costs associated with strong portfolio growth. Offsetting these increases were decreases in occupancy and equipment and data processing expense associated with the sale of two branches in June 2004 and cost savings in advertising and marketing.

Income Taxes
      The Bank recorded income tax expense of $570,000 for the nine month period ended September 30, 2005 resulting in an effective income tax rate of 31.1% on income before taxes of $1,834,000. This compared to an income tax benefit of $621,000 for 2004, which resulted in an effective tax benefit of 65.8% on income before taxes of $944,000. As noted previously, the relative change occurred in the Bank’s tax position as accumulated net operating loss deductions were fully utilized by the end of 2004. Also, during 2005, the Bank’s effective tax rate was below the statutory federal tax rate of 34% primarily due to the effect of tax-exempt income from municipal bond investments and bank owned life insurance investments.
Financial Condition

Balance Sheet Review
      The Bank’s total assets increased $43.5 million or 12.8% to $382.1 million at September 30, 2005 from $338.6 million on December 31, 2004.

Securities
      The securities portfolio provides supplemental revenue and liquidity to the Bank, as well as collateral for deposits of local government entities and borrowings at the Federal Home Loan Bank. Securities purchases and sales are governed by an investment policy which includes liquidity, interest rate sensitivity, and credit risk standards. In accordance with the investment policy, management emphasizes long-term objectives, while prudently managing near-term interest rate risk, liquidity, and overall balance sheet strategies.
      Total balances in the securities portfolio were $70.5 million and $63.1 million at September 30, 2005 and December 31, 2004, respectively. The balance at September 30, 2005 includes $17.1 million in bank-qualified municipal bonds that were acquired during the second and third quarters of 2005 to enhance the Bank’s tax efficiency. The Bank funded the bond acquisitions primarily with repayments from other securities, excess cash, and certificates of deposits.

Loan Portfolio
      Net loans totaled $280.0 million on September 30, 2005, an increase of $31.0 million or 16.6% on an annualized basis from $249.0 million on December 31, 2004. The Bank continues to experience strong loan demand and believes this success accrues from the efforts of its highly-experienced and skilled lending professionals, its focus on target markets and customer segments, and its attractive array of competitive products and rates.
      The loan portfolio represented 73.3% and 73.5% of total assets on September 30, 2005 and December 31, 2004, respectively. The loan portfolio is composed of commercial loans, residential loans, and consumer loans. The commercial loan portfolio represented 78.2% and 78.5% of total loans as of September 30, 2005 and December 31, 2004, respectively, and is comprised of lines of credit, equipment loans, real estate loans for various purposes and working capital loans. A significant portion of commercial loans are secured by real estate. Residential mortgages comprised 11.3% and 10.4% of the loan portfolio as of September 30, 2005 and December 31, 2004, respectively and include primarily loans secured by in-market real estate. As of September 30, 2005 and December 31, 2004, respectively, consumer and other loans represented 10.5% and 11.1% of total loans. Consumer and other loans include direct installment loans for purposes such as vehicle purchases, debt consolidations, home improvements, and other personal needs. Home equity loans are also a part of the consumer loan portfolio. The Bank does not engage in foreign lending nor does it engage in speculative real estate and land development lending. The primary areas of lending are Dauphin, Cumberland, Lycoming, Luzerne, and Schuylkill Counties of Pennsylvania and contiguous areas.

Asset Quality
      Assets that are classified as non-performing include loans on non-accrual, loans accruing interest that are past due by 90 days or more, and real estate and other assets which have been foreclosed upon and are in the process of liquidation. As of September 30, 2005, non-accrual loans totaled $1,192,000 as compared to $1,037,000 on December 31, 2004. Non-accrual loans to total loans were .42% and .41% on September 30, 2005 and December 31, 2004, respectively. Accruing loans, past due 90 days or more were $208,000 on September 30, 2005 and $42,000 at December 31, 2004. There were no real estate and other assets which have been foreclosed upon and are in the process of liquidation on September 30, 2005 or December 31, 2004.
      The Bank’s loan charge-offs totaled $627,000 during the nine months ended September 30, 2005 as compared to $491,000 for the comparable period in 2004. The 2005 charge-offs related primarily to specific reserves previously recorded on certain non-performing loans. This charge-off activity, in conjunction with other factors including improved general economic trends that favorably affected the Bank’s estimate of inherent losses in the loan portfolio, resulted in a reduction of the allowance, particularly when expressed as a percentage of loans. Improved market economic trends and other factors favorably influencing losses inherent in the portfolio resulted in less required provision expense for loan losses for the nine months ended September 30, 2005 versus the comparable period in 2004.

Allowance for Loan Losses

	As of or for the	As of or for the
	Nine Months Ended	Nine Months Ended
	September 30, 2005	September 30, 2004

	(In thousands)
Allowance for loan losses, beginning balance	$3,461	$3,430
Less charge-offs:
Commercial and commercial real estate	617	369
Residential real estate	—	—
Consumer	10	122

Total charge offs	627	491
Plus recoveries:
Commercial and commercial real estate	9	35
Residential real estate	—	—
Consumer	—	3

Total recoveries	9	38

Net loans charged off	618	453
Provision for loan losses	350	798
Purchase (sale) of loans	61	(310)

Balance at end of year	$3,254	$3,465

Average total loans	$268,698	$235,093

Allowance for loan losses to period end total loans	1.15%	1.40%
Allowance for loan losses to non-performing loans	232.4%	319.1%
Net charge-offs to average loans, annualized	0.31%	0.26%
      Based on all relevant information available, management believes the allowance for loan losses as stated at September 30, 2005 is adequate to cover estimated loan losses inherent in the loan portfolio, but there can be no assurance that the allowance will prove to be adequate or that significant additions to the allowance will not be required. While management feels that the Bank’s allowance for loan losses is adequate based on information currently available, future adjustments may be necessary due to changes in economic conditions or changes in management’s assumptions.
Funding Sources

Deposits
      Deposits are the Bank’s primary source of funding for its loan and investment portfolios. Total deposits increased $43.8 million or 23.8% on an annualized basis during the nine months ended September 30, 2005. The deposit growth for the nine months ended September 30, 2005 came primarily in the Bank’s time deposit, savings and money market deposit portfolios. Also, $13.8 million of deposits were acquired with the April, 2005 purchase of the McAdoo branch.

Borrowed Funds
      Borrowings remain an important source of funding and serve to support the Bank’s balance sheet management. The Bank has a total of $12.0 million available for borrowing in short-term lines of credit established with six banks as of September 30, 2005, of which no amounts were outstanding at September 30, 2005 and December 31, 2004. The Bank had short-term borrowings totaling $7.6 million and $23.4 million from the Federal Home Loan Bank at September 30, 2005, and December 31, 2004, respectively. Long-term borrowings consist of advances from the Federal Home Loan Bank, which totaled $44.0 million and

$28.0 million at September 30, 2005 and December 31, 2004, respectively. During 2005, the Bank refinanced short-term balances totaling $15.8 million on a net basis with long-term FHLB advances to partially reduce the increase in borrowed interest costs that would occur if short-term interest rates continue to rise. Convertible subordinated debentures were $4.4 million and $4.5 million as of September 30, 2005 and December 31, 2004, respectively. The debentures are convertible by the holders into common stock.

Shareholders’ Equity
      The Bank’s total shareholders’ equity was $36.5 million at September 30, 2005, a decrease from $36.7 million at December 31, 2004. During the nine months ended September 30, 2005, equity decreases from treasury stock purchases totaling $1.6 million and an additional $.2 million after-tax loss in the value of securities available for sale offset equity increases of $1.3 million from net income and $.3 million from stock compensation plan activity and subordinated debenture conversions. Regarding the Bank’s share repurchase plan announced in April, 2005, 109,627 shares were acquired as of September 30, 2005 at an average cost of $14.25 per share. As of September 30, 2005, 70,373 shares remain available for repurchase of the 180,000 shares authorized for repurchase under the plan during the twelve month period commencing May, 2005 and ending May, 2006. The Bank has no other share repurchase plans that have expired or terminated.
      The Bank maintains regulatory capital ratios in excess of the thresholds defined as “Well Capitalized,” pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991. There are no conditions or events that management believes have occurred that would change the “Well Capitalized” rating.

Risk-Based Capital

					To be Well
					Capitalized Under
			Capital Adequacy		Prompt Corrective
	Actual Capital		Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
September 30, 2005
Total capital to risk-weighted assets	$36,767	12.8%	$22.977	8.0%	$28,721	10.0%
Tier I capital to risk-weighted assets	$29,070	10.1%	$11,488	4.0%	$17,233	6.0%
Tier I capital to average assets	$29,070	7.9%	$14,714	4.0%	$18,393	5.0%
December 31, 2004
Total capital to risk-weighted assets	$37,698	14.7%	$20,573	8.0%	$25,717	10.0%
Tier I capital to risk-weighted assets	$29,980	11.7%	$10,287	4.0%	$15,430	6.0%
Tier I capital to average assets	$29,980	9.4%	$12,762	4.0%	$15,952	5.0%

Liquidity
      The Bank’s ability to generate funds needed to support loan demand and deposit withdrawals is monitored by the Asset and Liability Management Committee (ALCO). As part of this process, the Bank has established several liquidity-related policy limits and ALCO monitors the Bank’s actual results against these thresholds as indicated in the following table:

	As of
	September 30,	Policy
	2005	Limitation

Loans divided by deposits	98.3%	Less than 110.0%
Investments divided by deposits	24.5%	Less than 50.0%
Borrowed funds divided by loans	18.2%	Less than 50.0%
Loans divided by capital	7.8 Times	Less than 10 times

      As noted in the table, the Bank’s liquidity measures were within policy limitations as of September 30, 2005. Also, at September 30, 2005, the Bank could borrow an additional $87.0 million from the Federal Home Loan Bank.

Off — Balance Sheet Arrangements
      The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Standby letters of credit commit the Bank to make payments on behalf of customers when certain specified future events occur. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.
      The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for letters of credit and commitments to extend credit is represented by the contractual amount of those instruments.
      The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
      The following financial instruments were outstanding whose contract amounts represent credit risk:

	September 30,	December 31,
	2005	2004

	(In thousands)
Commitments to grant loans	$21,792	$20,760
Unfunded commitments under lines of credit	65,764	50,020
Unfunded letters of credit	2,331	2,741

	$89,887	$73,521

      Many of these commitments are expected to expire without being drawn upon. The amounts do not necessarily represent future cash requirements and are expected to be funded without impairing liquidity.
Quantitative and Qualitative Disclosures About Market Risk

Market Risk
      The Bank’s material market risk exposure in the course of its normal business operations is exposure to interest rate risk. The Bank has no foreign currency exchange risk, no commodity price risk or material equity price risk. Financial instruments, which are sensitive to changes in market interest rates, include fixed and variable-rate loans, fixed income securities, mortgage backed securities, collateralized mortgage obligations, interest-bearing deposits and other borrowings. All interest rate risk arises in connection with financial instruments entered into for purposes other than trading.

Interest Rate Sensitivity
      An important element of both earnings performance and proper liquidity management is the maintenance of an appropriate balance between rate-sensitive assets and rate-sensitive liabilities. Interest rate sensitivity analysis is the measurement of the vulnerability of net interest income to changes in the level of rates. To manage this risk, the Bank regularly forecasts its exposure to rate changes and monitors its performance so that appropriate and timely actions may be taken.
      As of September 30, 2005, the Bank is in an asset sensitive position with assets maturing or repricing within one year exceeding liabilities that mature or reprice in one year by approximately $29.0 million. On a cumulative basis, interest sensitive assets as a percentage of interest sensitive liabilities are 119.9% within a one-year period. There can be no assurance that the Bank’s assets and liabilities will behave as estimated due to the inherent uncertainty of the assumptions employed.

      ALCO reviews net interest income simulation and gap results monthly to ensure that the related risk profile is appropriate in light of management’s view of current and expected business conditions. ALCO considers the nature of the Bank’s strategies and activities, its past performance, and the level of earnings and capital available to absorb potential losses. Management considers and implements actions in the normal course of business to adjust the Bank’s profile accordingly. Management reports to the Board of Directors monthly on interest rate risk analysis results and related business activities.
Years Ended December 31, 2004, 2003 AND 2002
Results Of Operations

Overview
      The Bank posted net income of $2,355,000 in 2004, an increase of $1,326,000 or 128.9% over 2003 net income of $1,029,000. Net income for 2003 increased $772,000 or 300.4% over net income of $257,000 in 2002. The net income per basic share increased $.29 per share or 78.4% to $.66 per share in 2004 compared to an increase of $.18 per share or 94.7% to $0.37 in 2003 from $.19 in 2002. These changes are due primarily to the merger of Northern State Bank (“NSB”) in January 2003, the purchase of three branches in September 2003, the sale of two branches in 2004, an increase in net interest income, and an increase in non-interest income, partially offset by an increase in non-interest expenses.
      On February 25, 2004, the Bank and First Citizens National Bank, a wholly owned subsidiary of Citizens Financial Services, Inc., entered into a Branch Purchase and Deposit Assumption Agreement pursuant to which First Citizens National Bank purchased the Bank’s Sayre branch office and Towanda branch office, both located in Bradford County. The transaction included equipment and loan and deposit accounts of the two branches. The transaction closed in June of 2004. The transaction decreased loans by $28.5 million, deposits by $20.4 million, and goodwill and other intangible assets by $698,000. The Bank recognized a $196,000 gain on the sale.
      In order to expand its market presence the Bank signed an agreement to purchase the McAdoo, Pennsylvania branch of Harleysville National Bank, a wholly-owned subsidiary of Harleysville National Corporation on December 17, 2004. The purchase of this branch will include the assumption of approximately $14.6 million in deposits as well as the purchase of approximately $5.5 million of certain loans and other assets. The transaction is subject to regulatory approval and is expected to be consummated early in the second quarter of 2005. The acquisition is expected to be accretive to the Bank immediately by increasing revenue, and to a lesser extent, expenses. The transaction will not have a significant impact on liquidity.
      Average earning assets increased $44 million in 2004 to $293.9 million from $249.9 million in 2003, which increased $130.7 million or 109.6% over the 2002 average balance of $119.2 million (see Table 1). The principal reasons for the increase in 2004 were strong loan growth, and the purchase of $15.5 million in residential mortgages, partially offset by the sale of two branches. Strong loan growth, the NSB merger and branch purchases were the principal reasons for the increase in 2003. Despite unsettled national economic conditions, the Harrisburg, Williamsport and Hazleton markets have shown encouraging loan demand and economic stability. The Bank sold two branches in June of 2004 with $28.5 million of loans. The Bank received $65.5 million of net loans from the NSB merger and $23.9 million from the purchase of branches in 2003. Average loans totaled $239.9 million in 2004, an increase of $44.3 million from $195.6 million in 2003, compared to $97.8 million in 2002. The Bank continues to be successful at generating credit relationships in its target market.
      Average investments were $53.3 million in 2004 compared to $50.4 million in 2003 and $13.1 million in 2002. The $37.3 million or 284.9% increase in average investments in 2003 was largely attributable to the merger of NSB, the investment of funds received from the branch purchases and leveraged borrowings.
      Average interest-bearing deposits grew to $211.5 million in 2004, up from $190.0 million in 2003 and $96.9 million in 2002. The Bank received $70.1 million of interest-bearing deposits from the NSB merger, acquired $51.8 million of interest-bearing deposits from the purchase of branches in September 2003 and sold

$20.4 million in deposits in June of 2004. Absent the branch purchases and sale, average deposits declined in 2004 compared to 2003 as the Bank repositioned the balance sheet to improve its net interest margin.
      Average short-term borrowings decreased to $7.8 million in 2004 from $9.4 million in 2003. Average long-term borrowings grew to $22.3 million from $16.1 million in 2003 and $7.8 million in 2002. In preparation for the September 2003 branch purchase, the bank began to utilize short-term borrowing capabilities in order to effectively utilize the cash received in the transaction. The bank utilizes long-term borrowings as an alternative to deposits when advantageous. In the third quarter of 2003 the bank issued $4.8 million of five percent convertible subordinated debentures which accounted for the $4.7 million increase in 2004 and the $1.1 million increase in average convertible subordinated debentures in 2003 from 2002.
TABLE 1 — Distribution of Interest Bearing Assets and Liabilities

	Year Ended December 31,

	2004			2003			2002

	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Assets:
Federal funds sold	$662	$6	0.85%	$3,505	$42	1.18%	$2,302	$36	1.58%
Short term investments	22	2	1.52%	375	5	1.47%	5,977	105	1.75%
Investments	53,283	1,851	3.47%	50,403	1,680	3.33%	13,095	664	5.07%
Loans	239,895	14,410	6.01%	195,606	12,048	6.16%	97,833	6,730	6.88%

Total interest earning assets	293,862	16,269	5.54%	249,889	13,775	5.51%	119,207	7,535	6.32%
Allowance for loan losses	(3,506)			(2,701)			(1,155)
Cash and due from banks	4,919			5,884			2,952
Other assets	15,601			10,494			1,769
TOTAL ASSETS	$310,876			$263,566			$122,773

Liabilities and Shareholders’ Equity:
Deposits:
Demand	$12,250	$65	0.53%	$10,762	73	0.68%	$5,582	$53	0.94%
Savings	$64,325	659	1.03%	71,743	814	1.13%	29,978	605	2.02%
Time	134,885	3,645	3.20%	107,509	3,295	3.69%	61,346	2,681	4.37%

	211,460	4,369	2.07%	190,014	4,182	2.20%	96,906	3,339	3.45%
Short term borrowings	7,814	125	1.60%	9,379	126	1.34%	3	0	1.72%
Long term borrowings	22,279	789	3.48%	16,108	641	3.93%	7,790	376	4.76%
Convertible subordinated debentures	4,703	233	4.96%	1,104	60	5.42%	—	—	0.00%

Total interest bearing liabilities	246,256	5,516	2.24%	216,605	5,009	2.31%	104,699	3,715	3.55%
Demand deposits	27,679			19,633			7,812
Other liabilities	1,823			1,898			686
Shareholders’ Equity:	35,118			25,430			9,576

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$310,876			$263,566			$122,773

Net Interest Spread			3.30%			3.20%			2.77%
Net Interest Margin		$10,753	3.67%		$8,766	3.52%		$3,820	3.22%

Note:	Average loans include non-accrual loans.

TABLE 2 — Analysis of Changes in Net Interest Income

	Year Ended December 31,

	2004 Versus 2003			2003 Versus 2002
	Due to Change in			Due to Change in

	Volume	Rate	Total	Volume	Rate	Total

	(In thousands)
Interest Income
Federal funds sold	$(33)	$(3)	$(36)	$19	$(13)	$6
Short term investments	(5)	2	(3)	(98)	(2)	(100)
Investments	96	75	171	1,890	(874)	1,016
Loans	2,728	(366)	2,362	6,726	(1,408)	5,318

Total Interest Income	2,786	(292)	2,494	8,537	(2,297)	6,240
Interest Expense
Deposits	(472)	285	(187)	(3,208)	2,365	(843)
Short-term borrowings	21	(20)	1	(161)	35	(126)
Long-term borrowings	(242)	94	(148)	(396)	131	(265)
Convertible subordinated debentures	(195)	22	(173)	—	(60)	(60)

Total Interest Expense	(888)	381	(507)	(3,765)	2,471	(1,294)

Net Interest Income	$1,898	$89	$1,987	$4,772	$174	$4,946

Note:	The change in interest income/expense associated with changes in both volume and rate has been allocated to each in proportion to the change directly attributed to volume or rate.
      Primarily as a result of the above mentioned balance sheet growth, net interest income increased $1,987,000 or 22.7% to $10,753,000 in 2004 from $8,766,000 in 2003 despite a continued low rate environment. Net interest income increased $4,946,000 or 129.5% in 2003 from $3,820,000 in 2002 despite a continued low rate environment. The net interest margin continued to increase in 2004 to 3.67%, up from 3.52% in 2003 and 3.22% in 2002. Interest rates continued to decline in 2002 and 2003 due to aggressive monetary action initiated by the Federal Reserve and began rising in 2004 as the market anticipated the Federal Reserve raising rates and the economy showed signs of a modest recovery. The lower interest rate environment put downward pressure on the Bank’s net interest margin as interest-bearing liabilities repriced at a slower pace than interest-earning assets. The Bank took this opportunity to reposition the balance sheet in order to take advantage of the lower rate environment and increase net interest margin. Specifically, the Bank began to reduce it’s reliance on higher-costing time deposits as a percentage of total liabilities in order to ease the pressure on net interest margin caused by falling interest rates.

Provision for Loan Losses
      In 2004, the Bank’s loan loss provision increased to $1,115,000 a change of $687,000 or 160.5% from 2003. The increase in loan loss provision in 2004 was principally due to the continued growth of the loan portfolio, net charge offs in 2004, the maturity of the loan portfolio and changes in the credit quality of the portfolio. In 2004 the Bank experienced $774,000 in net loan charge offs, primarily on commercial and commercial real estate loans. In 2003, the Bank’s loan loss provision decreased $112,000 or 20.7% from 2002, to $428,000. Net charge offs were $312,000 in 2003 and $222,000 in 2002.

TABLE 3 — Non-interest Income

	2004	2003	2002

	(In thousands)
Asset management fees	$815	$624	$401
Service charges on deposit accounts	569	458	158
Service charges on loans	340	250	153
Securities gains	—	183	27
Loan sale gains	416	82	1
Branch sale gains	196	—	—
Other	47	5	5

Total	$2,383	$1,602	$745

      Non-interest income rose $781,000 or 48.8% in 2004 when compared to 2003 due primarily to increases in asset management fees, gain on the sale of loans and the sale of two branches in 2004 and increased $857,000 or 115.0% in 2003 compared to 2002. Asset management fees increased $191,000 or 30.6% in 2004 and $223,000 or 55.6% in 2003. The Legacy Trust Company provides asset management, trust, employee benefit plan administration and investment services. Assets under management totaled $118,999,000 at December 31, 2004, $89,481,000 at December 31, 2003, and $69,186,000 at December 31, 2002.
      Service charges on deposit accounts increased $111,000 or 24.2% to $569,000 in 2004 compared to an increase of $300,000 or 189.9% in 2003 due to increases in deposit balances attributable to the acquisition of NSB and three additional branches.
      Service charges on loans increased $90,000 or 36.0% in 2004 compared to a $97,000 increase or 63.4% in 2003 due to increases in loan production, the purchase of $15.5 million of loans in 2004 and the acquisition of NSB and three additional branches.
      No security gains were recognized in 2004. Securities gains of $183,000 in 2003 were a result of securities being called and sales of securities to better position the Bank. The gains of $27,000 in 2002 were a result of calls on certain callable investment securities.
      Gain on sale of loans increased $334,000 or 407.3% in 2004 due to the sale of small business loans. Gain on sale of loans increased to $82,000 in 2003 due also to the sale of small business loans.
      The Bank recognized a $196,000 gain on the sale of two branches in 2004.
      Other income increased $42,000 or 840.0% in 2004 due primarily to the income generated from the $4.5 million investment in bank owned life insurance in September, 2004. Other income did not change from 2002 to 2003.
TABLE 4 — Non-interest Expenses

	2004	2003	2002

	(In thousands)
Salaries and employee benefits	$5,277	$4,549	$2,249
Occupancy and equipment	1,243	1,138	486
Data processing	1,055	872	361
Advertising, marketing and business development	205	280	180
Professional services	314	331	140
Other	2,403	2,058	837

Total	$10,497	$9,228	$4,253

      Non-interest expenses of $10,497,000 increased by 13.8% or $1,269,000 in 2004 principally due to the growth in the deposit and loan portfolios. In 2003, non-interest expense rose to $9,228,000 or 117.0%. The Bank acquired NSB and three branches in 2003, which contributed to the significant increase during 2003.
      Salary and benefit costs increased $728,000 or 16.0% to $5,277,000 in 2004 due primarily to the growth in the deposit and loan portfolios and increased benefit costs. In 2003, such costs rose to $4,549,000 from $2,249,000 in 2002 principally due to the acquisition of NSB and the three branches in 2003. The Bank had 87, 94 and 34 full time equivalent employees at December 31, 2004, 2003 and 2002, respectively. Merit increases, as well as increases in benefit costs were consistent with local trends in 2004 and 2003. The significant increases in the Bank’s health insurance rates for 2004 and 2003 were also consistent with local and industry trends.
      Occupancy and equipment expense rose to $1,243,000 in 2004, an increase from $1,138,000 in 2003 and $486,000 in 2002. The increase was due primarily to the acquisition of NSB in 2003, which added three branches, and the acquisition of three additional branches in 2003. The increase was partially offset in 2004 by the sale of two branches. The Bank had 8, 9 and 2 full service branches at the end of 2004, 2003 and 2002, respectively, and opened a loan production office in 2004. The Legacy Trust Company also had 2, 3 and 1 offices at the end of 2004, 2003 and 2002, respectively.
      Data processing increased $183,000 or 21.0% to $1,055,000 in 2004 from $872,000 in 2003 due primarily to the acquisition of the three branches late in 2003 and partially offset by the sale of two branches in 2004. In 2003, there was an increase of $511,000 or 141.6% to $872,000 as a result of the acquisition of NSB and the purchase of the three branches.
      Advertising, marketing and business development costs were $205,000 in 2004, $280,000 in 2003, and $180,000 in 2002. The Bank began marketing in newly acquired markets in 2003 resulting in the significant increase in the 2003 expense.
      Professional services decreased $17,000 or 5.1% to $314,000 in 2004 from $331,000 in 2003, which represented an increase of $191,000 or 136.4% from 2002. The decrease in 2004 was due in part to hiring of an in-house general counsel late in 2003. The increase in 2003 was primarily due to increased costs associated with internal and external auditing services, investment advisors and consulting costs. The Bank continues to outsource certain services, such as internal audit and compliance to third parties. The Bank believes that there is significant benefit from the experience, knowledge and resources of these third party providers compared to what can be provided internally.
      Other expenses rose $345,000 or 16.8% to $2,403,000 in 2004 from $2,058,000 in 2003 and $837,000 in 2002. The 2004 increase was due primarily to the full year of expense of the acquisitions occurring in 2003 and partially offset by the sale of two branches during the year. The 2003 increase was caused by the purchase of NSB in January of 2003 and the three additional branches purchased in September 2003. The significant increases in 2003 were chiefly in office supplies, printing costs, travel, telephones, postage, core deposit intangible amortization and processing of checks. Most of these were associated with the growth in the balance sheet and conversion costs in 2003.

Income Taxes
      A tax benefit of $831,000, $317,000, and $485,000 was recognized in 2004, 2003 and 2002, respectively. The tax benefit was recognized to the extent that the resultant deferred tax asset was expected to be utilized in the following year.
      Beginning in 2005, the Bank is expected to recognize income tax expense at an effective tax rate of approximately 31%.

Financial Condition

Balance Sheet Review
      The Bank’s total assets increased $33.1 million or 10.8% in 2004, to $338.6 million from $305.5 million in 2003. The Bank sold two branches in June of 2004 with $28.5 million of loans and $20.4 million in deposits. The Bank’s loan and deposit portfolios continued to grow in 2004 despite this sale. In August and December of 2004, the Bank purchased $10.3 million and $5.2 million of residential mortgages, respectively.

Investment Securities
      The investment securities portfolio provides a substantial revenue stream to the Bank, which is second only to the loan portfolio. In addition, investment securities provide liquidity, as well as collateral for deposits of local government entities and borrowings at the Federal Home Loan Bank and the Federal Reserve. Investment securities purchases and sales are supported by a policy which includes liquidity, interest rate sensitivity, and credit risk standards. In addition, the investment policy emphasizes long-term objectives, while providing the flexibility to prudently manage near-term interest rate risk, liquidity, and overall balance sheet strategies. Management monitors the earnings performance, liquidity, duration and quality of the securities portfolio and manages interest rate risk for the Bank according to the Investment and Asset Liability Policies.
TABLE 5 — Investment Securities
      The following table shows the total investment securities portfolio consisting of the fair value of the available-for-sale securities and amortized cost for the held-to-maturity securities owned as of the dates indicated:

	December 31,

	2004	2003	2002

	(In thousands)
Investment Securities:
U.S. Treasury securities	$563	$583	$591
U.S. Government agency obligations	20,516	12,473	4,600
Mortgage-backed securities	20,236	24,865	16,858
Collateralized mortgage obligations	17,823	15,392	2,934
Corporate and other debt securities	667	748	754

	59,805	54,061	25,737
Federal Home Loan Bank stock	2,878	1,538	833
Marketable equity securities	428	85	55

Total investment securities	$63,111	$55,684	$26,625

Available for Sale (Fair Value)	$51,098	$43,184	$26,625
Held to Maturity (Amortized Cost)	12,013	12,500	—

Total investment securities	$63,111	$55,684	$26,625

      Total balances in the investment portfolio at year-end were $63,111,000 in 2004, $55,684,000 in 2003, and $26,625,000 in 2002. The investment portfolio grew by 13.3% in 2004 due to leveraged borrowings. The Bank purchased $23.4 million and had maturities of $5.2 million of debt securities in 2004. In 2003, the investment portfolio grew generally because of the purchase of the three new branches and the acquisition of NSB. The Bank purchased $62.0 million, acquired $14.8 million from NSB, and had maturities of $18.9 million of debt securities in 2003. The purchase of investments was the approach taken to provide maximum interest rate spread opportunities. Maturities were chosen to best fit the anticipated growth in the loan portfolio. Investments purchased reflect the Bank’s strategic goals of quality, liquidity, and income production. Emphasizing this strategy, the investment portfolio components showing the most growth are:

U.S. Government agency obligations and collateralized mortgage obligations. The agency obligations, mortgage-backed securities and collateralized mortgage obligations generally supply some of the liquidity needs through interest payments and return of principal.
      The following table sets forth the maturity distribution and weighted average yields of the investment portfolio as of December 31, 2004. The weighted average yields are calculated on the basis of the carrying value of the securities and their related interest income adjusted for the amortization of premium and accretion of discount.
TABLE 6 — Investment Securities Maturity and Interest Sensitivity
      The following table sets forth the maturity of the amortized cost of the debt securities portfolio as of December 31, 2004:

					After Five
	Within	Wtd.	After One	Wtd.	but	Wtd.		Wtd.		Wtd.
	One	Avg.	but Within	Avg.	Within	Avg.	After	Avg.		Avg.
	Year	Yield	Five Years	Yield	Ten Years	Yield	Ten Years	Yield	Total	Yield

U.S. Treasury securities	$—	0.0%	$552	4.4%	$—	0.0%	$—	0.0%	$552	4.4%
U.S. Government agency obligations	1,508	2.1%	17,541	3.1%	1,510	4.2%	—	0.0%	20,559	3.1%
Mortgage-backed securities (includes CMO’s)	—	0.0%	3,269	3.8%	6,668	3.9%	28,281	4.0%	38,218	4.0%
Corporate and other debt securities	25	6.9%	—	0.0%	—	0.0%	750	9.3%	775	9.2%

	$1,533	2.2%	$21,362	3.2%	$8,178	4.0%	$29,031	4.1%	$60,104	3.7%

Loan Portfolio
      Total loans outstanding on December 31, 2004 were $252,480,000 compared with $229,585,000 on the same date in 2003. The loan portfolio represented 74.6% and 75.2% of the total assets on December 31, 2004 and 2003, respectively.
      The loan portfolio is composed of commercial loans, residential loans, and consumer loans. The commercial portfolio represents 78.5% of the total portfolio as of December 31, 2004 and is comprised of lines of credit, equipment loans, and real estate loans for various purposes, including working capital. A significant portion of commercial loans are secured by real estate. Residential mortgages comprise only 10.4% of the loan portfolio. The consumer portfolio makes up the remaining 11.1% of the portfolio. Included in the consumer portfolio are direct installment loans for purposes such as vehicle purchases, debt consolidations, home improvements, and other personal needs. Home equity loans are also a part of the consumer portfolio. The Bank does not engage in foreign lending nor does it engage in speculative real estate and land development lending. The primary areas of lending are Dauphin, Cumberland, Lycoming, Luzerne, and Schuylkill Counties, Pennsylvania and those areas which border those counties.

TABLE 7 — Loan Portfolio
      The following table sets forth the composition of the Bank’s loan portfolio on the dates indicated:

	December 31,

	2004	2003	2002	2001	2000

	(In thousands)
Commercial and commercial real estate	$198,185	$186,231	$89,319	$71,065	$34,755
Residential Real Estate	26,174	17,261	4,130	4,560	1,700
Consumer	27,854	25,948	15,763	9,477	3,474

Gross Loans	252,213	229,440	109,212	85,102	39,929
Net deferred loan costs	267	145	178	245	166

Total Loans	252,480	229,585	109,390	85,347	40,095
Allowance for loan losses	(3,461)	(3,430)	(1,300)	(982)	(480)

Total	$249,019	$226,155	$108,090	$84,365	$39,615

      Net loan growth in 2004 was $22.9 million or 10.0%, which consisted of a decrease of $28.5 million from the sale of two branches, the purchase of $15.5 million of residential mortgages, and internal growth comprised primarily of higher commercial and consumer loan activity. Total loans grew substantially in 2003 as a result of $65.5 million from the acquisition of NSB and $23.9 million from the purchase of the three branches. The Bank encourages loan demand by continuing to focus on its target market.
TABLE 8 — Loan Maturity and Interest Sensitivity
      The following table sets forth the maturity and interest sensitivity of the commercial loan portfolio as of December 31, 2004:

		After One
	Within	but Within	After
	One Year	Five Years	Five Years	Total

	(In thousands)
Commercial and commercial real estate
Variable	$44,246	$16,510	$52,626	$113,382
Fixed	6,920	$24,650	53,233	84,803

Total	$51,166	$41,160	$105,859	$198,185

Asset Quality
TABLE 9 — Non-accrual, Past Due and Restructured Assets

	December 31,

	2004	2003	2002	2001	2000

	(In thousands)
Non-accrual loans	$1,037	$1,161	$—	$—	$—
Accruing loans, past due 90 days or more	42	195	127	592	—
Restructured loans	—	—	—	—	—

Total non-performing loans	1,079	1,356	127	592	—
Foreclosed assets	—	—	—	—	—

Total non-performing assets	$1,079	$1,356	$127	$592	$—

Interest income recognized on cash basis on non-accrual loans	$—	$48	$—	$—	$—
Interest that would have been recognized according to contractual terms	$67	$66	$—	$—	$—
Ratios:
Non-performing loans to total loans	0.43%	0.59%	0.12%	0.69%	0.00%
Non-performing assets to total loans and other real estate owned	0.43%	0.59%	0.12%	0.69%	0.00%
Allowance for loan loss to total non-performing loans	320.8%	252.9%	1023.6%	165.9%	0.0%
      As of December 31, 2004, there were $1,037,000 of non-accrual loans. The balance consisted of ten commercial and commercial real estate loans, the largest of which had a balance of $420,000. As of December 31, 2003, there was $1,161,000 of non-accrual loans comprised of thirteen commercial and commercial real estate loans. The $592,000 in 90 days past due for 2001 consisted of one loan as to which the USDA guaranteed principal and interest. This loan was paid off in full in 2002. Loans reported as impaired under FASB Statement of Financial Accounting Standards No. 114 include all non-accrual loans and those loans identified by management where non-compliance with loan terms in the future is deemed probable. As of December 31, 2004, $4.2 million of impaired loans were outstanding and a valuation allowance of $1.3 million was established for these loans. Substantially all impaired loans are commercial loans with impairment measured by the fair value of collateral.

Allowance for Loan Losses
      The allowance for loan losses is established through provisions for loan losses charged to earnings. Loans deemed to be uncollectible are charged against the allowance for loan losses when management believes the uncollectibility of the loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
      The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, the results of regulatory examinations, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.
      The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience of similar institutions, adjusted for qualitative factors. Loss experience of similar institutions is used because of the limited charge-off history of the Bank.
      A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.
      Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures. Based on all relevant information available, management believes the allowance for loan losses as stated at December 31, 2004 is adequate to cover potential loan losses arising from the loan portfolio, but there can be no assurance that the allowance will prove to be adequate or that significant additions to the allowance will not be required.
TABLE 10 — Summary of Loan Loss Experience

	Year Ended December 31,

	2004	2003	2002	2001	2000

		(In thousands)
Allowance for loan losses, beginning balance	$3,430	$1,300	$982	$480	$150
Less charge-offs:
Commercial and commercial real estate	685	336	222	—	—
Consumer	127	11	—	—	—

Total charge-offs	812	347	222	—	—
Plus recoveries:
Commercial and commercial real estate	35	29	—	—	—
Consumer	3	6	—	—	—

Total recoveries	38	35	—	—	—

Net loans charged off	774	312	222	—	—
Provision for loan losses	1,115	428	540	502	330
Purchase (sale) of loans	(310)	2,014	—	—	—

Balance at end of year	$3,461	$3,430	$1,300	$982	$480

Average total loans	$239,895	$195,606	$97,833	$62,260	$23,886

Allowance for loan losses to period end total loans	1.37%	1.49%	1.19%	1.15%	1.20%
Allowance for loan losses to non-performing loans	320.8%	252.9%	1023.6%	165.9%	N/A
Net charge-offs to average loans	0.32%	0.16%	0.23%	N/A	N/A

      The allowance for loan losses increased $31,000 in 2004 to $3,461,000 from $3,430,000 in 2003 and $1,300,000 in 2002. Of the $685,000 of commercial loan charge offs in 2004, $430,000 were attributable to two large relationships. Consumer loan charge offs in 2004 of $127,000 were credits related to commercial loans charge offs. In 2004, the Bank reduced the allowance by $310,000 as a result of the sale of the Towanda and Sayre branches to First Citizens National Bank in June 2004. In 2003, the Bank added $2,014,000 to the allowance as a result of the acquisition of NSB and the three branches discussed above. Of the $336,000 of commercial loan charge offs in 2003, $290,000 were attributable to one relationship. In 2002, $200,000 of the commercial loan charge offs were a result of one loan. There were no charge offs or recoveries in 2001 or 2000.
      The allowance for loan losses represents 1.37% of loans outstanding as of December 31, 2004 and 1.49% as of December 31, 2003. As of December 31, 2004, there was $1,079,000 in non-performing loans compared to $1,356,000 at the end of 2003 and $127,000 at the end of 2002. This is reflective of the maturing of the loan portfolio since the Bank’s inception in 1999. At the end of 2001, there was a higher percentage of government guaranteed loans than in the other years, which did not require as high a loan loss reserve. There were no non-performing loans in 2000.
TABLE 11 — Allocation of the Allowance for Loan Losses

	Year Ended December 31,

	2004	2003	2002	2001	2000

	(In thousands)
Commercial and commercial real estate	$2,931	$2,786	$1,088	$620	$332
Residential real estate	65	43	10	11	7
Consumer	160	111	67	46	29
Unallocated	305	490	135	305	112

Allowance for loan losses	$3,461	$3,430	$1,300	$982	$480

Percentage of loans to total loans:
Commercial and commercial real estate	78.5%	81.1%	81.7%	83.3%	86.7%
Residential real estate	10.4%	7.5%	3.8%	5.3%	4.2%
Consumer	11.1%	11.4%	14.5%	11.1%	9.1%

Total loans	100.0%	100.0%	100.0%	100.0%	100.0%

      While management feels that the Bank’s allowance for loan losses is adequate based on information currently available, future adjustments may be necessary due to changes in economic conditions or changes in the Bank’s assumptions.

Intangible and Other Assets
      Intangible assets consist of goodwill and other amortizable intangible assets. There were no intangible assets prior to 2003. As of December 31, 2004, total goodwill of $5.6 million consisted of $2.8 million from the purchase of Northern State Bank and $2.8 million from the purchase of branches. Goodwill totaled $6.3 million at December 31, 2003. Changes during 2004 were attributable to the sale of branches to which the goodwill was attributed to. Goodwill associated with the branch purchase is deductible for tax purposes. Management has tested goodwill for impairment as of December 31, 2004 and has determined there was no impairment.
      Amortizable intangible assets (principally core deposit intangibles) associated with these transactions have a weighted average amortization period of approximately ten years. At December 31, 2004, the carrying amount of these intangible assets was $1.4 million which is net of accumulated amortization of $231,000. Amortization expense was $173,000 in the year ended December 31, 2004 and $58,000 in 2003.
      The Bank purchased $4.5 million in Bank Owned Life Insurance (BOLI) in 2004. BOLI is a tax advantaged investment that the Bank uses to offset employee benefit costs. BOLI is subject to regulatory review and compliance in order to receive favorable regulatory capital treatment. In 2004 the Bank recorded $40,000 from BOLI in other income.

Deferred Tax Asset
      The benefit to the Bank of operating loss carryforwards and future deductible items exceeds future taxable items at December 31, 2004 and 2003, resulting in the recognition of a net deferred tax asset. Deferred tax assets of $1,600,000 and $986,000 were recorded as of December 31, 2004 and 2003, respectively and were net of valuation allowances of $0 and $2,108,000, respectively. A valuation allowance is established against deferred tax assets when in the judgment of management, it is more likely than not that such deferred tax assets will not be realizable based on the expected level of taxable income through the expiration date of the operating losses. A deferred tax benefit of $831,000 and $317,000 was recognized in 2004 and 2003, respectively. The recognition of this benefit as well as the generation of taxable income in 2004 served to eliminate the valuation allowance. The Bank has net operating loss carryforwards available for federal income tax purposes of approximately $2,348,000 as of December 31, 2004 which begin to expire in 2019. The benefit of these net operating losses has been fully recognized in the financial statements at December 31, 2004.

Funding Sources

Deposits
      The Bank’s primary source of funding for its loan and investment portfolios is the deposit base. Total deposits grew by $4.4 million or 1.8% in 2004 to $244.5 million. This growth was partially offset by the decrease of $20.4 million in deposits resulting from the sale of two branches in 2004. Time deposit balances increased 2.6% as a percentage of total deposits to 55.9% in 2004 to fund the growth of the loan and investment portfolios. Both interest bearing and non-interest bearing demand deposits decreased .3% of total deposits in 2004 to 5.0% and 11.4%, respectively. Money market deposit balances decreased in 2004 due to customer’s shifting into other products and the Bank’s emphasis on time deposits. In 2003, total deposits increased 92.4% or $115.3 million compared to 2002. This growth is primarily due to the $76.3 million and $59.5 million of deposits acquired through the purchase of NSB and the three branches, respectively. The Bank lowered deposit costs to 1.83% in 2004 from 1.99% in 2003 and 3.19% in 2002.
TABLE 12 — Deposit Portfolio

	December 31,

	2004	2003	2002	2001	2000

	(In thousands)
Non-interest bearing demand deposits	$27,931	$28,125	$9,066	$4,622	$3,159
Interest bearing demand deposits	12,240	12,745	3,745	4,703	2,091
Money market	13,739	21,616	7,519	11,834	110
Savings	53,939	49,577	35,868	14,955	5,715
Time Deposit, $100,000 and over	30,814	26,018	16,986	15,952	10,120
Time Deposit, other	105,801	101,999	51,594	40,011	19,461

Total	$244,464	$240,080	$124,778	$92,077	$40,656

TABLE 13 — Deposit Maturities
      The following table summarizes the maturities of time deposits of $100,000 or more as of December 31:

2004

(In thousands)
Three months or less	$3,388
Over three through six months	3,345
Over six through twelve months	11,796
Over twelve months	12,285

Total	$30,814

Borrowed Funds
      Borrowings have remained an important source of funding and serve to support the Bank’s loan growth strategies. The Bank has a total of $11.0 million available for borrowing in short-term lines of credit established with five banks at December 31, 2004. The Bank is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh; as a result the Bank can take advantage of the FHLB program for overnight and term advances at published daily rates, which are advantageous to members as compared to issuing notes directly in the market. The Bank had $23.4 million and $10.2 million in outstanding overnight borrowings at December 31, 2004 and 2003, respectively. Long-term borrowings through the FHLB totaled $28.0 million and $14.5 million at December 31, 2004 and 2003 respectively. At December 31, 2004, the Bank could borrow an additional $25.6 million based on the FHLB’s December 31, 2004 Maximum Borrowing Capacity Report. Certain borrowings have a guaranteed fixed interest rate for a period of time, after which the interest rate floats with a variable index until maturity. An additional provision of these borrowings allows the Bank to pay off the respective advance upon its conversion to a variable rate of interest. The Bank has utilized long-term debt as a better match for loan growth.
TABLE 14 — Short-term Borrowings
      The following table summarizes short-term borrowings for 2004 and 2003; there were no short-term borrowings in 2002:

	December 31,

	2004	2003

	(Dollars in thousands)
Federal Home Loan Bank overnight advances	$23,425	$10,187

Average balance	$7,814	$9,379
Maximum month-end balance	$23,425	$14,090
Weighted average rate	1.60%	1.34%
Range of interest rates paid on December 31	2.19%- 2.34%	1.01%- 1.19%

Convertible Subordinated Debentures
      During 2003, the Bank sold 1,914 investment units for $5,000 each. Each investment unit consisted of 225 shares of common stock priced at $11.11 per share and $2,500 in the aggregate and a 15-year, 5% convertible subordinated capital note in the principal amount of $2,500. Total notes outstanding were $4,500,000 and $4,785,000 at December 31, 2004 and 2003, respectively. The notes may be converted into shares of common stock at any time at a conversion price of $12.50 per share, subject to adjustment upon the occurrence of certain events. Interest on the notes accrues from the date of issuance and is payable on September 15 and March 15 of each year. As of December 31, 2004, 360,000 shares of common stock are reserved for the potential conversion. During 2004, 114 notes were converted into 22,800 shares of common stock.

Shareholders’ Equity
      The Bank’s total shareholders’ equity was $36.7 million at December 31, 2004, an increase of $2.9 million from December 31, 2003. This increase is due to $2.4 million of net income, a decrease of $0.2 million due to changes in the net unrealized loss on available for sale securities, and the issuance of common stock of $0.7 million. The Bank maintains regulatory capital ratios in excess of the limits defined as “Well Capitalized,” pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991. There are no conditions or events that management believes have occurred that would change the “Well Capitalized” rating.
TABLE 15 — Risk-Based Capital

					To be Well
					Capitalized Under
			Capital Adequacy		Prompt Corrective
	Actual Capital		Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
December 31, 2004
Total capital to risked weighted assets	$37,698	14.7%	$20,573	8.0%	$25,717	10.0%
Tier I capital to risked weighted assets	$29,980	11.7%	$10,287	4.0%	$15,430	6.0%
Tier I capital to average assets	$29,980	9.4%	$12,762	4.0%	$15,952	5.0%
December 31, 2003
Total capital to risked weighted assets	$33,826	14.2%	$19,037	8.0%	$23,796	10.0%
Tier I capital to risked weighted assets	$26,061	11.0%	$9,518	4.0%	$14,277	6.0%
Tier I capital to average assets	$26,061	9.1%	$11,493	4.0%	$14,366	5.0%

Liquidity
      The Bank’s ability to generate funds needed to support loan demand and deposit withdrawals are monitored by the Asset and Liability Management Committee. Integral to the management of the Bank’s balance sheet is the maintaining of adequate liquidity and the ability to evaluate and control interest rate risk. Liquidity represents the ability to meet potential cash outflows resulting from deposit customers who need to withdraw funds or borrowers who need available credit. The Bank maintains a fairly high loan to deposit ratio of 103.3% and 95.6% at December 31, 2004 and 2003, respectively. This strategy helps to maximize net interest income, but also increases the need for liquidity management.
      Sources of liquidity include regular monthly cash flows from loan repayments, prepayments of loans, which typically increase in a declining interest rate environment, sale of investment securities classified as available-for-sale and the sale of loans. Other sources include cash flows generated from the investment portfolio, through established maturities, prepayments or call provisions, or from an increasing level of capital due primarily to retained profits. In addition, the Bank maintains borrowing relationships with correspondent banks, totaling $11.0 million, and the Federal Home Loan Bank of Pittsburgh. Borrowing capacity from the Federal Home Loan Bank of Pittsburgh on December 31, 2004 was approximately $77.0 million. These borrowing sources provide substantial funds availability to meet liquidity needs.
      On December 31, 2004, securities available for sale, short term investments and federal funds sold totaled $53.0 million compared to $43.2 in 2003. Maximizing cash flow over time is crucial to the maintenance of adequate liquidity.
      Cash flows from operating activities increased in 2004 and 2003 as the Bank generated increasing profits. The increase in 2004 was primarily due to the increase in net income and decrease in other assets. Cash used in investing activities increased in 2004 as compared to 2003 and 2002. This was due to the overall increase in loans with $15.5 million of the increase resulting from the purchase of residential mortgages and the receipt of cash in 2003 attributable to branch purchases and assumption of deposits.
      Cash provided by financing activities increased significantly in 2004 due to the increase in deposits and short-term and long-term borrowings. In 2003, cash provided by financing activities was significantly lower than 2004 and 2002 due to the planned runoff in anticipation of acquiring deposits from the branch acquisitions. Substantially all of the 2002 cash provided by financing activities is related to deposit and long-term borrowings increases.

Off — Balance Sheet Arrangements
      The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Standby letters of credit commit the Bank to make payments on behalf of customers when certain specified future events occur. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.
      The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for letters of credit and commitments to extend credit is represented by the contractual amount of those instruments.
      The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
TABLE 16 — Off — Balance Sheet Arrangements
      At December 31, 2004 and 2003, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2004	2003

	(In thousands)
Commitments to grant loans	$20,760	$19,568
Unfunded commitments under lines of credit	50,020	53,752
Unfunded letters of credit	2,741	2,597

	$73,521	$75,917

      Many of these commitments are expected to expire without being drawn upon. The amounts do not necessarily represent future cash requirements and are expected to be funded without impairing liquidity.
TABLE 17 — Contractual Obligations
      The following table represents the Bank’s aggregate on and off balance sheet contractual obligations to make future payments as of December 31, 2004:

		After One	After Three
	Within	but Within	but Within	After
	One Year	Three Years	Five Years	Five Years	Total

	(In thousands)
Time deposits	$69,828	$44,729	$21,994	$64	$136,615
Long-term debt obligations	8,000	11,000	—	13,500	32,500
Operating leases	305	540	519	819	2,183

	$78,133	$56,269	$22,513	$14,383	$171,298

      In order to expand its market presence the Bank signed an agreement to purchase the McAdoo, Pennsylvania branch of Harleysville National Bank, a wholly-owned subsidiary of Harleysville National

Corporation on December 17, 2004. The purchase of this branch will include the assumption of approximately $14.6 million in deposits as well as the purchase of approximately $5.5 million of certain loans and other assets. The transaction is subject to regulatory approval and is expected to close early in the second quarter of 2005. The acquisition is expected to be accretive to the Bank immediately.
      The Bank is not aware of any additional known trends, demands, commitments, events or uncertainties which would result in any material increase or decrease in liquidity.
TABLE 18 — Selected Quarterly Financial Data

	Quarter Ended				Quarter Ended

	03/31/04	06/30/04	09/30/04	12/31/04	03/31/03	06/30/03	09/30/03	12/31/03

Interest Income	$3,898	$4,000	$4,066	$4,305	$3,200	$3,330	$3,434	$3,811
Interest Expense	1,281	1,308	1,358	1,569	1,355	1,229	1,169	1,256

Net Interest Income	2,617	2,692	2,708	2,736	1,845	2,101	2,265	2,555
Provision for Loan Losses	240	369	189	317	35	149	52	192

Net Int. Inc. after Prov. for Loan Losses	2,377	2,323	2,519	2,419	1,810	1,952	2,213	2,363
Non-interest income	639	628	417	699	324	327	504	447
Non-interest expense	2,818	2,651	2,490	2,538	2,088	2,182	2,444	2,514

Income before income tax benefit	198	300	446	580	46	97	273	296
Income tax benefit	(207)	(207)	(207)	(210)	(60)	(60)	(81)	(116)

Net Income	$405	$507	$653	$790	$106	$157	$354	$412

PERFORMANCE RATIOS:
Basic earnings per share	0.11	0.14	0.18	0.22	0.04	0.06	0.14	0.13
Diluted earnings per share	0.11	0.14	0.17	0.21	0.04	0.06	0.14	0.13
      Results for 2004 include the June 5, 2004 divestiture of two branches; results for 2003 include the impact of the January 1, 2003 acquisition of NSB and the September 5, 2003 purchase of three branches.
Quantitative And Qualitative Disclosures About Market Risk

Market Risk
      In the course of its normal business operations, the Bank is exposed to certain market risks, namely interest rate risk. The Bank has no foreign currency exchange risk, no commodity price risk or material equity price risk. Financial instruments, which are sensitive to changes in market interest rates, include fixed and variable-rate loans, fixed income securities, mortgage backed securities, collateralized mortgage obligations, interest-bearing deposits and other borrowings. All interest rate risk arises in connection with financial instruments entered into for purposes other than trading.

Interest Rate Sensitivity
      An important element of both earnings performance and the maintenance of sufficient liquidity is maintaining an appropriate balance between rate-sensitive assets and rate-sensitive liabilities. Interest rate sensitivity analysis is the measure of the vulnerability of net interest income to changes in the level of rates. An interest rate sensitivity gap results when assets and liabilities reprice at different intervals and at different speeds. A negative gap or liability sensitive gap, negatively impacts earnings if rates rise. A positive or asset sensitive gap implies the risk of lower earnings if rates decline. To attempt to offset this risk, the Bank regularly forecasts its exposure to rate changes and monitors its performance so that balance sheet restructuring may be executed as needed.

      Interest rate risk can result from a variety of factors including timing differences in the maturity or repricing of the Bank’s assets and liabilities, the effect of loan prepayments and deposit withdrawals, and the differences in the behavior of lending and funding rates, sometimes referred to as basis risk. The Bank uses gap and simulation analysis to measure interest rate risk. Under a gap analysis, interest earning assets and interest bearing liabilities are measured by time frame which reflects scheduled maturity and/or repricing dates as of one point in time. Estimates on prepayments of the loan and securities portfolios are projected through evaluation of their respective prepayment histories and current market conditions in the simulation analysis. Typically, prepayments on loans and mortgage-backed securities accelerate in periods of declining rates; and conversely, prepayments typically slow down in a rising interest rate environment. The table below reflects the Bank’s simulation analysis as of December 31, 2004, which includes estimated principal cash flows of the Bank’s interest-bearing assets and liabilities. Estimates of prepayments on loans and mortgage-backed securities and call activity on other debt instruments are built into the analysis. Certain interest-bearing liabilities, including NOW and savings accounts are treated as core deposits in the simulation. Other variable rate deposits are analyzed with deposits and borrowings that are scheduled to mature within one year. Current market interest rates as of December 31, 2004 were used in the simulation.

Gap Analysis
      As of December 31, 2004, the Bank is in an asset sensitive position with assets maturing or repricing within one year exceeding liabilities that mature or reprice in one year by approximately $15.7 million. On a cumulative basis, interest sensitive assets as a percentage of interest sensitive liabilities are 112.5% within a one-year period. Although certain assets and liabilities may share certain similar characteristics with respect to maturity, repricing, and historical prepayment velocity, they may react differently in the future based on circumstances and events at that time, including market and economic conditions as well as the prevailing level of competition for loans and deposits. In addition, there can be no assurance that the Bank’s assets and liabilities will behave as estimated in the simulation analysis due to the inherent uncertainty of the assumptions employed in the model.
TABLE 19 — Interest Rate Sensitivity Gaps

	December 31, 2004

		After Three
		Months	After Six	After One
		but Within	Months	Year but
	Within Three	Six	but Within	Within	After
	Months	Months	One Year	Five Years	Five Years	Total

	(Dollars in thousands)
Interest Earning Assets
Federal funds sold	$1,868	$—	$—	$—	$—	$1,868
Short-term investments	22	—	—	—	—	22
Securities	2,768	1,443	11,610	24,256	23,034	63,111
Loans	99,483	8,965	15,422	58,603	70,007	252,480

Total interest earning assets	$104,141	$10,408	$27,032	$82,859	$93,041	$317,481
Cumulative	$104,141	$114,549	$141,581	$224,440	$317,481
Interest Bearing Liabilities
Interest bearing demand deposits	$389	$389	$779	$2,327	$8,356	$12,240
Savings	18,965	1,363	2,725	14,319	30,306	67,678
Time deposits	15,723	14,601	39,504	66,723	64	136,615
Borrowings	25,425	—	6,000	11,000	13,500	55,925

Total interest bearing liabilities	$60,502	$16,353	$49,008	$94,369	$52,226	$272,458
Cumulative	$60,502	$76,855	$125,863	$220,232	$272,458
Period GAP	$43,639	$(5,945)	$(21,976)	$(11,510)	$40,815
Cumulative GAP	$43,639	$37,694	$15,718	$4,208	$45,023
Cumulative GAP as a percentage of total interest earning assets	41.90%	32.91%	11.10%	1.87%	14.18%

      Gap guidelines for the Bank are that for the one year interval, the cumulative rate sensitive assets to rate sensitive liabilities ratio will be between 70% and 120%. The Asset Liability Committee (ALCO) and the Board of Directors review this guideline quarterly to ensure compliance. ALCO reviews its assumptions quarterly and determines if the gap is correctly predicting the net interest margin. In determining risk exposure limits, ALCO considers the nature of the Bank’s strategies and activities, its past performance, the level of earnings and capital available to absorb potential losses. Historically, the Bank’s performance has been within the guidelines set for gap. If it appears that the guidelines may be breached, ALCO would implement actions to be taken to prevent this breach. Some of the strategies used by financial institutions to assure compliance with gap guidelines are controlling interest rates, increasing or decreasing the duration of the portfolio, raising additional capital, selling assets to enhance liquidity, and/or implementing hedging and interest rate swaps.

Simulation
      The Bank forecasts future changes in net interest income and the present value of equity in the following table. This table represents the changes as a result of movement of interest rates. The Bank also uses simulation for various other interest rate scenarios which are used to forecast earnings and anticipate changes in net interest income based on both balance and interest rate changes. The analysis in Table 20 estimates the projected change to net interest income resulting from instantaneous interest rate movements (rate shocks). The Bank forecasts that a 200 basis point decrease in rates will have a negative impact on net interest income. An increase in rates of 100 or 200 basis points will have a positive effect, and a decrease in rates of 100 basis points will have a minimal positive effect on net interest income. The Bank also analyses the impact that the change in rates have on the market value of equity. The Bank forecasts that a decrease in rates will have a positive impact on market value of equity and an increase in rates will have a negative effect on market value of equity. The risk to net interest income and changes in market value of equity are within guidelines set by the asset/liability policies of the Bank.
TABLE 20 — Rate Shock Analysis

	Percentage Change	Percentage Change
Changes in Interest Rates	in Net Interest	in Market Value of
(Basis Points)	Income	Equity

(200)	(0.43)%	36.22%
(100)	0.79%	17.75%
0	0.00%	0.00%
100	3.05%	(16.58)%
200	5.95%	(32.25)%

RISK FACTORS RELATING TO THE MERGER
      In addition to the other information contained in or incorporated by reference into this proxy statement/ prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of the merger proposal.
Risks Specifically Related to the Merger

FNB may encounter integration difficulties or may fail to realize the anticipated benefits of the merger.
      FNB and Legacy may not be able to integrate their operations without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.
      In determining that the merger is in the best interests of FNB and Legacy, their respective boards of directors considered that enhanced earnings may result from the consummation of the merger, including from reduction of duplicate costs, improved efficiency and cross-marketing opportunities.

If the merger is not completed, Legacy will have incurred substantial expenses without realizing the expected benefits of the merger.
      Legacy has incurred substantial expenses in connection with the merger described in this proxy statement/ prospectus. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. If the merger is not completed, these expenses could have a significant impact on Legacy’s financial condition because it would not have realized the expected benefits of the merger.

Because the market price of FNB common stock may fluctuate, you cannot be certain of the market value of the common stock that you will receive in the merger.
      Upon completion of the merger, each share of our common stock will be converted into the right to receive one share of FNB common stock or $18.40 in cash. Any change in the price of FNB common stock prior to the merger will affect the market value of the stock that you will receive in the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in FNB’s businesses, operations and prospects and regulatory considerations.
      The prices of FNB common stock and our common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this proxy statement/ prospectus and on the date of our special meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of FNB common stock during the period from December 20, 2005, the last full trading day before public announcement of the merger, through                     , 2006, the last practicable full trading day prior to the date of the printing of this proxy statement/ prospectus, the exchange ratio represented a value ranging from a high of $          on                     ,                     to a low of $          on                     ,                     for each share of our common stock. Because the date the merger will be completed will be later than the date of our special meeting, at the time of our special meeting you will not know what the market value of FNB’s common stock will be upon completion of the merger, although we have a right to terminate the merger agreement if the price of FNB common stock declines by more than a specified amount and also underperforms the Nasdaq Bank Index by a specified percentage during a specified period before the receipt of the last required regulatory approval.

Future results of the combined companies may materially differ from the pro forma financial information presented in this proxy statement/ prospectus.
      Future results of the combined FNB and Legacy may be materially different from those shown in the pro forma financial statements that show only a combination of their historical results. The costs FNB will incur in connection with the merger may be higher or lower than FNB has estimated, depending upon how costly or difficult it is to integrate FNB and Legacy. Furthermore, these charges may decrease the capital of FNB after the merger that could be used for profitable, income-earning investments in the future.

The merger agreement limits our ability to pursue alternatives to the merger.
      The merger agreement contains provisions that, subject to limited exceptions, limit our ability to discuss, facilitate or enter into agreements with third parties to acquire us. In general, if we avail ourselves of those limited exceptions, we will be obligated to pay FNB a break-up fee of $3,000,000. These provisions could discourage a potential competing acquiror that might have an interest in acquiring us from proposing or considering our acquisition even if that potential acquiror were prepared to pay a higher price to our shareholders than the price FNB proposes to pay under the merger agreement.
Risks Related to Owning FNB Common Stock

FNB’s status as a holding company makes it dependent on dividends from its subsidiaries to meet its obligations.
      FNB is a holding company and conducts almost all of its operations through its subsidiaries. FNB does not have any significant assets other than the stock of its subsidiaries. Accordingly, FNB depends on dividends from its subsidiaries to meet its obligations. FNB’s right to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, FNB Bank is limited in the amount of dividends it may pay to FNB without prior regulatory approval. Also, bank regulators have the authority to prohibit FNB Bank from paying dividends if the bank regulators determine the payment would be an unsafe and unsound banking practice.

Interest rate volatility could significantly harm FNB’s business.
      FNB’s results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of FNB’s earnings is its net interest income, which is the difference between the income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect FNB’s earnings if market interest rates change such that the interest FNB pays on deposits and borrowings increases faster than the interest it collects on loans and investments. Consequently, FNB, along with other financial institutions generally, is sensitive to interest rate fluctuations.

FNB’s results of operations are significantly affected by the ability of its borrowers to repay their loans.
      Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

•	credit risks of a particular borrower;

•	changes in economic and industry conditions;

•	the duration of the loan; and

•	in the case of a collateralized loan, uncertainties as to the future value of the collateral.
      Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. In addition, consumer loans typically have shorter terms and lower balances with higher yields compared to real estate mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

FNB’s financial condition and results of operations would be adversely affected if its allowance for loan losses were not sufficient to absorb actual losses.
      There is no precise method of predicting loan losses. FNB can give no assurance that its allowance for loan losses is or will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on FNB’s financial condition and results of operations. FNB attempts to maintain an appropriate allowance for loan losses to provide for estimated losses in its loan portfolio. FNB periodically determines the amount of its allowance for loan losses based upon consideration of several factors, including:

•	a regular review of the quality, mix and size of the overall loan portfolio;

•	historical loan loss experience;

•	evaluation of non-performing loans;

•	assessment of economic conditions and their effects on FNB’s existing portfolio; and

•	the amount and quality of collateral, including guarantees, securing loans.

FNB’s financial condition may be adversely affected if it is unable to attract sufficient deposits to fund its anticipated loan growth.
      FNB funds its loan growth primarily through deposits. To the extent that FNB is unable to attract and maintain sufficient levels of deposits to fund its loan growth, FNB would be required to raise additional funds through public or private financings. FNB can give no assurance that it would be able to obtain these funds on terms that are favorable to it.

FNB could experience significant difficulties and complications in connection with its growth and acquisition strategy.
      FNB has grown significantly over the last few years and may seek to continue to grow by acquiring financial institutions and branches as well as non-depository entities engaged in permissible activities for its financial institution subsidiaries. However, the market for acquisitions is highly competitive. FNB may not be as successful in the future as it has been in the past in identifying financial institution and branch acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.
      As part of this acquisition strategy, FNB may acquire additional banks and non-bank entities that it believes provide a strategic fit with its business. For example, acquiring any bank or non-bank entity will involve risks commonly associated with acquisitions, including:

•	potential exposure to unknown or contingent liabilities of banks and non-bank entities FNB acquires;

•	exposure to potential asset quality issues of acquired banks and non-bank entities;

•	potential disruption to FNB’s business;

•	potential diversion of the time and attention of FNB’s management; and

•	the possible loss of key employees and customers of the banks and other businesses FNB acquires.
      In addition to acquisitions, FNB Bank may expand into additional communities or attempt to strengthen its position in its current markets by undertaking additional de novo branch openings. Based on its experience, FNB believes that it generally takes up to three years for new banking facilities to achieve operational profitability due to the impact of organizational and overhead expenses and the start-up phase of generating loans and deposits. To the extent that FNB Bank undertakes additional de novo branch openings, FNB Bank is likely to continue to experience the effects of higher operating expenses relative to operating income from the new banking facilities, which may have an adverse effect on FNB’s net income, earnings per share, return on average shareholders’ equity and return on average assets.
      FNB may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to its overall operations. Following each acquisition, FNB must expend substantial resources to integrate the entities. The integration of non-banking entities often involves combining different industry cultures and business methodologies. The failure to integrate successfully the entities FNB acquires into its existing operations may adversely affect its results of operations and financial condition.

FNB could be adversely affected by changes in the law, especially changes in the regulation of the banking industry.
      FNB and its subsidiaries operate in a highly regulated environment and are subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the OCC and the Federal Deposit Insurance Corporation, or the “FDIC”. Regulations are generally intended to provide protection for depositors and customers rather than for investors. FNB is subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Changes in regulation could adversely affect the banking industry as a whole and could limit FNB’s growth and the return to investors by restricting such activities as:

•	the payment of dividends;

•	mergers with or acquisitions of other institutions;

•	investments;

•	loans and interest rates;

•	the provision of securities, insurance or trust services; and

•	the types of non-deposit activities in which FNB’s financial institution subsidiaries may engage.
      In addition, legislation may change present capital requirements, which could restrict FNB’s activities and require FNB to maintain additional capital.

FNB’s results of operations could be adversely affected due to significant competition.
      FNB may not be able to compete effectively in its markets, which could adversely affect FNB’s results of operations. The banking and financial service industry in each of FNB’s market areas is highly competitive. The competitive environment is a result of:

•	changes in regulation;

•	changes in technology and product delivery systems; and

•	the accelerated pace of consolidation among financial services providers.
      FNB competes for loans, deposits and customers with various bank and non-bank financial service providers, many of which are larger in terms of total assets and capitalization, have greater access to the capital markets and offer a broader array of financial services than FNB does. Competition with such institutions may cause FNB to increase its deposit rates or decrease its interest rate spread on loans it originates.

FNB’s continued pace of growth may require it to raise additional capital in the future, but that capital may not be available when it is needed.
      FNB is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. As a financial holding company, FNB seeks to maintain capital sufficient to meet the “well capitalized” standard set by regulators. FNB anticipates that its current capital resources will satisfy its capital requirements for the foreseeable future. FNB may at some point, however, need to raise additional capital to support continued growth, both internally and through acquisitions.
      FNB’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside FNB’s control, and on its financial performance. If FNB cannot raise additional capital when needed, its ability to expand its operations through internal growth and acquisitions could be materially impaired.

Adverse economic conditions in FNB’s market area may adversely impact its results of operations and financial condition.
      The majority of FNB’s business is concentrated in western Pennsylvania and eastern Ohio, which are traditionally slower growth markets than other areas of the United States. As a result, FNB Bank’s loan portfolio and results of operations may be adversely affected by factors that have a significant impact on the economic conditions in this market area. The local economies of this market area historically have been less robust than the economy of the nation as a whole and may not be subject to the same fluctuations as the national economy. Adverse economic conditions in FNB’s market area, including the loss of certain significant employers, could reduce its growth rate, affect its borrowers’ ability to repay their loans and generally affect FNB’s financial condition and results of operations. Furthermore, a downturn in real estate values in FNB Bank’s market area could cause many of its loans to become inadequately collateralized.

Certain provisions of FNB’s articles of incorporation and bylaws and Florida law may discourage takeovers.
      FNB’s articles of incorporation and by-laws contain certain anti-takeover provisions that may discourage or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by FNB’s board of directors. In particular, FNB’s articles of incorporation and by-laws:

•	classify its board of directors into three classes, so that shareholders elect only one-third of its board of directors each year;

•	permit shareholders to remove directors only for cause;

•	do not permit shareholders to take action except at an annual or special meeting of shareholders;

•	require shareholders to give FNB advance notice to nominate candidates for election to its board of directors or to make shareholder proposals at a shareholders’ meeting;

•	permit FNB’s board of directors to issue, without shareholder approval unless otherwise required by law, preferred stock with such terms as its board of directors may determine; and

•	require the vote of the holders of at least 75% of FNB’s voting shares for shareholder amendments to its by-laws.
      Under Florida law, the approval of a business combination with shareholders owning 10% or more of the voting shares of a corporation requires the vote of holders of at least two-thirds of the voting shares not owned by such shareholder, unless the transaction is approved by a majority of the corporation’s disinterested directors. In addition, Florida law generally provides that shares of a corporation acquired in excess of certain specified thresholds will not possess any voting rights unless the voting rights are approved by a majority vote of the corporation’s disinterested shareholders.
      These provisions of FNB’s articles of incorporation and by-laws and of Florida law could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of FNB’s shareholders may consider such proposals desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of FNB’s board of directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in certain tender offers, including tender offers at prices above the then-current market price of FNB’s common stock, and may also inhibit increases in the trading price of FNB’s common stock that could result from takeover attempts.

Loss of members of FNB’s executive team could have a negative impact on its business.
      FNB’s success is dependent, in part, on the continued service of its executive officers, including Peter Mortensen, its Chairman of the Board, and Stephen J. Gurgovits, its President and Chief Executive Officer. The loss of the services of either of these executive officers could have a negative impact on FNB’s business because of their skills, relationships in the banking community and years of industry experience, and the difficulty of promptly finding qualified replacement executive officers.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement/ prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook, business and prospects of FNB, Legacy and the potential combined company as well as statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible “or other similar expressions.
      The forward-looking statements involve certain risks and uncertainties. The ability of either FNB or Legacy to predict results or the actual effects of their plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors Relating to the Merger” beginning on page      , as well as the following:

•	the businesses of FNB and Legacy may not be integrated successfully or the integration may be more difficult, time-consuming or costly than currently anticipated;

•	expected revenue synergies and cost savings from the merger may not be realized within the expected time frame or at all;

•	revenues may be lower than expected following the merger;

•	deposit attrition, operating costs, loss of customers and business disruption, including, without limitation, difficulties in maintaining relationships with our employees, customers or suppliers may be greater than anticipated following the merger;

•	the regulatory approvals for the merger may not be obtained on acceptable terms, on the anticipated schedule or at all;

•	the merger may not be approved by the requisite vote of our shareholders;

•	competitive pressure among financial services companies is intense;

•	general economic conditions may be less favorable than expected;

•	political conditions and related actions by the United States military abroad may adversely affect economic conditions as a whole;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	legislation or changes in the regulatory environment may adversely affect the businesses in which FNB and Legacy are engaged; and

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or their businesses.
      Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/ prospectus or the date of any document incorporated by reference in this proxy statement/ prospectus.
      All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/ prospectus and attributable to FNB or Legacy or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, FNB and Legacy undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/ prospectus or to reflect the occurrence of unanticipated events.

OUR SPECIAL MEETING
      This section contains information for our shareholders about the special meeting of shareholders we have called to consider the approval of the merger proposal and related matters.
General
      This proxy statement/ prospectus is being furnished to holders of our common stock for use at our special meeting and any adjournment, postponement or continuation of our special meeting.
When and Where Our Special Meeting Will Be Held
      Our special meeting will be held on                     ,                     , 2006, at 10:00 a.m., prevailing time, at                     , Harrisburg, Pennsylvania, subject to any adjournment, postponement or continuation of our special meeting.
Matters to Be Considered
      The purpose of our special meeting is to consider and vote upon:

•	Proposal 1 — A proposal to approve and adopt the merger agreement among FNB, FNB Bank and us;

•	Proposal 2 — A proposal to grant discretionary authority to adjourn our special meeting if necessary to permit further solicitation of proxies because we have not received sufficient votes at the time of our special meeting to approve the merger proposal; and

•	Such other business as may properly come before our special meeting and any adjournment, postponement or continuation of our special meeting.
      Our shareholders must approve Proposal 1 for the merger to occur. If our shareholders fail to approve this proposal, the merger will not occur.
      At this time, our board of directors is unaware of any other matters, other than as set forth above, that may be presented for action at our special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.
Record Date; Shares Outstanding and Entitled to Vote
      Our board of directors has fixed the close of business on                     , 2006 as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, our special meeting and any adjournment, postponement or continuation of our special meeting.
      On the record date,                      shares of our common stock were issued and outstanding and entitled to vote at our special meeting, held by approximately                     holders of record. Each share of our common stock is entitled to cast one vote on all matters that are properly submitted to our shareholders at our special meeting.
Quorum
      The presence, in person or by properly executed proxy, of the holders of at least a majority of our outstanding shares of common stock on the record date is necessary to constitute a quorum at our special meeting. Abstentions will be counted for the purpose of determining whether a quorum is present. A quorum must be present in order for the vote on the merger proposal and the adjournment proposal to occur.
      Based on the number of shares of our common stock issued and outstanding as of the record date,                      shares of our common stock must be present in person or represented by proxy at our special meeting to constitute a quorum.

Shareholder Vote Required
      Approve and Adopt the Merger Agreement. The affirmative vote of the holders of not less than two-thirds of our outstanding shares of common stock on the record date is required to approve the merger proposal. Therefore, the failure to vote, either by proxy or in person, will have the same effect as a vote against approval of the merger proposal. Abstentions will also have the same effect as a vote against approval of the merger proposal. Accordingly, we urge you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.
      When considering our board of directors’ recommendation that you vote in favor of the approval and adoption of the merger agreement, you should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, your interests as a shareholder. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page      .
      Discretionary Authority to Adjourn Our Special Meeting. The affirmative vote of the holders of a majority of the eligible shares of our common stock present in person or represented by proxy at our special meeting is required to approve the proposal to grant discretionary authority to adjourn our special meeting if necessary to permit further solicitation of proxies for the merger proposal. The failure to vote, either by proxy or in person, will have no effect on the outcome of the voting on the adjournment proposal. However, abstentions will have the same effect as a vote against the adjournment proposal.
Appraisal Rights
      Under the Bank Act, you have the right to receive the appraised value of your shares of our common stock in connection with the merger. See “The Merger — Appraisal Rights” beginning on page      for further information.
Director and Executive Officer Voting
      As of the record date, our directors and executive officers and their affiliates beneficially own                      shares of our common stock, or approximately           % of the issued and outstanding shares of our common stock entitled to vote at our special meeting. This number includes options to purchase                      shares of our common stock exercisable within 60 days of the record date.
      In addition, as of the record date, FNB owned                      shares of our common stock or approximately           % of the shares of our common stock entitled to vote at our special meeting. FNB has advised us it will vote its shares for approval of the merger proposal. In addition, as of the record date, FNB’s directors and executive officers and their affiliates owned an aggregate of                      shares of our common stock, or approximately           % of the shares entitled to vote at our special meeting. FNB’s directors and executive officers and their affiliates have advised FNB that they will vote such shares for approval of the merger proposal.
Proxies
      Voting. You should complete and return the proxy card accompanying this proxy statement/ prospectus in order to ensure that your vote is counted at our special meeting and at any adjournment, postponement or continuation of our special meeting, regardless of whether you plan to attend our special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of approval of the merger proposal and in favor of approval of the adjournment proposal.
      If your shares of our common stock are held in the name of a bank, broker, nominee or other holder of record, you will receive instructions from the bank, broker, nominee or other holder of record that you must follow in order for your shares of our common stock to be voted.
      If your shares are held in street name, i.e., by your bank, broker or other nominee, you might also be eligible to vote by phone or over the internet. Special instructions can be found on the enclosed proxy materials.

      Revocability. You may revoke your proxy at any time before the vote is taken at our special meeting. If you have not voted through a bank, broker, nominee or other holder of record, you may revoke your proxy by:

•	submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our special meeting;

•	submitting a properly executed proxy with a later date; or

•	voting in person at our special meeting.
      However, simply attending our special meeting without voting will not revoke an earlier proxy.
      Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

The Legacy Bank
2600 Commerce Drive
Harrisburg, Pennsylvania 17110
Attention: Kirsten C. Penwell, Secretary
      If your shares are held in the name of a bank, broker, nominee or other holder of record, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.
      A proxy appointment will not be revoked by the death or incapacity of the shareholder executing the proxy unless notice of the death or incapacity is given to our corporate secretary before the shares of our common stock represented by such proxy are voted.
      How Proxies are Counted. All shares of our common stock represented by properly executed proxies received before or at our special meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies.
      We will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining the presence of a quorum, but an abstention will have the effect of voting against approval of the merger proposal and voting against approval of the adjournment proposal.
      Brokers may not vote shares of our common stock that they hold beneficially either for or against the approval of the merger proposal without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against approval of the merger proposal.
      In addition, brokers may not vote on the adjournment proposal without specific instructions from the person who beneficially owns those shares. Nevertheless, shares held by a broker for which you do not give your broker instructions on how to vote will have no effect on the outcome of the voting on the adjournment proposal.
      Solicitation. We will pay for the costs of our special meeting and for the mailing of this proxy statement/ prospectus to our shareholders, as well as all other costs we incur in connection with the solicitation of proxies from our shareholders. However, FNB and we will share equally the cost of printing this proxy statement/ prospectus and the filing fees paid to the SEC.
      In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone or in person. Our directors, officers and employees will not be specially compensated for these activities. We also intend to request that brokers, banks, nominees and other holders of record solicit proxies from their principals, and we will reimburse the brokers, banks, nominees and other holders of record for certain expenses they incur for those activities.
      We have retained Regan & Associates, Inc. to assist us in the solicitation of proxies. We have agreed to pay Regan & Associates, Inc. a fee of $8,000 for its services.

Recommendation of Our Board of Directors
      Our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on our reasons for the merger described in this proxy statement/ prospectus, our board of directors believes that the merger is in our best interests and those of our shareholders. Accordingly, our board of directors unanimously recommends that our shareholders vote “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal. See “The Merger — Our Board of Directors’ Reasons for the Merger; Recommendation” beginning on page      , for a more detailed discussion of our board of directors’ recommendation.
Attending Our Special Meeting
      If your shares are held in street name and you want to attend our special meeting, you must bring an account statement or letter from your holder of record showing that you were the beneficial owner of the shares on                     , 2006, the record date for our special meeting.
Questions and Additional Information
      If you have more questions about the merger or how to submit your proxy card, or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card, please call Melissa Tyrrell at (717) 441-3400, extension 107.

INFORMATION ABOUT LEGACY AND FNB
The Legacy Bank
2600 Commerce Drive
Harrisburg, Pennsylvania 17110
(717) 441-3400
Business
      The Legacy Bank is a Pennsylvania state-chartered bank that began operations in September 1999. Legacy serves a niche market of small and middle-market businesses and professionals and uses a business model predicated on convenient delivery of banking products and services (ATM networks, courier service, telephone banking, online banking and banking by appointment) by experienced bankers through our branch system and alternate delivery channels that supplement our branch locations. In addition, through its wholly owned subsidiary, The Legacy Trust Company, Legacy provides asset management services, including personal trust and estate planning, retirement and employee benefit planning and investment management. The vision of management is for Legacy to be recognized for its superior service, innovative products and services, professionalism and integrity. Management believes that Legacy’s purpose is not to sell products and services to customers; rather, through comprehensive needs analysis, it is to construct solutions to our customer’s needs by offering a wide range of commercial banking and asset management services. Legacy’s philosophy is to focus on the needs of the customer and building a relationship with that customer. Legacy has eight offices which are located in Harrisburg, Camp Hill, Hazleton, Shenandoah, Drums, McAdoo, Pottsville and Williamsport. The Legacy Trust Company has two offices which are located in Harrisburg and Pottsville.
Banking Operations
      We offer a select range of deposit accounts designed to attract small to medium-sized businesses, professionals, professional practices, associations and individuals in our primary market area. These accounts include personal and business checking and savings accounts, time certificates of deposit and specialized deposit accounts, including sweep accounts, small business “packaged” accounts and tiered accounts designed to attract larger deposits, and Keogh and IRA accounts. In addition, commercial loans and consumer loans, including auto loans, mortgages, home improvement loans and home equity lines of credit are offered. Loans in amounts that exceed our lending limit may be offered through participation agreements with other financial institutions. Our deposits are insured by the FDIC up to the maximum extent permitted by law.
      We provide a number of convenience-oriented services and products to our customers, including direct payroll and social security deposit services, Legacy-by-mail services, letters of credit, cash management, access to a national automated teller machine network, safe deposit boxes, night depository facilities, notary services, travelers checks, a courier service, 24-hour bank-by-phone and a personal and business 24-hour Online Banking Service.
      Management periodically reviews Legacy’s services and will add or delete them based upon the needs of our customers, competitive factors and our financial and other capabilities. Improvements and developments in technology and evolving federal and state laws and regulations may also influence our future services significantly.
      We direct our commercial lending efforts primarily toward small and mid-sized businesses, professionals and professional practices whose demand for credit fall within our legal lending limit of $5.5 million. In the event there are customers whose loan requirements exceed our legal lending limit, we arrange such loans on a participation basis with other financial institutions. All customer banking and credit decisions are made by our board of directors and management.
      The Legacy Trust Company, a wholly owned subsidiary of Legacy, was created to complement Legacy’s strategy by offering a full range of traditional trust, employee benefits, asset management and investment services. Legacy Trust offers a consultative approach to the delivery of its services to professionals, business owners and their employees and the traditional fiduciary market with the ultimate goal of helping clients build and preserve their financial legacies.
      We have in the past sought out opportunities to enhance our existing business model. On January 1, 2003, Northern State Bank merged into Legacy. This merger brought us an expanded market area. On September 5, 2003, we purchased three branch offices from Leesport Bank. The branches purchased brought to us an expanded market area with branch offices located in Shenandoah and Drums. On June 4, 2004, we sold our branch offices in Towanda and Sayre to First Citizens National Bank. In September 2004, we opened a loan production office in Pottsville. On April 1, 2005, we purchased the McAdoo branch office of Harleysville National Bank and now operates the branch office as one of our branches. On May 27, 2005, Legacy closed its Humboldt Industrial Park branch office, and on October 3, 2005 we opened a branch in Pottsville.
Credit Administration
      Loan Policy and Approval Authorization. We employ extensive written policies and procedures to enhance management of credit risk. The loan portfolio is managed under a specifically defined credit process. This process includes formulation of portfolio management strategy, guidelines for underwriting standards and risk assessment, procedures for ongoing identification and management of credit deterioration and regular portfolio reviews to estimate loss exposure and to ascertain compliance with our credit policies. In particular, these credit policies and procedures require the loan committee of our board of directors to analyze all credit decisions in excess of $1,000,000.
      In general, our loan approval policies provide for dual signatures in commercial lending. Loan authorities are approved by our board for our individual officers in various aggregate amounts on a secured and/or unsecured basis. Authority limits are based on experience, ability and need.
      Loan Review. Whenever loans are classified in a category below satisfactory grade, heightened management attention is devoted to protect our position and to reduce loss exposure. We place loans on non-accrual status when the principal or interest is 90 days past due, unless the loan is well-secured and in the process of collection. Loans may be placed in non-accrual earlier if full recovery of the principal balance is in doubt. Loans are charged off when the collection of principal and interest can no longer be considered a sound collectible asset. Management meets regularly to review asset quality trends and to discuss loan policy issues. Losses are identified during this review and reserves are established accordingly. In management’s opinion, all anticipated and identified potential loan losses are now reflected in the allowance for loan losses.
      Concentration of Risk. A major element of credit risk management is diversification. Our objective is to maintain a diverse loan portfolio to minimize the impact of any single event or set of occurrences. Concentration parameters are based on individual risk factors and policy constraints for type of customer, collateral and product.
      Although we have no major concentrations of credit to any particular industry, the economic conditions within the Commonwealth of Pennsylvania have influence. We have diversified this risk by having an operating presence in several regions of the state. We generally do not make loans outside our market area unless the borrower has a relationship with us.
Competition
      The banking business in Pennsylvania is extremely competitive. We face strong competition from many other banks, savings and loan associations, credit unions and other financial institutions that have branch offices or otherwise operate in our market area, as well as many other financial services companies such as money market funds, stock brokerage firms, insurance companies, mortgage companies and others seeking deposits and making loans. Substantially all of these competitors have greater financial resources than Legacy, and many have substantially larger lending limits than Legacy. Many of these competitors also offer services that we do not intend to provide or are not authorized to provide.

      Financial institutions generally compete on the basis of rates and service. We are subject to increasing competition from credit unions, finance companies and mortgage companies that may not be subject to the same regulatory restrictions and taxation as commercial banks.
Regulation and Supervision
      General. The business of banking in the United States is a highly regulated industry, governed extensively by federal and state law and regulations. No entity can engage in the business of banking in the United States without first applying for and obtaining a bank charter, either a federal charter or a state charter. After a charter is approved and issued, all banks are subject to a complex structure of laws that regulate the business of banking, including transactions with consumers and other customers. The system of regulation and supervision by federal and state banking agencies is comprehensive and pervasive, and affects nearly every aspect of a bank’s business, including expansion and, if necessary, liquidation. While different types of banks have different agencies as their primary regulator, most of the laws and regulations affecting banking operations and activities are purposely similar.
      We are a Pennsylvania-chartered commercial bank that is not a member of the Federal Reserve System, a charter type commonly referred to in the industry as a “state non-member bank.” In the United States, all banks are required to have their deposits insured by the FDIC. Under the Federal Deposit Insurance Act (“FDIA”), each FDIC-insured bank must have a primary federal regulator, either the FRB, which is the primary regulator for state-chartered banks that are members of the Federal Reserve System, the OCC, which regulates national banks or the FDIC for state non-member banks. Accordingly, our primary federal banking regulator is the FDIC. Because we are state-chartered, the Department also regulates us. The principal laws that directly govern our activities are the Banking Code, the statute under which we were chartered and the FDIA, because our deposits are FDIC-insured. Significant portions of other banking laws, such as the Federal Reserve Act, also apply to us even though we are not a Federal Reserve member bank. In addition, a number of other laws directly affect discrete portions of our business, such as the Truth in Lending Act and the Community Reinvestment Act (“CRA”), among others.
      We are subject to extensive regulation and supervision by the FDIC and the Department. We must file reports with the Department and the FDIC concerning our activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other banking institutions. Our quarterly financial reports, known as “call reports,” are publicly available on the FDIC’s website. The Department and the FDIC conduct periodic examinations to test our safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the FDIC insurance fund and our depositors and not our shareholders. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the FDIC or the Congress, could have a material adverse impact on us and our operations. Certain of the regulatory requirements applicable to us are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to banking institutions set forth herein does not purport to be a complete description of such statutes and regulations and their effects on us.
      Capital Requirements. The FDIC has adopted risk-based capital guidelines for the banks it regulates. The required minimum ratio of total capital to risk-weighted assets, including off-balance sheet activities, such as standby letters of credit, is 8.0%. At least half of the total capital is required to be “Tier 1 capital,” consisting principally of common shareholders’ equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain intangible assets. The remainder, or “Tier 2 capital”, may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock and a limited amount of the allowance for credit losses. The risk-based capital standards also require the FDIC to take adequate account of a bank’s interest rate risk, concentration of credit risk and the risks of non-traditional activities.

      In addition to the risk-based capital guidelines, the FDIC established guidelines for a minimum leverage ratio, or Tier 1 capital to average total assets, for banks. These guidelines provide for a minimum leverage ratio of 3% for those banks that have the highest regulatory examination ratings and are not contemplating or experiencing significant growth or expansion. All other banks are required to maintain a leverage ratio of at least 1% to 2% above the 3% stated minimum. We are in compliance with these guidelines.
      Under the FDIC prompt corrective action regulations, the FDIC is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a bank is considered “well capitalized” if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier I, or core, capital to risk-weighted assets is at least 6%, its tier 1 leverage ratio is at least 5% and it is not subject to any order or directive by the FDIC to meet a specific capital level. A bank generally is considered “adequately capitalized” if its ratio of total capital to risk-weighted assets is at least 8%, its ratio of core capital to risk-weighted assets is at least 4% and its ratio of core capital to total assets is at least 4%, 3% if the institution receives the highest CAMELS rating. A bank that has lower ratios of capital is categorized as “undercapitalized,” “significantly under capitalized,” or “critically undercapitalized.” Subject to a narrow exception, the appropriate banking regulator is required to appoint a receiver or conservator for an institution that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the FDIC within 45 days of the date a bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent bank holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The FDIC could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.
      At December 31, 2005, we met the definition of “well capitalized.”
      Insurance of Deposit Accounts. All bank deposits in the United States are insured by the FDIC up to a maximum amount of $100,000 per depositor per bank. In other words, a person could have $1,000,000 on deposit at one bank, and have FDIC insurance of only $100,000, or could maintain ten deposit accounts of $100,000 each at ten different banks, thereby obtaining $1,000,000 in FDIC insurance. FDIC regulations define what types of accounts are entitled to separate insurance coverage, such that an individual can have more than $100,000 of coverage at one bank, if his deposits are in distinct accounts, such as an individual account, a joint account, an IRA, etc. FDIC insurance is not insurance against physical catastrophes such as fire, flood, theft, etc., but is insurance that the depositor will receive his or her deposits in case the bank becomes insolvent. The primary reason for the extensive regulation and supervision of banks insured by the FDIC is that the FDIC wants to be sure that banks are financially sound so that the FDIC does not have to close the bank and pay the depositors.
      The FDIC has implemented a risk-related premium schedule for all insured depository institutions that results in the assessment of premiums based on capital and supervisory measures. Under the risk-related premium schedule, the FDIC assigns, on a semiannual basis, each depository institution to one of three capital groups (well-capitalized, adequately capitalized or undercapitalized) and further assigns such institution to one of three subgroups within a capital group. The institution’s subgroup assignment is based upon the FDIC’s judgment of the institution’s strength in light of supervisory evaluations, including examination reports, statistical analyses and other information relevant to measuring the risk posed by the institution. Only institutions with a total capital to risk-adjusted assets ratio of 10% or greater, a Tier 1 capital to risk-based assets ratio of 6% or greater, and a Tier 1 leverage ratio of 5% or greater are assigned to the well-capitalized group. As of December 31, 2005, Legacy was well capitalized for purposes of calculating insurance assessments.
      The Bank Insurance Fund maintained by the FDIC, and this is applicable to us, is presently fully funded at more than the minimum amount required by law. Accordingly, the Bank Insurance Fund assessment rates for 2006 range from zero for those institutions with the least risk to $0.027 for every $100 of insured deposits for institutions deemed to have the highest risk. We are in the category of institutions that presently pays nothing for deposit insurance. The FDIC adjusts the rates every six months. The FDIC has indicated that it is possible that all banks will again be required to pay deposit insurance premiums in the future if the current trend of the size of the insurance funds relative to all insured deposits continues.
      While we presently pay no premiums for deposit insurance, we are subject to assessments to pay the interest on Financing Corporation bonds. The Financing Corporation was created by Congress to issue bonds to finance the resolution of failed thrift institutions. The FDIC sets the Financing Corporation assessment rate every quarter. The Financing Corporation assessment for us, and all other banks and savings institutions, for the first quarter of 2006 is an annual rate of $0.0132 for each $100 of deposits.
      Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Our management does not know of any practice, condition or violation that might lead to termination of deposit insurance.
      Loans to One Borrower. Applicable regulations limit the dollar amount of loans that we may have outstanding to any one borrower, or group of affiliated borrowers, to 15% of its capital and surplus. As of December 31, 2005, this limitation was equal to $5.5 million. There are exceptions from the limitation for certain secured loans, depending upon the amount and type of collateral.
      Limitation on Capital Distributions. Dividend payments by us are subject to the Banking Code and the FDIA. Under the Banking Code, no dividends may be paid except from “accumulated net earnings”, generally, undivided profits. Under the FDIA, an insured bank may not pay dividends if the bank is in arrears in the payment of any insurance assessment due to the FDIC.
      As indicated above, the FDIC has adopted standards for the maintenance of adequate levels of capital by banks. Adherence to such standards further limits Legacy’s ability to pay dividends.
      Interstate Banking. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 amended various federal banking laws to provide for nationwide interstate banking, interstate bank mergers and interstate branching. The interstate banking law allows for the acquisition by a bank holding company of a bank located in another state. The Banking Code permits Legacy to establish branches in other states.
      Transactions with Related Parties. Legacy’s authority to engage in transactions with related parties or “affiliates”, e.g., any company that controls or is under common control with an institution, is limited by Sections 23A and 23B of the Federal Reserve Act. Section 23A limits the aggregate amount of covered transactions with any individual affiliate to 10% of our capital and surplus. The aggregate amount of covered transactions with all affiliates is limited to 20% of our capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A, and the purchase of low-quality assets from affiliates is generally prohibited. Section 23B generally provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated parties. In addition, banks are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no bank may purchase the securities of any affiliate other than a subsidiary.
      Our authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is governed by the Federal Reserve Act and the Federal Reserve’s Regulation O thereunder, as implemented and modified by the FDIC’s regulations. Among other things, such loans are required to be made on terms that are substantially the same as those offered to unaffiliated individuals and that do not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. The regulations also place individual and aggregate limits on the amount of loans we may make to insiders based, in part, on our capital position and requires certain board approval procedures to be followed.

      Enforcement. Under the FDIA, the FDIC has primary enforcement responsibility over state non-member banks and has the authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order and removal of officers and/or directors to institution of receivership or conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. Federal law also establishes criminal penalties for certain violations.
      Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines Prescribing Standards for Safety and Soundness (“Interagency Guidelines”) and a final rule to implement safety and soundness standards required under the FDIA. The Interagency Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The standards set forth in the Interagency Guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate risk exposure, asset growth and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Interagency Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDIA. The final rule establishes deadlines for the submission and review of such safety and soundness compliance plans when such plans are required.
      Federal Reserve System. Regulations of the Federal Reserve require all depositary institutions to maintain noninterest earning reserves against their transaction accounts (primarily NOW and regular checking accounts). Regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $36.1 million or less (subject to adjustment) the reserve requirement is 3%; and for accounts aggregating greater than $36.1 million, the reserve requirement is $900,000 plus 10% (subject to adjustment between 8% and 14%) against that portion of total transaction accounts in excess of $38.8 million. The first $6.0 million of otherwise reservable balances (subject to adjustments) are exempted from the reserve requirements. Legacy is in compliance with the foregoing requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements that may be imposed by the FDIC under separate regulations.
      Other Laws. Legacy is also subject to other requirements and restrictions under federal and state law, including restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, proper disclosures of interest rates and terms for loans and deposits, and limitations on the types of investments that may be made and the types of services that may be offered, bank secrecy and money laundering. The Expedited Funds Availability Act restricts the amount of time that a bank may “hold” a customer’s funds before making them available for withdrawal. The Real Estate Settlement Procedures Act prevents lenders from making certain referral payments to others for home mortgage loans, and requires standardized disclosure of fees on a uniform settlement sheet. The Fair Credit Reporting Act governs the actions of banks in reporting the payment histories of its customers and the denial of credit to an applicant, and the Fair Debt Collection Practices Act imposes requirements on the collection of debts not timely paid by customers. The CRA requires us to help meet the credit needs of the entire community where it operates, including low and moderate income neighborhoods. Our rating under the CRA, assigned by the FDIC pursuant to an examination of us, is important in determining whether we may receive approval for, or utilize certain streamlined procedures in, applications to engage in new activities. Various consumer laws and regulations also affect our operations. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the nation’s money supply and credit availability in order to influence the economy.
Employees
      We have 85 full-time employees and 13 part-time employees. Our executive officers are the Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, the President of Retail Banking, Technology and Operations, the President of The Legacy Bank of Hazleton, the Chief

Executive Officer of The Legacy Trust Company, the Chief Credit Officer and the Managing Director of Legal and Human Resources. The remaining employees provide staff support in the areas of asset management, lending, personal banking, and operations. Non-banking services, such as check processing, internal auditing and maintenance are outsourced to companies specializing in those areas.
Web Site Access to Legacy’s Filings with the FDIC
      All of our filings with the FDIC, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 are made available at no cost on our web site, www.thelegacybankonline2.com, through the Investor Relations link as soon as reasonably practicable after we file such material with, or furnish it to, the FDIC.
Properties
      Legacy’s properties are as follows:

Principal and Executive Offices — Located at 2600 Commerce Drive, Harrisburg, Pennsylvania 17110. Legacy owns this property in fee and without liens.

Camp Hill Office — Located at 4231 Trindle Road, Camp Hill, Pennsylvania 17011. Legacy leases this property. The lease, effective October 26, 2001, is for a term of 10 years and 6 months with 3 five-year renewal options. Legacy is leasing the property at an annual rate of $43,200.

Hazleton Office — One South Church Street, Hazleton, Pennsylvania 18201. Legacy leases this property. The lease, effective February 1, 2001, is for a 10-year term with 2 five-year renewal options. Legacy is leasing the property at an annual rate of $37,564.

Drums Office — Rittenhouse Place, Route 309, Drums, Pennsylvania 18222. Legacy leases this property by assignment from Leesport Bank. The lease, effective May 26, 1992, is for a 20-year term with 2 five-year renewal options. Legacy is leasing the property at an annual rate of $6,985.

McAdoo Office — 25 North Kennedy Drive, McAdoo, Pennsylvania 18237. Legacy owns this property in fee and without liens.

Shenandoah Office — 101 North Main Street, Shenandoah, Pennsylvania 17976-1798. Legacy owns this property in fee and without liens.

Williamsport Office — 120 West Fourth Street, Williamsport, Pennsylvania 17701. Legacy leases this property and adjoining parking spaces. The lease, effective December 22, 2003, is for a 10-year term with 2 five-year renewal options. Legacy is leasing the property and the adjoining parking spaces at an annual rate of $111,000.

Pottsville Office — 394 South Centre Street, Pottsville, Pennsylvania 17901. Legacy leases this property. The lease, effective December 1, 2002, is for a two-year term with 1 one-year renewal option. Legacy is leasing the property at an annual rate of $41,131.
Legal Proceedings
      The nature of our business generates a certain amount of litigation involving matters arising in the ordinary course of business. In the opinion of our management, however, there are no proceedings pending to which we are a party or to which our property is subject, that, if determined adversely to us, would be material in relation to our financial condition. In addition, to management’s knowledge, no governmental authorities have initiated or are contemplating the initiation of any proceedings against us that would be material to its financial condition.
      For more information on us, see “Where You Can Find More Information” beginning on page      .

FNB
      FNB is a $5.6 billion financial services holding company headquartered in Hermitage, Pennsylvania. FNB provides a broad range of financial services to its customers through FNB Bank and its insurance agency, consumer finance and trust company subsidiaries.
      FNB Bank has 146 banking offices in western Pennsylvania and eastern Ohio. FNB Bank offers the services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. FNB Bank also offers various alternative investment products, including mutual funds and annuities. As of September 30, 2005, FNB Bank had total assets, total liabilities and total stockholders’ equity of approximately $5.7 billion, $5.2 billion and $467.0 million, respectively.
      Regency Finance, FNB’s consumer finance subsidiary, has 22 offices in Pennsylvania, 15 offices in Ohio and 16 offices in Tennessee and principally makes personal installment loans to individuals and purchases installment sales finance contracts from retail merchants.
      Another FNB subsidiary, First National Trust Company, a registered investment advisor, provides a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates, and has approximately $1.2 billion of assets under management.
      FNB’s insurance agency subsidiary is a full-service insurance agency and, through its seven locations, offers commercial and personal insurance products of major insurance companies.
      For additional information about FNB, see “The Merger”, below, and “Where You Can Find More Information”, beginning on page      .
THE MERGER
      The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement and the financial advisor’s opinion included as Appendices A and B, respectively, to this proxy statement/ prospectus. We encourage you to carefully read those documents as well as the discussion in this proxy statement/ prospectus.
Background of the Merger
      Legacy was formed in September 1999. Since its formation, Legacy successfully executed a community banking strategy predicated on providing personal banking and trust products and services to individuals, professionals and small and medium sized, privately held businesses in its market area. By September 2005, Legacy was profitable, had grown to $382.1 million in assets and also had $142.2 million in assets under management with recurring fees. However, management also had concluded during the last year that continued growth and improved profitability would require significant restructuring steps to enable Legacy to transition to a larger bank structure. Alternatively, affiliation with another institution could provide Legacy with the additional resources it needed to increase revenues and reduce overhead expense. To that end, George H. Groves, our chairman and chief executive officer, held a series of discussions with potential affiliation candidates, most of whom were of a similar size as Legacy. Mr. Groves kept our Strategic Options Committee of our board of directors apprised of his discussions throughout this time period. The purpose of these discussions was to identify a partner that could help us accelerate our growth and profitability and with whom our management and staff could play a meaningful role. These discussions intensified in July and August 2005, but ultimately failed to yield an acceptable partner.
      In September 2005, our management reviewed our prospects for the three-year period beginning in 2006. Management concluded that, with restructuring steps that would be focused primarily on reduced staffing and other measures designed to improve efficiency, we could achieve strong performance. However, our management was cognizant of the associated risks with the restructuring steps it believed were necessary. In addition, like most banks, we expected to face challenges to our net interest margin posed by the lack of disparity between short- and long-term interest rates that prevailed throughout most of 2005. Furthermore, management could not predict the duration of this so-called flat yield curve and therefore the long-term impact of interest rates on our earnings prospects was uncertain.
      On September 28 and October 11, 2005, George H. Groves met with Legacy’s financial advisor, Griffin, to discuss our strategic alternatives. Mr. Groves also had discussions with a number of directors regarding our strategic options during this time frame, including a discussion with our full board at its September 27, 2005 board meeting. This meeting was followed by an off-site meeting of our executive management team on October 13 and 14, 2005. The result of these discussions was a conclusion that it was appropriate to explore external options, including affiliation with a larger institution. As a result, Mr. Groves directed Griffin to make inquiries of eight potential partners to gauge their level of interest. Mr. Groves had several individual discussions with members of the Strategic Options Committee during this time period and a meeting of that committee was held on October 24, 2005. At that meeting, Griffin reported that FNB and one other institution had expressed serious interest. A third institution had expressed some casual interest directly to Mr. Groves, but Mr. Groves and Griffin advised the Strategic Options Committee that the more seriously interested parties should be considered first. Based on these discussions, the Strategic Options Committee authorized Griffin to develop further information regarding the interest of these two parties. The full board was apprised of these indications of interest at its October 25, 2005 meeting.
      Subsequent to this meeting of the Strategic Options Committee, Mr. Groves and Griffin met to outline a process for proceeding. These meetings occurred on October 27, 2005 and November 4, 2005. At these meetings, Mr. Groves directed Griffin to arrange for meetings with each of the interested parties so that each party could be afforded an opportunity to demonstrate why it was the preferable affiliation partner for Legacy. The meeting with FNB occurred on November 9, 2005, and the meeting with the other party occurred on the previous day.
      Each of the parties submitted non-binding written expressions of interest to Griffin. A meeting of the Strategic Options Committee was held on November 17, 2005 at which representatives of both Griffin and Legacy’s counsel, Stevens & Lee, were present. The purpose of the meeting was to review the expressions of interest. Griffin reviewed the publicly available information regarding FNB and the other party and compared the two expressions of interest. The expression of interest from FNB indicated an offer price of approximately $17.54 per share consisting of 70% stock and 30% cash. The other party indicated a higher price than the price offered by FNB, but, for a number of reasons, the Strategic Options Committee concluded that affiliation with FNB was preferable to an affiliation with the other party. These reasons included:

•	the materially higher dividend paid by FNB compared to the dividend paid by the other party;

•	the fact that the FNB offer consisted of more stock than the other offer, which increased the ability of Legacy shareholders to participate in the future growth of FNB;

•	the fact that FNB was an out-of-market buyer that likely would retain more Legacy employees than the other party, which was an in-market buyer;

•	the fact that FNB intended to use Legacy as a platform for further expansion into central Pennsylvania and the possibility that this expansion could mean more jobs and a greater benefit to the communities served by Legacy;

•	the fact that Legacy’s management was more likely to have a meaningful role in FNB’s eastward expansion than it would have had in any consolidation with an in-market buyer;

•	the fact that FNB appeared to have a more diverse revenue stream than the other party and the related fact that a material component of the other party’s assets, and resulting revenue, were concentrated in an asset class that Legacy management perceived as carrying greater risk than the asset composition of FNB’s balance sheet;

•	the fact that Legacy option holders would have the opportunity to convert their options into options to acquire FNB stock and thereby share in the future growth of FNB;

•	the fact that FNB agreed to operate Legacy as a separate division and to continue use of the Legacy name compared to the fact that the other party was not willing to do so; and

•	the subjective belief of the members of our Strategic Options Committee that the trend toward bank consolidation in the United States would more likely include FNB than the other bidder at some time in the future, and the possibility of such a sequential transaction in the future would likely be beneficial to Legacy shareholders.
      A regular meeting of our full board of directors was held on November 22, 2005, which was attended by representatives of Griffin and Stevens & Lee. At this meeting, Griffin again reviewed the expressions of interest by the two parties for the benefit of the full board. Stevens & Lee reviewed the fiduciary duty of directors of a Pennsylvania corporation, including specifically the fact that the duty of Pennsylvania directors is owed to the corporation and not any one constituency, including shareholders. Stevens & Lee advised our Board that Pennsylvania law provided our board the ability to consider a variety of different factors and constituencies in making a decision regarding a change in control. Stevens & Lee further advised our board that its ability to consider a variety of factors and constituencies also gave it the ability to accept an offer from a party that is not the highest price offered for the institution. After careful consideration, and for the same reasons advanced by the Strategic Options Committee, our board directed Griffin and our management to pursue a transaction with FNB.
      Subsequent to this board meeting, Griffin advised FNB that it was the preferred buyer and the parties agreed to perform mutual due diligence. In addition, FNB directed its counsel to prepare a merger agreement and deliver it to Legacy’s counsel. FNB performed due diligence with respect to Legacy on November 29 and November 30, 2005, and Legacy performed due diligence with respect to FNB on December 1, 2005. During the course of Legacy’s due diligence, FNB made Legacy aware of a special charge that FNB intended to take in connection with the restructuring of FNB’s investment portfolio in an amount not yet determined. Legacy and its advisors were concerned that any announcement of a special charge might have an adverse impact on the price of FNB’s common stock and they expressed this concern to FNB and its advisors. Pending FNB’s public announcement of the special charge, FNB and Legacy mutually agreed that it would be prudent to defer announcement of any transaction so they could evaluate the effect of the disclosure of the special charge information on FNB’s stock price. On December 7, 2005, FNB issued a press release announcing a special fourth quarter after-tax change of $11.2 million, or $0.19 per share. In a conference call held on December 8, 2005, our Strategic Options Committee was apprised of this development and concurred with the decision to delay execution of any definitive agreement. Our Strategic Options Committee also directed Griffin to maintain contact with the other bidder and gauge its level of continued interest. Representatives of Griffin did continue to communicate with the other bidder and indicated to our Strategic Options Committee that this alternative transaction remained possible. Following additional discussions with the other bidder, the other bidder indicated that its offer had technically expired but that it might have some continuing interest. Both Griffin and Mr. Groves inferred from this comment that it was quite possible that this bidder would reduce its offer. The result of this meeting, coupled with the fact that the announcement by FNB of its special charge did not have a negative effect on FNB’s common stock, our Strategic Operations Committee concluded that FNB was still the preferred affiliation partner. Mr. Groves apprised the board of his recommendation and a meeting of the board was scheduled for December 15, 2005 to consider a transaction with FNB.
      At the December 15, 2005 board meeting, representatives of Griffin again reviewed the FNB proposal, including the fact that the approximate value of the transaction was now $18.40 per share because of appreciation in the price of FNB common stock. Griffin delivered an oral opinion that the transaction proposed by FNB was fair to Legacy from a financial point of view. This oral opinion was followed by a written fairness opinion dated December 21, 2005, which is included as Appendix B to this proxy statement/ prospectus. Stevens & Lee then again reviewed the fiduciary duty of directors and the material terms of the merger agreement, with special emphasis on those provisions that were still under negotiation. Finally, the three senior members of Legacy’s management provided their recommendation, which was to proceed with the FNB transaction. In their analysis, the management team cited all of the reasons discussed above and considered previously by the Strategic Options Committee and the full board. Based on this recommendation, the board authorized and approved a transaction with FNB on substantially the terms described at the meeting and gave management the authority to negotiate the final terms of the merger agreement. From December 15, 2005, through December 21, 2005, the parties completed the negotiation of the merger agreement. The merger agreement was executed on the afternoon of December 21, 2005 and public announcement of the merger occurred that afternoon.
FNB’s Reasons for the Merger
      Following the spin-off of its Florida operations on January 1, 2004, FNB committed to pursuing several key strategies. Among them was the realization of modest organic growth and the supplementation of that growth through strategic acquisitions.
      In approving the merger agreement, FNB’s board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:

•	its understanding of FNB’s business, operations, financial condition, earnings and prospects and of Legacy’s business, operations, financial condition, earnings and prospects, including our geographic position in central and northeastern Pennsylvania;

•	its understanding of the current and prospective environment in which FNB and Legacy operate, including regional and local economic conditions, the competitive environment for financial institutions generally and continuing consolidation in the financial services industry, and the likely effect of these factors on FNB in light of, and in absence of, the proposed merger;

•	the merger with Legacy will expand FNB’s franchise to several markets in central and northeastern Pennsylvania that have recently experienced faster economic growth than FNB’s markets in western Pennsylvania and eastern Ohio;

•	the review by the FNB board of directors with its legal advisors of the structure and terms of the merger, including the exchange ratio, the expectation of FNB’s legal advisors that the merger will qualify as a transaction of a type that is generally tax-free to stockholders for United States federal income tax purposes and, based on the exchange ratio and assuming continuation of FNB’s current per share dividend rate of $0.235 per quarter, an anticipated annual dividend increase of $0.94 for holders of Legacy common stock;

•	the complementary nature of the respective customer bases, business products and skills of FNB and Legacy could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining FNB and Legacy;

•	the proposed board and management arrangements which would position the combined company with strong leadership and experienced operating management;

•	the likelihood that the regulatory approvals needed to complete the transaction will be obtained; and

•	the historical and current market prices of FNB common stock and Legacy common stock.
      The FNB board of directors also considered the fact that the combined institution will result in a combined entity with assets of approximately $6.2 billion. The future growth prospects of the Legacy market area are expected to provide sustained business development opportunities by enabling FNB to capitalize on a cohesive banking franchise with sufficient critical mass to compete in the central and northeastern Pennsylvania markets.
      The foregoing discussion of the factors considered by the FNB board in evaluating the merger agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the FNB board. In reaching its decision to approve the merger agreement and the merger, the FNB board did not quantify or assign relative rights to the factors considered, and individual directors may have given different weights to different factors. The FNB board considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, its determination to enter into the merger agreement.
Our Board of Directors’ Reasons for the Merger; Recommendation
      At its December 15, 2005 meeting, the Legacy board of directors determined that the terms of the merger agreement and the merger with FNB were in the best interests of Legacy. In making this determination, our board concluded that the merger with FNB was superior to the other alternatives available to Legacy and to the prospects of continuing to operate Legacy as an independent community-focused bank.
      In the course of reaching its decision to approve the merger agreement, our board of directors consulted with Griffin and Stevens & Lee. In addition to the considerations previously identified as significant with respect to our decision to pursue a transaction with FNB rather than the other bidder, our board considered, among other things, the following factors:

•	The terms of the merger agreement that called for 30% of our shares to be exchanged for $18.40 in cash and 70% of our shares to be exchanged on a share-for-share basis for FNB common stock. The board noted that the ten-day average price for FNB common stock was $18.25 which meant that Legacy shareholders would receive blended aggregate consideration of $18.30 per share. The board noted that this price reflected approximately a 43.5% premium for our shareholders over the $12.75 closing price of our common stock on December 14, 2005, the day immediately preceding the day that our board approved the merger;

•	The fact that the FNB exchange ratio required that up to 30% of the merger consideration be composed of cash at $18.40 per share, thereby permitting those Legacy shareholders who wished to receive cash instead of FNB stock to elect an all-cash exchange or an exchange composed of part FNB common stock and part cash. The Legacy board understood that if more than 30% of the issued and outstanding Legacy common stock elected to receive cash, certain shareholders would be required to receive a portion of the merger consideration in FNB stock instead of cash;

•	The opinion of Griffin that the merger consideration was fair to Legacy from a financial point of view;

•	Management’s familiarity with and review of FNB’s business prospects and financial condition, including its future prospects;

•	The adverse impact that the pressures of competition and our limited economies of scale would have on our ability to increase profitability;

•	FNB’s agreement that George H. Groves would be appointed to the board of FNB Bank and that other non-employee members of our board of directors would be offered an appointment to a Harrisburg regional advisory board for a minimum of three years;

•	The ability given in the merger agreement to the advisory board to enforce specifically certain of the non-financial covenants contained in the merger agreement;

•	The fact that our employees who did not continue as FNB employees would be entitled to receive severance pay, depending upon years of service and position with us, and further that we would be permitted to pay retention bonuses to designated Legacy employees in connection with the merger in an aggregate amount not to exceed $200,000;

•	A determination that a business combination with FNB would expand our lending capabilities and increase the range of financial products and services available to our customers;

•	The prices, multiples of earnings per share and premiums over book value and market value paid in other recent acquisitions of financial institutions;

•	The possible negative impact the merger with FNB would have on various constituencies served by Legacy, including potential job loss among certain senior Legacy employees;

•	The fact that the merger is expected to be tax-free with regard to Legacy shareholders who receive FNB common stock;

•	Our alternatives of continuing as an independent community-focused bank or combining with other potential merger partners, compared to the effect of Legacy combining with FNB pursuant to the merger agreement, and the determination that the merger with FNB presented the best opportunity for maximizing shareholder value and achieving Legacy’s other strategic goals;

•	The pro forma financial effects of the proposed transactions, including the potential cost savings resulting from back office efficiencies, consolidations and other cost savings, and enhanced revenue anticipated from the merger and the effects of the merger on the risk-based and leverage capital ratios of the combined company and its subsidiary bank;

•	The fact that our shareholders who receive stock would have the ability to continue to participate in the growth of the combined company on a tax-deferred basis and also would benefit as a result of the significantly greater liquidity of the trading market for FNB common stock and that Legacy shareholders who desire immediate liquidity could elect to receive cash, noting that the receipt of cash would generally be taxable to such shareholders;

•	The provisions pertaining to our ability in certain circumstances to withdraw our board’s recommendation of the merger to our shareholders and our ability to recommend another transaction to our shareholders and pursue such transaction in certain circumstances;

•	The provisions permitting our board of directors to terminate the merger agreement if the value of FNB common stock declines by more than 20% from its price after the announcement of the merger agreement and underperforms by 20% or more compared to the Nasdaq Bank Index during the same time period; and

•	The fact that the termination fee provision of the merger agreement could have the effect of discouraging superior proposals for a business combination between Legacy and a third party.
      The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but is believed to include all material factors considered by our board of directors. In reaching its determination to approve and recommend the merger, our board of directors did not assign any relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors. Our board of directors determined that the above factors supporting the merger outweighed the factors not supporting the merger.
      After deliberating with respect to the merger transaction with FNB, considering, among other things, the matters discussed above and the opinion of Griffin referred to above, our board of directors approved and adopted the merger agreement and the merger with FNB by the unanimous vote of all directors present.
      Our board of directors believes that the terms of the merger agreement are in the best interests of Legacy and has unanimously approved the merger agreement.
      ACCORDINGLY, THE LEGACY BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.
Opinion of Our Financial Advisor
      On July 1, 2004, we engaged Griffin to serve as our financial advisor in connection with the merger. Griffin was authorized to, and did, solicit third party indications of interest in acquiring us or engaging in a business combination with us. Griffin acted as our financial advisor in connection with the merger and participated in certain negotiations leading to the execution of the merger agreement, but the terms and conditions of the merger, including pricing, were determined through arm’s length negotiations between Legacy and FNB and our decision to accept the FNB proposal and the pricing of the merger was made by our board of directors. On December 15, 2005, our board of directors held a special meeting to evaluate our proposed merger with FNB. At this meeting, Griffin delivered an oral opinion, that was subsequently confirmed in writing on December 21, 2005, to the effect that based on the assumptions, factors and limitations set forth in its opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to Legacy.
      We have the right to terminate the merger agreement if the average closing price of FNB common stock for each of the 20 consecutive trading days ending on and including the fifth such trading day prior to the date on which the last regulatory approval for the merger is obtained is less than $14.38 (representing a 20% decline from the $17.98 closing price of FNB common stock on December 20, 2005) and if the decline in the average closing price of FNB common stock from $17.98 is at least 20% more than the change in the Nasdaq Bank Index (as measured by its closing price on December 20, 2005 compared to the average closing price of such Index for each of the 20 consecutive trading days ending on and including the second such trading day prior to the date on which the last regulatory approval is obtained). Even if we elect to terminate the merger agreement, the merger may still be completed if FNB, at its option, chooses to increase the exchange ratio provided for in the merger agreement such that each share of Legacy common stock that is converted into shares of FNB common stock will receive shares of FNB common stock equal in value to $14.38 (determined on the basis of the average closing price of FNB common stock calculated as provided above). It is not possible to know until two trading days before receipt of the last regulatory approval if the price of FNB common stock has declined 20% more than the change in the Nasdaq Bank Index.
      The full text of Griffin’s written opinion is attached as Appendix B to this proxy statement/ prospectus and is incorporated herein by reference. The opinion describes the processes Griffin followed, the assumptions Griffin made, the matters Griffin considered and the qualifications and limitations set forth in its opinion. The description of Griffin’s opinion set forth below is qualified in its entirety by reference to its opinion. You are urged to, and should read Griffin’s opinion carefully and in its entirety. Griffin’s opinion speaks only as of the date of its opinion. Griffin’s opinion is directed solely to our board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be paid by FNB as provided in the merger agreement. Griffin’s opinion does not address the underlying business decision to proceed with the merger or any other aspect of the merger or any related transaction, nor does it constitute a recommendation to any Legacy shareholder as to how such shareholder should vote at the Legacy special meeting. Griffin’s opinion will not reflect any developments that may occur after the date of its opinion and prior to the completion of the merger. We do not currently expect that we will request an updated opinion from Griffin.
      In arriving at its opinion, Griffin, among other things:

(i) reviewed certain publicly available financial statements and other information of Legacy and FNB, respectively, which Griffin believed to be relevant;

(ii) discussed the past and current operations and financial condition and the prospects of each of Legacy and FNB with senior executives of Legacy and FNB, respectively, including with respect to FNB (x) the potential impact on FNB of the merger, including potential cost savings, synergies and other strategic, financial and operational benefits that management of FNB expects to realize from the combination of Legacy and FNB and (y) the impact of the proposed merger on the future financial performance of FNB;

(iii) reviewed the publicly reported historical price and trading activity for Legacy common stock and FNB common stock, including a comparison of certain financial and stock market information for Legacy and FNB with similar publicly available information for certain other financial institutions the securities of which are publicly traded;

(iv) reviewed earnings per share consensus estimates for FNB for the years ending December 31, 2005 and 2006;

(v) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions between financial institutions that Griffin viewed as relevant;

(vi) participated in discussions and negotiations between Legacy and FNB;

(vii) reviewed a draft of the merger agreement;

(viii) considered the competitive environment for financial institutions; and

(ix) performed comparable company, selected reference transaction, discounted dividend and pro forma merger analyses.
      In connection with its reviews and analyses and in providing its opinion, Griffin assumed and relied upon the accuracy and completeness of all of the financial, accounting, tax and other information reviewed by it for the purposes of arriving at its opinion, without independent verification. Griffin also relied upon assurances from management of FNB and Legacy that they are not aware of any facts or circumstances that may cause such information to contain a misstatement or omission of a fact material to Griffin’s opinion. With respect to Griffin’s discussion of financial and operating impact, including the synergies, cost savings and other strategic, financial and operational benefits to be realized in connection with the completion of the merger, Griffin assumed that such pro forma financial and operating analyses reflect the best available estimates and judgments of the future financial performance of FNB, after giving effect to the merger, and were based on reasonable assumptions, estimates and judgments of Legacy’s and FNB’s respective management teams. Griffin also relied upon the advice Legacy and FNB have each received from their respective legal counsel, tax advisors and independent public accountants as to all legal, tax and accounting matters relating to the merger, including without limitation, that the merger will be treated as a tax-free reorganization for federal income tax purposes. Griffin assumed that the merger will be completed in accordance with the terms of the merger agreement and all laws and regulations applicable to FNB and Legacy and that in the course of obtaining the necessary regulatory approvals or other approvals of the merger, no restrictions will be imposed that may have a material adverse effect on the future results of operations or financial condition of Legacy, FNB or the combined entity, as the case may be, or on the contemplated benefits of the merger. Griffin did not make an independent valuation or appraisal of either Legacy or FNB or their respective assets or liabilities, including any hedge, swap, foreign exchange, derivative or off-balance sheet assets or liabilities, nor has it been furnished with any such appraisals and Griffin has not made any independent review of the loans, loan loss reserves or reviewed any individual loan credit files of Legacy or FNB. In addition, Griffin did not conduct a physical inspection of any of the properties or facilities of Legacy or FNB. Griffin is not expressing an opinion as to what the value of FNB common stock will actually be when issued or the price at which FNB common stock will trade at any time or whether FNB will realize the specific strategic objectives and benefits of the merger. Griffin’s opinion does not address the relative merits of the merger compared to any other business strategy that might exist for Legacy, nor does it address the underlying business decision of Legacy to engage in the merger.
      Griffin’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Griffin assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement have not been nor will be waived. Griffin also assumed that there had been no material change in Legacy’s or FNB’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Griffin, except that Griffin was aware of the information set forth in FNB’s December 7, 2005 press release in which FNB announced a one-time restructuring charge. In providing its opinion, Griffin does not admit that it is an expert within the meaning of the term “expert” as used within the Securities Act and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

Summary of Analyses by Griffin
      The following discussion summarizes the material analyses undertaken by Griffin in connection with its written opinion dated December 21, 2005. The summary is not a complete description of the analyses underlying Griffin’s opinion or the presentations made by Griffin to the Legacy board, but summarizes the material analyses performed in connection with such presentations and Griffin’s opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Griffin did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Griffin believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the processes underlying Griffin’s analyses and its opinion. The tables alone do not provide a complete description of the financial analyses.
      The financial information, estimates of transaction costs, purchase accounting adjustments and expected cost savings discussed with Griffin were prepared by the respective management teams of Legacy and FNB. Senior executives of Legacy and FNB confirmed to Griffin that such estimates, adjustments and savings reflected the best currently available estimates and judgments of Legacy’s and FNB’s respective management teams. Griffin expresses no opinion as to such estimates, adjustments and savings in its opinion. Legacy and FNB do not publicly disclose internal management projections of the type discussed with Griffin in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions that are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections.
      In performing its analyses, Griffin also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Legacy and FNB. The estimates set forth in Griffin’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, no company, transaction, or business used in Griffin’s analyses as a comparison is identical to Legacy or FNB or the merger. Thus, Griffin’s analyses and opinion are necessarily subjective.
      Griffin prepared its analyses solely for review by Legacy’s board in connection with its evaluation of the merger. Legacy’s board of directors considered Griffin’s analyses at our board’s December 15, 2005 meeting. Griffin’s financial analyses were only one of the many factors considered by Legacy’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Legacy board of directors or management with respect to the merger or the merger consideration. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Griffin’s analyses do not reflect the value of Legacy’s common stock or FNB’s common stock or the prices at which Legacy’s or FNB’s common stock may be sold at any time.
      Financial Terms of the Merger. Griffin reviewed the financial terms of the merger. Based upon the average closing price of FNB’s common stock for the ten days ended December 13, 2005 of $18.25 and the exchange ratio of 1.00, and assuming 70% of Legacy shares of common stock are exchanged for shares of FNB common stock and 30% of Legacy’s shares of common stock are exchanged for $18.40 cash per share, Griffin calculated an implied transaction value of approximately $18.30 per Legacy share and an implied aggregate transaction value of approximately $74.1 million. The implied aggregate transaction value was based upon 3,882,722 million shares of Legacy common stock outstanding on an “as-if converted” basis as of September 30, 2005, plus the value of outstanding options, warrants and convertible notes to purchase 404,080 shares of Legacy common stock calculated using $18.30 per share less a weighted average exercise price of $10.69 per share. Griffin noted that the transaction value represented a 42.97% premium over the December 13, 2005 closing sales price of Legacy common stock of $12.80 per share.

      Market Value and Comparable Company Analyses. Using publicly available information, Griffin compared the financial condition, performance and market value measures of Legacy to the following 22 Mid-Atlantic-based financial institutions:

•	Allegheny Valley Bancorp, Inc.

•	CBT Financial Corporation

•	Codorus Valley Bancorp, Inc.

•	Columbia Financial Corporation

•	Commercial National Financial Corporation

•	Community Bank, National Association

•	Dimeco, Incorporated

•	DNB Financial Corporation

•	East Penn Financial Corporation

•	Emclaire Financial Corp.

•	Honat Bancorp, Incorporated

•	Iron & Glass Bancorp

•	Juniata Valley Financial Corporation

•	Kish Bancorp, Inc.

•	Mauch Chunk Trust Financial Corp.

•	Mid Penn Bancorp, Inc.

•	MNB Corporation

•	Northumberland Bancorp

•	Norwood Financial Corp.

•	Peoples Financial Services Corp.

•	Somerset Trust Holding Company

•	Tower Bancorp Incorporated
      Using publicly available information, Griffin compared the financial condition, performance and market value measures of FNB to the following 12 Mid-Atlantic-based financial institutions:

•	Community Banks, Inc.

•	First Commonwealth Financial Corporation

•	Harleysville National Corporation

•	Lakeland Bancorp, Incorporated

•	National Penn Bancshares, Inc.

•	Provident Bankshares Corporation

•	S&T Bancorp, Inc.

•	Sandy Spring Bancorp, Inc.

•	Sterling Financial Corporation

•	Sun Bancorp, Inc.

•	Susquehanna Bancshares, Inc.

•	Yardville National Bancorp
      Griffin also compared Legacy’s and FNB’s financial condition, performance and market value measures to the median and mean statistics of these peer reference groups of banks selected by Griffin. The Legacy and FNB ratios were based on data obtained from SNL Financial’s online databases. For purposes of such analyses, the financial information used by Griffin was as of and for the 12 months ended September 30, 2005. Stock price data was as of December 13, 2005. Certain financial information prepared by Griffin, and referenced in the tables presented below, may not correspond to the data presented in FNB’s and Legacy’s historical financial statements as a result of different assumptions and methods used by Griffin to compute and analyze the financial data presented. SNL Financial is a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisition data for companies in the industries it covers.
      The results of such comparison were as follows:

		Peer	Peer
		Group	Group
	Legacy	Median	Mean

Asset Quality:
Tangible Equity & Trust Preferred/ Tangible Assets(%)	7.65	8.88	9.49
Borrowings/ Assets(%)	14.66	8.46	10.61
Loans/ Deposits(%)	98.27	81.52	79.33
Loan loss reserve/ Loans(%)	1.15	1.13	1.22
Non-performing assets/ Assets(%)	0.37	0.53	0.61
Loan loss reserve/ Non-performing assets(%)	232.4	126.2	232.1
Performance:
Return on average equity(%)	5.55	11.50	11.56
Return on average assets(%)	0.59	1.05	1.09
Net interest margin(%)	3.49	3.76	3.67
Yield on earning assets(%)	5.79	5.63	5.64
Cost of funds(%)	2.08	2.12	2.08
Noninterest income/ Operating revenue(%)	18.66	18.65	18.86
Noninterest income/ Average assets(%)	0.74	0.78	0.80
Noninterest expense/ Average assets(%)	3.09	2.54	2.69
Efficiency ratio(%)	76.18	63.62	63.05
Market Statistics:
Price/ Trailing 12-month earnings per share(x)	22.86	14.99	16.59
Price/ Book value per share(%)	123.67	179.24	181.52
Price/ Tangible book value per share(%)	157.62	179.79	186.12
Dividend yield(%)	—	2.58	2.55

		Peer	Peer
		Group	Group
	FNB	Median	Mean

Asset Quality:
Tangible Equity & Trust Preferred/ Tangible Assets(%)	7.02	8.26	8.53
Borrowings/ Assets(%)	21.93	15.53	16.84
Loans/ Deposits(%)	95.73	91.43	90.32
Loan loss reserve/ Loans(%)	1.34	1.12	1.18
Non-performing assets/ Assets(%)	0.73	0.37	0.33
Loan loss reserve/ Non-performing assets(%)	232.40	207.8	282.7
Performance:
Return on average equity(%)	16.36	11.71	11.54
Return on average assets(%)	1.23	0.99	1.08
Net interest margin(%)	3.87	3.69	3.73
Yield on earning assets(%)	5.94	5.77	5.78
Cost of funds(%)	2.08	2.09	2.09
Noninterest income/ Operating revenue(%)	28.00	23.82	23.99
Noninterest income/ Average assets(%)	1.33	1.04	1.10
Noninterest expense/ Average assets(%)	2.82	2.62	2.79
Efficiency ratio(%)	57.11	59.00	60.06
Market Statistics:
Price/ Trailing 12-month earnings per share(x)	14.88	17.14	18.64
Price/ Projected EPS(1)(x)	15.51	16.52	17.10
Price/ Book value per share(%)	219.73	195.98	198.14
Price/ Tangible book value per share(%)	399.24	297.38	289.49
Dividend yield(%)	5.18	2.83	2.74

(1)	Based on estimated FNB core earnings.
      Griffin selected these companies because their businesses and operating profiles are reasonably similar to those of Legacy and FNB. No comparable company identified above is identical to Legacy or FNB. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies. Mathematical analysis, such as determining the mean and median, is not by itself a meaningful method of using selected company data.
      Selected Reference Transaction Analysis. Griffin reviewed publicly available information related to certain bank transactions which it selected and believed to be generally comparable to the merger. These transactions included acquisitions of commercial banks with transaction values between $10 million and $100 million in Pennsylvania completed since January 1, 2003. These transactions included:

Acquiror	Acquired Company

Orrstown Financial Services	First National Bank of Newport
Tower Bancorp Inc.	FNB Financial Corp.
Standard Mutual Holding Company	Hoblitzell National Bank of Hyndman
F.N.B. Corporation	North East Bancshares Inc.
Sterling Financial Corp.	Pennsylvania State Banking Co
F.N.B. Corporation	Slippery Rock Financial Corp.
Leesport Financial Corp.	Madison Bancshares Group Ltd.
Community Bank System Inc.	First Heritage Bank
Harleysville National Corporation	Millennium Bank
Community Bank System Inc.	Grange National Banc Corp.
Univest Corporation of Pennsylvania	Suburban Community Bank
National Penn Bancshares Inc.	Home Towne Heritage Bank
KNBT Bancorp Inc.	First Colonial Group Inc.
Fulton Financial Corp.	Premier Bancorp Inc.
Univest Corporation of Pennsylvania	First County Bank
      Griffin also reviewed a group of 27 Mid-Atlantic and 299 nationwide transactions involving the acquisition of commercial banks completed since January 1, 2003 with transaction values between $10 million and $100 million. Mid-Atlantic transactions included transactions in Delaware, Maryland, New Jersey and Pennsylvania, including those Pennsylvania transactions listed above.
      For each these selected merger transactions, Griffin used publicly available financial information, including information from SNL Financial’s online databases to determine:

•	The multiple of the selected transactions’ price per share to publicly-disclosed earnings per share for the latest 12 months at the time of announcement of the selected transaction;

•	The multiple of the selected transaction’s price per share to book value per share and tangible book value per share using the acquired company’s most recent publicly-disclosed financial statements at the time of announcement of the selected transaction;

•	The multiple of the selected transactions’ price to total assets using the acquired company’s most recent publicly disclosed financial statements at the time of announcement of the selected transaction;

•	The implied tangible book premium to core deposits, which means total deposits less certificates of deposit greater than $100,000, using the acquired company’s most recent publicly-disclosed financial statements at the time of announcement of the selected transaction; and

•	The market premium, which represents the selected transaction value per share less the acquired company’s stock price one trading day before announcement divided by the acquired company’s stock price one trading day before announcement.

      Transaction multiples for the merger were derived from the $18.30 per share transaction value and financial data on an “as if converted” basis as of September 30, 2005 made available to Griffin by Legacy. Griffin compared these results with announced, selected transaction multiples. The results of the analysis are set forth in the following table:

			Price/
	Price/		Tangible	Price/	Premium/	Market
	LTM EPS	Price/	Book	Assets	Core Dep.	Premium
	(x)	Book (%)	(%)	(%)	(%)	(%)

Pennsylvania transaction medians	23.06	246.93%	250.38%	23.53%	21.40%	39.87%
Mid-Atlantic transaction medians	24.07	246.93%	251.90%	23.53%	21.40%	39.87%
Nationwide transaction medians	21.67	224.32%	230.36%	20.23%	16.47%	35.59%
FNB/ Legacy	35.19	173.49%	214.73%	19.39%	18.86%	42.97%
      Discounted Dividend Analysis. Griffin performed a discounted dividend analysis to generate reference ranges for the implied present value per share of Legacy and FNB common stock assuming that each continued to operate as a stand-alone company. These ranges were calculated using FNB’s and Legacy’s internal estimates for core earnings per share and growth rates and were determined in each case by calculating a present value of the estimated future dividends of Legacy and FNB, respectively, through 2010, plus a present value of the estimated terminal trading value of the common stock of Legacy and FNB, respectively, as of the end of 2010.
      Griffin estimated alternative terminal value ranges for Legacy and FNB common stock at the end of 2010 using (1) a long-term earnings per share growth rate of 20% for Legacy and 7.5% for FNB, (2) for FNB, a dividend in 2006 consistent with FNB’s current dividend and thereafter a dividend payout of 75%, (3) for Legacy, initiation of a dividend in 2006 at a dividend payout ratio of 15% with 5% increases thereafter and (4) a range of terminal value multiples of 15.0x to 20.0x for each of Legacy and FNB. The estimated future dividends and terminal values resulting from the calculations described above were discounted to present values using discount rates of 10% to 14% for FNB and 12% to 16% for Legacy. Griffin viewed these ranges as appropriate for companies with Legacy’s and FNB’s respective risk characteristics.
      The results of this analysis are set forth below:

	Legacy Terminal Value Price/Earnings Multiple

		15.0	16.0	17.0	18.0	19.0	20.0

	12.0%	$11.54	$12.25	$12.95	$13.66	$14.37	$15.08
	13.0%	11.05	11.73	12.40	13.08	13.76	14.43
Discount Rate	14.0%	10.59	11.23	11.88	12.53	13.17	13.82
	15.0%	10.14	10.76	11.38	12.00	12.62	13.24
	16.0%	9.73	10.32	10.91	11.51	12.10	12.69

	FNB Terminal Value Price/Earnings Multiple

		15.0	16.0	17.0	18.0	19.0	20.0

	10.0%	$18.43	$19.41	$20.38	$21.35	$22.32	$23.29
	11.0%	17.69	18.62	19.54	20.47	21.40	22.33
Discount Rate	12.0%	16.98	17.87	18.76	19.64	20.53	21.42
	13.0%	16.31	17.16	18.01	18.86	19.70	20.55
	14.0%	15.67	16.49	17.30	18.11	18.92	19.73
      Based on the above assumptions, Griffin determined that the present value of Legacy common stock ranged from $9.73 to $15.08 and the present value of FNB common stock ranged from $15.67 to $23.29.
      Pro Forma Merger Analysis. Griffin analyzed certain potential pro forma effects of the merger, assuming the following: (1) 70% of Legacy’s outstanding shares of common stock were exchanged for shares of FNB common stock at an exchange ratio of 1.00 and 30% of Legacy’s shares of outstanding common stock were exchanged for $18.40 cash per share, (2) all outstanding options and warrants to purchase Legacy common stock are converted into options and warrants to purchase a number of shares of FNB common stock equal to the number of shares of Legacy common stock subject to the options multiplied by 1.00, (3) without independent review by Griffin of underlying data or assumptions for accuracy or reasonableness, all purchase accounting adjustments, transaction costs and cost savings are as estimated by FNB, (4) without independent review by Griffin of underlying data or assumptions for accuracy or reasonableness, the earnings estimates of Legacy were consistent with those discussed with senior executives of Legacy; (5) FNB’s estimated annualized core earnings per share for the year ended December 31, 2006 was $1.17, exclusive of non-recurring charges and (6) the merger was completed on January 1, 2006. This analysis indicated that the merger, assuming it was completed on a pro forma basis on January 1, 2006, would have had a dilutive effect on FNB’s earnings per share for the year ending December 31, 2006 without cost savings and an accretive effect on FNB’s earnings per share for the year ending December 31, 2006 (assuming cost savings). This analysis does not include the impact of any potential revenue enhancements available to the combined entity.
      Fees Payable by Legacy to its Financial Advisor. Legacy has agreed to pay Griffin a transaction fee in connection with the merger of $825,000 payable upon closing of the merger. Legacy has also agreed to reimburse certain of Griffin’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Griffin and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws. Griffin is an affiliate of Stevens & Lee, Legacy’s legal counsel.
Structure of the Merger and the Merger Consideration
      Structure. Subject to the terms and conditions of the merger agreement, and in accordance with Pennsylvania law, Florida law and the Bank Act, at the completion of the merger, we will merge with and into FNB Bank and your shares of Legacy common stock will be converted into cash, FNB common stock or a combination thereof. FNB Bank will be the surviving corporation and will continue its corporate existence under the laws of the United States. Immediately thereafter, Legacy Trust, our wholly owned subsidiary, will merge with and into First National Trust Company, a wholly owned subsidiary of FNB. Each share of our common stock issued and outstanding at the effective time of the merger will be converted into either cash or shares of FNB common stock.
      When the merger is completed, our separate corporate existence will terminate. To the extent you become a shareholder of FNB, your rights as a shareholder will be governed by Florida law, FNB’s articles of incorporation and FNB’s by-laws. See “Comparison of Shareholder Rights” beginning on page      .
      The board of directors of FNB will continue as the board of directors of the combined company. The board of directors of FNB Bank will continue as the board of directors of the combined bank, except that at the completion of the merger, FNB Bank will appoint George H. Groves to the board of directors of FNB Bank. See “— Boards of Directors of FNB Bank Following the Merger” beginning on page      .
      Based on information as of the record date, upon completion of the merger, current holders of FNB common stock will own approximately           % of, and holders of our common stock will own approximately           % of, the outstanding FNB common stock.
      Merger Consideration. The merger agreement provides that at the effective time of the merger each share of our common stock issued and outstanding immediately prior to the effective time, other than shares held by FNB and shares as to which appraisal rights are perfected, will be converted into either:

•	$18.40 in cash; or

•	one share of FNB common stock.
      You may elect whether you want to receive all FNB common stock, all cash or a combination of cash and FNB common stock in exchange for the shares of our common stock that you hold. However, your election is subject to possible proration because the allocation procedures in the merger agreement provide that 30% of the shares of our common stock will be exchanged for cash and 70% of the shares of our common stock will be exchanged for shares of FNB common stock, although FNB has the option of increasing the amount of FNB common stock it issues in the merger if our shareholders elect to receive more than 70% of the merger consideration in FNB common stock. The actual allocation of cash and FNB common stock will be dependent on the elections made by our shareholders and may result in your receiving a combination of FNB common stock and cash regardless of your choice. See “— Election Procedure” beginning on page      .
      Since the market value of FNB common stock may fluctuate due to a variety of factors and the exchange ratio of one share of FNB common stock for each share of our common stock is fixed, no assurance can be given that the value of one share of FNB common stock received in the merger will be substantially equivalent to $18.40 in cash. In addition, no assurance can be given that the value of one share of FNB common stock received by a Legacy shareholder at the effective time of the merger will be substantially equivalent to the value of one share of FNB common stock at the time of the vote to approve the merger proposal or at the time you elect the form of merger consideration you want to receive. As the market value of FNB common stock fluctuates, the value of one share of FNB common stock that you will receive will correspondingly fluctuate, and may be greater or less than $18.40 in cash.
      If, between the date of the merger agreement and the effective time of the merger, shares of FNB common stock are changed into a different number or class of shares by reason of any reclassification, split-up, combination, exchange of shares or readjustment, or a stock dividend is declared with a record date within that period, appropriate adjustments will be made to the per share cash consideration and the per share stock consideration.
      Fractional Shares. No fractional shares of FNB common stock will be issued to you upon completion of the merger. For each fractional share that you would otherwise be entitled to receive, FNB will pay cash in an amount, rounded to the nearest cent, equal to the product of the number of fractional shares held by you multiplied by the average closing price of FNB common stock for the 20 consecutive trading-day period ending on and including the fifth trading day prior to the effective date of the merger. No interest will be paid or accrued on cash payable in lieu of fractional shares of FNB common stock nor will any holder of fractional shares be entitled to dividends or other rights in respect of such fractional shares.
      Treasury Shares. Upon consummation of the merger, any shares of our common stock held by us or any of our subsidiaries or by FNB or any of its subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted in good faith, will be cancelled and retired and no merger consideration will be given with respect to those shares.
      Dissenting Shares. If you perfect appraisal rights under the Bank Act, and you are therefore entitled to be paid the appraised value of your shares as provided for under the Bank Act, you will not be entitled to receive the merger consideration, unless and until you have withdrawn or lost your appraisal rights.
Election Procedure
      Subject to the allocation process described in the next section, you will have the right to elect to receive in exchange for your shares of our common stock:

•	all cash,

•	all shares of FNB common stock, or

•	a combination of cash and shares of FNB common stock.
      In our discussion, we refer to each of these three possible elections as the “all cash election,” the “all stock election” and the “combination election,” respectively.
      All Cash Election. If you choose the all cash election, you will receive $18.40 in cash for each share of our common stock you hold, subject to the allocation mechanism described below. In our description below, we refer to the shares held by a Legacy shareholder who has made an all cash election as “cash election shares.”

      All Stock Election. If you choose the all stock election, you will receive one share of FNB common stock for each share of our common stock you hold, subject to the allocation mechanism described below. In our description below, we refer to the shares held by a Legacy shareholder who has made an all stock election as “stock election shares.”
      Combination Election. If you choose the combination election, you will receive (i) one share of FNB common stock for each share of our common stock you hold for which you elected to receive FNB common stock and (ii) $18.40 in cash for each remaining share of our common stock you hold, subject to the allocation mechanism described below. If you choose the combination election, you will able to specify the number of shares of our common stock you want converted into shares of FNB common stock. All shares of our common stock for which you do not elect to receive FNB common stock will be converted into cash, subject to the allocation mechanism described below.
      Undesignated Shares. Any shares of our common stock, other than shares for which appraisal rights have properly been perfected under the Bank Act and treasury shares, with respect to which the exchange agent does not receive an effective, properly completed election form prior to the election deadline will be deemed “undesignated shares.” If you hold shares of our common stock that are deemed to be undesignated shares, you will receive $18.40 in cash for each share of our common stock you hold unless there is an oversubscription of the cash consideration, in which case you may receive one share of FNB common stock for some or all of your shares of our common stock. See “— Allocation of FNB Common Stock and Cash” below.
      For example, assuming you hold 100 shares of our common stock, if you made:

•	an all stock election, you will receive 100 shares of FNB common stock;

•	an all cash election, you will receive $1,840 in cash; or

•	a combination election, you will receive:

•	assuming an election of 75% cash and 25% stock, approximately $1,380 in cash and 25 shares of FNB common stock (and payment for any fractional share);

•	assuming an election of 50% cash and 50% stock, approximately $920 in cash and 50 shares of FNB common stock (and payment for any fractional share); or

•	assuming an election of 75% stock and 25% cash, approximately $460 in cash and 75 shares of FNB common stock (and payment for any fractional share).
      The actual allocation of cash and stock will be subject in each case to the allocation procedures described under the heading “— Allocation of FNB Common Stock and Cash” below.
      Under the terms of the merger agreement, 30% of the shares of our common stock will be exchanged for cash and 70% of the shares of our common stock will be exchanged for FNB common stock, unless FNB exercises its option to increase the number of shares of FNB common stock issued in the merger in the case of a stock oversubscription. Accordingly, there is no assurance that you will receive the form of the merger consideration that you elect with respect to all of your shares of our common stock. If the elections of our shareholders result in an oversubscription for the available pool of FNB common stock or cash, the exchange agent will follow the procedures for allocating FNB common stock and cash to be received by our shareholders as set forth in the merger agreement and described under “— Allocation of FNB Common Stock and Cash” below.
      Election Form. The merger agreement provides that no less than 40 days prior to the anticipated date of completion of the merger, or on a different date mutually agreed upon by FNB and us, an election form and other appropriate and customary transmittal materials will be mailed by, or on behalf of, FNB to you. Each election form will allow you to elect to receive:

•	one share of FNB common stock for each share of our common stock you hold;

•	$18.40 in cash for each share of our common stock you hold; or

•	one share of FNB common stock for each share of our common stock you hold for which you elect to receive FNB common stock and $18.40 in cash for each remaining share of our common stock you hold.
      The form of election will be mailed to you if you are a holder of record as of the close of business on the fifth business day prior to the mailing date of this proxy statement/ prospectus. In our discussion, we refer to this date at the “election form record date.” FNB will also make election forms available to persons who become record holders of our common stock subsequent to the election form record date and prior to the election deadline.
      If you wish to elect the type of merger consideration you will receive in the merger, you should carefully review and follow the instructions set forth in the election form. Shares of our common stock as to which you have not made a valid election prior to the election deadline, which is 5:00 p.m. on the 30th day following the mailing date, will be deemed undesignated shares.
      An election will have been properly made and effective only if the exchange agent has actually received a properly completed election form that has not been revoked by the election deadline. An election form will be properly completed only if an election is indicated for each share of our common stock covered by such election form and accompanied by one of more certificates representing all shares of our common stock covered by the election form (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates), together with duly executed transmittal materials included in or required by the election form.
      You may revoke your election form prior to the election deadline, provided that the exchange agent actually receives a written notice from you revoking your election form and specifying the shares of our common stock covered by such revoked election form prior to the election deadline. In the event an election form is revoked prior to the election deadline, the shares of our common stock represented by such revoked election form will automatically become undesignated shares unless and until a new election is properly made with respect to such shares of our common stock on or before the election deadline. In the event of a revocation of an election, FNB will cause the certificates representing such shares of our common stock to be promptly returned without charge to the person submitting the revoked election form upon request to that effect from the holder who submitted such election form.
      The exchange agent will have reasonable discretion to determine whether any election or revocation has been properly or timely made and to disregard immaterial defects in the election forms, and any decisions of Legacy and FNB required by the exchange agent and made in good faith in determining such matters will be binding and conclusive. Neither FNB nor the exchange agent will be under any obligation to notify any person of any defects in an election form.
Allocation of FNB Common Stock and Cash
      Under the terms of the merger agreement, 30% of our shares of common stock will be exchanged for cash and 70% of our shares of common stock will be exchanged for FNB common stock. Accordingly, there is no assurance that you will receive the form of merger consideration that you elect with respect to all shares of our common stock you hold. If the elections of all of our shareholders result in an oversubscription of the available pool of cash or FNB common stock, the exchange agent will allocate between the cash and shares of FNB common stock to be received by you in the manner described below. For a discussion of fractional interests in shares of FNB common stock, see “— Structure of the Merger and the Merger Consideration” beginning on page      .
      If the aggregate number of shares of FNB common stock that would be issued in the merger is approximately equal to 2,468,845, subject to adjustment pursuant to the merger agreement, then:

•	if you made an all cash election, you will receive $18.40 in cash for each share of our common stock you hold;

•	if you made an all stock election, you will receive one share of FNB common stock for each share of our common stock you hold;

•	if you made a combination election, you will receive one share of FNB common stock per share of our common stock you hold for which you elected to receive FNB common stock and $18.40 in cash for each remaining share of our common stock you hold; and

•	if you hold undesignated shares, you will be deemed to have made an all cash election and will receive $18.40 in cash for each share of our common stock you hold, subject to the allocation provisions in the merger agreement.
      Oversubscription of the Stock Consideration. If the aggregate number of shares of FNB common stock that would be issued in the merger exceeds, and is not approximately equal to, 2,468,845 shares, subject to adjustment pursuant to the merger agreement, FNB may issue such number of its shares of common stock even though more than 2,468,845 shares of its common stock would be issued. However, FNB also has the right not to issue more than 2,468,845 shares of its common stock. If FNB chooses not to issue more than 2,468,845 shares of its common stock, then:

•	if you made an all cash election, you will receive $18.40 in cash for each share of our common stock you hold;

•	if you hold undesignated shares, you will be deemed to have made an all cash election and you will receive $18.40 in cash for each share of our common stock you hold;

•	if you made a combination election, you will receive the following consideration for the shares of our common stock you hold for which you elected to receive FNB common stock:

•	a number of shares of FNB common stock equal to the following: (i) the sum of the number of shares of our common stock as to which you made a stock election and the number of shares of our common stock for which FNB common stock was elected in connection with combination elections by other Legacy shareholders multiplied by (ii) the stock proration factor; and

•	cash in an amount equal to the following: (i) $18.40 multiplied by (ii) the sum of the number of shares of our common stock with respect to which all stock elections were made and the number of shares of our common stock for which FNB common stock was elected in connection with combination elections by other Legacy shareholders multiplied by (iii) one minus the stock proration factor; and

•	if you made a combination election, you will receive $18.40 in cash for each of the remaining shares of our common stock you hold;

•	if you made an all stock election, you will receive the following for each share of our common stock you hold:

•	a number of shares of FNB common stock equal to the following: (i) the sum of the number of shares of our common stock with respect to which all stock elections were made and the number of shares of our common stock for which FNB common stock was elected in connection with combination elections by other Legacy shareholders multiplied by (ii) the stock proration factor; and

•	cash in an amount equal to the following: (i) $18.40 multiplied by (ii) the sum of the number of shares of our common stock with respect to which all stock elections were made and the number of shares of our common stock for which FNB common stock was elected in connection with combination elections by other Legacy shareholders multiplied by (iii) one minus the stock proration factor.
      The stock proration factor will be calculated by dividing (i) 2,468,845 by (ii) the number of shares of our common stock with respect to which all stock elections were made and the number of shares of our common stock for which FNB common stock was elected in connection with combination elections.

      Oversubscription of the Cash Consideration. If the aggregate number of shares of FNB common stock that would be issued in the merger is less than, and is not approximately equal to, 2,468,845, subject to adjustment pursuant to the merger agreement, then:

•	if you made an all stock election, you will receive one share of FNB common stock for each share of our common stock you hold;

•	if you made a combination election, you will receive one share of FNB common stock for each share of our common stock you hold for which you elected to receive FNB common stock;

•	the exchange agent will then select by pro rata allocation according to the number of shares of our common stock held by the holders of the undesignated shares, other than shares for which appraisal rights have properly been perfected under the Bank Act, a sufficient number of shares such that aggregate number of shares of FNB common stock that would be issued in the merger equals 2,468,845, as closely as possible, subject to adjustment pursuant to the merger agreement;

•	if the sum of the undesignated shares plus the shares of our common stock as to which all stock elections were made plus the number of shares of our common stock for which FNB common stock was elected in connection with combination elections by other Legacy shareholders is less than, and not approximately equal to, 2,468,845 shares of FNB common stock, then (i) each shareholder who made a combination election will receive the following consideration for each share of our common stock they hold for which they elected to receive cash and (ii) each shareholder who made an all cash election will receive the following consideration for each share of our common stock they hold:

•	cash in an amount equal to the following: (i) $18.40 multiplied by (ii) the sum of the number of shares of our common stock with respect to which all cash elections were made and the number of shares of our common stock for which cash was elected in connection with combination elections by other Legacy shareholders multiplied by (iii) one minus the cash proration factor; and

•	the number of shares of FNB common stock equal to the following: (i) the sum of the number of shares of our common stock with respect to which all cash elections were made and the number of shares of our common stock for which cash was elected in connection with combination elections by other Legacy shareholders multiplied by (ii) the cash proration factor.
      The cash proration factor will be calculated by dividing (i) the amount that is the difference between (x) 2,468,845 and (y) the sum of the number of shares of our common stock with respect to which all stock elections were made, the number of shares of our common stock for which FNB common stock was elected in connection with combination elections and the number of undesignated shares selected pursuant to the second preceding bullet point by (ii) the sum of the number of shares of our common stock with respect to which all cash elections were made and the number of shares of our common stock for which cash was elected in connection with combination elections.
      No later than five business days prior to the effective time of the merger, FNB will cause the exchange agent to compute the allocation described above. The pro rata allocation process to be used by the exchange agent will consist of such procedures as FNB and we mutually determine.
      Because the United States federal income tax consequences of receiving cash, FNB common stock or both cash and FNB common stock will differ, you are urged to read carefully the information set forth under the section “Material Federal Income Tax Consequences of the Merger” and to consult your tax advisors for a full understanding of the tax consequences of the merger to you. In addition, because the value of one share of FNB common stock can fluctuate during the election period, the economic value per share received by our shareholders who receive FNB common stock may, as of the date of receipt by them, be more or less than the $18.40 in cash received by our shareholders who received cash consideration.

      Some examples of the approximate effects of the proration of the cash consideration and the stock consideration in the merger to a holder of 100 shares of Legacy common stock are set forth below. The actual elections by Legacy shareholders may differ significantly. The examples are for illustrative purposes only.

If 85% of Shares Elect Cash, Then:	If 85% of Shares Elect Stock, Then(1):

(a) A holder of 100 shares electing stock will receive all stock, and	(a) A holder of 100 shares electing cash will receive all cash, and
(b) A holder of 100 shares electing cash will receive stock and cash in the following amount:	(b) A holder of 100 shares electing stock would receive stock and cash in the following amounts:

	Amount of Merger		Amount of Merger
Amount of Merger	Consideration in	Amount of Merger	Consideration in
Consideration in FNB Stock	Cash	Consideration in FNB Stock	Cash

64.71 shares	$649.41	82.4 shares	$324.71

(1)	Assumes FNB does not exercise its option to issue more than 2,468,845 shares of FNB common stock in the merger.
Procedures for the Exchange of Shares of Our Common Stock
      Exchange Fund. Not later than three days prior to the effective time of the merger, FNB will deposit with the exchange agent certificates representing the shares of FNB common stock and cash to be exchanged for shares of our common stock.
      After the effective time of the merger, each holder of a Legacy stock certificate, other than shares for which appraisal rights have properly been perfected under the Bank Act and treasury shares, who has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate) together with duly executed transmittal materials to the exchange agent, will be entitled to receive a certificate representing FNB common stock and/or cash in accordance with the election and allocation procedures described above. See “— Election Procedure” beginning on page      and “— Allocation of FNB Common Stock and Cash” beginning on page      .
      Holders of our common stock should not submit their Legacy stock certificates for exchange until they receive the transmittal instructions and an election form from the exchange agent.
      If your Legacy stock certificate has been lost, stolen or destroyed, you may receive shares of FNB common stock if you make an affidavit of that fact. FNB may require that you post a bond in a reasonable amount as an indemnity against any claim that may be made against FNB with respect to the lost, stolen or destroyed Legacy stock certificate.
      Until you exchange your Legacy stock certificates, you will not receive any dividends or distributions in respect of any shares of FNB common stock you are entitled to receive in connection with the merger. Once you exchange your Legacy stock certificates for FNB stock certificates, you will receive, without interest, any dividends or distributions with a record date after the effective time of the merger and payable with respect to your shares of FNB common stock.
      After completion of the merger, no transfers of our common stock issued and outstanding immediately prior to the completion of the merger will be allowed, except as required to settle trades executed prior to the completion of the merger. If certificates representing shares of our common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which such shares represented by that certificate have been converted.
      The exchange agent will issue a FNB stock certificate, or a check representing cash, in a name other than the name in which a surrendered Legacy stock certificate is registered only if the surrendered Legacy stock certificate is properly endorsed and otherwise in proper form for transfer and the person requesting such exchange either affixes any requisite stock transfer tax stamps to the surrendered certificate, provides funds for their purchase or establishes to the satisfaction of the exchange agent that such transfer taxes are not payable.
      Our stock certificates may be exchanged for cash and/or FNB stock certificates with the exchange agent for up to nine months after the completion of the merger. At the end of that period, any FNB stock certificates and cash will be returned to FNB. Any holders of our stock certificates who have not exchanged their certificates will then be entitled to look only to FNB to seek payment of their claim for cash and/or FNB common stock to be received as merger consideration.
      FNB or the exchange agent may be entitled to deduct and withhold from any amounts payable to any holder of shares of our common stock such backup withholding as is required under the Internal Revenue Code of 1986, as amended, or the “Code,” or any state, local or foreign tax law or regulation. Any amounts that are withheld will be treated as having been paid to such holder of our common stock.
      Neither we nor FNB will be liable to any former holder of our common stock for any shares of FNB common stock or cash that is paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.
Resale of FNB Common Stock
      The shares of FNB common stock to be issued pursuant to the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any Legacy shareholder who may be deemed to be either an affiliate of (i) FNB, at or after the effective time of the merger, for purposes of Rule 144 promulgated under the Securities Act or (ii) Legacy, at the time of our special meeting, for purposes of Rule 145 promulgated under the Securities Act. Affiliates include persons who control, are controlled by or are under common control with Legacy or FNB, as the case may be, and generally consist of executive officers, directors and 10% or greater shareholders.
      Rule 145 will restrict the sale of FNB common stock received in the merger by affiliates of Legacy and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of Legacy at the time of our special meeting, provided they are not affiliates of FNB at or following the effective time of the merger, may publicly resell any FNB common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of FNB common stock sold by them in any three-month period and the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information available with respect to FNB as required by Rule 144.
      Persons who are affiliates of FNB after the effective time of the merger may publicly resell the shares of FNB common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144 and in a manner consistent with FNB’s insider trading policy. At the present time, it is anticipated that only one affiliate of Legacy will become a director of FNB Bank. This individual will become an affiliate of FNB after the merger.
      The ability of affiliates to resell shares of FNB common stock received in the merger under Rules 144 or 145 as summarized above generally will be subject to FNB having timely filed the periodic reports required under the Securities Exchange Act of 1934, or the “Exchange Act,” for specified periods prior to the time of sale. Affiliates also would be permitted to resell FNB common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the registration requirements of the Securities Act. Neither the registration statement of which this proxy statement/ prospectus is a part nor this proxy statement/ prospectus cover any resales of FNB common stock received by persons who may be deemed to be affiliates of FNB or Legacy in the merger.
      We have agreed in the merger agreement to use our reasonable best efforts to identify each person who may be deemed to be our affiliate for purposes of Rule 145 and to cause such person to deliver to FNB, prior to the date of our special meeting, a written agreement intended to ensure compliance with the Securities Act in connection with the sale or other transfer of FNB common stock received in the merger.

Interests of Our Directors and Executive Officers in the Merger
      In considering the recommendation of our board of directors that you vote in favor of the approval of the merger proposal, you should be aware that some of our executive officers and directors have interests in the merger that are different from, or in addition to, your interests as our shareholders. Our board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.
      These interests relate to or arise from, among other things:

•	the continued indemnification of our current directors and executive officers under the merger agreement and providing these individuals with directors’ and officers’ insurance;

•	the execution of employment agreements between FNB Bank and each of George H. Groves, Thomas W. Lennox and Joseph L. Paese that will become effective upon the consummation of the merger;

•	the receipt of change of control payments pursuant to employment or change of control agreements with Legacy;

•	the members of our board of directors will be offered the opportunity to serve as members of the advisory board of directors of FNB’s Harrisburg region and will receive certain fees for such services; and

•	one member of our board of directors, George H. Groves, will be appointed as a member of FNB Bank’s board of directors.
      Employment Agreements with Senior Officers. FNB Bank and each of George H. Groves, our Chairman and Chief Executive Officer, Thomas W. Lennox, our President and Chief Operating Officer, and Joseph L. Paese, the President and Chief Executive Officer of Legacy Trust, have entered into an employment agreement that will become effective upon the consummation of the merger. The principal terms of the employment agreements are as follows:

•	the employment agreements have an initial term of two years and thereafter automatically review for successive terms of one year, unless either party exercises its right to terminate the automatic renewal;

•	the employment agreements provide for a minimum annual base salary of $196,000 in the case of Mr. Groves, $165,000 in the case of Mr. Lennox and $140,000 in the case of Mr. Paese, plus merit increases and incentive bonuses at the discretion of FNB; and

•	Each of Messrs. Groves, Lennox and Paese is entitled to receive severance compensation of two times his then annual base salary in the event FNB terminates such officer’s employment for other than cause (as defined in the employment agreement).
      Indemnification and Directors’ and Officers’ Insurance. FNB has agreed in the merger agreement that for six years following the effective time of the merger, FNB will indemnify and hold harmless each of our present and former directors, officers and employees and those of our subsidiaries against any costs or expenses including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger including the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that the person would have been indemnified pursuant to (i) our articles of incorporation and by-laws and (ii) any agreement, arrangement or understanding disclosed by us to FNB, in each case as in effect on the date of the merger agreement.
      FNB has also agreed in the merger agreement that for a period of six years after the effective time of the merger, it will cause the persons serving as our directors and officers immediately prior to the effective time of the merger to be covered by the directors’ and officers’ liability insurance policy we currently maintain. FNB is permitted to provide a substitute insurance policy of at least the same coverage and amounts that contains terms and conditions that are not materially less advantageous than the insurance policy we presently maintain. In no case, however, will FNB be required to expend in any one year an amount in excess of 150% of the annual premium currently paid by us for such insurance. If FNB is unable to maintain or obtain such insurance for that amount, then FNB will use its reasonable best efforts to obtain the most advantageous coverage as is available for that amount.
      Change of Control Agreements. We have employment or change of control agreements with George H. Groves, Thomas W. Lennox, Joseph L. Paese, Joseph M. DeBias, Paul F. Spiegal, Jr., Kirsten C. Penwell, Joseph S. Arthur and Jane B. Tompkins that entitle each of them to certain compensation and benefits upon the completion of the merger between FNB Bank and us unless they are terminated for “cause,” as defined in the change of control agreements, prior to the completion of the merger. Ms. Penwell, Ms. Tompkins, Messrs. Groves, Lennox, Paese, DeBias, Spiegel and Arthur may be entitled to receive approximately $103,173, $109,000, $1,056,000, $798,000, $248,000, $210,400, $137,115 and $104,692, respectively, in compensation and benefits pursuant to these agreements on the effective date of the merger. Of these payments, approximately $856,000 of the payment to Mr. Groves and approximately $641,000 of the payment to Mr. Lennox will not be deductible for federal income tax purposes by either Legacy or FNB.
      FNB Bank Board of Directors. FNB has agreed to add one current member of our board of directors to the existing board of directors of FNB Bank. Mr. Groves will serve until the 2008 annual meeting of shareholders of FNB Bank. See “— Board of Directors of FNB and FNB Bank Following the Merger” below.
      Other than as set forth above, none of our directors or executive officers has any direct or indirect material interest in the merger, except insofar as ownership of our common stock might be deemed such an interest.
Boards of Directors of FNB and FNB Bank Following the Merger
      The board of directors of FNB immediately prior to the effective time of the merger will be the board of directors of FNB following the closing of the merger. At the closing of the merger, FNB has agreed to cause FNB Bank to add George H. Groves of our board of directors to the existing board of directors of FNB Bank for not less than two years following the closing of the merger.
Regulatory Approvals Required for the Merger
      Completion of the merger is subject to several federal and state bank regulatory agency filings and approvals. The merger cannot be completed unless FNB and FNB Bank receive prior approvals, waivers or exemptions from the OCC and the Federal Reserve Board and FNB Bank and until we have made certain filings with the Department.
      Neither FNB nor we can predict whether or when the required regulatory approvals, waivers or exemptions will be obtained. As of the date of this proxy statement/ prospectus, all applications and requests for waivers or exemptions have been filed with the Department, the OCC and the Federal Reserve Board.
      Federal Reserve Board. Because FNB is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, or “BHCA,” the merger is subject to prior approval from the Federal Reserve Board under Section 3 of the BHCA.
      Office of the Comptroller of the Currency. The merger of Legacy with and into FNB Bank is subject to the prior approval of the OCC under the Bank Merger Act. On February      , 2006, FNB and FNB Bank filed their application for approval of the bank merger with the OCC. In reviewing applications under the Bank Merger Act, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the communities to be served and the effectiveness of both institutions in combating money laundering. In addition, the OCC may not approve a merger:

•	that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States;

•	if its effect in any section of the country may be substantially to lessen competition or tend to create a monopoly; or

•	if it would in any other manner be a restraint of trade,
unless the OCC finds that the anticompetitive effects of the merger are clearly outweighed by the public interest and the probable effect of the merger on meeting the convenience and needs of the communities to be served.
      Under the Community Reinvestment Act, the OCC must also take into account the record of performance of each of the merging banks in meeting the credit needs of the entire community, including low and moderate income neighborhoods served by each institution. As part of the merger review process, the federal supervisory agencies frequently receive comments and protests from community groups and others. Each of Legacy and FNB Bank received “Satisfactory” performance ratings in their most recent Community Reinvestment Act evaluations.
      The OCC is also authorized to, but generally does not, hold a public hearing or meeting in connection with an application under the Bank Merger Act. A decision by the OCC that such a hearing or meeting would be appropriate regarding any application could prolong the period during which the application is subject to review.
      Mergers approved by the OCC under the Bank Merger Act, with certain exceptions, may not be consummated until 30 days after such approval, during which time the United States Department of Justice may challenge such merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With the approval of the OCC and the Department of Justice, the waiting period may be, and customarily is, reduced to no less than 15 days. There can be no assurance that the Department of Justice will not challenge the merger or, if such a challenge is made, as to the result of such challenge.
      Pennsylvania Department of Banking. The prior written approval of the Department is not required for the proposed merger of Legacy or Legacy Trust, each of which is a Pennsylvania state-chartered banking institution, with and into FNB Bank and First National Trust Company, each of which is a national association because each of the resulting institutions will be a national association. Legacy and Legacy Trust are required to provide certain notice and documents to the Department regarding the proposed mergers. Pursuant to the Banking Code, Legacy and Legacy Trust must: (i) notify the Department of the proposed mergers, (ii) provide such evidence of the adoption of plans of merger as the Department may request, (iii) notify the Department of any abandonment of disapproval of the plans of merger and (iv) file with the Department and with the Pennsylvania Department of State a certificate of the approval of the mergers by the OCC.
      Other Regulatory Approvals. Neither we nor FNB are aware of any other regulatory approvals that would be required for completion of the merger or the trust company merger except as described above. Should any other approvals be required, we and FNB presently contemplate that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.
      There can be no assurance that the regulatory authorities described above will approve the bank merger or the trust company merger, and if such mergers are approved, there can be no assurance as to the date such approvals will be received. In any event, FNB and Legacy do not expect to obtain all required regulatory approvals until during the second quarter of 2006. The mergers cannot proceed in the absence of the receipt of all requisite regulatory approvals and the expiration of statutory antitrust waiting periods. See “The Merger Agreement — Conditions to Completion of the Merger” and “The Merger Agreement — Amendment, Waiver and Termination of the Merger Agreement.”
      The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by our shareholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Public Trading Markets
      FNB common stock is listed on the New York Stock Exchange under the symbol “FNB.” Our common stock is traded on the OTC Bulletin Board of the Nasdaq under the symbol “LBOH.” Upon completion of the merger, our common stock will no longer be quoted on the OTC Bulletin Board and will be deregistered under the Exchange Act. The FNB common stock issuable pursuant to the merger agreement will be listed on the New York Stock Exchange.
      The shares of FNB common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any of our shareholders that may be deemed either to be an affiliate of (i) FNB at or after the effective time of the merger or (ii) us at the time of our special meeting, as discussed in “— Resale of FNB Common Stock “beginning on page      .
      As reported on the NYSE, the closing price per share of FNB common stock on                     , 2006 was $          . As reported by Nasdaq, the closing price per share of our common stock on the OTC Bulletin Board on                     , 2006 was $          . Based on the FNB closing price per share and the exchange ratio, the implied per share value of our common stock was $          as of that date.
FNB Dividends
      FNB paid cash dividends on its common stock in the amount of $0.23 per share for the first three quarters of 2005 and paid a cash dividend of $0.235 per share for the fourth quarter of 2005. Based on the one share exchange ratio and FNB’s current dividend rate, holders of our common stock would experience an anticipated dividend at an annual rate of $0.94 per share, an increase of $0.94 per share per year.
      FNB shareholders are entitled to receive cash dividends when and if declared by the FNB board of directors out of funds legally available for dividends. The FNB board of directors quarterly considers the payment of dividends, taking into account FNB’s financial condition and level of net income, FNB’s future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.
      The primary source of FNB’s funds for cash dividends to its shareholders is dividends received from its subsidiaries, including FNB Bank. FNB Bank is subject to various regulatory policies and requirements relating to the payment of dividends to FNB, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, the ability of FNB and the ability of FNB Bank to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvement Act of 1991.
Appraisal Rights of Dissenting Shareholders
      Appraisal rights are statutory rights that enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that he corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.
      In a merger or consolidation in which the resulting institution is a national bank, such as FNB Bank, the Banking Code does not provide dissenters’ rights. Instead, dissenters’ rights are provided by Section 215a of the Bank Act.
      Any Legacy shareholder who contemplates exercising a holder’s right to dissent is urged to read carefully the provisions of the Bank Act attached to this proxy statement/ prospectus as Appendix C. The following discussion summarizes the steps to be taken if the right to dissent is to be exercised, and should be read with the full text of the law found at Appendix C.

      A dissenting shareholder must take each step in the indicated order and in strict compliance with the provisions of the law in order to perfect dissenters’ rights. The failure of a Legacy shareholder to comply precisely with the procedural steps on a timely basis will result in a loss of that shareholder’s dissenters’ rights.
      Pursuant to 12 USC §215a, any holder of Legacy common stock who votes against the merger at our special meeting, or who has given notice in writing at or prior to our special meeting to the presiding officer that he or she dissents from the plan of merger, shall be entitled to receive the value of the Legacy common stock held by such shareholder when such merger shall be approved by the OCC, upon written request made to FNB Bank at any time before 30 days after the date of consummation of the merger, accompanied by the surrendered of his or her stock certificates. FNB and Legacy anticipate that a press release will be issued announcing the consummation of the merger promptly following such consummation.
      The value of the shares of any dissenting shareholder shall be determined, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of one selected by the vote of the holders of a majority of the stock, the owners of which are entitled to payment in cash pursuant to the exercise of dissenters rights, one selected by the directors of FNB Bank and one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern.
      If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the OCC, which shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant. If, within 90 days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such shares, the OCC shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expense of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by FNB Bank. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by FNB Bank.
      Failure to vote against the merger agreement will constitute a waiver of a Legacy shareholder’s appraisal rights unless he gives written notice prior to or at the special meeting to the presiding officer at the special meeting that he dissents from the merger agreement. However, simply because a shareholder votes against the merger agreement at the special meeting or gives written notice prior to or at the special meeting that he dissents from the merger agreement does not mean that he is then entitled to receive the value of his shares. A Legacy shareholder must also make a request to FNB Bank for payment of the value or his shares at any time before 30 days after the effective date of the merger and must accompany that request with a surrender of his stock certificates. Mere failure to vote or merely voting against the merger or merely filing a notice of dissent will not satisfy the requirement for a written demand.
      Unless the above procedure is followed precisely, a Legacy shareholder will be presumed to have acquiesced in the approval of the merger and waived his dissenters’ rights. As noted above, failure to vote against the merger agreement and the merger will not waive a shareholder’s dissenters’ rights if the Legacy shareholder has filed a written notice prior to the special meeting and has not voted in favor of the merger agreement. If a Legacy shareholder abstains from voting on the merger agreement, this will not waive dissenters’ rights so long as the appropriate written notice is properly and timely filed at or prior to the special meeting. Mere notice filed after the special meeting, absent compliance with the other specific requirements, will not preserve a shareholder’s dissenters’ rights.
      In the event a shareholder does not act in order to perfect his dissenters’ rights, that shareholder will be bound by the terms of the merger agreement, including the requirement to exchange his shares of Legacy common stock for the merger consideration, and will be entitled to receive the merger consideration following completion of the merger, in the same manner as those shareholders who have not exercised their dissenters’ rights.
      Legacy shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

THE MERGER AGREEMENT
      The following section describes certain aspects of the merger, including the material provisions of the merger agreement. The following description of the merger agreement summarizes the material provisions of the merger agreement, but is subject to, and qualified in its entirety by reference to, the merger agreement, which is included as Appendix A to this proxy statement/ prospectus and is incorporated by reference in this proxy statement/ prospectus. We urge you to read the merger agreement carefully and in its entirety.
Terms of the Merger
      The merger agreement provides for the merger of Legacy with and into FNB Bank. FNB Bank will be the surviving corporation in the merger. Each share of our common stock issued and outstanding immediately prior to the completion of the merger, except for shares of our common stock held by FNB or shares as to which appraisal rights are perfected, will be converted into the right to receive, at the election of the Legacy shareholder, subject to the allocation provisions in the merger agreement, either one share of FNB common stock or $18.40 in cash.
      Our shareholders may elect whether they want to receive all FNB common stock, all cash or a combination of cash and FNB common stock. However, shareholder elections are subject to possible proration because the allocation procedures in the merger agreement provide that 30% of the shares of our common stock will be exchanged for cash and 70% of the shares of our common stock will be exchanged for 2,468,845 shares of FNB common stock. The actual allocation of cash and FNB common stock will be dependent on the elections made by our shareholders and may result in a Legacy shareholder receiving a mixture of FNB common stock and cash regardless of that shareholder’s choice. See “The Merger — Election Procedure” beginning on page      .
Treatment of Legacy Stock Options, Warrants and Legacy Notes
      The merger agreement provides that, at the effective time of the merger, each outstanding stock option and warrant to purchase our common stock will cease to represent a right to purchase our common stock and will be converted automatically into, and become a right, to purchase that number of shares of FNB common stock equal to the number of shares of our common stock subject to the stock option or warrant at a price equal to the pre-merger exercise price of the stock option or the warrant.
      FNB has agreed to assume our obligations with respect to our stock options and warrants that are converted into FNB stock options and warrants in accordance with the terms of the plans and instruments under which they have been granted. FNB has agreed to reserve additional shares of FNB common stock to satisfy its obligations under the converted stock options and warrants. If necessary, FNB will file a registration statement with the SEC on an appropriate form to the extent necessary to register FNB common stock subject to the converted stock options and warrants.
      The merger agreement further provides that, at the effective time of the merger, each outstanding Legacy Note will cease to be convertible into Legacy common stock and will automatically become convertible into that number of shares of FNB common stock equal to the number of shares of our common stock into which the Legacy Note was convertible before the merger at a conversion price equal to the pre-merger conversion price. FNB has also agreed to execute a supplemental indenture relating to the Legacy Notes and to register the FNB common stock issuable upon conversion of the Legacy Notes.
Closing and Effective Time of the Merger
      The merger will be completed only if all of the following occur:

•	our shareholders approve and adopt the merger agreement;

•	we obtain all required governmental and regulatory consents and approvals; and

•	all other conditions to the merger discussed in this proxy statement/ prospectus and the merger agreement are either satisfied or waived.

      The merger will become effective when articles of merger are filed with the OCC. In the merger agreement, we have agreed to cause the completion of the merger to occur no later than the fifth business day following the satisfaction or waiver of the last of the conditions specified in the merger agreement, or on another mutually agreed date, provided that such date shall not be less than 10 days following our special meeting. It is currently anticipated that the effective time of the merger will occur in the second quarter of 2006, but we cannot guarantee when or if the merger will be completed. FNB’s articles of incorporation and FNB’s bylaws as in effect immediately prior to the effective time will be FNB’s articles of incorporation and FNB’s bylaws upon completion of the merger and, along with Florida law, will govern the rights of the holders of our common stock who receive FNB common stock in the merger.
Representations, Warranties, Covenants and Agreements
      The merger agreement contains generally reciprocal customary representations and warranties of Legacy and FNB relating to their respective businesses. No representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance has had or is reasonably likely to have a material adverse effect on the party making the representation or warranty, disregarding any materiality or material adverse effect qualifications in any representations or warranties. The representations and warranties in the merger agreement will not survive the effective time of the merger.
      Legacy has made representations and warranties regarding, among other things:

•	corporate matters, including due organization, qualification and authority;

•	capitalization;

•	subsidiaries;

•	corporate power and authority to conduct its business;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents for approval of the merger and the absence of any defaults;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements and the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of material adverse effects;

•	legal proceedings;

•	tax matters;

•	material contracts and the absence of defaults thereunder;

•	employee benefit plans;

•	fiduciary accounts;

•	real property;

•	intellectual property;

•	loans and nonperforming and classified assets;

•	labor matters;

•	FDIC reports;

•	compliance with applicable laws;

•	insurance;

•	the absence of agreements with regulatory agencies;

•	allowances for loan losses;

•	interest rate risk management instruments;

•	books and records;

•	environmental liabilities;

•	the inapplicability of state anti-takeover laws;

•	the absence of knowledge preventing the merger from qualifying as a reorganization;

•	the receipt of a fairness opinion from our financial advisor; and

•	the accuracy of information supplied for inclusion in this proxy statement/ prospectus and other similar documents.
      FNB has made representations and warranties regarding:

•	corporate matters, including due organization, qualification and authority;

•	capitalization;

•	subsidiaries;

•	corporate power and authority to conduct its business;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents for approval of the merger and the absence of any defaults;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements and the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of material adverse effects;

•	legal proceedings;

•	tax matters;

•	material contracts and the absence of defaults thereunder;

•	SEC reports;

•	compliance with applicable laws;

•	the absence of agreements with regulatory agencies;

•	interest rate risk management instruments; and

•	the absence of knowledge preventing the merger from qualifying as a reorganization.

      We have agreed to certain customary covenants that place restrictions on us and our subsidiaries until the effective time of the merger. In general, we agree to:

•	conduct our business in the ordinary course in all material respects;

•	use commercially reasonable best efforts to maintain and preserve intact our business organization, employees and advantageous business relationships; and

•	take no action that would adversely affect or materially delay our ability to obtain any necessary regulatory approvals of the merger, perform our covenants and agreements in the merger agreement or complete the merger.
      We have further agreed in the merger agreement that, except with FNB’s prior written consent, we will not, among other things, undertake the following actions:

•	issue, sell or otherwise permit to become outstanding any shares of our common stock or options or other rights to acquire our common stock, except for currently outstanding stock options;

•	make, declare or pay any dividends or other distributions on any shares of our capital stock;

•	adjust, split, combine, reclassify, redeem, purchase or acquire any shares of our common stock;

•	except as contemplated by the merger agreement, grant any salary increase other than:

•	normal increases in the ordinary course of business that, in the aggregate, do not exceed 3.5%, or, in any individual case, 5.0%;

•	changes required by applicable law;

•	changes pursuant to existing plans or commitments as disclosed to FNB;

•	retention bonuses not in excess of $200,000 in the aggregate to such persons and in such amounts as we and FNB mutually agree;

•	severance payments as disclosed to FNB; and

•	grants of awards to newly-hired employees consistent with past practice.

•	hire or promote any employee, except to satisfy existing contractual obligations or to fill vacancies where employment is terminable at our will and where the total compensation does not exceed $40,000 annually;

•	enter into, establish, amend or make any contributions to any employee benefit plan, except as is required by applicable law or to satisfy existing contractual obligations or take any action to accelerate the vesting or exercisability of stock options or other benefits;

•	other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any assets, deposits, business or properties;

•	acquire, other than by foreclosure or in satisfaction of debts in the ordinary course of business, any assets, business, deposits or properties of any other entity;

•	make any capital expenditure other than in the ordinary course of business and in amounts not exceeding $15,000 individually or $50,000 in the aggregate;

•	amend our articles of incorporation or by-laws or those of our subsidiaries except as required by law;

•	implement or adopt any change in our tax accounting or financial accounting principles, practices or methods, except as required by changes in law or regulations or generally accepted accounting principles;

•	other than in the ordinary course of business and as permitted by the merger agreement, enter into or terminate any material contract or amend any material contract in any material respect;

•	enter into any settlement of any action, proceeding, order or investigation to which we are a party that involves the payment of more than $50,000 by us or that would impose any material restriction on our business;

•	enter into any new material line of business or change our lending, investment, underwriting, risk and asset liability management or other banking and operating policies that are material to us, except as required by applicable law, or open or close any branch location;

•	enter into any derivatives contract;

•	other than in the ordinary course of business, incur any indebtedness or assume, guarantee, endorse or otherwise become responsible for the indebtedness of any other person or prepay any indebtedness;

•	other than in the ordinary course of business, acquire any debt security or equity security other than federal funds or United States Government or agency securities with a term of one year or less or restructure or materially change our investment securities portfolio or gap position;

•	other than in the ordinary course of business, make, renew or otherwise modify any loan, loan commitment or other extension of credit to any person, provided that we may make, renew or otherwise modify (i) an unsecured loan to any person, if, after making, renewing or otherwise modifying such loan, such person would not be indebted to us for an aggregate amount in excess of $250,000, (ii) make, renew or otherwise modify a secured loan to any person (other than a permanent loan secured by an owner-occupied 1-4 family single-family residence) if after making such loan, such person would not be indebted to us for an aggregate amount in excess of $2,000,000, (iii) make, renew or otherwise modify any permanent loan secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $500,000 or (iv) make, renew or otherwise modify any loan that contains terms that involve an exception to our credit policy manual;

•	other than in the ordinary course of business, make any investment or commitment to invest in real estate or a real estate development project other than in foreclosures, acquisitions in a fiduciary capacity or in satisfaction of a debt previously contracted;

•	take any action that would, or is reasonably likely to, prevent the merger from qualifying as a reorganization;

•	fail to hold our special meeting;

•	take any action that is intended, or is reasonably likely, to result in:

•	any representations or warranties under the merger agreement becoming untrue in any material respect;

•	any of the conditions to the merger not being satisfied; or

•	a material violation of the merger agreement or the trust company merger agreement.

•	take any action that would adversely affect or materially delay necessary governmental or regulatory approvals, or our ability to perform our covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement; or

•	enter into any contract or otherwise agree or commit to do any of the foregoing.
      FNB has agreed that, except with our prior written consent, FNB will not, among other things, undertake the following actions:

•	take any action that would, or is reasonably likely to, prevent the merger from qualifying as a reorganization;

•	take any action that is intended, or is reasonably likely to, result in:

•	any representations or warranties under the merger agreement becoming untrue in any material respect;

•	any of the conditions to the merger not being satisfied; or

•	a material violation of the merger agreement or the bank merger agreement.

•	take any action that would adversely affect or materially delay necessary governmental or regulatory approvals, or its ability to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement; or

•	enter into any agreement or otherwise agree or commit to do any of the foregoing.
      The merger agreement also contains mutual covenants relating to the preparation of this proxy statement/ prospectus and the holding of our special meeting of shareholders, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.
Declaration and Payment of Dividends
      We have agreed that, until the merger is completed, we will not pay or make any dividends or distributions on our common stock.
Agreement Not to Solicit Other Offers
      We have also agreed that we, our subsidiaries and our and their officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, encourage or take any action to facilitate any inquiries or proposals for any “Acquisition Proposal,” as defined below; or

•	participate in any discussions or negotiations, furnish any information to or approve, recommend or enter into any agreement, regarding any “Acquisition Proposal.”
      However, prior to the effective time of the merger, we may consider and participate in discussions and negotiations with respect to a “Superior Proposal”, as defined below, if:

•	we have first entered into a confidentiality agreement with the party proposing the Superior Proposal with confidentiality terms no less favorable to us than those contained in our confidentiality agreement with FNB; and

•	our board of directors concludes in good faith, after consultation with our outside legal counsel, that failure to take these actions could reasonably be expected to cause our board of directors to violate its fiduciary duties to our shareholders.
      We have also agreed, at least 72 hours prior to providing any information to any person or entering into any discussions or negotiations with any person, to notify FNB in writing of the name of such person and the material terms and conditions of any such Superior Proposal. The merger agreement permits our board of directors to withdraw or qualify its recommendation of our merger with FNB if our board of directors concludes in good faith, after consultation with our outside legal counsel and our financial advisors, that failure to take such actions could reasonably be expected to breach our fiduciary duties to our shareholders.
      We have agreed:

•	to notify FNB promptly, and in any event within 24 hours, after we receive any Acquisition Proposal, or any information related thereto, which notification shall describe the Acquisition Proposal and the third party making it; and

•	to cease any existing discussions or negotiations with any persons with respect to any Acquisition Proposal.

      As used in the merger agreement, an “Acquisition Proposal” means any inquiry, proposal, offer, regulatory filing or disclosure of an intention to do any of the foregoing regarding any:

•	direct or indirect acquisition of a substantial portion of the net revenues, net income or net assets of us or any of our subsidiaries;

•	direct or indirect acquisition of 10% or more of our common stock after December 21, 2005 by a person who, on December 21, 2005 did not own 10% or more of our common stock;

•	direct or indirect acquisition of 5% or more of our common stock after December 21, 2005 by a person who owned 10% or more of our common stock on December 21, 2005;

•	tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of our common stock; or

•	merger, consolidation, business combination, recapitalization, liquidation or dissolution involving us, other than our proposed merger with FNB.
      As used in the merger agreement, “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a third party to acquire more than 50% of the voting power of our then outstanding shares of common stock or all or substantially all of our consolidated assets for consideration consisting of cash and/or securities, that our board of directors in good faith concludes, after consultation with our financial advisors and our outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation:

•	is on terms that are more favorable from a financial point of view to our shareholders than the terms of the proposed merger with FNB;

•	has financing, to the extent required, that is fully committed or reasonably determined to be available to the party making the offer; and

•	is reasonably capable of being completed.
Expenses and Fees
      In general, each of FNB and Legacy will be responsible for all expenses it incurs in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this proxy statement/ prospectus, and all filing and other fees paid to the SEC in connection with the merger, will be shared equally by FNB and us.
Conditions to Completion of the Merger
      Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the approval and adoption of the merger agreement and the approval of the merger by the holders of not less than two-thirds of our outstanding shares of common stock;

•	the receipt and effectiveness of all governmental and other approvals, registrations and consents, and the expiration of all related waiting periods, required to complete the merger;

•	the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement;

•	the registration statement with respect to the FNB common stock to be issued in the merger shall have become effective under the Securities Act and no stop order or proceedings for that purpose will have been initiated or threatened by the SEC;

•	the approval of the listing of the FNB common stock to be issued in the merger on the New York Stock Exchange, subject to official notice of issuance;

•	the truth and correctness of the representations and warranties of FNB and Legacy in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by each of FNB and us in all material respects of our respective obligations under the merger agreement and the receipt by each of us of certificates from the other to that effect; and

•	the receipt by each of FNB and Legacy of a legal opinion with respect to certain federal income tax consequences of the merger.
      In addition, FNB’s obligation to complete the merger is also subject to receipt by FNB of Phase I environmental studies with respect to all real property owned by us or our subsidiaries, the findings of which studies shall be commercially acceptable to FNB who will not unreasonably withhold such acceptance.
      We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/ prospectus, we have no reason to believe that any of these conditions will not be satisfied.
Amendment, Waiver and Termination of the Merger Agreement
      Subject to applicable law, FNB and Legacy may amend the merger agreement by written agreement authorized by their boards of directors. However, after approval of the merger proposal by our shareholders, there may not be, without further approval of our shareholders, any amendment of the merger agreement that requires such further approval. Either party to the merger agreement may waive any inaccuracies in the representations and warranties of the other party, or, subject to applicable law, may waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement. The merger agreement may be terminated at any time prior to closing by mutual consent and by either party in the following circumstances:

•	if any of the required regulatory approvals for the merger are denied and the denial is final and nonappealable;

•	if the merger has not been completed by September 30, 2006, unless the failure to complete the merger by that date is due to the terminating party’s actions;

•	provided the terminating party is not then in material breach, if there is a breach by the other party that would cause the failure of the closing conditions described above, unless the breach is capable of being, and is, cured within 30 days of notice of the breach; or

•	if our shareholders do not approve and adopt the merger agreement and approve the merger by the requisite vote, provided that we are not in material breach of our covenant to hold our special meeting and our board of directors is not in breach of its covenant to recommend such approval.
      FNB may terminate the merger agreement at any time prior to our special meeting in the following circumstances:

•	if we have breached in any material respect our obligations with respect to Acquisition Proposals and Superior Proposals as described on pages through ;

•	if we have failed to have our board of directors recommend that our shareholders approve and adopt the merger agreement and approve the merger, or if our board of directors has withdrawn or modified its recommendation in a manner adverse to FNB;

•	if our board of directors shall have recommended the approval of another proposal to acquire us; or

•	if we have breached in any material respect our obligation to hold our special meeting.

      We may terminate the merger agreement, upon notice to FNB, during the two-day period following receipt of the last required bank regulatory authority approval if both of the following conditions apply:

•	if the average closing price of FNB common stock on the New York Stock Exchange as reported in The Wall Street Journal for the 20 consecutive trading days ending on and including the fifth trading day prior to the commencement of the aforesaid two-day period is less than the product of the closing price of FNB common stock on December 20, 2005 ($17.98) and 0.800; and

•	if the number obtained by dividing such average closing price by the closing price of FNB common stock on December 20, 2005 ($17.98) is less than the number obtained by dividing the average closing price of the Nasdaq Bank Index for the 20 consecutive trading days ending on and including the second trading day prior to the date of commencement of the aforesaid two-day period by the price of the Nasdaq Bank Index on December 20, 2005 and subtracting 0.200 from such quotient;
provided, however, that if FNB elects, within two business days after its receipt of such notification, to increase the exchange ratio as provided in the merger agreement, the exchange ratio shall be so adjusted such that each share of our common stock that is converted into shares of FNB common stock will receive shares of FNB common stock having a value of not less than $14.38 per share which is equal to 80% of the closing price of FNB common stock on December 20, 2005 and no termination shall be deemed to have occurred.
      The merger agreement also provided us with certain rights to terminate the merger agreement until the date of mailing of this proxy statement/ prospectus in connection with a Superior Proposal. We did not exercise these rights.
Effect of Termination; Break-up Fee; Expenses
      If the merger agreement is terminated, it will become void, and there will be no liability on the part of FNB or us, except that:

•	termination will not relieve a breaching party from liability for its willful breach giving rise to the termination; and

•	the confidentiality agreement between the parties will survive termination.
      We are obligated under the merger agreement to pay FNB a break-up fee of $3,000,000 in the following four circumstances:

•	if FNB terminates the merger agreement prior to our special meeting because we have breached our obligations not to initiate, solicit or encourage any third parties to make an Acquisition Proposal or otherwise breach our obligations with respect to Acquisition Proposals or Superior Proposals in a manner adverse to FNB, our board of directors fails to make or withdraws its recommendation of the merger proposal or we fail to hold our special meeting;

•	if we terminate the merger agreement and accept an Acquisition Proposal that is a Superior Proposal prior to the date of our special meeting and, after giving FNB an opportunity to adjust the terms of the merger agreement such that the Acquisition Proposal no longer remains a Superior Proposal, the Acquisition Proposal remains a Superior Proposal;

•	the termination of the merger agreement following the commencement of a tender offer or exchange offer for 25% or more of our common stock and we have not sent to our shareholders, within 10 days after the commencement of such offer, a statement that our board of directors recommends the rejection of such tender offer or exchange offer; or

•	if FNB or we terminate the agreement because:

•	our shareholders did not approve the merger proposal and an Acquisition Proposal has been made by a third party after December 21, 2005 and prior to the termination of the agreement;

•	such Acquisition Proposal has not been withdrawn prior to such termination; and

•	within 18 months following such termination we merge with or are acquired by that third party or that third party acquires more than 50% of our common stock or we otherwise become controlled by that third party within such time period.
      We have also agreed that if either FNB or we breach our representations, warranties, covenants or agreements in the merger agreement, which breach could reasonably be expected to result in a material adverse effect and which breach cannot be or is not cured, the breaching party, assuming the other party is not also in material breach of its obligations under the merger agreement, will pay all out-of-pocket expenses, including fees and expenses of legal counsel, financial advisors and accountants, of the non-breaching party.
Employee Benefit Plans
      The merger agreement provides that as soon as administratively practicable after completion of the merger FNB will provide our employees with benefits and compensation plans that are equivalent to those provided to similarly situated FNB employees. Eligible Legacy employees whose employment is terminated at any time during the first year following completion of the merger will be entitled to receive severance benefits in accordance with the terms of a schedule to the merger agreement.
      FNB will generally provide our employees with service credit for their service with us for purposes of eligibility, participation, vesting and levels of benefits, but generally not for benefit accruals under defined benefit pension plans, under the employee benefit and compensation plans of FNB in which such employees are eligible to participate following the merger. FNB has agreed to waive specified exclusions and limitations under its welfare benefit plans in which our employees are eligible to participate following the merger under the corresponding Legacy plan in which the applicable employee participated prior to the merger and to give our employees credit, for the plan year in which they start participating in any such plan, towards applicable deductibles and annual out-of-pocket limits for expenses incurred before such participation.
ACCOUNTING TREATMENT
      The merger will be accounted for as a “purchase,” as that term is used under GAAP, for accounting and financial reporting purposes. Under purchase accounting, our assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, as of the effective time of the merger will be recorded at their respective fair values and added to the balance sheet of FNB. Any excess of the purchase price over the fair values will be recorded as goodwill. Financial statements of FNB issued after the merger would reflect these fair values and the results of operations for us from the date of acquisition. See “Selected Consolidated Unaudited Pro Forma Financial Information” beginning on page      .
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
      The following discussion is a summary description of the material United States federal income tax consequences of the merger applicable to Legacy shareholders. This discussion does not purport to consider all aspects of United States federal income taxation that may be relevant to a Legacy shareholder. This discussion is based upon the provisions of the Code, existing regulations and administrative and judicial interpretations of the Code, all of which are as in effect as of the date of this proxy statement/ prospectus and are subject to change, possibly with retroactive effect. This discussion applies only to Legacy shareholders who hold their shares of Legacy stock as capital assets within the meaning of Section 1221 of the Code and does not apply to the following:

•	shareholders who received their shares of Legacy stock from the exercise of employee stock options or similar securities or otherwise as compensation;

•	shareholders who hold their shares of Legacy stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	shareholders, including, without limitation, financial institutions, insurance companies, tax-exempt organizations, dealers or traders in securities and shareholders subject to the alternative minimum tax, who may be subject to special rules;

•	shareholders whose functional currency is not the United States dollar; or

•	shareholders who, for United States federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships, foreign estates or foreign trusts.
      This discussion also does not consider the effect of any foreign, state or local laws or any United States federal laws other than those pertaining to the income tax.
      Accordingly, you should consult your tax advisor to determine the tax effect to you of the merger, including the application and effect of foreign or United States federal, state, local or other tax laws.
Tax Opinion and Merger
      Completion of the merger is contingent upon the receipt by:

FNB of an opinion from its outside counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

Legacy of an opinion from its outside counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

The tax opinion of Duane Morris LLP, counsel for FNB is included as exhibit 8.1 to the registration statement filed with the SEC of which this proxy statement/ prospectus is a part. These opinions are based upon, among other things, representations of fact contained in certificates of officers of FNB and Legacy. We will not seek any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and the opinions of counsel are not binding upon the Internal Revenue Service or any court. Accordingly, we can give no assurance that the Internal Revenue Service will not contest the conclusions expressed in the opinions or that a court will not sustain that contest.

Assuming the merger is consummated in the manner described in this proxy statement/ prospectus and in accordance with the merger agreement, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The following discussion sets forth the United States federal income tax consequences to Legacy shareholders of the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code. As discussed below, the United States federal income tax consequences of the merger to a Legacy shareholder depend on the form of merger consideration received by the Legacy shareholder.
Legacy Shareholders Who Receive Solely FNB Common Stock
      A Legacy shareholder who exchanges shares of Legacy common stock solely for FNB common stock will not recognize any gain or loss on that exchange, except to the extent the shareholder receives cash in lieu of a fractional share of FNB common stock, as discussed below. The aggregate adjusted tax basis of FNB common stock received will equal the Legacy shareholder’s aggregate adjusted tax basis in the shares of Legacy common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share of FNB common stock for which cash is received. The holding period of the FNB common stock received in the merger will include the holding period of the Legacy common stock surrendered in the merger. If a Legacy shareholder has differing tax bases and/or holding periods in respect of the shareholder’s shares of Legacy common stock, the shareholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of FNB common stock that the shareholder receives.
Legacy Shareholders Who Receive Cash and FNB Common Stock
      If the consideration received in the merger by a Legacy shareholder consists of part cash and part FNB common stock, the shareholder will recognize gain, but not loss, to the extent of the lesser of the excess of the sum of the amount of cash and the fair market value, as of the date of the merger, of the shares of FNB common stock received, over the adjusted basis of the shares of Legacy common stock surrendered in exchange for FNB common stock, and the amount of cash received by the shareholder in the exchange. For this purpose, a Legacy shareholder must calculate gain or loss separately for each identifiable block of shares of Legacy common stock that such shareholder surrenders pursuant to the merger, and a Legacy shareholder cannot offset a loss recognized on one block of such shares of Legacy common stock against a gain recognized on another block of such shares of Legacy common stock.
      In the case of a Legacy shareholder who recognizes gain on the exchange, if the exchange sufficiently reduces the shareholder’s proportionate stock interest, as discussed below, the gain will be characterized as a capital gain. If the exchange does not sufficiently reduce the shareholder’s proportionate stock interest, that gain will be taxable as a dividend to the extent of the shareholder’s ratable share of accumulated earnings and profits, as calculated for United States federal income tax purposes, and the remainder, if any, of that recognized gain will be capital gain. Any recognized capital gain will be long-term capital gain if the shareholder’s holding period for the surrendered shares of Legacy common stock exceeds one year.
      The determination of whether the exchange sufficiently reduces a Legacy shareholder’s proportionate stock interest will be made in accordance with Section 302 of the Code, taking into account the stock ownership attribution rules of Section 318 of the Code. Under Section 318, individuals are treated as constructively owning stock owned by specified members of the individual’s family or by certain entities in which the individual or his family members have a beneficial interest and certain entities are treated as constructively owning stock owned by persons having a beneficial interest in the entity. For purposes of determining whether the exchange sufficiently reduces a shareholder’s proportionate stock interest, a Legacy shareholder is treated as if (1) all of that shareholder’s shares of Legacy common stock were first exchanged in the merger for FNB common stock, and (2) a portion of that FNB common stock was then redeemed for the cash actually received in the merger. The Legacy shareholder’s hypothetical stock interest in FNB (both actual and constructive) after hypothetical step (2) is compared to the Legacy shareholder’s hypothetical stock interest in FNB, both actual and constructive, after hypothetical step (1). Dividend treatment will apply unless (A) the shareholder’s stock interest in FNB has been completely terminated, (B) there has been a “substantially disproportionate” reduction in the shareholder’s stock interest in FNB (i.e., the interest after hypothetical step (2) is less than 80% of the interest after hypothetical step (1)), or (C) the exchange is not “essentially equivalent to a dividend.” While the determination is based on a Legacy shareholder’s particular facts and circumstances, the Internal Revenue Service has indicated in published rulings that a distribution is not “essentially equivalent to a dividend” and will therefore result in capital gain treatment if the distribution results in any actual reduction in the stock interest of an extremely small minority shareholder in a publicly held corporation and the shareholder exercises no control with respect to corporate affairs.
      Because the determination of whether a payment will be treated as having the effect of the distribution of a dividend generally will depend upon the facts and circumstances of each Legacy shareholder, you are strongly advised to consult your own tax advisors regarding the tax treatment of cash received in the merger, including the application of the constructive ownership rules of the Code and the effect of any transactions in FNB common stock or shares of Legacy common stock by you.
      The basis in the FNB common stock of a Legacy shareholder who receives cash and FNB common stock in the merger in the FNB common stock received will equal the Legacy shareholder’s adjusted basis in the shareholder’s shares of Legacy common stock increased by any gain recognized as a result of the merger and reduced by the amount of cash received in the merger. The holding period of the FNB common stock received will include the holding period of the shares of Legacy common stock surrendered in the merger. Cash received and gain realized in connection with the receipt of cash in lieu of a fractional share of FNB common stock will not be taken into account in making the computations of gain realized or recognized and of the basis in the FNB common stock received. Rather, such cash and gain are treated as described below.

Legacy Shareholders Who Receive Solely Cash
      The exchange of shares of Legacy common stock solely for cash generally will result in recognition of gain or loss by the shareholder in an amount equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the shares of Legacy common stock surrendered. The amount and character of gain or loss will be computed separately for each block of Legacy common stock that was purchased by the holder. The gain or loss recognized will be long-term capital gain or loss if the shareholder’s holding period for the shares of Legacy common stock surrendered exceeds one year. There are limitations on the extent to which shareholders may deduct capital losses from ordinary income.
      If a Legacy shareholder who receives only cash in exchange for all of the shareholder’s shares of Legacy common stock actually or constructively owns FNB common stock after the merger (as the result of constructive ownership of shares of Legacy common stock that are exchanged for FNB common stock in the merger, prior actual or constructive ownership of FNB common stock or otherwise), all or a portion of the cash received by the shareholder may be taxed as a dividend, and those shareholders should consult their tax advisors to determine the amount and character of the income recognized in connection with the merger.
Fractional Shares
      A Legacy shareholder who receives cash in lieu of a fractional share of FNB common stock will be treated as having first received the fractional share of FNB common stock in the merger and then as having received cash in exchange for the fractional share interest. A Legacy shareholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share of FNB common stock and the portion of the basis in the shares of Legacy common stock allocable to that fractional interest. A Legacy shareholder who receives a fractional share of FNB common stock generally will not recognize any gain or loss on that fractional share.
Material Federal Income Tax Consequences to FNB and Legacy
      Neither FNB nor Legacy will recognize gain or loss as a result of the merger.
Tax Consequences If the Merger Does Not Qualify as a Reorganization Under Section 368(a) of the Code
      If the Internal Revenue Service determines that the merger of Legacy with and into FNB does not qualify as a reorganization within the meaning of Section 368(a) of the Code, the Legacy shareholders would be required to recognize gain or loss with respect to each share of Legacy common stock surrendered in the merger in an amount equal to the difference between (a) the sum of the fair market value of any FNB common stock and cash received in the merger and (b) the tax basis of the shares of Legacy common stock surrendered in exchange therefor. Such gain or loss will be long-term capital gain or loss if such shareholder held the Legacy common stock for more than one year, and will be short-term capital gain or loss if such shareholder held the Legacy common stock for less than one year. The amount and character of gain or loss will be computed separately for each block of Legacy common stock that was purchased by the holder in the same transaction. A Legacy shareholder’s aggregate tax basis in the FNB common stock received in the merger would in this case be equal to its fair market value at the time of the closing of the merger, and the holding period for the FNB common stock would begin the day after the closing of the merger.
Backup Withholding
      Payments in connection with the merger may be subject to “backup withholding” at a rate of 28%, unless a Legacy shareholder, (1) provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder’s social security number) and any required information to the exchange agent, (2) provides a certification of foreign status on Form W-8 , or successor form, or (3) is a corporation or comes within certain exempt categories and otherwise complies with applicable requirements of the backup withholding rules. A Legacy shareholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the shareholder’s United States federal income tax liability. Each Legacy shareholder should consult with his own tax advisor as to his qualification for exemption from backup withholding and the procedure for obtaining this exemption. You may prevent backup withholding by completing a substitute form W-9 (contained with the election form to be forwarded to you) and submitting it to the exchange agent for the merger when you submit your Legacy share certificates for exchange.
DESCRIPTION OF FNB CAPITAL STOCK
FNB Common Stock
      General. FNB is authorized to issue 500,000,000 shares of common stock, par value $0.01 per share, of which 57,419,041 shares were outstanding as of December 31, 2005. FNB common stock is traded on the New York Stock Exchange under the symbol “FNB.” The transfer agent and registrar for FNB common stock is Registrar & Transfer Company.
      As of December 31, 2005, approximately 2.6 million shares of FNB common stock were reserved for issuance upon the exercise of outstanding options. In addition, FNB has reserved approximately 4.3 million shares of common stock for issuance in connection with the merger and the Legacy stock options, warrants and Notes being assumed by FNB. After taking into account these reserved shares, FNB will have approximately 436 million shares of authorized but unissued common stock available for issuance for other corporate purposes.
      Voting and Other Rights. The holders of FNB common stock are entitled to one vote per share, and in general a majority of the votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of votes cast, and each shareholder entitled to vote in an election of directors is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections of directors, shareholders do not have the right to cumulate their votes. See “Comparison of Shareholder Rights” beginning on page      .
      In the event of a liquidation, holders of FNB common stock are entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any FNB preferred stock then outstanding.
      FNB common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All outstanding shares of FNB common stock are, and the shares of FNB common stock to be issued to our shareholders in the merger will be, validly issued, fully paid and nonassessable.
      Distributions. The holders of FNB common stock are entitled to receive such dividends or distributions as the FNB board of directors may declare out of funds legally available for such payments. The payment of distributions by FNB is subject to the restrictions of Florida law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of any then outstanding FNB preferred stock. Stock dividends, if any are declared, may be paid from authorized but unissued shares.
      The ability of FNB to pay distributions is affected by the ability of its subsidiaries to pay dividends. The ability of FNB’s subsidiaries, as well as of FNB, to pay dividends in the future is influenced by bank regulatory requirements and capital guidelines.
FNB Preferred Stock
      General. FNB is authorized to issue 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding as of December 31, 2005. The FNB board of directors has the authority to issue FNB preferred stock in one or more series and to fix the dividend rights, dividend rates, liquidation preferences, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, and the number of shares constituting any such series, without any further action by the shareholders of FNB unless such action is required by applicable rules or regulations or by the terms of any other outstanding series of FNB preferred stock. Any shares of FNB preferred stock that may be issued may rank prior to shares of FNB common stock as to payment of dividends and upon liquidation.
COMPARISON OF SHAREHOLDER RIGHTS
      After the merger, you will become shareholders of FNB and your rights will be governed by FNB’s articles of incorporation, FNB’s by-laws and the Florida Business Corporations Act. The following summary discusses differences between FNB’s articles of incorporation and by-laws and our articles of incorporation and by-laws and the differences between the Banking Code and the Florida Business Corporations Act. For information as to how to get the full text of each document, see “Where You Can Find More Information” beginning on page      .
      The following summary is not intended to be a complete statement of the differences affecting the rights of our shareholders who become FNB shareholders, but rather summarizes the more significant differences affecting the rights of such shareholders and certain important similarities. The summary is qualified in its entirety by reference to the articles of incorporation and by-laws of FNB, our articles of incorporation and by-laws and applicable laws and regulations.
     Removal of Directors; Filling Vacancies on the Board of Directors

Legacy	FNB

Pennsylvania law and our by-laws provide that our board of directors may remove a director from office if he(i) is adjudicated an incompetent by a court or is convicted of a felony; (ii) if within 60 days after notice of election, the director does not accept office either in writing or by attending a meeting of our board of directors or (iii) fails to attend regular meetings of our board of directors for six successive months without having been excused by our board of directors. Our entire board of directors or any individual director may be removed from office without assigning any cause by the vote of our shareholders entitled to cast at least a majority of the vote which all shareholders would be entitled to cast at an annual election of directors. A court may remove a director in a suit in which we are a party filed by a majority of the directors or by holders of at least 10% of our outstanding shares for fraudulent or dishonest acts or gross abuse of authority or discretion in our affairs. Vacancies on our board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of our board of directors, though less than a quorum, or by a sole remaining director, to serve until his successor is elected by the shareholders.	Under Florida law, unless the articles of incorporation of a corporation provide otherwise, directors may be removed by the corporation’s shareholders with or without cause; provided that, if a director is elected by a voting group, only the shareholders of that voting group may participate in the vote to remove him or her. Article 6 of FNB’s articles of incorporation, however, provides that, subject to the rights of holders of any preferred stock, any director or the entire board of directors may be removed without cause by the affirmative vote of the holders of at least 75% of the then outstanding shares of FNB common stock. Florida law and FNB’s by- laws provide that vacancies on the FNB board of directors, including vacancies resulting from an increase in the number of directors or resulting from removal from office, may be filled by a majority vote of the remaining directors, though less than a quorum.

Quorum of Shareholders

Legacy	FNB

Our by-laws provide that the holders of a majority of our shares entitled to vote on a matter to be acted upon, represented in person or by proxy, constitute a quorum for action on the matter. Our by-laws further provide that, if a meeting called for the election of directors is adjourned two times for lack of a quorum, the shareholders who attend the second of such adjourned meetings shall constitute a quorum for the purpose of electing directors.	FNB’s by-laws and Florida law provide that the holders of a majority of votes entitled to be cast on a matter to be considered, represented in person or by proxy, constitute a quorum of that voting group for action on the matter. FNB’s by-laws further provide that whenever the holders of any class or series of shares are entitled to vote separately on a specified item of business, the holders of a majority of the votes of that class or series entitled to be cast, represented in person or by proxy, shall constitute a quorum of such class or series.

Adjournment of Shareholder Meetings

Legacy	FNB

Our by-laws provide that any regular or special meeting of shareholders that cannot be organized for lack of a quorum may be adjourned to such time and place as those shareholders present in person or by proxy may determine, without notice other than an announcement at the meeting until the requisite number of shareholders for a quorum are present in person or by proxy.	FNB’s by-laws and Florida law provide that, if a quorum is not present or represented at a shareholders meeting, the shareholders present and entitled to vote at the meeting may adjourn such meeting from time to time.

Call of Special Meetings of Shareholders

Legacy	FNB

Our by-laws provide that special meetings of our shareholders may be called at any time by our Chairman of the Board, our board of directors or shareholders entitled to cast at least one-fifth of all of the shares entitled to vote at the meeting.	FNB’s by-laws provide that special meetings of shareholders may be called only by the chairman of the board, the president or the secretary of FNB pursuant to a resolution or written direction of at least 75% of the members of the FNB board or by the holders of not less than 10% of the outstanding shares of FNB.

Shareholder Consent in Lieu of Meeting

Legacy	FNB

Pennsylvania law and our by-laws provide that any action that may be taken at a meeting of our shareholders may be taken without a meeting if a consent or consents in writing setting forth the action so taken is signed by all of our shareholders who would be entitled to vote at a meeting for such purpose and is filed with our secretary.	Florida law permits any action that may be taken at a meeting of the shareholders of FNB to be taken without a meeting, if, prior or subsequent to the action, one or more written consents signed by a majority the shareholders who would be entitled to vote at a meeting for such purpose are delivered to FNB.

Dissenters’ Rights

Legacy	FNB

In a merger or consolidation in which the resulting institution is a national bank, such as FNB Bank, the Banking Code does not provide dissenters’ rights. Instead, dissenters’ rights are provided by Section 215a of the Bank Act.	Under Florida law, dissenters’ appraisal rights are available in connection with corporate actions involving certain mergers, share exchanges, sales or other dispositions of all or substantially all of the property of the corporation other than in the ordinary

Legacy	FNB

Appraisal rights are otherwise provided under the Banking Code by incorporating by reference provisions of the BCL in situations where a merger or consolidation will result in an institution subject to the Banking Code: i.e., where the entity surviving a merger or resulting from a consolidation is a Pennsylvania bank or other institution that is subject to the Banking Code. In such cases, the rights and remedies of shareholders would then be governed under the provisions of the BCL applicable to dissenting shareholders and would be subject to the limitations on dissenters’ rights and remedies under the provisions of the BCL. Under the BCL, dissenters’ rights are generally afforded to shareholders in the event of corporate actions involving certain mergers, share exchanges, transfers of all or substantially all of the assets of the corporation, as well as certain other fundamental transactions in which the corporation is not the acquiring corporation. If a corporation’s shares are held by record of more than 2,000 shareholders or are listed on a national securities exchange, the BCL generally does not provide dissenters’ rights so long as the consideration received by shareholders pursuant to the plan consists solely of shares of the acquiring, surviving or new corporation and money in lieu of fractional shares.
course of business, the approval of certain control- share acquisitions and amendments of the articles of incorporation that would materially and adversely affect the rights or preferences of shares held by the dissenting shareholders.

Under Florida law, appraisal rights generally are denied to holder of shares listed on a national securities exchange or the Nasdaq National Market and when the corporation’s shares are held of record by at least 2,000 persons and such outstanding shares have a market value of at least $10 million, not counting the value of certain insider shares.

Dividends and Distributions

Legacy	FNB

Under the Banking Code, a Pennsylvania state-chartered bank may pay dividends only out of accumulated net earnings and may not declare or pay dividends unless surplus (shareholders’ equity) is at least equal to capital. Furthermore, dividends may not be declared or paid if the bank is in default in payment of any assessments due to the FDIC.	Subject to any restrictions in a corporation’s articles of incorporation, Florida law generally provides that a corporation may make distributions to its shareholders unless after giving effect thereto (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights of shareholders having superior preferential rights to those shareholders receiving the distribution. FNB’s articles of incorporation do not contain any restrictions on the payment of dividends or the making of distributions to shareholders.

Classes of Stock With Preferential Rights

Legacy	FNB

Our articles of incorporation authorize us to issue one or more classes or series of stock that may have rights preferential to our common stock. No such stock is currently outstanding. Our board of directors	The articles of incorporation of FNB authorize it to issue multiple classes of stock that may have rights preferential to the FNB common stock to be received by Legacy shareholders as a result of the merger. No

Legacy	FNB

is authorized to determine the voting powers, if any, designations, preferential rights, including rights to preferential dividend rates, and related, participating, optional or other special rights, including the rights of holders of any such preferred stock in the event of liquidation, dissolution or winding up of the affairs of the bank, and conversion rights.
such stock is currently outstanding. Such preferential rights include rights to preferential dividend rates compared to such rates for FNB common stock, rights to prevent dividends being paid on the common stock until dividends have been paid on the preferred stock, rights to preferential payments upon any liquidation of FNB, independent class voting rights with respect to certain fundamental transactions and rights to convert shares of FNB preferred stock into FNB common stock at a conversion ratio that protects such preferred shareholders against a decline in the price of FNB common stock by further diluting the common stock.

Director Qualifications, Number and Term

Legacy	FNB

Our by-laws provide that our board of directors must consist of no less than 5 nor more than 25 members divided into three classes, as equal in number as possible, with each director serving a staggered three-year term. In addition, our by-laws provide that each director must be a natural person of full age and a citizen of the Unites States of America and at least two-thirds of the members of our board of directors must be residents of Pennsylvania.	FNB’s by-laws provide that the board of directors of FNB shall consist of such number of directors as may be determined by the board of directors of FNB, which number shall be not less than 5 nor more than 25. FNB’s by-laws further provide that FNB’s board of directors shall be divided into three classes as equal in number as possible, with each director having a staggered, three-year term. Under Florida law and FNB’s by-laws, a director need not be a resident of Florida or a shareholder of FNB to qualify to serve as a director. FNB’s by-laws further provide that the directors must be at least 21 years of age.

Nomination of Directors

Legacy	FNB

Our Nominating Committee Charter provides that our Nominating Committee will identify qualified individuals to become members of our board of directors and recommend to our board of directors nominees for election at each annual meeting of shareholders and any director nominees to be elected to fill any interim director vacancies and that the Nominating Committee will review and consider candidates submitted by shareholders.	FNB’s by-laws provide that directors may be nominated for election to FNB’s board of directors by either a resolution of the board of directors or by a shareholder of FNB. FNB’s by-laws provide that a shareholder may make nominations for director by providing FNB with written notice of the shareholder’s intention to nominate a director, which written notice generally must be received not less than 14 days prior to the meeting of shareholders called for the election of directors. The notice of a shareholder’s intention to nominate a director must include, among other things:
• the name and address of the nominating shareholder;
• a representation that the shareholder is a holder of record of FNB voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
• information regarding each nominee as would have been required under the SEC’s proxy rules;
• a description of all arrangements or understandings

Legacy	FNB

among the shareholder and each nominee pursuant to which the nomination or nominations are to be made by the shareholder; and
• the written consent of each nominee to serve as a director of FNB if so elected.

Indemnification of Officers and Directors

Legacy	FNB

Our by-laws require that we indemnify our directors and officers against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any pending, threatened or completed action or proceeding by reason of the fact that director or officer is or was a director or officer of the bank, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Our by-laws further provide that we will pay expenses incurred in defending any action or proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by us.

Our by-laws state that the provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or rights granted pursuant to a by-law or by vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. It is our policy that indemnification of, and advancement of expenses to, our directors and officers will be made to the fullest extent permitted by law. Our by-laws permit us to purchase and maintain insurance on behalf of our directors and officers against any liability asserted against the director or officer and incurred in such capacity, whether or not we would have the power to indemnify a director or officer against such liability. Our by-laws also permit us to enter into separate indemnification agreements with any of our officers, directors, employees or agents.	Florida law permits a corporation to indemnify a director or officer who was or is a party to any threatened, pending or completed action, suit or other type of proceeding other than an action by or in the right of the corporation by reason of the fact that he is or was a director or officer or is now serving at the request of the corporation as a director or officer of another entity against expenses, including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, under Florida law, FNB may indemnify and hold harmless an officer or director who is a party in an action by or in the right of the corporation against expenses, including attorneys’ fees, and certain amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if the director or officer has acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the corporation, except indemnification is not authorized where there is an adjudication of liability, unless a court determines, in view of all the circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses.

Florida law further provides that indemnification against the costs and expenses of defending any action is required to be made to any officer or director who is successful in defending an action of the type referred to in the immediately preceding paragraph. Except with regard to the costs and expenses of successfully defending an action as may be ordered by a court, indemnification as described in the previous paragraph is only required to be made to a director or officer if a determination is made that indemnification is proper under the circumstances. Such determination shall be made in accordance

Legacy	FNB

with the provisions of Florida law.

Florida law further provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

Under Florida law, the provisions for indemnification and advancement of expenses are not exclusive. Accordingly, a corporation may make any other or further indemnification or advancement of expenses of any of its officers or directors, both as to action in his official capacity and as to action in another capacity while holding such office. Under Florida law, indemnification or advancement of expenses, however, shall generally not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions or omissions were material to the cause of action so adjudicated and constitute:
• a violation of the criminal law;
• a transaction from which the officer or director derived an improper personal benefit;
• an unlawful distribution; or
• willful misconduct or a conscious disregard for the best interests of the corporation.
Florida law and FNB’s articles of incorporation permit FNB to purchase and maintain insurance on behalf of any director or officer of FNB against any liability asserted against the director or officer and incurred in such capacity, whether or not FNB would have the power to indemnify the director or officer against such liability. FNB’s articles of incorporation further provide that its directors, officers and any other person designated by the board of directors of FNB is entitled to be indemnified to the fullest extent permitted by law.

Director Liability

Legacy	FNB

Our by-laws include a provision limiting the personal liability of a director for monetary damages for any action taken, or failure to take any action, other than as would constitute criminal conduct or with respect to liability for nonpayment of taxes, and except to the extent that the director has breached or failed to perform his duties to us and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.	Under Florida law, a director is not liable for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and the director’s breach of, or failure to perform, those duties constitutes a violation of criminal law, self-dealing, an unlawful distribution, willful misconduct or recklessness. FNB’s by-laws contain a provision

Legacy	FNB

limiting the liability of its directors to the fullest extent permitted by law.

Amendment of articles of incorporation and by-laws

Legacy	FNB

Under Pennsylvania law, our articles of incorporation may be amended only if the amendment is first proposed by our board of directors by the adoption of a resolution and approved by our shareholders. Our articles of incorporation provide that amendments related to the voting rights, qualifications, privileges and limitations of the common stock, merger provisions and our board of director’s ability to oppose a tender offer must be approved by an affirmative vote of the holders of at least 75% of our outstanding shares or 66 2/3% of our outstanding shares provided that such transaction has received the prior approval of at least 75% of all members of our board of directors.

Our by-laws provide that they may be amended by the affirmative vote of a majority of the votes cast by our shareholders at a regular or special meeting; except that changes to our by-laws to amend the provisions that provide for director and officer indemnification require the affirmative vote of shareholders entitled to cast at least 75% of all votes entitled to be cast by shareholders. Our by-laws may also be amended by the affirmative vote of a majority of the members of our board of directors, subject to the power of the shareholders to change such action, except that changes to our by-laws to amend the provisions that limit director liability require the approval of our shareholders and changes to amend the provisions that provide for director and officer indemnification must be approved by two-thirds of the members of the entire board of directors or by the affirmative vote of the holders of at least 75% of our outstanding shares.	In order to amend the articles of incorporation of a Florida corporation, Florida law generally requires that, unless the articles of incorporation provide for a greater vote, the votes cast in favor of such an amendment must exceed the votes cast against such an amendment at a meeting at which a quorum is present; provided, however, that a majority of the outstanding votes entitled to be cast on the amendment is required with respect to amendments that would create dissenters’ rights under Florida law. Further, under Florida law, shareholder approval is not required for certain non-material amendments.

Under Florida law, a corporation’s by-laws may be amended or repealed by the board of directors or shareholders; provided, however, that the board may not amend or repeal the corporation’s by-laws if the articles of incorporation reserve such power to the shareholders, or the shareholders, in amending or repealing the by-laws, expressly provide that the board of directors may not amend or repeal the by- laws or a particular bylaw provision. FNB’s by-laws provide that they may be altered or amended and new by-laws adopted by the affirmative vote of at least 75% of the members of FNB’s board of directors or by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote thereon.

Vote Required for Extraordinary Corporation Transactions

Legacy	FNB

Under Pennsylvania law, a merger or consolidation that will result in an entity subject to the Banking Code must be approved by a majority of the directors and at least two-thirds of the votes of all shareholders are entitled to be cast thereon. Under our articles of incorporation, a merger, consolidation, liquidation or dissolution or sale or other disposition of substantially all of our assets must be approved by the affirmative vote of at least 75% of the outstanding shares of our common stock or 66 2/3% of the outstanding shares provided that such transaction has received the prior approval of at least 75% of all members of our board	Under Florida law, generally, a merger, consolidation, share exchange, dissolution or sale of substantially all of a corporation’s assets other than in the ordinary course of business must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon unless the corporation’s articles of incorporation require a higher vote. Florida law further provides that, unless required by its articles of incorporation, the shareholders approval of a plan of merger if is not required if:

Legacy	FNB

of directors.	• the articles of incorporation of the surviving corporation will not differ (except for certain minor amendments approved by the board of directors as provided by Florida law) from its articles before the merger; and
• each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger.
FNB’s articles of incorporation require an affirmative vote of the holders of at least 75% of the outstanding shares of FNB common stock entitled to vote to approve a merger, consolidation or sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a substantial part of the properties or assets of FNB, unless the board of directors of FNB has approved and recommended the transaction prior to the consummation thereof.

Interested Shareholder Transactions

Legacy	FNB

The Banking Code requires that certain transactions, such as a merger, consolidation or dissolution, between us and any shareholder or entity controlled by a shareholder in which the shareholder would be treated differently from other shareholders (an “interested shareholder”) require, in addition to the other approval requirements under the Banking Code and our articles of incorporation and by-laws, the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders would be entitled to cast with respect to the transaction, without counting the vote of the interested shareholder, unless the transaction is approved by a majority vote of the board of directors without counting the vote of directors who were nominated by, or have a material interest in, the interested shareholder.	Florida law contains a number of provisions that require supermajority approval for certain affiliate transactions. Under Florida law, if any person who together with his or her affiliates and associates beneficially owns 10% or more of any voting stock of the corporation (an “interested person”) is a party to any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation, or exchange of securities requiring shareholder approval (a “Business Combination”), such transaction shall be approved by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested person; provided, that such approval is not required if (1) the interested person transaction has been approved by a majority of the disinterested directors; (2) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the date of the transaction’s announcement; (3) the interested person has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five years preceding the date of the transaction’s announcement; (4) the interested person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; (5) the corporation is an

Legacy	FNB

investment company registered under the Investment Company Act of 1940 or (6) the consideration to be received by holders of the stock of the corporation meets certain minimum levels determined by a formula under Section 607.0901(4)(f) of the Florida Business Corporations Act.

Fiduciary Duty

Legacy	FNB

Pursuant to Pennsylvania law and our by-laws, a director must perform his duties as a director in good faith, in a manner he reasonably believes to be in the best interests of the bank and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, and is entitled in performing his duties to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by:(1) one or more of our officers or employees whom the director reasonably believes to be reliable and competent in the matters presented;(2) legal counsel, public accountants or other persons as to matters that the director reasonably believes to be within the professional or expert competence of such person or(3) a committee of the board upon which he does not serve, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. Under Pennsylvania law and our articles of incorporation and by-laws, a director may, in considering our best interests, consider(1) the effects of any action on our shareholders, employees, suppliers, customers and creditors, and upon communities in which our offices or other establishments are located,(2) our short-term and long-term interests of the bank, including the possibility that the best interests of the bank may be served by the continued independence of the bank,(3) the resources, intent and conduct of any person seeking to acquire control of the bank and(4) all other pertinent factors.	FNB’s articles of incorporation provide that the board of directors of FNB, in evaluating a proposal for an extraordinary corporate transaction, shall consider all relevant factors, including, without limitation, the long-term prospects and interests of the corporation and its shareholders, the social, economic, legal or other effects of any action on the employees, suppliers and customers of the corporation and its subsidiaries, the communities and societies in which FNB and its subsidiaries operate, and the economy of the state and the nation.

FNB’s articles of incorporation further provide that, if the board of directors of FNB determines that such a proposal should be rejected, it may take any lawful action to accomplish its purpose.

Under Florida law, a director is required to discharge his duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interests of the corporation. In discharging his duties, a director is entitled to rely on: (1) information, opinions, reports, or statements, including financial statements and other financial data, if presented or prepared by officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person’s professional or expert competence or (3) a committee of the Board of which the director is not a member if the director reasonably believes the committee merits confidence.

Provisions with Possible Anti-Takeover Effects

Legacy	FNB

Our articles of incorporation provide that our board of directors may, if it deems advisable, oppose a tender offer or other offer for our capital stock and consider any one or more of the factors set forth in our articles of incorporation. Pennsylvania law and our articles of incorporation also provide that directors may, in discharging their fiduciary duties,	FNB is subject to statutory “anti-takeover” provisions under Florida law. Section 607.0902 of the Florida Business Corporations Act restricts the voting rights of certain shares of a corporation’s stock when those shares are acquired by a party who, by such acquisition, would control at least 20% of all voting rights of the corporation’s issued and

Legacy	FNB

consider the interests of a number of different constituencies, including shareholders, employees, depositors, customers, creditors and the communities in which the corporation is located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies’ interests.

We are subject to statutory “anti-takeover” provisions under the Banking Code. The Banking Code provides that if a person or group of persons acting in concert has voting power over shares of that would entitle the holders thereof to cast at least 30% of the votes that all shareholders would be entitled to cast in the election of directors, the controlling person is required to notify each of our shareholders that a control transaction has occurred and that all shareholders are entitled to demand that they be paid fair value for their shares by the controlling shareholder.

In addition, there are various provisions in our articles of incorporation and by-laws that may serve as anti-takeover protections including:

• the ability of the board of directors of Legacy to fill vacancies resulting from an increase in the number of directors;

• the supermajority voting requirements for certain corporate transactions; and

• provisions in Legacy’s articles of incorporation which authorize the board of directors of Legacy, without further shareholder action, to issue from time to time, up to 1,000,000 shares of Legacy preferred stock. The board of directors of Legacy is empowered to divide any and all of the shares of the Legacy preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

The “anti-takeover” provisions of Pennsylvania law and Legacy’s articles of incorporation and by-laws may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of Legacy that are not negotiated with and approved by the board of directors of Legacy.
outstanding stock. The statute provides that the acquired shares (the “control shares”) will, upon such acquisition, cease to have any voting rights. The acquiring party may, however, petition the corporation to have voting rights re-assigned to the control shares by way of an “acquiring person’s statement” submitted to the corporation in compliance with the requirements of the statute. Upon receipt of such request, the corporation must submit, for shareholder approval, such request. Voting rights may be reassigned to the con trol shares by a resolution of a majority of the corporation’s shareholders for each class and series of stock, with the control shares not voting.

Florida law further provides that a corporation may, by amendment to its articles of incorporation or by- laws, provide that, if the party acquiring the control shares does not submit an acquiring person’s statement in accordance with the statute, the corporation may redeem the control shares at any time during the period ending 60 days after the acquisition of control shares. If the acquiring party files an acquiring person’s statement, the control shares are not subject to redemption by the corporation unless the shareholders, acting on the acquiring party’s request for re-assignment, deny full voting rights to the control shares. Neither FNB’s articles of incorporation nor its by-laws have been amended to include such a provision.

The statute does not alter the voting rights of any stock of the corporation acquired in certain specified transactions.

In addition, there are various provisions in FNB’s articles of incorporation and by-laws that may serve as anti-takeover protections including:

• the ability of the board of directors of FNB to fill vacancies resulting from an increase in the number of directors;

• the supermajority voting requirements for certain corporate transactions;

• the broad range of factors that the board of directors of FNB may consider in evaluating an unsolicited offer including a tender offer proposal; and

• provisions in FNB’s articles of incorporation which authorize the board of directors of FNB, without further shareholder action, to issue from time to time, up to 20,000,000 shares of FNB preferred stock. The board of directors of FNB is empowered to divide any and all of the shares of the FNB

Legacy	FNB

preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.
The “anti-takeover” provisions of Florida law and FNB’s articles of incorporation and by-laws may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of FNB that are not negotiated with and approved by the board of directors of FNB. FNB is not aware of any effort or intent to gain control of FNB or any effort to organize a proxy contest or to accumulate shares of FNB.
COMPARATIVE MARKET PRICES AND DIVIDENDS
      FNB common stock is listed on the New York Stock Exchange. Prices for our common stock are quoted on the OTC Bulletin Board. The following table sets forth:

•	the high and low trading prices of shares of FNB common stock as reported on the New York Stock Exchange since January 1, 2004;

•	the high and low trading prices of shares of our common stock as reported on the OTC Bulletin Board. These quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. In each case, this information is based on published sources; and

•	quarterly cash dividends paid per share by FNB for the periods indicated.

	FNB Common Stock					Legacy Common Stock

	High		Low		Dividend	High		Low		Dividend

2004:
First quarter		$22.79		$18.79	0.23		$15.45		$12.75	—
Second quarter		22.63		18.80	0.23		16.90		15.00	—
Third quarter		22.91		19.40	0.23		15.05		14.00	—
Fourth quarter		22.82		19.88	0.23		15.25		14.05	—
2005:
First quarter		20.70		18.55	0.23		$14.75		$13.30	—
Second quarter		19.85		17.49	0.23		14.40		12.75	—
Third quarter		21.00		16.80	0.23		15.00		13.70	—
Fourth quarter		18.87		16.18	0.235		17.20		12.75	—
2006:
First quarter (through February 1)	$		$		0.235	$		$		—
      You are advised to obtain current market quotations for FNB common stock. The market price of FNB common stock will fluctuate between the date of this proxy statement/ prospectus and the completion of the merger. No assurance can be given concerning the market price of FNB common stock.

BENEFICIAL OWNERSHIP OF LEGACY STOCK
      The following table sets forth information pertaining to the beneficial ownership of the outstanding shares of our common stock as of December 31, 2005 by (1) persons known to us to own more than five percent of the outstanding shares of our common stock, (2) each director and (3) our directors and executive officers as a group. The information contained herein has been obtained from our records and from information furnished to us by each individual. We know of no person who owns, beneficially or of record, either individually or with associates, more than five percent of our common stock.

	Amount and
	Nature of
	Beneficial	Percent of
Name of Individual or Identity of Group	Ownership(1)(2)	Class(3)

5% or Greater Holders:
Northaven Management, Inc.	302,851	8.59%
375 Park Avenue
New York, NY 10152
Directors:
Lawrence S. Allison(4)	9,936	*
Lawrence W. Bitner(5)	17,852	*
Martin F. Brophy(6)	3,992	*
Douglas Doherty(7)	75,399	2.00%
George H. Groves(8)	170,397	4.52%
William A. Hawkins(9)	15,411	*
William L. Jones III(10)	1,000	*
Ralph S. Klinepeter, Jr.(11)	13,203	*
Daniel A. Klingerman(12)	64,662	1.71%
Thomas W. Lennox(13)	87,288	2.31%
Robert J. Moisey(14)	17,849	*
Scott C. Penwell(15)	26,770	*
John H. Rhodes(16)	13,759	*
A. Richard Szeles(17)	26,552	*
Russell W. Twigg(18)	63,606	1.69%
John B. Warden, III(19)	9,852	*

	617,528	16.38%
Named Executive Officers:
Joseph DeBias(20)	24,687	*
Joseph L. Paese(21)	36,925	*
Paul F. Spiegel, Jr.(22)	19,592	*
Directors and Executive Officers as a group (22) persons	703,792	18.66%

*	Less than 1%

(1)	The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the General Rules and Regulations of the SEC and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after December 31, 2005. Beneficial ownership may be disclaimed as to certain securities.

(2)	Includes certain warrants granted to the organizers of the Bank and the directors in consideration of the risk undertaken by them during the organization of the Bank, and for their time, efforts and services in organizing the Bank (referred to as “organizer warrants”). The organizer warrants are exercisable for ten years from the date of issuance, at a price of $10.00 per share. The organizer warrants were granted under the 1999 Equity Incentive Plan for Organizers.

(3)	Includes options that are currently exercisable or exercisable within 60 days of December 31, 2005.

(4)	Includes convertible subordinated debentures that can be converted into 2,000 shares of common stock by Mr. Allison.

(5)	Includes 871 options granted to Mr. Bitner under the 1999 Directors’ Compensation Plan, 400 organizer warrants, 13,944 shares owned by Eastern Holding Co., Ltd., of which he is a director, and convertible subordinated debentures that can be converted into 400 shares of common stock.

(6)	Includes 1,800 shares held by Mr. Brophy jointly with his spouse and convertible subordinated debentures that can be converted into 1,600 shares of common stock.

(7)	Includes 70,719 shares held by Mr. Doherty jointly with spouse and convertible subordinated debentures that can be converted into 4,000 shares of common stock.

(8)	Includes 50,000 shares jointly owned with his spouse, 74,598 options granted to Mr. Groves under the 1999 Equity Incentive Stock Option Plan, and 10,360 organizer warrants. Mr. Groves is also a Named Executive Officer.

(9)	Includes 200 shares jointly owned with his spouse, 901 options granted to Mr. Hawkins under the 1999 Directors’ Compensation Plan, and 2,360 organizer warrants.

(10)	Includes 1,000 shares owned by Mr. Jones.

(11)	Includes 5,000 shares owned jointly with spouse, 889 options granted to Mr. Klinepeter under the 1999 Directors’ Compensation Plan, 1,360 organizer warrants, and convertible subordinated debentures that can be converted into 1,000 shares of common stock.

(12)	Includes 8,035 shares, which may be purchased under exercisable warrants, 27,140 shares held jointly with spouse, 675 shares held as custodian for Mr. Klingerman’s children, and convertible subordinated debentures that can be converted to 600 shares of common stock.

(13)	Includes 1,000 shares of common stock held individually by his spouse, 10,375 shares owned jointly with spouse, 41,079 options granted to Mr. Lennox under the 1999 Equity Incentive Stock Option Plan, 3,360 organizer warrants, and convertible subordinated debentures that can be converted into 3,000 shares of common stock. Mr. Lennox is also a Named Executive Officer.

(14)	Includes 9,470 shares jointly owned with his spouse, 2,050 shares held individually by his spouse, 506 options granted to Mr. Moisey under the 1999 Directors Compensation Plan, and convertible subordinated debentures that can be converted into 2,000 shares of common stock.

(15)	Includes 838 options granted to Mr. Penwell under the 1999 Directors’ Compensation Plan, 1,360 organizer warrants held individually by Mr. Penwell, 231 shares of common stock held individually by his spouse, 5,750 options held individually by his spouse, and 13,944 shares of common stock owned by Eastern Holding Co., Ltd., of which he is a director.

(16)	Includes 829 options granted to Mr. Rhodes under the 1999 Directors’ Compensation Plan, 1,360 organizer warrants and 5,000 shares owned by Brandywine Financial Resources, Inc., of which he is a director.

(17)	Includes 19,195 shares jointly owned with his spouse, 453 options granted to Mr. Szeles under the 1999 Directors Compensation Plan, and convertible subordinated debentures that can be converted into 4,000 shares of common stock.

(18)	Includes 8,035 shares, which may be purchased under exercisable warrants, 33,140 shares held jointly with Mr. Twigg’s spouse, and 21,500 shares held in custody for Mr. Twigg’s children.

(19)	Includes convertible subordinated debentures that can be converted into 2,000 shares of common stock by Mr. Warden.

(20)	Includes 14,000 options granted to Mr. DeBias under the 1999 Equity Incentive Stock Option Plan and convertible subordinated debentures that can be converted into 2,000 shares of common stock. Mr. DeBias is a Named Executive Officer.

(21)	Includes 30,000 options granted to Mr. Paese under the 1999 Equity Incentive Stock Option Plan, 2,425 shares held in custody for Mr. Paese’s children, and convertible subordinated debentures that can be converted to 1,000 shares of common stock. Mr. Paese is a Named Executive Officer.

(22)	Includes 5,450 shares owned jointly with spouse, 12,500 options granted to Mr. Spiegel under the 1999 Equity Incentive Stock Option Plan, and convertible subordinated debentures that can be converted into 400 shares of common stock. Mr. Spiegel is a Named Executive Officer.
PROPOSAL NO. 2
ADJOURNMENT PROPOSAL
      In the event sufficient votes are not present at our special meeting to constitute a quorum or approve the merger proposal, the merger proposal cannot be approved unless our special meeting is adjourned in order to permit further solicitation of proxies. In order to allow shares present in person or by proxy at our special meeting to vote for the adjournment of our special meeting, if necessary, we are submitting an adjournment of our special meeting to our shareholders as a separate matter for their consideration. Properly executed proxies will be voted in favor of the adjournment proposal, unless otherwise indicated on the proxy. If the adjournment proposal is approved, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of the time and place that is given at the meeting.
Recommendation of our Board of Directors
      Our board of directors recommends that you vote “FOR” the approval of the adjournment proposal.
LEGAL MATTERS
      The validity of the FNB common stock being registered in connection with the merger has been passed upon for FNB by Duane Morris LLP, Philadelphia, Pennsylvania. Duane Morris LLP and Stevens & Lee P.C. have delivered their opinions to FNB and Legacy, respectively, as to certain federal income tax consequences of the merger. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page      .
EXPERTS
      The consolidated financial statements of FNB and subsidiaries appearing in FNB’s Annual Report (Form 10-K) dated for the year ended December 31, 2004, and FNB management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
      With respect to the unaudited condensed consolidated interim financial information of FNB for the three-month periods ended March 31, 2005 and March 31, 2004, the six-month periods ended June 30, 2005 and June 30, 2004 and the nine-month periods ended September 30, 2005 and September 30, 2004, respectively, incorporated by reference in this proxy statement/ prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 5, 2005, August 4, 2005 and November 2, 2005, included in FNB’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.
      The consolidated financial statements of Legacy and subsidiary set forth elsewhere in this proxy statement/ prospectus as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, have been audited by Beard Miller Company LLP, independent registered public accounting firm, as set forth in their report thereon included elsewhere herein. Such consolidated financial statements are included in this proxy statement/ prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
OTHER MATTERS
      As of the date of this proxy statement/ prospectus, we do not know of any matters that will be presented for consideration at our special meeting other than the approval of the merger proposal and the adjournment proposal. However, if any other matters shall properly come before our special meeting or any adjournment, postponement or continuation thereof and be voted upon, the enclosed proxies shall be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters.
      No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this proxy statement/ prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by FNB or us.
      This proxy statement/ prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the FNB common stock offered by this proxy statement/ prospectus, nor does it constitute the solicitation of a proxy, in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation.
      The information contained in this proxy statement/ prospectus speaks as of the date hereof unless otherwise specifically indicated. The delivery of this proxy statement/ prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of Legacy or FNB since the date of this proxy statement/ prospectus or that the information in this proxy statement/ prospectus or in the documents incorporated by reference in this proxy statement/ prospectus is correct at any time subsequent to that date.
      This proxy statement/ prospectus does not cover any resales of the FNB common stock offered hereby to be received by shareholders of Legacy deemed to be “affiliates” of Legacy or FNB upon the consummation of the merger. No person is authorized to make use of this proxy statement/ prospectus in connection with any such resales.
WHERE YOU CAN FIND MORE INFORMATION
      FNB files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information filed by FNB at the SEC’s public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. FNB’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.
      Legacy files reports, proxy statements and other information with the FDIC under the Exchange Act. You may read and copy any reports, statements or other information filed by Legacy at the FDIC’s offices at 1776 F Street, N.W., Washington, D.C. [20006]. Please call the FDIC at (202) 898-8913 for further information regarding access to these documents at the FDIC and at the web site maintained by Legacy at www.thelegacybankonline2.com.

      FNB filed a registration statement on Form S-4 to register with the SEC under the Securities Act the issuance of FNB common stock to our shareholders in the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of FNB and a proxy statement of Legacy for our special meeting. As allowed by the SEC rules, this proxy statement/ prospectus does not contain all the information contained in the registration statement.
      The SEC allows the “incorporation by reference” of information into this proxy statement/ prospectus, which means that FNB can disclose important information to you by referring you to another document filed separately with the SEC by FNB. The information incorporated by reference is deemed to be part of this proxy statement/ prospectus, except for any information that is superseded by information in this proxy statement/ prospectus. This proxy statement/ prospectus incorporates by reference the documents set forth below that FNB has previously filed with the SEC. These documents contain important information about FNB.
      The following documents previously filed with the SEC by FNB (SEC File No. 001-31940) are incorporated by reference into this proxy statement/ prospectus:

FNB’s Annual Report on Form 10-K for the year ended December 31, 2004;

FNB’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

FNB’s Current Reports on Form 8-K filed April 12, 2005, April 25, 2005, August 22, 2005, October 6, 2005, December 21, 2005, January 23, 2006 and January 31, 2006; and

FNB further incorporates by reference any additional documents that it files with the SEC, under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this proxy statement/ prospectus and the date of the Legacy special meeting. These documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
      If you would like to receive a copy of any of the documents incorporated by reference, please contact FNB at the address or telephone number listed under the heading “Additional Information.”
SHAREHOLDER PROPOSALS
      We will hold our annual meeting of shareholders in 2006 only if the merger is not completed. Any eligible shareholder desiring to present a proposal pursuant to Rule 14a-8 promulgated by the SEC to be considered at our 2006 annual meeting of shareholders should have submitted the proposal in writing to: George H. Groves, Chairman and Chief Executive Officer, The Legacy Bank, 2600 Commerce Drive, Harrisburg, Pennsylvania 17110 no later than November 9, 2005. A shareholder wishing to submit a proposal other than pursuant to Rule 14a-8 must notify us within a reasonable time prior to the annual meeting. In the absence of timely notice, management will exercise its discretionary power in voting on any such matter.

Item 8.	Financial Statements and Supplementary Data.
Report of Independent Registered Public Accounting Firm
To the Board of Directors
The Legacy Bank
Harrisburg, Pennsylvania
      We have audited the accompanying consolidated balance sheets of The Legacy Bank and its wholly-owned subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Legacy Bank and its wholly-owned subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Beard Miller Company LLP
Harrisburg, Pennsylvania
February 15, 2005

The Legacy Bank
Consolidated Balance Sheets

	December 31,

	2004	2003

	(In thousands, except
	share amounts)
ASSETS
Cash and due from banks	$5,305	$8,709
Federal funds sold	1,868	—
Short-term investments	22	21

Cash and Cash Equivalents	7,195	8,730
Securities available for sale	51,098	43,184
Securities held to maturity, fair value 2004 $11,930; 2003 $12,450	12,013	12,500
Loans receivable, net of allowance for loan losses 2004 $3,461; 2003 $3,430	249,019	226,155
Bank premises and equipment, net	4,502	3,578
Goodwill	5,566	6,264
Other intangible assets	1,375	1,548
Accrued interest receivable	1,437	1,242
Bank owned life insurance	4,540	—
Other assets	1,845	2,285

Total Assets	$338,590	$305,486

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$27,931	$28,125
Interest-bearing	216,533	211,955

Total Deposits	244,464	240,080
Short-term borrowings	23,425	10,187
Long-term Federal Home Loan Bank borrowings	28,000	14,500
Convertible subordinated debentures	4,500	4,785
Other liabilities	1,476	2,062

Total Liabilities	301,865	271,614

Shareholders’ Equity
Preferred stock, $5 par value; authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $5 par value; authorized 5,000,000 shares; issued and outstanding 2004 3,609,417 shares; 2003 3,550,273 shares	18,047	17,751
Surplus	19,327	18,930
Accumulated deficit	(453)	(2,808)
Accumulated other comprehensive loss	(196)	(1)

Total Shareholders’ Equity	36,725	33,872

Total Liabilities and Shareholders’ Equity	$338,590	$305,486

See notes to consolidated financial statements.

The Legacy Bank
Consolidated Statements of Income

	Years Ended December 31,

	2004	2003	2002

	(In thousands, except per
	share data)
Interest Income
Loans receivable, including fees	$14,410	$12,048	$6,730
Securities, taxable	1,851	1,680	664
Federal funds sold and short-term investments	8	47	141

Total Interest Income	16,269	13,775	7,535

Interest Expense
Deposits	4,369	4,182	3,339
Short-term borrowings	125	126	—
Convertible subordinated debentures	233	60	—
Long-term debt	789	641	376

Total Interest Expense	5,516	5,009	3,715

Net Interest Income	10,753	8,766	3,820
Provision for Loan Losses	1,115	428	540

Net Interest Income after Provision for Loan Losses	9,638	8,338	3,280

Noninterest Income
Service charges on deposit accounts	569	458	158
Asset management fees	815	624	401
Service charges on loans	340	250	153
Securities gains, net	—	183	27
Gain on sales of loans	416	82	1
Gain on sale of branches	196	—	—
Other	47	5	5

Total Noninterest Income	2,383	1,602	745

Noninterest Expenses
Salaries and employee benefits	5,277	4,549	2,249
Occupancy and equipment	1,243	1,138	486
Data processing	1,055	872	361
Advertising, marketing and business development	205	280	180
Professional services	314	331	140
Other	2,403	2,058	837

Total Noninterest Expenses	10,497	9,228	4,253

Income (Loss) before Income Tax Benefit	1,524	712	(228)
Income Tax Benefit	831	317	485

Net Income	$2,355	$1,029	$257

Earnings per Share
Basic	$0.66	$0.37	$0.19
Diluted	$0.64	$0.37	$0.19
See notes to consolidated financial statements.

The Legacy Bank
Consolidated Statements of Shareholders’ Equity
Years Ended December 31, 2004, 2003 and 2002

					Accumulated
					Other
					Comprehensive
	Issued	Common		Accumulated	Income
	Shares	Stock	Surplus	Deficit	(Loss)	Total

	(In thousands)
Balance — December 31, 2001	1,299	$6,495	$6,463	$(4,094)	$18	$8,882

Comprehensive income:
Net income	—	—	—	257	—	257
Unrealized gain on securities available for sale, net of tax of $132	—	—	—	—	256	256
Reclassification adjustment for realized gains, net of tax of $9	—	—	—	—	(18)	(18)

Total Comprehensive Income						495

Sale of common stock	44	222	263	—	—	485
Stock issued for directors’ compensation	3	13	15	—	—	28

Balance — December 31, 2002	1,346	6,730	6,741	(3,837)	256	9,890

Comprehensive income:
Net income	—	—	—	1,029	—	1,029
Unrealized loss on securities available for sale, net of tax of $(70)	—	—	—	—	(136)	(136)
Reclassification adjustment for realized gains, net of tax of $62	—	—	—	—	(121)	(121)

Total Comprehensive Income						772

Stock issued in connection with acquisition of Northern State Bank	1,197	5,983	6,832	—	—	12,815
Sale of common stock	981	4,903	5,460	—	—	10,363
Warrants converted	24	120	(120)	—	—	—
Stock issued for directors’ compensation	3	15	17	—	—	32

Balance — December 31, 2003	3,551	17,751	18,930	(2,808)	(1)	33,872

Comprehensive income:
Net income	—	—	—	2,355	—	2,355
Unrealized loss on securities available for sale, net of tax of $(103)	—	—	—	—	(195)	(195)

Total Comprehensive Income						2,160

Debentures converted	22	114	144	—	—	258
Stock options exercised	32	159	202	—	—	361
Stock issued for directors’ compensation	4	23	51	—	—	74

Balance — December 31, 2004	3,609	$18,047	$19,327	$(453)	$(196)	$36,725

See notes to consolidated financial statements.

The Legacy Bank
Consolidated Statements of Cash Flows

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Cash Flows from Operating Activities
Net income	$2,355	$1,029	$257
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,115	428	540
Provision for depreciation and amortization	726	525	237
Amortization of intangible assets	173	58	—
Net amortization of investment securities	715	763	103
Deferred income taxes	(831)	(317)	(485)
Stock issued for directors’ compensation	74	32	28
Securities gains	—	(183)	(27)
Gains on sale of loans	(416)	(82)	(1)
Gain on sale of branches	(196)	—	—
Earnings on bank-owned life insurance	(40)	—	—
Decrease (increase) in accrued interest receivable and other assets	1,100	(918)	(313)
Increase (decrease) in other liabilities	(486)	(16)	194

Net Cash Provided by Operating Activities	4,289	1,319	533

Cash Flows from Investing Activities
Securities available for sale:
Purchases	(25,522)	(48,029)	(20,022)
Proceeds from sales	2,463	27,700	563
Proceeds from maturities and principal repayments	14,054	17,542	2,838
Securities held to maturity:
Purchases	(2,000)	(13,962)	—
Proceeds from maturities and principal repayments	2,271	1,319	—
Net increase in loans receivable	(43,293)	(29,045)	(24,264)
Proceeds from sale of loans	6,626	—	—
Purchase of loans	(15,511)	—	—
Increase in cash from Bank and branch sale/acquisitions	9,093	37,931	—
Purchase of bank owned life insurance	(4,500)	—	—
Purchases of bank premises and equipment	(1,896)	(995)	(83)

Net Cash Used in Investing Activities	(58,215)	(7,539)	(40,968)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	25,292	(20,482)	32,701
Net increase in short-term borrowings	13,238	7,190	—
Proceeds from long-term borrowings	16,000	5,285	11,000
Repayments of long-term borrowings	(2,500)	(2,000)	—
Net proceeds from issuance of common stock	361	10,363	485

Net Cash Provided by Financing Activities	52,391	356	44,186

Net Increase (Decrease) in Cash and Cash Equivalents	(1,535)	(5,864)	3,751
Cash and Cash Equivalents — Beginning	8,730	14,594	10,843

Cash and Cash Equivalents — Ending	$7,195	$8,730	$14,594

Supplementary Cash Flows Information
Interest paid	$5,451	$4,861	$3,774
Income taxes paid	$52	$8	$—
Debentures converted into common stock	$258	$—	$—
See notes to consolidated financial statements.

The Legacy Bank
Notes to Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies

Principles of Consolidation
      The accompanying consolidated financial statements include the accounts of The Legacy Bank (the Bank) and its wholly owned subsidiary, The Legacy Trust Company (the Trust). All significant intercompany accounts and transactions have been eliminated.

Organization and Nature of Operations
      The Legacy Bank was incorporated on June 10, 1999 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered bank. The Bank commenced operations on September 20, 1999 and is a full service bank providing personal and business lending and deposit services. As a state chartered, non-Federal Reserve member bank, the Bank is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The area served by the Bank is principally the central and northeast Pennsylvania regions. The Legacy Trust Company provides trust and asset management services.

Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the evaluation of other than temporary impairment of investment securities, and the valuation of deferred tax assets and intangible assets.

Presentation of Cash Flows
      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, interest-bearing deposits and short-term investments with a maturity date of three months or less. Generally, federal funds are purchased and sold for one-day periods.

Securities
      Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over the terms of the securities.
      Securities classified as available for sale are those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity or mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Unrealized gains and losses are reported as increases or decreases in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
      Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other-than-temporary are reflected as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
      Federal law requires a member institution of the Federal Home Loan Bank (FHLB) to hold stock of its district FHLB according to a predetermined formula. This restricted stock is carried at cost and is included within securities available for sale.

Loans Receivable
      Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Premiums on purchased loans are amortized to income using the interest method over the expected lives of the loans. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan.
      The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. Past due status is based on the contractual terms of the loan. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses
      The allowance for loan losses is established through provisions for loan losses charged to earnings. Loans deemed to be uncollectible are charged against the allowance for loan losses when management believes the uncollectibility of the loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
      The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.
      The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience of similar institutions due to

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
its limited charge-off history, adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
      A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.
      Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Bank Premises and Equipment
      Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets’ estimated useful lives.

Goodwill and Other Intangible Assets
      The costs of acquired banks or branches in excess of the fair value of net assets at acquisition date is recorded as goodwill. Goodwill is not amortized but, instead, is tested at least annually for impairment. Other identifiable intangible assets are amortized over their estimated useful lives.

Transfers of Financial Assets
      Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Trust Assets
      Assets held in a fiduciary capacity are not assets of the Bank or Trust and are, therefore, not included in the financial statements. Trust income is recognized on the accrual method.

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)

Advertising Costs
      The Bank follows the policy of charging the costs of advertising to expense as incurred.

Income Taxes
      Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and net operating loss carryforwards and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Reclassifications
      Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform to the 2004 presentation format. These reclassifications had no impact on the Bank’s net income.

Stock Compensation Plans
      Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” encouraged all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allowed an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Bank elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.
      Pro forma disclosures as though compensation expense for the stock options was determined under the recognition provisions of Statement No. 123 using the fair value of the awards at the grant date are as follows for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002

	(In thousands, except per share
	data)
Net income, as reported	$2,355	$1,029	$257
Total stock-based compensation expense determined under fair value method, net of tax	(194)	(99)	(185)

Pro forma net income	$2,161	$930	$72

Earnings per share — basic:
As reported	$.66	$.37	$.19
Pro forma	$.60	$.33	$.05
Earnings per share — diluted:
As reported	$.64	$.37	$.19
Pro forma	$.59	$.33	$.05

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
      The fair values were estimated using the Black-Scholes model and are summarized below, along with the weighted-average assumptions.

	2004	2003	2002

Weighted-average grant date fair value	$2.96	$2.21	$3.19
Expected life in years	7	7	7
Risk-free interest rate	3.77%	3.36%	4.85%
      Volatility was assumed to be zero given the limited trading of the Bank’s stock. The expected dividend yield was assumed to be zero given the Bank has not declared a dividend since inception.

Earnings per Common Share
      Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate to outstanding stock options, warrants and convertible debentures. Potential common shares that may be issued related to stock options and warrants are determined using the treasury stock method.
      Earnings per common share have been computed based on the following:

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Net income	$2,355	$1,029	$257

Average number of common shares outstanding	3,582	2,785	1,337
Effect of dilutive options and warrants	103	17	5

Average number of common shares outstanding used to calculate diluted earnings per common share	3,685	2,802	1,342

      Options to purchase 37,000 shares of common stock at a price of $12.00 per share were outstanding at December 31, 2003 but were not included in the computation of diluted EPS because they were anti-dilutive. Options to purchase 68,234 and 3,536 shares of common stock at a price of $11.50 and $10.62 per share, respectively were outstanding at December 31, 2002 but were not included in the computation of diluted EPS because they were anti-dilutive. Convertible debentures which are convertible into 360,000 and 382,800 shares of common stock at a price of $12.50 per share were outstanding at December 31, 2004 and 2003, respectively, but were not included in the computation of diluted EPS because they were anti-dilutive.

Off-Balance Sheet Financial Instruments
      In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

New Accounting Standards
      In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 (SOP 03-3), “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
investor’s initial investment in loans or debt securities acquired in a transfer, including business combinations, if those differences are attributable, at least in part, to credit quality. SOP 03-3 is effective for loans or debt securities acquired in fiscal years beginning after December 15, 2004. The Bank adopted the provisions of SOP 03-3 effective January 1, 2005, and the initial implementation did not have any effect on the consolidated financial statements.
      In March 2004, the FASB’s Emerging Issues Task Force (EITF) reached a consensus on EITF Issue No., 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-1). EITF 03-1 provides guidance regarding the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and to equity securities accounted for under the cost method. Included in EITF 03-1 is guidance on how to account for impairments that are solely due to interest rate changes, including changes resulting from increases in sector credit spreads.
      The effective date for the accounting guidance of EITF 03-1 is delayed until additional clarifying guidance is issued. The Bank is not able to assess the impact of the adoption of EITF 03-1 until final guidance is issued.
      In March 2004, the SEC released Staff Accounting Bulletin (SAB) No. 105, “Application of Accounting Principles to Loan Commitments.” SAB 105 provides guidance about the measurements of loan commitments recognized at fair value under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 did not have any effect on the consolidated financial statements.
      In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), “Share-Based Payment.” Statement No. 123(R) revised Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. Statement No. 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. This statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Bank is currently evaluating the impact of this standard on its results of operations and financial position.

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
Note 2 — Securities
      The amortized cost and fair value of securities, with gross unrealized gains and losses, are as follows:

	December 31, 2004

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

	(In thousands)
Securities Available for Sale
Debt securities:
U.S. Treasury securities	$552	$11	$—	$563
U.S. Government agency obligations	17,524	18	(61)	17,481
Mortgage-backed securities	16,683	17	(127)	16,573
Collateralized mortgage obligations	12,557	9	(58)	12,508
Corporate and other debt securities	775	1	(109)	667

Total Debt Securities	48,091	56	(355)	47,792
Federal Home Loan Bank stock	2,878	—	—	2,878
Other equity securities	428	—	—	428

	$51,397	$56	$(355)	$51,098

Securities Held to Maturity
U.S. Government agency obligations	$3,035	$1	$(10)	$3,026
Mortgage-backed securities	3,663	—	(53)	3,610
Collateralized mortgage obligations	5,315	13	(34)	5,294

	$12,013	$14	$(97)	$11,930

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)

	December 31, 2003

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

	(In thousands)
Securities Available for Sale
Debt securities:
U.S. Treasury securities	$553	$30	$—	$583
U.S. Government agency obligations	11,336	110	(25)	11,421
Mortgage-backed securities	20,480	52	(151)	20,381
Collateralized mortgage obligations	8,418	39	(29)	8,428
Corporate and other debt securities	775	2	(29)	748

Total Debt Securities	41,562	233	(234)	41,561
Federal Home Loan Bank stock	1,538	—	—	1,538
Other equity securities	85	—	—	85

	$43,185	$233	$(234)	$43,184

Securities Held to Maturity
U.S. Government agency obligations	$1,052	$2	$—	$1,054
Mortgage-backed securities	4,484	—	(47)	4,437
Collateralized mortgage obligations	6,964	16	(21)	6,959

	$12,500	$18	$(68)	$12,450

      At December 31, 2004 and 2003, investment securities with a carrying value of $5,966,000 and $5,102,000, respectively, were pledged to secure public deposits, and for other purposes as required or permitted by law. At December 31, 2003, investment securities with a carrying value of $47,701,000 were pledged to collateralize borrowings with the Federal Home Loan Bank of Pittsburgh. During 2004, the FHLB removed the requirement for Legacy to pledge securities to collateralize borrowings.

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
      The following table shows the Bank’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004.

	Less Than 12 Months		12 Months or More		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

	(In thousands)
Securities Available for Sale:
U.S. Government agency obligations	$7,834	$(61)	$—	$—	$7,834	$(61)
Mortgage-backed securities	3,252	(11)	10,109	(116)	13,361	(127)
Collateralized mortgage obligations	3,801	(32)	2,522	(26)	6,323	(58)
Corporate and other debt securities	—	—	641	(109)	641	(109)

Total Temporarily Impaired Securities Available for Sale	$14,887	$(104)	$13,272	$(251)	$28,159	$(355)

Securities Held to Maturity:
U.S. Government agency obligations	$1,026	$(10)	$—	$—	$1,026	$(10)
Mortgage-backed securities	—	—	3,610	(53)	3,610	(53)
Collateralized mortgage obligations	3,127	(16)	1,015	(18)	4,142	(34)

Total Temporarily Impaired Securities Held to Maturity	$4,153	$(26)	$4,625	$(71)	$8,778	$(97)

      The Bank has determined that the unrealized losses pertain to 41 securities and are attributable to the current interest rate environment. The unrealized losses are temporary and management has the intent and ability to hold them until the market price recovers. All securities are rated investment grade or better according to the Bank’s policy. The mortgage-backed securities are primarily agency backed, have favorable cash flow characteristics and are closely monitored for performance. The unrealized loss in corporate securities is attributable to one trust preferred security that has been paying interest timely and is deemed to have acceptable credit quality.
      The amortized cost and fair value of debt securities by contractual maturity at December 31, 2004 are as follows:

	Available for Sale		Held to Maturity

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

	(In thousands)
Within one year	$1,533	$1,527	$—	$—
Over one year through five years	15,058	15,024	3,035	3,026
Over five years through ten years	1,510	1,519	—	—
Over ten years	750	641	—	—
Mortgage-backed securities and collateralized mortgage obligations	29,240	29,081	8,978	8,904

Total	$48,091	$47,792	$12,013	$11,930

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
      For the years ended December 31, 2004, 2003 and 2002, gross realized gains from sales of securities available for sale amounted to $-0-, $208,000 and $27,000, respectively. Gross realized losses amounted to $-0-, $25,000 and $-0- during 2004, 2003 and 2002, respectively.
Note 3 — Loans Receivable
      The composition of net loans receivable at December 31, 2004 and 2003 is as follows:

	2004	2003

	(In thousands)
Commercial real estate	$108,063	$104,914
Commercial	88,541	78,298
Residential real estate	26,174	17,261
Consumer	27,854	25,948

Total Loans	250,632	226,421
Unamortized premium on purchased loans	1,581	3,019
Net deferred loan costs	267	145
Allowance for loan losses	(3,461)	(3,430)

Net Loans	$249,019	$226,155

Note 4 — Allowance for Loan Losses
      The changes in the allowance for loan losses for the years ended December 31, 2004, 2003 and 2002 are as follows:

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Balance, beginning	$3,430	$1,300	$982
Provision for loan losses	1,115	428	540
Added through acquisitions	—	2,014	—
Reduced due to sale of loans	(310)	—	—
Charge-offs	(812)	(347)	(222)
Recoveries	38	35	—

Balance, ending	$3,461	$3,430	$1,300

      The following is a summary of information pertaining to impaired and non-accrual loans:

	December 31,

	2004	2003

	(In thousands)
Impaired loans, (all have a valuation allowance)	$4,213	$4,814

Valuation allowance related to impaired loans	$1,334	$988

Total non-accrual loans	$1,037	$1,161

Total loans past due ninety days or more and still accruing	$42	$195

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Average investment in impaired loans	$4,686	$4,582	$1,437

Interest income recognized on impaired loans, total	$338	$294	$113

Interest income recognized on cash basis on nonaccrual loans	$—	$48	$—

Note 5 — Bank Premises and Equipment
      The components of bank premises and equipment at December 31, 2004 and 2003 are as follows:

	Estimated
	Lives in
	Years	2004	2003

		(In thousands)
Land		$313	$50
Buildings and building improvements	30	1,185	107
Leasehold improvements	7 - 20	2,255	2,139
Furniture, fixtures and equipment	3 - 15	1,208	1,563
Computer equipment and data processing software	3 - 10	1,652	1,445
Automobiles	2 - 5	173	145

		6,786	5,449
Accumulated depreciation		(2,284)	(1,871)

		$4,502	$3,578

      Depreciation expense for the years ended December 31, 2004, 2003 and 2002 amounted to $726,000, $525,000 and $237,000, respectively.
Note 6 — Goodwill and Other Intangible Assets
      During 2003, the Bank acquired Northern State Bank and purchased three additional branches including certain assets and liabilities from another financial institution. In 2004, the Bank sold two of the branches acquired from Northern State Bank and wrote-off a proportionate amount of goodwill against the sales proceeds. The following reflects goodwill associated with these transactions:

	Northern
	State	Purchase of
	Bank	Branches	Total

Balance as of January 1, 2003	$—	$—	$—
Goodwill acquired during the year	4,260	2,004	6,264

Balance as of December 31, 2003	4,260	2,004	6,264
Goodwill related to branches acquired (disposed of) during the year	(1,512)	814	(698)

Balance as of December 31, 2004	$2,748	$2,818	$5,566

      Goodwill associated with the branch purchase is deductible for tax purposes. Management has tested goodwill for impairment as of December 31, 2004 and has determined there was no impairment.

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
      Amortizable intangible assets (principally core deposit intangibles) associated with these transactions have a weighted average amortization period of approximately ten years. At December 31, 2004, the carrying amount of these intangible assets was $1,375,000, which is net of accumulated amortization of $231,000, compared to intangible assets of $1,548,000, net of accumulated amortization of $58,000 at December 31, 2003. Amortization expense was $173,000, $58,000, and $-0- in the years ended December 31, 2004, 2003 and 2002, respectively. Aggregate estimated amortization expense for the five years subsequent to December 31, 2004 is as follows (in thousands):

2005	$171
2006	171
2007	171
2008	171
2009	168
Note 7 — Deposits
      The components of deposits at December 31, 2004 and 2003 are as follows:

	2004	2003

	(In thousands)
Demand, non-interest bearing	$27,931	$28,125
Demand, interest bearing	12,240	12,745
Money market	13,739	21,616
Savings	53,939	49,577
Time, $100,000 and over	30,814	26,018
Time, other	105,801	101,999

Total Deposits	$244,464	$240,080

      At December 31, 2004, the scheduled maturities of time deposits are as follows (in thousands):

2005	$69,828
2006	25,236
2007	19,493
2008	8,328
2009	13,666
Thereafter	64

$136,615

Note 8 — Short-Term Borrowings
      The Bank has a total of $11,000,000 available for borrowing in short-term lines of credit established with five banks. In addition, the Bank can borrow from the Federal Home Loan Bank (FHLB); see Note 9-Federal Home Loan Bank Borrowings for more information on FHLB borrowings.

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
      These borrowings are described below at or for the years ended:

	December 31,

	2004	2003

	(Dollars in thousands)
Federal Home Loan Bank overnight advances	$23,425	$10,187

Average balance	$7,814	$9,379
Maximum month-end balance	$23,425	$14,090
Weighted average rate	1.60%	1.34%
Range of interest rates paid on December 31	2.19%- 2.34%	1.01%- 1.19%
Note 9 — Federal Home Loan Bank Borrowings
      The Bank is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh. As such, the Bank can take advantage of the FHLB program for overnight and term advances at published daily rates, which are advantageous to members as compared to issuing notes directly in the market. At December 31, 2004, the Bank had a borrowing capacity of $76,977,000, of which $51,425,000 was outstanding. Outstanding long-term borrowings from the Federal Home Loan Bank are summarized as follows at December 31, 2004 and 2003:

	December 31, 2004

		Weighted		Weighted		Weighted
	Fixed	Average	Variable	Average		Average
	Rate	Rate	Rate	Rate	Total	Rate

	(Dollars in thousands)
Due in 2005	$7,000	2.4%	$1,000	6.7%	$8,000	2.9%
Due in 2006	9,000	2.8%	—		9,000	2.8%
Due in 2007	2,000	2.8%	—		2,000	2.8%
After 2009	—		9,000	4.4%	9,000	4.4%

	$18,000	2.6%	$10,000	4.7%	$28,000	3.3%

	December 31, 2003

		Weighted		Weighted		Weighted
	Fixed	Average	Variable	Average		Average
	Rate	Rate	Rate	Rate	Total	Rate

	(Dollars in thousands)
Due in 2004	$2,500	2.8%	$—		$2,500	2.8%
Due in 2005	2,000	3.1%	1,000	6.7%	3,000	4.3%
After 2008	—		9,000	4.4%	9,000	4.4%

	$4,500	3.0%	$10,000	4.7%	$14,500	4.1%

      The above variable rate borrowings are convertible notes. The FHLB has the option to convert the loans to an adjustable rate equal to the three-month LIBOR plus 0.08% to 0.15%. If the above convertible notes are converted, the Bank has the option to repay these advances at each of the option dates without penalty. Accordingly, contractual maturities above may differ from expected maturities.
Note 10 — Convertible Subordinated Debentures
      During 2003, the Bank sold 1,914 investment units for $5,000 each. Each unit consisted of 225 shares of common stock priced at $11.11 per share and $2,500 in the aggregate and a 15-year 5% convertible subordinated capital note in the principal amount of $2,500. Total notes outstanding were $4,500,000 and

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
$4,785,000 at December 31, 2004 and 2003, respectively. The notes may be converted into shares of common stock at any time at a conversion price of $12.50 per share, subject to adjustment upon the occurrence of certain events. Interest on the notes accrued from the date of issuance and is payable on September 15 and March 15 of each year. During 2004, 114 notes were converted into 22,800 shares of common stock. As of December 31, 2004, 360,000 shares of common stock are reserved for potential conversion.
Note 11 — Lease Commitments and Total Rental Expense
      Total lease expense was $426,000, $489,000 and $213,000 for the years ended December 31, 2004, 2003 and 2002, respectively, of which $225,000, $315,000 and $130,000, respectively, pertained to leases with related parties.
      Future minimum lease payments by year are as follows (in thousands):

2005	$305
2006	274
2007	266
2008	260
2009	259
Thereafter	819

$2,183

Note 12 — Employment Agreements
      The Bank has entered into employment agreements with four members of senior management. Upon resignation after a change in the control of the Bank, as defined in the agreement, these individuals will receive monetary compensation in the amount set forth in their agreements. These agreements expire during 2005 and 2006, but will automatically renew at various terms, unless written notice electing not to renew is given by the Bank or individual.
Note 13 — Comprehensive Income
      Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income or loss. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income or loss. Sources of other comprehensive income (loss) not included in net income were limited to unrealized gains (losses) on available for sale securities which, net of tax, were $(195,000), $(257,000) and $238,000 for the years ended December 31, 2004, 2003 and 2002, respectively.
Note 14 — Shareholders’ Equity
      In 2002, the Bank sold 44,444 shares of common stock at $11.25 per share, which resulted in proceeds of $485,000, net of stock offering costs of $15,000.
      In 2003, the Bank issued 1,196,608 shares of common stock for the purchase of Northern State Bank. As further described in Note 10, the Bank sold 1,914 investment units resulting in the issuance of 430,650 shares of stock priced at $11.11 per share and sold 550,000 shares of common stock at an average price of $10.59 per share. These sales resulted in proceeds of $10,363,000, net of stock offering costs of $109,000.
      In 2004, 114 convertible subordinated notes were converted into 22,800 shares of common stock.

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
Note 15 — Stock Warrants and Stock Option Plans
      The Bank issued stock purchase warrants in connection with its initial public offering, giving certain organizers the right to purchase a total of 38,080 shares of common stock at the initial offering price of $10 per share. As of December 31, 2004, 38,080 warrants were outstanding. These warrants were granted in consideration of the risks undertaken by the organizers and are exercisable in full and will expire August 24, 2009. The shares may be issued either from previously authorized but unissued shares or issued shares that have been reacquired by the Bank.
      Under the 1999 Directors’ Compensation Plan, each non-employee director was entitled to a retainer fee of $2,000 per year. The non-employee directors were also eligible to receive up to $3,000 compensation per year based on attendance at board meetings. At the election of the non-employee director, the retainer fee was payable in common stock or cash and compensation was payable in either options to acquire shares of common stock or cash. The shares were valued at their fair market value. In 2003, 3,073 options were issued to directors under this plan. In 2002, 2,646 shares and 3,536 options were issued to directors under this plan. The options vest over a three-year period and expire 10 years from the date of grant. The expense recorded relating to the shares granted totaled $28,000 in 2002. The plan was closed in 2003 and no shares are available for future grant under this plan. The Bank adopted a new plan in 2003.
      Under the 2003 Directors’ Compensation Plan, each non-employee director is entitled to a retainer fee of $2,000 per year. The non-employee directors are also eligible to receive up to $3,000 compensation per year based on attendance at board meetings. The non-employee directors also receive common stock equal to $50 per committee meeting attended. Compensation is to be paid annually in shares of common stock. The shares will be valued at their fair market value. 50,000 shares of the Bank’s common stock have been reserved for awards granted under this plan and 42,482 are available at December 31, 2004. In 2004, 4,494 common shares were issued to directors under this plan. The expense recorded relating to the shares granted totaled $74,000 in 2004. In 2003, 3,024 shares were issued to directors under this plan with $32,000 of expense recorded relating to the shares granted in 2003.
      Under the 1999 Equity Incentive Stock Option Plan (the Plan), Bank employees are eligible to receive options to purchase shares of common stock at the fair market value on the date the option is granted. Shares that may be issued under the Stock Option Plan shall not exceed in the aggregate 245,000 shares. Shares granted prior to 2004 vest equally over a three-year period and expire no later than ten years from the date of the grant. Shares granted in 2004 vest immediately and expire no later than six years from the date of the grant. The shares may be issued either from previously authorized but unissued shares or issued shares that have then been reacquired by the Bank. The Plan is administered by a committee of non-employee directors. At December 31, 2004, 25,203 shares remain available for future grant under the plan.
      On January 1, 2003, the Bank acquired Northern State Bank. The warrants and options held by directors and employees of Northern State Bank were converted into options to buy Legacy Bank common stock through the issuance of 85,315 options to purchase Legacy Bank common stock at $10.00 per share to directors of Northern State Bank, 73,400 options to purchase Legacy Bank common stock at $12.00 per share to employees of Northern State Bank and 16,000 options to purchase Legacy Bank common stock at $10.60 per share to employees of Northern State Bank. All of these options vested immediately and begin to expire in 2009.

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
      A summary of the status of the Bank’s stock warrants and stock option plans is as follows:

	2004		2003		2002

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

	(Shares in thousands)
Outstanding at the beginning of year	355	$10.55	191	$10.50	156	$10.50
Granted	45	$12.85	29	$10.60	36	$11.20
Issued in connection with acquisition	—	—	174	$10.90	—	—
Exercised	(32)	$11.32	—	—	—	—
Forfeited	(2)	$11.25	(39)	$11.97	(1)	$11.26

Outstanding at the end of year	366	$10.76	355	$10.55	191	$10.50

As of December 31, 2004:
Options available for grant	25,203
Weighted average life in years of outstanding options and warrants	5.7
Exercisable options and warrants	338,289
Weighted average price of exercisable options and warrants	$10.75
Range of exercise prices	$10.00-$12.85
Note 16 — Federal Income Taxes
      A deferred tax benefit of $831,000, $317,000 and $485,000 was recognized in 2004, 2003 and 2002, respectively.

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
      The components of the net deferred tax asset at December 31, 2004 and 2003 are as follows:

	2004	2003

	(In thousands)
Deferred tax assets:
Allowance for loan losses	$1,034	$1,097
Organization costs	—	31
Net operating loss carryforwards	799	1,846
Compensation related	304	94
Unrealized securities losses	103	—
Acquisition fair value adjustment, net	—	81
Other	65	130

	2,305	3,279
Valuation allowance	—	(2,108)

Total Deferred Tax Assets, Net of Valuation Allowance	2,305	1,171

Deferred tax liabilities:
Bank premises and equipment	(55)	(68)
Deferred loan costs	(91)	(49)
Cash basis conversion	(98)	(56)
Acquisition fair value adjustment, net	(449)	—
Other	(12)	(12)

Total Deferred Tax Liabilities	(705)	(185)

Net Deferred Tax Asset	$1,600	$986

      The Bank has net operating loss carryforwards available for federal income tax purposes of approximately $2,348,000, which begin to expire in 2019.
Note 17 — Transactions with Executive Officers, Directors and Principal Shareholders
      The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal shareholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Deposits of related parties totaled $11,552,000 and $11,134,000 at December 31, 2004 and 2003, respectively. Loan activity during 2004 with related parties was as follows (in thousands):

Balance, beginning	$17,857
Advances	8,895
Repayments	6,560

Balance, ending	$20,192

      Fees paid to a director’s law firm for corporate legal services were $47,000 in 2004, $207,000 in 2003 and $157,000 in 2002. Fees paid to a director’s insurance company for insurance services were $-0- in 2004, $34,000 in 2003 and $-0- in 2002. As noted in Note 11, the Bank also rents certain premises from related parties. The Bank purchased its main office in 2004 from a related party at fair market value for $1.3 million.

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
Note 18 — Financial Instruments with Off-Balance Sheet Risk
      The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Standby letters of credit commit the Bank to make payments on behalf of customers when certain specified future events occur. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.
      The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for letters of credit and commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
      At December 31, 2004 and 2003, the following financial instruments were outstanding whose contract amounts represent credit risk:

	December 31,	December 31,
	2004	2003

	(In thousands)
Commitments to grant loans	$20,760	$19,568
Unfunded commitments under lines of credit	50,020	53,752
Unfunded letters of credit	2,741	2,597

	$73,521	$75,917

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.
      The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The majority of these standby letters of credit expire within the next twelve months. The current amount of the liability as of December 31, 2004 and 2003 for guarantees under standby letters of credit issued is not material.
Note 19 — Concentration of Credit Risk
      Note 2 presents the types of securities that the Bank invests in.
      The Bank grants commercial, residential and consumer loans to customers primarily located in central and northeast Pennsylvania. The concentration of credit by type of loan is set forth in Note 3. The debtors’ ability to honor their contracts is influenced by the region’s economy. The Bank does not have any significant concentrations to any one industry or customer.
Note 20 — Regulatory Matters
      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.
      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2004, that the Bank meets all capital adequacy requirements to which it is subject.
      As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.
      The Bank’s actual capital amounts and ratios compared to regulatory requirements at December 31 are presented below:

					To be Well Capitalized
					Under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollar amounts in thousands)
As of December 31, 2004:
Total capital (to risk-weighted assets)	$37,698	14.7%	$≥20,573	≥8.0%	$≥25,717	≥10.0%
Tier 1 capital (to risk-weighted assets)	29,980	11.7	≥10,287	≥4.0	≥15,430	≥6.0
Tier 1 capital (to average assets)	29,980	9.4	≥12,762	≥4.0	≥15,952	≥5.0
As of December 31, 2003:
Total capital (to risk-weighted assets)	$33,826	14.2%	$≥19,037	≥8.0%	$≥23,796	≥10.0%
Tier 1 capital (to risk-weighted assets)	26,061	11.0	≥ 9,518	≥4.0	≥14,277	≥6.0
Tier 1 capital (to average assets)	26,061	9.1	≥11,493	≥4.0	≥14,366	≥5.0
      The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.
Note 21 — Employee Benefit Plans
      The Bank maintains a defined contribution 401(k) retirement plan that covers substantially all full time employees. The Bank contributes 3% of all currently employed participants’ compensation. Additionally, employer profit sharing contributions are made at the discretion of the Board of Directors and are typically based on profits and business conditions. Contributions to the plan totaled $115,000, $91,000 and $52,000 for 2004, 2003 and 2002, respectively.
      The Bank also maintains a Supplemental Employee Retirement Plan to provide certain of the Bank’s executive officers with supplemental retirement benefits. Participants under the Plan are designated by the Plan Committee and approved by the Bank’s Board of Directors. The Plan is an unfunded defined benefit plan with an accrued liability of $398,000 at December 31, 2004 and $275,000 at December 31, 2003. Expense associated with the Plan was $123,000 in 2004, $79,000 in 2003 and $71,000 in 2002.

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
Note 22 — Fair Values of Financial Instruments
      Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.
      The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and Cash Equivalents
      The carrying amounts reported in the balance sheets for cash and cash equivalents approximate their fair value.

Securities
      Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The fair value of the restricted stock in the Federal Home Loan Bank is assumed to be its cost or carrying value.

Loans
      For variable-rate loans that reprice frequently and which entail no significant changes in credit risk, fair values are based on carrying values. The fair values of other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Accrued Interest Receivable
      The carrying amount of accrued interest approximates its fair value.

Deposits
      Fair value for demand deposits, savings accounts and certain money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturity of deposits. The carrying amounts for variable rate certificates of deposit approximate their fair values.

Short-Term Borrowings
      The carrying amount of short-term borrowings approximate their fair value.

Long-Term Debt and Subordinated Debentures
      The fair value of advances from the Federal Home Loan Bank are based on market prices as quoted by the Federal Home Loan Bank. For other long-term debt and FHLB advances where market prices are not

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
available, fair values are estimated using discounted cash flow analysis, based on interest rates currently being offered for debt with similar terms. The fair value of subordinated debentures is estimated by discounting the future cash flows, using rates available for debt of similar remaining maturity at the report date.

Accrued Interest Payable
      The carrying amount of accrued interest approximates its fair value.

Unfunded Lending Commitments and Letters of Credit
      Fair values for unfunded lending commitments and letters of credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standings. These amounts were not considered material at December 31, 2004 and 2003.
      The carrying amounts and estimated fair values of the Bank’s financial instruments at December 31 are as follows:

	2004		2003

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(In thousands)
Financial assets:
Cash and due from banks	$5,305	$5,305	$8,709	$8,709
Short-term investments and federal funds sold	1,890	1,890	21	21
Securities available for sale	51,098	51,098	43,184	43,184
Securities held to maturity	12,013	11,930	12,500	12,450
Loans receivable, net	249,019	256,207	226,155	237,354
Accrued interest receivable	1,437	1,437	1,242	1,242
Financial liabilities:
Deposits	244,464	247,771	240,080	242,999
Short-term borrowings	23,425	23,425	10,187	10,187
Long-term Federal Home Loan Bank borrowings	28,000	28,250	14,500	15,171
Convertible subordinated debentures	4,500	4,317	4,785	4,479
Accrued interest payable	213	213	148	148
Off balance sheet financial instruments, unfunded lending commitments and letters of credit	—	—	—	—
Note 23 — Acquisitions
      On January 1, 2003, the Bank acquired 100% of the outstanding common shares of Northern State Bank (Northern State). The results of Northern State’s operations have been included in the consolidated financial statements for the year 2003. Similar to the Bank, Northern State was a full service bank providing personal and business lending and deposit services in its markets in north-central Pennsylvania. As anticipated, the Bank has experienced expanded revenue opportunities and economies of scale resulting from the purchase.
      The aggregate purchase price was approximately $12.9 million as Northern State received 1,196,608 shares of the Bank’s common stock in a one-for-one exchange for all outstanding Northern State common shares. The acquisition was accretive to the Bank for 2003. On June 5, 2004, the Bank sold the Towanda and Sayre branches acquired through this acquisition to Citizens Financial Services, Inc., holding company of First Citizens National Bank.

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
      On September 5, 2003, the Bank acquired three banking offices and the associated loans and deposits from Leesport Financial Corporation (Leesport). The results of this purchase have been included in the consolidated financial statements since that date. The Bank significantly expanded its presence and customer delivery capabilities in northeast Pennsylvania with the addition of these three offices, complimenting the existing office in Hazleton. The Bank received $23.9 million in net commercial, mortgage and consumer loans, and assumed $59.5 million in demand, savings and time deposits. This acquisition was immediately accretive to the Bank.
      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the respective dates of the transactions:

	Northern	Leesport Branch
	State Bank	Purchases

	(In thousands)
Assets
Cash and cash equivalents	$6,705	$31,226
Investment securities	14,782	—
Net loans	65,464	23,902
Premises and equipment, net	1,456	917
Goodwill	4,260	2,004
Intangible assets	36	1,568
Other assets	606	59

Total Assets Acquired	93,309	59,676

Liabilities
Deposits	76,276	59,508
Borrowed funds	2,997	—
Other liabilities	1,176	168

Total Liabilities Assumed	80,449	$59,676

Net Assets (Liabilities) Acquired	$12,860

Note 24 — pending branch purchase
      In order to expand its market presence the Bank signed an agreement to purchase the McAdoo, Pennsylvania branch of Harleysville National Bank, a wholly-owned subsidiary of Harleysville National Corporation on December 17, 2004. The purchase of this branch will include the assumption of approximately $14.6 million in deposits as well as the purchase of approximately $5.5 million of certain loans and other assets. The transaction is subject to regulatory approval and is expected to close early in the second quarter of 2005. The acquisition is expected to be accretive to the Bank immediately.

PART I — FINANCIAL INFORMATION

Item 1.	Financial Statements
The Legacy Bank
Consolidated Balance Sheets

	September 30,	December 31,
	2005	2004

	(Unaudited)
	(In thousands, except share
	amounts)
ASSETS
Cash and due from banks	$5,624	$5,305
Federal funds sold	309	1,868
Short-term investments	22	22

Cash and Cash Equivalents	5,955	7,195
Securities:
Available for sale	60,492	51,098
Held to maturity	10,049	12,013

Total Securities	70,541	63,111
Total loans	283,252	252,480
Less: Allowance for loan losses	(3,254)	(3,461)

Net Loans	279,998	249,019
Premises and equipment, net	5,510	4,502
Goodwill	6,481	5,566
Other intangible assets	1,384	1,375
Accrued interest receivable	1,912	1,437
Bank owned life insurance	7,769	4,540
Other assets	2,589	1,845

Total Assets	$382,139	$338,590

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Non-interest bearing	$30,694	$27,931
Interest-bearing	257,542	216,533

Total Deposits	288,236	244,464
Short-term borrowings	7,575	23,425
Long-term FHLB borrowings	44,000	28,000
Convertible subordinated debentures	4,442	4,500
Other liabilities	1,373	1,476

Total Liabilities	345,626	301,865
Shareholders’ Equity
Preferred stock, $5 par value; authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $5 par value; authorized 5,000,000 shares; 3,636,949 shares issued and 3,527,322 outstanding at September 30, 2005; 3,609,417 shares issued and outstanding at December 31, 2004	18,185	18,047
Surplus	19,505	19,327
Retained earnings (deficit)	811	(453)
Accumulated other comprehensive loss	(426)	(196)
Treasury stock, 109,627 shares at September 30, 2005 and 0 shares at December 31, 2004	(1,562)	—

Total Shareholders’ Equity	36,513	36,725

Total Liabilities and Shareholders’ Equity	$382,139	$338,590

See notes to consolidated financial statements.

The Legacy Bank
Consolidated Statements of Income

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004

	(In thousands, except per share amounts)
	(Unaudited)
Interest Income
Loans receivable, including fees	$4,617	$3,608	$12,773	$10,590
Securities	619	456	1,698	1,368
Other	1	2	30	6

Total Interest Income	5,237	4,066	14,501	11,964
Interest Expense
Deposits	1,829	1,071	4,875	3,131
Short-term borrowings	76	35	163	81
Convertible subordinated debentures	57	59	169	179
Long-term FHLB borrowings	259	193	716	556

Total Interest Expense	2,221	1,358	5,923	3,947

Net Interest Income	3,016	2,708	8,578	8,017
Provision for Loan Losses	200	189	350	798

Net Interest Income After Provision for Loan Losses	2,816	2,519	8,228	7,219
Noninterest Income
Service charges on deposit accounts	161	132	485	443
Asset management fees	242	200	731	605
Service charges on loans	70	85	247	240
Loss on sale of securities	—	—	(11)	—
Gain on sales of loans	—	—	214	197
Gain on sale of branches	—	—	—	196
Income from Bank owned life insurance	74	—	213	—
Other	3	—	6	3

Total Noninterest Income	550	417	1,885	1,684
Noninterest Expenses
Salaries and employee benefits	1,439	1,267	4,400	3,993
Occupancy and equipment	259	271	743	985
Data processing	244	267	721	809
Advertising, marketing and business development	37	74	112	165
Other	708	611	2,303	2,007

Total Noninterest Expenses	2,687	2,490	8,279	7,959

Income Before Income Tax Expense (Benefit)	679	446	1,834	944
Income Tax Expense (Benefit)	208	(207)	570	(621)

Net Income	$471	$653	$1,264	$1,565

Earnings Per Share
Basic	$0.13	$0.18	$0.35	$0.44
Diluted	$0.13	$0.17	$0.34	$0.43
See notes to consolidated financial statements.

The Legacy Bank
Consolidated Statements of Shareholders’ Equity

	Nine Months Ended September 30, 2004

				Accumulated
				Other
			Retained	Comprehensive
	Common		Earnings	Income	Treasury
	Stock	Surplus	(Deficit)	(Loss)	Stock	Total

	(Dollars in thousands)
	(Unaudited)
Balance — January 1, 2004	$17,751	$18,930	$(2,808)	$(1)	$—	$33,872

Comprehensive income:
Net Income	—	—	1,565	—	—	1,565
Unrealized gain (loss) on securities available for sale, net of tax of $18	—	—	—	(33)	—	(33)

Total Comprehensive Income						1,532

Options exercised, 28,600 shares	143	181	—	—	—	324
Debentures converted to 20,400 shares	102	126	—	—	—	228
Directors compensation, 4,494 shares	23	51	—	—	—	74

Balance — September 30, 2004	$18,019	$19,288	$(1,243)	$(34)	$—	$36,030

	Nine Months Ended September 30, 2005

Balance — January 1, 2005	$18,047	$19,327	$(453)	$(196)	$—	$36,725

Comprehensive income:
Net Income	—	—	1,264	—	—	1,264
Unrealized gain (loss) on securities available for sale, net of tax of $118	—	—	—	(230)	—	(230)

Total Comprehensive Income						1,034

Options exercised, 17,220 shares	86	97	—	—	—	183
Debentures converted, 4,600 shares	23	34	—	—	—	57
Directors compensation, 5,712 shares	29	47	—	—	—	76
Purchase of treasury stock, 109,627 shares	—	—	—	—	(1,562)	(1,562)

Balance — September 30, 2005	$18,185	$19,505	$811	$(426)	$(1,562)	$36,513

See notes to consolidated financial statements

The Legacy Bank
Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,

	2005	2004

	(Unaudited, in
	thousands)
Cash Flows from Operating Activities
Net income	$1,264	$1,565
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	350	798
Provision for depreciation and amortization	407	562
Amortization of intangible assets	148	130
Net amortization of investment securities	463	575
Deferred income taxes (benefit)	374	(621)
Stock issued for directors’ compensation	76	74
Securities losses (gains)	11	—
Gains on sale of loans	(214)	(197)
Gain on sale of branches	—	(196)
Earnings on Bank owned life insurance	(213)	—
Decrease (increase) in accrued interest receivable and other assets	(1,597)	62
Increase (decrease) in other liabilities	(480)	(278)

Net Cash Provided by Operating Activities	589	2,474

Cash Flows from Investing Activities
Securities available for sale:
Purchases	(32,330)	(8,885)
Proceeds from sales	9,529	1,834
Proceeds from maturities of and principal repayments	12,826	11,880
Securities held to maturity:
Purchases	—	(2,000)
Proceeds from maturities of and principal repayments	1,840	1,839
Net increase in loans receivable	(21,747)	(39,332)
Proceeds from sale of loans	3,410	2,642
Purchase of loans	(7,711)	(10,329)
Increase in cash from branch sale/acquisition	7,505	9,093
Purchase of Bank owned life insurance	(3,016)	(4,500)
Purchases of bank premises and equipment	(966)	(1,785)

Net Cash Used in Investing Activities	(30,660)	(39,543)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	30,060	27,115
Net increase (decrease) in short-term borrowings	(15,850)	(3,187)
Proceeds from long-term borrowings	19,000	9,500
Repayments of long-term borrowings	(3,000)	—
Payments to purchase treasury stock	(1,562)	—
Net proceeds from exercised stock options	183	324

Net Cash Provided by Financing Activities	28,831	33,752

Net (Decrease) in Cash and Cash Equivalents	(1,240)	(3,317)
Cash and Cash Equivalents — Beginning	7,195	8,730

Cash and Cash Equivalents — Ending	$5,955	$5,413

SUPPLEMENTARY CASH FLOWS INFORMATION
Interest paid	$5,878	$3,957
Income taxes paid	$355	$52
Debentures converted in common stock	$57	$228
See notes to consolidated financial statements

The Legacy Bank
Notes to Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies

Principles of Consolidation
      The accompanying consolidated financial statements include the accounts of The Legacy Bank (the Bank) and its wholly-owned subsidiary, The Legacy Trust Company (the Trust). All significant intercompany accounts and transactions have been eliminated.
      The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2005 are not necessarily indicative of what results for the fiscal year will be.

Stock Compensation Plans
      The Bank accounts for stock options under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied.
      Pro forma disclosures as though compensation expense for the stock options was determined under the recognition provisions of Statement No. 123 using the fair value of the awards at the grant date are as follows for the periods ended September 30, 2005 and 2004:

	Three Months
	Ended
	September 30,

	2005	2004

	(In thousands,
	except per share
	data)
Net income, as reported	$471	$653
Total stock-based compensation expense determined under fair value method, net of tax	(5)	(15)

Pro forma net income	$466	$638

Earnings per share — basic:
As reported	$0.13	$0.18
Pro forma	$0.13	$0.18
Earnings per share — diluted:
As reported	$0.13	$0.17
Pro forma	$0.13	$0.17

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)

	Nine Months
	Ended
	September 30,

	2005	2004

	(In thousands,
	except per share
	data)
Net income, as reported	$1,264	1,565
Total stock-based compensation expense determined under fair value method, net of tax	(233)	(179)

Pro forma net income	$1,031	$1,386

Earnings per share — basic:
As reported	$0.35	$0.44
Pro forma	$0.29	$0.39
Earnings per share — diluted:
As reported	$0.34	$0.43
Pro forma	$0.28	$0.38

Earnings per Common Share
      Basic earnings per share is income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate to outstanding stock options, warrants and convertible debentures.
      Earnings per common share have been computed based on the following:

	Three Months
	Ended
	September 30,

	2005	2004

	(In thousands)
Net income	$471	$653

Average number of common shares outstanding	3,584	3,598
Effect of dilutive options and warrants	127	141

Average number of common shares outstanding used to calculate diluted earnings per common share	3,711	3,739

	Nine Months
	Ended
	September 30,

	2005	2004

	(In thousands)
Net income	$1,264	$1,565

Average number of common shares outstanding	3,603	3,574
Effect of dilutive options and warrants	119	105

Average number of common shares outstanding used to calculate diluted earnings per common share	3,722	3,679

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
Note 2 — Guarantees
      The Bank does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Bank generally holds collateral and/or personal guarantees supporting these commitments. The Bank had $2,331,000 of standby letters of credit as of September 30, 2005 and $2,741,000 at December 31, 2004. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of September 30, 2005 and December 31, 2004 for guarantees under standby letters of credit issued is insignificant.
Note 3 — Comprehensive Income
      Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income or loss. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. Sources of other comprehensive income (loss) not included in net income were limited to unrealized gains (losses) on available for sale securities which, net of tax, were ($140,000) and $428,000 for the three month periods ended September 30, 2005 and 2004, respectively and were ($230,000) and ($33,000) for the nine month periods ended September 30, 2005 and 2004, respectively.
      The Bank recorded reclassification adjustments out of other comprehensive income totaling $0 for the three month period and $11,000 for the nine month period ended September 30, 2005, respectively, for losses realized on securities available for sale. The adjustment for the nine month period ended September 30, 2005 included a net tax benefit of $4,000. There were no gains or losses realized on security sales for the comparable prior periods.

Note 4 —	Branch Acquisition and Branch Opening
      On April 1, 2005, the Bank completed the purchase of a branch office in McAdoo, Schuylkill County, Pennsylvania. The transaction was recognized in the second quarter as a purchase of a business resulting in additional goodwill of $909,000. As reported previously, the branch purchase added approximately $5.5 million in loans, $.4 million in real estate, and $13.8 million in deposits.
      On October 3, 2005, the Bank opened a full service branch in Pottsville, Schuylkill County, Pennsylvania. This facility includes, and builds upon the success of, existing Legacy trust and loan production operations in Pottsville. The branch opening did not have a significant impact on the Bank’s financial condition or results of operations.

Note 5 —	New Accounting Guidance
      In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), “Share-Based Payments”, (SFAS 123(R)). SFAS 123(R) revised Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements, with limited exceptions. The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides services in exchange for the award. The

The Legacy Bank
Notes to Consolidated Financial Statements — (Continued)
Securities and Exchange Commission (SEC) recently adopted a new rule that amended the compliance dates for SFAS 123(R). As a result of this SEC ruling, the Bank will be required to implement SFAS 123(R) as of January 1, 2006 on a prospective basis. The impact of this standard on the Bank’s future financial condition and results of operations is dependent on the extent and nature of share-based compensation issued in future periods.
      In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB No. 107”), “Share-Based Payment”, providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123(R), and the disclosures in MD&A subsequent to the adoption. The Bank will provide SAB No. 107 required disclosures upon adoption of SFAS No. 123(R) on January 1, 2006.
      In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 (SOP 03-3), “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer, including business combinations, if those differences are attributable, at least in part, to credit quality. SOP 03-3 is effective for loans or debt securities acquired in fiscal years beginning after December 15, 2004. The Bank adopted the provisions of SOP 03-3 on January 1, 2005.
      In May 2005, FASB issued SFAS 154, “Accounting Changes and Error Corrections”. The Statement requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. SFAS 154 also requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS 154 replaces APB Opinion 20, “Accounting Changes”, and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management currently believes that adoption of the provisions of SFAS 154 will not have a material impact on the Bank’s consolidated financial statements.
      In June 2005, the FASB’s Emerging Issues Task Force (EITF) reached a consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination” (EITF 05-6”). This guidance requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are reasonably assured at the date of the business combination or purchase. This guidance is applicable only to leasehold improvements that are purchased or acquired in reporting periods beginning after June 29, 2005. The Bank adopted this guidance as of July 1, 2005, with insignificant impact on the Bank’s financial condition and results of operations.
      In October 2005, the FASB issued FASB Staff Position FAS 13-1 (“FSP FAS 13-1”), which requires companies to expense rental costs associated with ground or building operating leases that are incurred during a construction period. As a result, companies that are currently capitalizing these rental costs are required to expense them beginning in its first reporting period after December 15, 2005. FSP FAS 13-1 is effective for the Bank as of the first quarter of fiscal 2006. Management evaluated the provisions of FSP FAS 13-1 and do not believe that its adoption will have a material impact on the Bank’s financial condition or results of operations.

APPENDIX A
AGREEMENT AND PLAN OF MERGER
AMONG
F.N.B. CORPORATION,
FIRST NATIONAL BANK OF PENNSYLVANIA
AND
THE LEGACY BANK
December 21, 2005

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2005 (this “Agreement”), among F.N.B. Corporation (“Parent”), First National Bank of Pennsylvania (“Parent Bank”) and The Legacy Bank (“Legacy”).
RECITALS
      A. Legacy. Legacy is a Pennsylvania banking institution, having its principal place of business in Harrisburg, Pennsylvania.
      B. Parent. Parent is a Florida corporation, having its principal place of business in Hermitage, Pennsylvania.
      C. Parent Bank. Parent Bank is a national banking association, having its principal place of business in Hermitage, Pennsylvania.
      D. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-1(c) of the Treasury Regulations.
      E. Board Action. The respective Boards of Directors of Parent, Parent Bank and Legacy have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.
      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
      1.1     Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.8(e)(i).

“Affiliate” has the meaning set forth in Section 3.4(h) and in Section 6.7.

“Affiliate Letter” has the meaning set forth in Section 6.7.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.2.

“Approval Recommendation” has the meaning set forth in Section 6.2.

“Articles of Combination” has the meaning set forth in Section 2.2(a).

“Articles of Merger” has the meaning set forth in Section 2.2(a).

“Average Closing Price” as of any specified date shall mean the average composite closing price of Parent Common Stock on the NYSE as reported in “New York Stock Exchange Composite Transactions” in The Wall Street Journal (Eastern Edition) for each of the twenty consecutive trading days ending on and including the fifth such trading day prior to the specified date rounded to the nearest whole cent.

“Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.

“Bank Regulatory Authority” means the Federal Reserve Board, the OCC, the FDIC, the Department and any other state or federal bank regulatory agency charged with the supervision or regulation of Legacy, Parent or Parent Bank or the insurance of the deposits of Legacy or Parent Bank.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Banking Code” means the Pennsylvania Banking Code of 1965, as amended.

“Benefit Plans” has the meaning set forth in Section 5.3(m)(i).

“Break-up Fee” has the meaning set forth in Section 6.8(f).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

“Cash Amount” means that portion of the Merger Consideration not consisting of Parent Common Stock.

“Cash Election” has the meaning set forth in Section 3.3(a).

“Cash Proration Factor” has the meaning set forth in Section 3.3(c)(iii)(C).

“Certificate” means any certificate that immediately prior to the Effective Time represented shares of Legacy Common Stock.

“Change in Legacy Recommendation” has the meaning set forth in Section 6.8(b).

“Closing” and “Closing Date” have the meanings set forth in Section 2.2(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Combination Cash Election” has the meaning set forth in Section 3.3(a).

“Combination Stock Election” has the meaning set forth in Section 3.3(a).

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreements” has the meaning set forth in Section 6.6(c).

“Department” means the Pennsylvania Department of Banking.

“Derivatives Contract” has the meaning set forth in Section 5.3(q).

“Determination Date” means the date on which the last required Bank Regulatory Authority is obtained with respect to the Transaction, without regard to a requisite waiting period.

“Disclosure Schedule” has the meaning set forth in Section 5.1.

“Dissenting Shares” means shares of Legacy Common Stock as to which appraisal rights are perfected under Section 215a of the National Bank Act.

“DOL” means the Department of Labor.

“DRSP Plan” has the meaning set forth in Section 3.1(e).

“Effective Date” has the meaning set forth in Section 2.2(a).

“Effective Time” has the meaning set forth in Section 2.2(a).

“Election” has the meaning set forth in Section 3.3(a).

“Election Deadline” has the meaning set forth in Section 3.3(b).

“Election Form” has the meaning set forth in Section 3.3(a).

“Election Form Record Date” has the meaning set forth in Section 3.3(a).

“Employees” has the meaning set forth in Section 5.3(m)(i).

“Employment Agreements” means the Employment Agreements between Parent Bank and each of George H. Groves, Thomas W. Lennox and Joseph L. Paese in the form of Annex D.

“Environmental Laws” has the meaning set forth in Section 5.3(o)(i).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security, (ii) any ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity or any interest in real estate or (iii) any investment or transaction that in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OCC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security and any certificate of interest or participation in, any temporary or interim certificate for or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.3(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means such entity selected by Parent to effect the exchange of Legacy Common Stock for Parent Common Stock and/or cash.

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Exchange Ratio” shall mean 1.00, subject to adjustment pursuant to Section 3.5.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.3(o)(i).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.11(a).

“Index Closing Price” means the average closing price of the Nasdaq Bank Index for each of the 20 consecutive trading days ending on and including the second such trading day prior to the Determination Date rounded to the nearest whole cent.

“Index Ratio” has the meaning set forth in Section 8.01(h)(ii).

“Insurance Amount” has the meaning set forth in Section 6.11(c).

“Insurance Policies” has the meaning set forth in Section 5.3(w).

“IRS” means the Internal Revenue Service.

“Legacy” has the meaning set forth in the preamble to this Agreement.

“Legacy Advisory Board” has the meaning set forth in Section 6.17(c).

“Legacy Articles” means the Articles of Incorporation of Legacy, as amended.

“Legacy Board” means the Board of Directors of Legacy.

“Legacy Bylaws” means the Bylaws of Legacy, as amended.

“Legacy Common Stock” means the common stock, par value $5.00 per share, of Legacy.

“Legacy Convertible Debentures” mean the outstanding convertible debentures of Legacy that are convertible into an aggregate of 355,400 shares of Legacy Common Stock.

“Legacy Group” means any “affiliated group”, as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code, that includes Legacy and its Subsidiaries or any predecessor of or any successor to Legacy, or to another such predecessor or successor.

“Legacy Insiders” means those officers, directors and 10% or greater stockholders of Legacy who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“Legacy Loan Property” has the meaning set forth in Section 5.3(o)(i).

“Legacy Meeting” has the meaning set forth in Section 6.2.

“Legacy Options” means the options to acquire Legacy Common Stock issued under the Legacy Stock Option Plans.

“Legacy Parent Bank Designee” has the meaning set forth in Section 6.13(b).

“Legacy Preferred Stock” means the preferred stock, par value $5.00 per share, of Legacy.

“Legacy Regulatory Authorities” has the meaning set forth in Section 5.3(i)(i).

“Legacy Stock Option Plans” means Legacy’s 1999 Equity Incentive Stock Option Plan for Organizers, 1999 Equity Incentive Stock Option Plan, as amended, 1999 Directors’ Compensation Plan, as amended and Northern State Bank’s 1999 Stock Incentive Plan.

“Legacy Warrants” means Northern State Bank’s Transferable Stock Purchase Warrants, as amended, and Northern State Bank’s Non-Transferable Stock Purchase Warrants, as amended.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.1(q).

“Mailing Date” has the meaning set forth in Section 3.3(a).

“Material Adverse Effect” means, with respect to Parent or Legacy any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or Legacy and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Parent and its Subsidiaries or Legacy and its Subsidiaries to perform their respective obligations under this Agreement and the Trust Company Merger Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes after the date hereof in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes after the date hereof in general economic or market conditions affecting banks and their holding companies generally, including changes in interest rates, (d) public disclosure of the Transaction contemplated hereby, (e) costs incurred in connection with the Transaction including, without limitation, change in control and severance payments, investment banking fees, legal fees, accounting fees and printing costs, in each case in accordance with GAAP and (f) any action or omission of Legacy or Parent taken with the prior consent of the other or as otherwise contemplated by this Agreement in connection with the consummation of the Transaction.

“Material Contract” has the meaning set forth in Section 5.3(k)(i).

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Consideration” means the number of whole shares of Parent Common Stock, cash or a combination thereof, plus cash in lieu of any fractional share interest into which shares of Legacy Common Stock shall be converted pursuant to the provisions of Article III.

“NASD” means the National Association of Securities Dealers, Inc.

“National Bank Act” means the National Bank Act, as amended.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“NYSE” means The New York Stock Exchange, Inc.

“OCC” means the Office of the Comptroller of the Currency.

“Option Consideration” shall have the meaning set forth in Section 3.8.

“OREO” means other real estate owned.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Articles” means the Articles of Incorporation of Parent, as amended.

“Parent Bank” has the meaning set forth in the preamble to this Agreement.

“Parent Bank Board” means the Board of Directors of Parent Bank.

“Parent Benefit Plans” has the meaning set forth in Section 6.12(a).

“Parent Common Stock” means the common stock, $.01 par value per share, of Parent.

“Parent Option” means an option to purchase Parent Common Stock.

“Parent Preferred Stock” means the preferred stock, $.01 par value per share, of Parent.

“Parent Ratio” has the meaning set forth in Section 8.1(h)(2).

“Parent Regulatory Authorities” has the meaning set forth in Section 5.4(i)(i).

“Parent Trust Company” means First National Trust Company.

“Payment Event” has the meaning set forth in Section 6.8(g).

“PBCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“Pension Plan” has the meaning set forth in Section 5.3(m)(ii).

“Person” means a natural Person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, a common enterprise, or any person acting in a representative capacity.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Price Per Share” means $18.40.

“Proxy Statement” has the meaning set forth in Section 6.3(a).

“Registration Statement” has the meaning set forth in Section 6.3(a).

“Representatives” has the meaning set forth in Section 6.8(a).

“Required Vote” has the meaning set forth in Section 5.3(e).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Section 16 Information” means information accurate in all respects regarding the Legacy Insiders, the number of shares of Legacy Common Stock held by each such Legacy Insider and the number and description of the Legacy Options held by each such Legacy Insider.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Sections 5.3(g)(i) and 5.4(g)(i) in the case of Legacy and Parent, respectively.

“Starting Date” means the trading day on the NYSE immediately preceding the day on which the parties publicly announced the signing of this Agreement.

“Starting Index Price” means the closing price of the Nasdaq Bank Index on the Starting Date.

“Starting Price” means the closing price of Parent Common Stock on the Starting Date, subject to adjustment pursuant to Section 3.04 and rounded to the nearest whole cent.

“Stock Amount” means 2,468,845 shares of Parent Common Stock plus such number of additional shares of Parent Common Stock as is equal to 70% of any shares of Legacy Common Stock issued between the date hereof and the Election Deadline, subject to adjustment pursuant to Sections 3.3 and 3.5.

“Stock Election” has the meaning set forth in Section 3.3(a).

“Stock Proration Factor” has the meaning set forth in Section 3.3(c)(ii).

“Subsidiary” has the meaning ascribed thereto in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.8(e)(ii).

“Surviving Bank” has the meaning set forth in Section 2.1(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Third Party” has the meaning set forth in Section 6.8(g)(iv).

“Transaction” means the Merger and any other transactions contemplated by this Agreement.

“Treasury Shares” means shares of Legacy Common Stock held by Legacy or any of its Subsidiaries or by Parent or any of its Subsidiaries, other than in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith.

“Trust Company Merger” has the meaning set forth in Section 3.9.

“Trust Company Merger Agreement” means the Agreement of Merger by and between Parent Trust Company and The Legacy Trust Company, the form of which is attached hereto as Annex A.

“Undesignated Shares” has the meaning set forth in Section 3.3(a).
ARTICLE II
THE MERGER
      2.1     The Merger.
      (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Legacy shall merge with and into Parent Bank in accordance with the applicable laws of the United States and the Commonwealth of Pennsylvania (the “Merger”), the separate corporate existence of Legacy shall cease and Parent Bank shall survive and continue to exist as a national banking association (Parent Bank, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Bank”).
      (b) Name and Main Office. The name of the Surviving Bank shall be “First National Bank of Pennsylvania.” The main office of the Surviving Bank shall be the main office of Parent Bank immediately prior to the Effective Time. All branch offices of Legacy and Parent Bank that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices that may be authorized by Legacy and Parent Bank. Schedule I hereto contains a list of each of the deposit taking offices of Legacy and Parent Bank that shall be operated by the Surviving Bank, subject to the opening or closing of any offices that may be authorized by Legacy, Parent Bank, the OCC and the Department after the date hereof.
      (c) Charter and Bylaws. The charter and bylaws of the Surviving Bank immediately after the Merger shall be the charter and the bylaws of Parent Bank as in effect immediately prior to the Merger, in each case until thereafter amended in accordance with applicable law.
      (d) Directors and Executive Officers of the Surviving Bank. The directors of the Surviving Bank immediately after the Merger shall be (i) the directors of Parent Bank immediately prior to the Merger and (ii) George H. Groves (the “Legacy Parent Bank Designee”), each of whom shall serve until such time as his or her successor shall be duly elected and qualified and as further provided in Section 6.13(a). The executive officers of the Surviving Bank immediately after the Merger shall be the executive officers of Parent Bank immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.
      (e) Effect on Shares of Stock.

(i) Each share of Parent Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(ii) At the Effective Time, each share of Legacy capital stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive the Merger Consideration. Any shares of Legacy capital stock held in the treasury of Legacy immediately prior to the Effective Time shall be retired and canceled.
      (f) Effects of the Merger. Upon consummation of the Merger, and in addition to the effects set forth at 12 U.S.C. § 215a and the Pennsylvania Banking Code and other applicable law:

(i) all rights, franchises and interests of Legacy in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Legacy immediately prior to the Effective Time; and

(ii) the Surviving Bank shall be liable for all liabilities of Legacy, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Legacy shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

      (g) Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Legacy acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement, Legacy and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of Legacy or otherwise to take any and all such action.
      2.2     Effective Date and Effective Time; Closing.
      (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions, the parties shall cause Articles of Combination relating to the Merger to be filed with the OCC pursuant to the National Bank Act and Articles of Merger to be filed with the Pennsylvania Department of State as soon as possible after the receipt of all required approvals from Bank Regulatory Authorities on (i) a date selected by Parent after such satisfaction or waiver that is no later than five Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing, provided that in either case, such date shall be no later than ten days following the Legacy Meeting. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.
      (b) A closing (the “Closing”) shall take place immediately prior to the Effective Time as of the close of business, prevailing time, at the principal offices of Parent in Hermitage, Pennsylvania, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Parent, Parent Bank and Legacy the opinions, certificates and other documents required to be delivered under Article VII.
ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES
      3.1     Conversion of Shares.
      (a) Subject to the provisions of this Agreement, each share of Legacy Common Stock issued and outstanding immediately prior to the Effective Time other than Dissenting Shares and Treasury Stock shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter only represent the right to receive, at the election of the holder thereof as provided in Section 3.3, any of the following:

(i) Parent Common Stock equal to the Exchange Ratio;

(ii) cash in the amount of the Price Per Share; or

(iii) a combination of Parent Common Stock and cash as set forth in Section 3.3(a), provided that all elections shall be made as to whole shares only.
      (b) At and after the Effective Time, each Treasury Share shall be cancelled and retired and no shares of Parent Common Stock, cash or other consideration shall be issued in exchange therefor.
      (c) At the Effective Time, the stock transfer books of Legacy shall be closed as to holders of Legacy Common Stock immediately prior to the Effective Time and no transfer of Legacy Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Section 3.4 of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of Parent Common Stock, if any, and/or a check representing the amount of cash, if any, into which the Legacy Common Stock represented thereby was converted in the Merger, plus any payment for any fractional share of Parent Common Stock without any interest thereon.
      (d) At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
      (e) Each holder of Legacy Common Stock shall have the option of enrolling the whole shares of Parent Common Stock issuable to such stockholder upon the consummation of the Merger in Parent’s Dividend Reinvestment and Stock Purchase Plan (the “DRSP Plan”). Each Legacy stockholder electing to enroll in the DRSP Plan shall be issued a certificate representing the number of whole shares of Parent Common Stock received in the Merger, and any future dividends will be reinvested in accordance with the DSRP Plan.
      3.2     Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Legacy Common Stock who would otherwise be entitled to receive a fractional share of Parent Common Stock, after taking into account all Certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price determined as of the Effective Date by (b) the fraction, calculated to the nearest ten-thousandth of the share of Parent Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares.
      3.3     Election and Proration Procedures.
      (a) An election form and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Legacy Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as Parent and Legacy shall mutually agree (“Election Form”) shall be mailed by or on behalf of Parent no less than 40 days prior to the anticipated Effective Time of the Merger, as jointly determined by Parent and Legacy, or on such other date as Parent and Legacy shall mutually agree (“Mailing Date”) to each holder of record of Legacy Common Stock as of the close of business on the fifth business day prior to the mailing date (the “Election Form Record Date”). Parent shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) (the term “beneficial owner” and “beneficial ownership” for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act) of Legacy Common Stock after the Election Form Record Date and prior to the Election Deadline, and Legacy shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder or the beneficial owner through appropriate and customary documentation and instructions to elect (an “Election”) to receive (i) Parent Common Stock (a “Stock Election”) with respect to all of such holder’s Legacy Common Stock, or (ii) cash (a “Cash Election”) with respect to all of such holder’s Legacy Common Stock, or (iii) Parent

Common Stock for a specified number of shares of Legacy Common Stock (a “Combination Stock Election”) and cash for the remaining number of shares of Legacy Common Stock held by such holder (a “Combination Cash Election”). Any Legacy Common Stock other than Dissenting Shares and Treasury Shares, with respect to which the Exchange Agent has not received an effective, properly completed Election Form prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.
      (b) Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form that has not been revoked by 5:00 p.m., prevailing time, by the 30th day following the Mailing Date (or such other time and date as Parent and Legacy may mutually agree) (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Legacy Common Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Legacy Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked by the person submitting such Election Form at or prior to the Election Deadline, provided that the Exchange Agent shall have actually received prior to the Election Deadline a written notice revoking such Election Form and specifying the shares of Legacy Common Stock covered by such revoked Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of Legacy Common Stock representing such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and Parent shall cause the certificates representing such shares of Legacy Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any Election or revocation has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Legacy and Parent required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.
      (c) As promptly as practicable but not later than five Business Days prior to the Effective Time of the Merger, Parent shall cause the Exchange Agent to effect the allocation among the holders of Legacy Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) if the aggregate number of shares of Legacy Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio is approximately equal to the Stock Amount, then:

(A) Each holder of Legacy Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Parent Common Stock that is equal to the product of the Exchange Ratio multiplied by the number of shares of Legacy Common Stock covered by such Stock Election or Combination Stock Election; and

(B) Each holder of Legacy Common Stock who made an effective Cash Election or Combination Cash Election, and each holder of Undesignated Shares shall receive the Price Per Share in cash for each such share of Legacy Common Stock or Undesignated Share.

(ii) if the aggregate number of shares of Legacy Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio exceeds, and is not approximately equal to, the Stock Amount, then Parent shall have the option to issue Parent Common Stock in accordance with such elections. If Parent chooses not to exercise such option, then:

(A) Each holder of Legacy Common Stock who made an effective Cash Election or Combination Cash Election shall receive the Price Per Share in cash for each such share of Legacy Common Stock;

(B) Each holder of Undesignated Shares shall be deemed to have made Cash Elections and shall receive the Price Per Share in cash for each such Undesignated Share; and

(C) A stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (1) the Stock Amount by (2) the product of the Exchange Ratio and the number of shares of Legacy Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made. Each holder of Legacy Common Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

(1) the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Legacy Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor, and

(2) cash in an amount equal to the product of (x) the Price Per Share, multiplied by (y) the number of shares of Legacy Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

(iii) if the aggregate number of shares of Legacy Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio is less than, and is not approximately equal to, the Stock Amount, then:

(A) Each holder of Legacy Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Parent Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Legacy Common Stock covered by such Stock Election or Combination Stock Election;

(B) The Exchange Agent shall select, by pro rata allocation according to the number of Legacy shares held, among those holders of Undesignated Shares (other than holders of Undesignated Shares who voted against or gave notice to the presiding officer of the Legacy Meeting at or prior to the Legacy Meeting that the holder dissents from the Merger as required by Section 215a of the National Bank Act), such number of shares of Parent Common Stock as shall be necessary so that the shares of Parent Common Stock to be received by those holders, when combined with the number of shares for which a Stock Election or Combination Stock Election has been made, multiplied by the Exchange Ratio shall be approximately equal to the Stock Amount. If all of said Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together multiplied by the Exchange Ratio are less than, and not approximately equal to, the Stock Amount, then:

(C) A cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (1) the amount which is the difference between (x) the number obtained by dividing the Stock Amount by the Exchange Ratio and (y) the sum of the number of shares of Legacy Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made and the number of Undesignated Shares selected pursuant to subparagraph (iii)(B) above by (2) the number of shares of Legacy Common Stock with respect to which effective Cash Elections and Combination Cash Elections were made. Each holder of Legacy Common Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

(1) cash equal to the product of (x) the Price Per Share, multiplied by (y) the number of shares of Legacy Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor, and

(2) the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Legacy Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

(iv) The prorata allocation process to be used by the Exchange Agent shall consist of such procedures as Parent and Legacy shall mutually determine.
      (d) For purposes of this Section 3.3, the shares of which Parent Common Stock is to be issued as consideration in the Merger shall be deemed to be “approximately equal” to the Stock Amount if such number is within 10,000 shares of Parent Common Stock of such amount.
      3.4     Exchange Procedures.
      (a) Not later than three days prior to the Effective Time of the Merger, Parent shall deposit with the Exchange Agent for the benefit of the holders of shares of Legacy Common Stock, for exchange in accordance with this Section 3.4, certificates representing the aggregate number of shares of Parent Common Stock and cash issuable pursuant to Section 3.1 in exchange for shares of Legacy Common Stock outstanding immediately prior to the Effective Time of the Merger and funds in an amount not less than the amount of cash payable in lieu of fractional shares of Parent Common Stock that would otherwise be issuable in connection with Section 3.1, but for the operation of Section 3.2 of this Agreement (the “Exchange Fund”).
      (b) After the Effective Time of the Merger, each holder of a certificate (“Certificate”) formerly representing Legacy Common Stock, other than Dissenting Shares and Treasury Shares, who surrenders or has surrendered such Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials included in or required by the Election Form to the Exchange Agent, shall, upon acceptance thereof, be entitled to (i) a certificate representing the Parent Common Stock and/or (ii) cash into which the shares of Legacy Common Stock shall have been converted pursuant to Sections 3.1 and 3.3, as well as cash in lieu of any fractional share of Parent Common Stock to which such holder would otherwise be entitled, if applicable. The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.4, each Certificate representing Legacy Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Merger Consideration to which it is entitled hereunder upon such surrender. Parent shall not be obligated to deliver the Merger Consideration to which any former holder of Legacy Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 3.4. If any certificate for shares of Parent Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.
      (c) No dividends or other distributions declared or made after the Effective Time of the Merger with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 3.2, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.
      (d) All cash and shares of Parent Common Stock issued upon the surrender for exchange of shares of Legacy Common Stock or the provision of customary affidavits and indemnification for lost or mutilated certificates in accordance with the terms hereof, including any cash paid pursuant to Section 3.2, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Legacy Common Stock, and there shall be no further registration of transfers on the stock transfer books of Parent, after the Merger, of the shares of Legacy Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Agreement.
      (e) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the stockholders of Legacy following the passage of nine months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any stockholders of Legacy who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for payment of their claim for cash and for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.
      (f) Neither Legacy nor Parent shall be liable to any holder of shares of Legacy Common Stock or Parent Common Stock, as the case may be, for such shares, or dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
      (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Parent Common Stock for the account of the Persons entitled thereto.
      (h) Certificates surrendered for exchange by any Person constituting an Affiliate of Legacy for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of Parent Common Stock until Parent has received a written agreement from such person as provided in Section 6.7.
      3.5     Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Merger, (a) Parent shall declare a stock dividend or distribution on Parent Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine Parent Common Stock, or make a distribution other than a regular quarterly cash dividend not in excess of $.30 per share, on Parent Common Stock in any security convertible into Parent Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in Parent’s capitalization other than a transaction in which Parent shall have received fair, as determined by its Board of Directors, consideration for the shares issued, then a proportionate adjustment or adjustments will be made to the Exchange Ratio, the Stock Amount and the Average Closing Price, which adjustment or adjustments may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of Parent Common Stock generally.
      3.6     Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Legacy Common Stock who shall be entitled to be paid the “fair value” of such holder’s Dissenting Shares of Legacy Common Stock, as provided in Section 215a of the National Bank Act, shall not be entitled to the consideration to which such holder would otherwise have been entitled pursuant to Sections 2.1, 3.1 and 3.3, unless and until such holder shall have failed to perfect or withdrawn or lost such holder’s rights as a dissenter under Section 215a of the National Bank Act, and shall be entitled to receive only such payment as is provided for by Section 215a of the National Bank Act.
      3.7     Withholding Rights. Parent, directly or through the Exchange Agent, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Legacy Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Legacy Common Stock in respect of which such deduction and withholding was made by Parent.
      3.8     Legacy Options, Warrants and Convertible Debentures.
      (a) At the Effective Time, each Legacy Option that is then outstanding shall cease to represent a right to acquire shares of Legacy Common Stock and shall be converted automatically into an option to acquire shares of Parent Common Stock on the terms hereinafter set forth. Parent shall assume each such Legacy Option in accordance with the terms of the relevant Legacy Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time: (i) Parent and the Compensation Committee of its Board of Directors shall be substituted for Legacy and the committee of the Board of Directors of Legacy, including, if applicable, the entire Board of Directors of Legacy, administering such Legacy Stock Option Plan, (ii) each Legacy Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to such Legacy Option shall be equal to the number of shares of Legacy Common Stock subject to such Legacy Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Legacy Option shall be adjusted by dividing the per share exercise price under each such Legacy Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Legacy Option that is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Parent and Legacy agree to take all necessary steps to effect the provisions of this Section 3.8(a). As of the Effective Time, Parent shall issue to each holder of each outstanding Legacy Option that has been assumed by Parent a document evidencing the conversion and assumption of such Legacy Option by Parent pursuant to this Section 3.8(a).
      (b) At the Effective Time, each Legacy Warrant that is then outstanding shall cease to represent a right to purchase shares of Legacy Common Stock and shall be converted automatically into a warrant to purchase shares of Parent Common Stock, and Parent shall assume each such warrant and the agreement or certificate by which it is evidenced, except that from and after the Effective Time (i) each Legacy Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to such Legacy Warrant shall be equal to the number of shares of Legacy Common Stock subject to such Legacy Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional share of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share and (iii) the per share purchase price under each such Legacy Warrant shall be adjusted by dividing the per share purchase price under each such Legacy Warrant by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Parent and Legacy agree to take all necessary steps to effect the provisions of this Section 3.8(b). As of the Effective Time, Parent shall issue to each holder of an outstanding Legacy Warrant that has been assumed by Parent a document evidencing the conversion and assumption of the Legacy Warrant by Parent pursuant to this Section 3.8(b).
      (c) At the Effective Time, each Legacy Convertible Debenture that is then outstanding shall cease to represent a right to be converted into shares of Legacy Common Stock and shall be converted automatically into a convertible debenture convertible into shares of Parent Common Stock, and Parent shall assume each such convertible debenture and the agreement or certificate by which it is evidenced, except that from and after the Effective Time (i) each Legacy Convertible Debenture assumed by Parent may be converted solely into shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to such Legacy Convertible Debenture shall be equal to the number of shares of Legacy Common Stock subject to such Legacy Convertible Debenture immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional share of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share and (iii) the conversion price under each such Legacy Convertible Debenture shall be adjusted by dividing the per share purchase price under each such Legacy Convertible Debenture by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Parent and Legacy agree to take all necessary steps to effect the provisions of this Section 3.8(c), including the execution by Parent of an appropriate supplemental indenture relating to the Legacy Convertible Debentures. As of the Effective Time, Parent shall issue to each holder of an outstanding Legacy Convertible Debenture that has been assumed by Parent a document evidencing the conversion and assumption of the Legacy Convertible Debenture by Parent pursuant to this Section 3.8(c).
      (d) No later than 10 business days following the Effective Date, Parent shall file with the SEC one or more registration statements on Form S-8 or Form S-3, as applicable (or any other successor or appropriate form) with respect to the shares of Parent Common Stock issuable pursuant to the Legacy Options, Legacy Warrants and Legacy Convertible Debentures assumed by Parent in accordance with this Section 3.8 and shall use its commercially reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options and warrants remain outstanding.
      3.9     Trust Company Merger. As soon as practicable after the execution of this Agreement, Legacy and Parent shall cause The Legacy Trust Company and First National Trust Company (“Parent Trust Company”) to enter into the Trust Company Merger Agreement, the form of which is attached hereto as Annex A, that provides for the merger of The Legacy Trust Company with and into Parent Trust Company (the “Trust Company Merger”), in accordance with applicable laws and regulations and the terms of the Trust Company Merger Agreement and as soon as practicable after consummation of the Merger. The Trust Company Merger Agreement provides that the executive officers and directors of Parent Trust Company upon consummation of the Trust Company Merger shall be the executive officers and directors of Parent Trust Company immediately prior to the Trust Company Merger.
ARTICLE IV
ACTIONS PENDING CLOSING
      4.1     Forbearances of Legacy. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, not to be unreasonably withheld, Legacy will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.

(i) Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships;

(ii) Fail to use commercially reasonable efforts to keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of Legacy and its Subsidiaries and others with whom business relations exist; and

(iii) Take any action that would adversely affect or materially delay the ability of either Legacy or Parent to obtain any necessary approvals of any regulatory agency required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.1(b) of the Legacy Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Etc.

(i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any other distribution on any shares of Legacy capital stock, other than dividends from wholly owned Subsidiaries to Legacy or another wholly owned Subsidiary of Legacy; or

(ii) Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Legacy or its Subsidiaries or grant any salary or wage increase or increase any employee benefit, including discretionary or other incentive or bonus payments, except in accordance with the terms of any applicable Legacy incentive plan, or accelerate the vesting of any unvested stock options, except:

(i) for normal increases in compensation and bonuses to employees in the ordinary course of business consistent with past practice, provided that no such increases shall result in an annual aggregate adjustment in compensation or bonus of more than 3.5%, provided, however, that no increase for any individual shall result in an annual adjustment in compensation or bonus of more than 5%, unless mutually agreed to by Legacy and Parent;

(ii) for other changes that are required by applicable law or are advisable in order to comply with Section 409A of the Code;

(iii) to pay the amounts or to provide payments under plans and/or commitments set forth in Schedule 4.1(d) of the Legacy Disclosure Schedule;

(iv) for retention bonuses to such persons and in such amounts as are mutually agreed by Parent and Legacy, provided, however, that the aggregate amount of such retention bonuses shall not exceed $200,000 unless mutually agreed to by Legacy and Parent;

(v) severance payments pursuant to the severance agreements or employment agreements that are set forth in Schedule 4.1(d) of the Legacy Disclosure Schedule; or

(vi) for grants of awards to newly hired employees consistent with past practice.

(e) Hiring. Hire any person as an employee of Legacy or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(e) of the Legacy Disclosure Schedule, or (ii) to fill any vacancies existing as of the date hereof and described in Schedule 4.1(e) of the Legacy Disclosure Schedule or (iii) to fill any vacancies arising after the date hereof at a comparable level of compensation with persons whose employment is terminable at the will of Legacy or a Subsidiary of Legacy, as applicable, provided, however, that such total compensation may not exceed $40,000.

(f) Benefit Plans. Enter into, establish, adopt, amend or make any contributions to, except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(f) of the Legacy Disclosure Schedule, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement related thereto, in respect of any director, officer or employee of Legacy or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Legacy and its Subsidiaries taken as a whole.

(h) Acquisitions. Acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $15,000 individually or

$50,000 in the aggregate, provided, however, that if Parent does not object to a written request for approval within two business days after receipt, the request shall be deemed approved.

(j) Governing Documents. Amend the Legacy Articles or the Legacy Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of Legacy, except as may be required by law.

(k) Accounting Methods. Implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.1, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Legacy or any of its Subsidiaries is or becomes a party, which settlement, agreement or action involves payment by Legacy or any of its Subsidiaries of an amount that exceeds $50,000 and/or would impose any material restriction on the business of Legacy or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to Legacy and its Subsidiaries taken as a whole.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to opening or closing a branching or site location or branching or site relocation.

(o) Indebtedness. (i) Incur any indebtedness for borrowed money, other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice or (ii) prepay any indebtedness.

(p) Investment Securities. (i) Acquire, other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice, any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one (1) year or less, (ii) restructure or materially change its investment securities portfolio or its gap position or (iii) enter in any Derivatives Contract, provided, however, that if Parent does not object to a written request for approval within two business days after receipt, the request shall be deemed approved.

(q) Loans. Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if, immediately after making an unsecured Loan or Loans, such Person would be indebted to Legacy in an aggregate amount in excess of $250,000, or make any fully secured Loan or Loans to any Person (except for any Loan secured by a first mortgage on single family owner-occupied real estate) if, immediately after making a secured Loan, such Person would be indebted to Legacy in an aggregate amount in excess of $2,000,000 or, without approval of Parent, shall not make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $500,000 or in any event if such Loan does not conform with Legacy’s Credit Policy Manual if, in the case of any of the foregoing types of Loan or Loans, Parent shall object thereto within three business days after receipt of notice of such proposed Loan, and the failure to provide a written objection within three business days after receipt of notice of such proposed Loan from Legacy shall be deemed as the approval of Parent to make such Loan or Loans.

(r) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project, other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice.

(s) Adverse Actions. Take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Trust Company Merger Agreement, except as may be required by applicable law or regulation and (iii) would adversely affect or materially delay the ability of either Parent or Legacy to obtain any necessary approvals required of any regulatory agency for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(t) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
      4.2     Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Legacy, not to be unreasonably withheld, Parent will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Trust Company Merger Agreement, except as may be required by applicable law or regulation or (iii) would adversely affect or materially delay the ability of either Parent or Legacy to obtain any necessary approvals required of any regulatory agency for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
      5.1     Disclosure Schedules. On or prior to the date hereof, Parent has delivered to Legacy a schedule and Legacy has delivered to Parent a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.3 or 5.4 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty or as an exception to a covenant in Article IV if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.
      5.2     Standard. No representation or warranty of Legacy or Parent contained in Sections 5.3 or 5.4, respectively, shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty, in any case, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.3 or 5.4, has had or would be reasonably likely to have a Material Adverse Effect on the party making such representation or warranty disregarding for the purposes of this Section 5.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties.
      5.3     Representations and Warranties of Legacy. Subject to Sections 5.1 and 5.2, Legacy hereby represents and warrants to Parent:

(a) Organization, Standing and Authority. Legacy is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Legacy is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Legacy has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(b) Legacy Capital Stock. The authorized capital stock of Legacy consists of (i) 5,000,000 shares of Legacy Common Stock, of which 3,526,922 shares are issued and outstanding as of the date hereof and options to purchase 366,000 shares are outstanding as of the date hereof and (ii) 1,000,000 shares of Preferred Stock, of which no shares are issued and outstanding as of the date hereof. As of the date hereof, 109,627 shares of Legacy Common Stock were held in treasury by Legacy or otherwise directly or indirectly owned by Legacy. Legacy also has outstanding Legacy Warrants exercisable for the purchase of 38,080 shares of Legacy Common Stock and Legacy Convertible Debentures convertible into an aggregate of 355,400 shares of Legacy Common Stock. The outstanding shares of Legacy Common Stock, the Legacy Warrants and the Legacy Convertible Debentures have been duly authorized and validly issued and are fully paid and non-assessable, and neither the outstanding shares of Legacy Common Stock have been nor the shares of Legacy Common Stock issuable upon exercise of the Legacy Warrants or the conversion of the Legacy Convertible Debentures will be upon issuance, issued in violation of the preemptive rights of any Person. Schedule 5.3(b) of the Legacy Disclosure Schedule sets forth for each Legacy Option the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code (with respect to the Legacy Options), the number of shares of Legacy Common Stock subject to each Legacy Option, the number of shares of Legacy Common Stock subject to Legacy Options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentences of this Section 5.3(b) and the Legacy Rights as set forth in Schedule 5.3(b) of the Legacy Disclosure Schedule there are no shares of Legacy Common Stock reserved for issuance, Legacy does not have any Rights issued or outstanding with respect to Legacy Common Stock and Legacy does not have any commitment to authorize, issue or sell any Legacy Common Stock or Rights.

(c) Subsidiaries.

(i) (A) Schedule 5.3(c) of the Legacy Disclosure Schedule sets forth a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary; (B) except as set forth on Schedule 5.3(c) of the Legacy Disclosure Schedule, Legacy owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries; (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to Legacy) by reason of any Right or otherwise; (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities other than to Legacy or any of its wholly owned Subsidiaries; (E) there are no contracts, commitments, understandings or arrangements relating to Legacy’s rights to vote or to dispose of such equity securities of Legacy’s subsidiaries and (F) all the equity securities of Legacy’s Subsidiaries held by Legacy or its Subsidiaries are fully paid and nonassessable and are owned by Legacy or its Subsidiaries free and clear of any Liens.

(ii) Except as set forth in Schedule 5.3(c) of the Legacy Disclosure Schedules and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in Legacy’s Subsidiaries and stock in the Federal Home Loan Bank of Pittsburgh, Legacy does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii) Each of Legacy’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(iv) The deposit accounts of Legacy are insured by the Bank Insurance Fund, in the manner and to the maximum extent provided by applicable law, and Legacy has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d) Corporate Power. Each of Legacy and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Legacy has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Legacy’s stockholders of this Agreement, and no other corporate proceedings are necessary on the part of Legacy to approve this Agreement or to consummate the Transaction.

(e) Corporate Authority. Subject to the approval of this Agreement by the holders of not less than two-thirds of the outstanding shares of Legacy Common Stock (a “Required Vote”), this Agreement and the Transaction have been authorized by all necessary corporate action of Legacy and the Legacy Board on or prior to the date hereof. Legacy has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent of this Agreement, this Agreement is a valid and legally binding obligation of Legacy, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Legacy or any of its Subsidiaries in connection with the execution, delivery or performance by Legacy and The Legacy Trust Company of this Agreement and the Trust Company Merger Agreement or to consummate the Transaction except for (A) filings of applications or notices with, and approvals or waivers by, the OCC, the FDIC, the Department and the Federal Reserve Board, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Legacy Common Stock and the registration of Parent Common Stock issuable in the Merger, (C) the notification of the Merger to the Department and the filing with the Department and the Secretary of State of the Commonwealth of Pennsylvania of a certificate of approval of the Merger by the OCC, (D) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the Articles of Combination with the OCC with respect to the Merger and (E) the approval and adoption of this Agreement by a Required Vote. As of the date hereof, Legacy is not aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Trust Company Merger Agreement by Legacy and The

Legacy Trust Company, respectively, and the consummation of the Transaction do not and will not (A) except as Previously Disclosed, constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Legacy or any of its Subsidiaries or to which Legacy or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Legacy Articles, the Legacy Bylaws or similar governing documents of Legacy’s Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports; Undisclosed Liabilities.

(i) Legacy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2003 with the FDIC (collectively, Legacy’s “Securities Documents”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the FDIC and the SEC as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in any such Securities Documents, including the related notes and schedules thereto, fairly presents, or will fairly present, the consolidated financial position of Legacy and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows or equivalent statements in Legacy’s Securities Documents, including any related notes and schedules thereto, fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Legacy and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Since December 31, 2004, neither Legacy nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction.

(iii) Since September 30, 2005, (A) Legacy and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction; (B) neither Legacy nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Sections 4.1(d), (f), (g), (h), (j), (k) and (n) hereof between September 30, 2005 and the date hereof; (C) neither Legacy nor any of its Subsidiaries has taken or permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Sections 4.1(e), (i), (l), (m), (p), (q) and (r) between September 30, 2005 and the date hereof and (D) except as set forth in the Legacy Securities Documents, since September 30, 2005, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events described in any paragraph of this Section 5.3 or otherwise, is reasonably likely to have a Material Adverse Effect with respect to Legacy.

(iv) No agreement pursuant to which any loans or other assets have been or shall be sold by Legacy or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Legacy or its Subsidiaries, to cause Legacy or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Legacy or its Subsidiaries. To the knowledge of Legacy, there has been no material breach of a representation or covenant by Legacy or its Subsidiaries in any such agreement. Except as disclosed in Legacy’s Securities Documents filed prior to the date hereof, since December 31, 2002, no cash, stock or other dividend or any other distribution with respect to the capital stock of Legacy or any of its Subsidiaries has been declared, set aside or paid. Except as disclosed in Legacy’s Securities Documents filed prior to the date hereof, no shares of capital stock of Legacy have been purchased, redeemed or otherwise acquired, directly or indirectly, by Legacy since December 31, 2004, and no agreements have been made to do the foregoing.

(v) Legacy maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Legacy and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Legacy’s Securities Documents and other public disclosure documents. The President and the Chief Financial Officer of Legacy have signed, and Legacy has furnished to the FDIC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Legacy nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(vi) Except as reflected, noted or adequately reserved against in the consolidated financial statements of Legacy included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2005 as filed with the FDIC, at September 30, 2005 neither Legacy nor the Legacy Trust Company had any liabilities, whether accrued, absolute, contingent or otherwise, that are required to be reflected, noted or reserved against therein under GAAP or that are in any case or in the aggregate material.

(h) Litigation. Except as set forth in Schedule 5.3(h) to the Legacy Disclosure Schedule, no litigation, claim or other proceeding before any court or governmental agency is pending against Legacy or any of its Subsidiaries and, to Legacy’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim or other proceeding. Neither Legacy nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Legacy.

(i) Regulatory Matters.

(i) Neither Legacy nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulatory Authority or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it (collectively, the “Legacy Regulatory Authorities”). Legacy and its Subsidiaries have paid all assessments made or imposed by any Legacy Regulatory Authority.

(ii) Neither Legacy nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts that could give rise to an advisory notice by, any Legacy Regulatory Authority that such Legacy Regulatory Authority is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) Legacy and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with (A) the Federal Reserve Board, (B) the FDIC, (C) the Department, (D) any other state or federal regulatory authority, and (E) the SEC, and all other reports and statements required to be filed by them since January 1, 2002, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.3(i) of the Legacy Disclosure Schedule and except for normal examinations conducted by Bank Regulatory Authorities, (A) no Bank Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of Legacy, investigation into the business or operations of Legacy or any of its Subsidiaries since January 1, 2002, except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a Legacy Material Adverse Effect, and (B) there is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to the business, operations, policies or procedures of Legacy or The Legacy Trust Company since January 1, 2002 that are reasonably likely to have, either individually or in the aggregate, a Legacy Material Adverse Effect.

(j) Compliance With Laws. Each of Legacy and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FDIC, Department and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Legacy’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2002, no notification or communication from any Governmental Authority (A) asserting that Legacy or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization nor, to Legacy’s knowledge, do any grounds for any of the foregoing exist.

(k) Material Contracts; Defaults.

(i) Except for documents listed as exhibits to Legacy’s Securities Documents or as set forth in Schedule 5.3(k) of the Legacy Disclosure Schedule, neither Legacy nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding, whether written or oral, (A) with respect to the employment of any of its directors, officers, employees or consultants; (B) that would entitle any present or former director, officer, employee or agent of Legacy or any of its Subsidiaries to indemnification from Legacy or any of its Subsidiaries; (C) that is a material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC; (D) that is a consulting agreement, including data processing, software programming and licensing contracts, not terminable on 60 days or less notice and involving the payment of more than $25,000 per annum or (E) that materially restricts the conduct of any business by Legacy or by any of its Subsidiaries (collectively, “Material Contracts”). Legacy has identified in Schedule 5.3(k) of the Legacy Disclosure Schedule and made available to Parent true, correct and complete copies of each such Material Contract.

(ii) Neither Legacy nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Legacy or any of its Subsidiaries is currently outstanding.

(l) No Brokers. Except as set forth in Schedule 5.3(l) of the Legacy Disclosure Schedule, no action has been taken by Legacy or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(m) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Legacy and its Subsidiaries and current or former directors of Legacy and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Sections 3(1), 3(2), 3(3) and 3(37) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), have been set forth in Schedule 5.3(m) of the Legacy Disclosure Schedule. True and complete copies of the following have been provided or made available to Parent: (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan that is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

(ii) Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is the adoption of a prototype plan for which the prototype sponsor has a favorable determination letter from the IRS, and Legacy is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither Legacy nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to Legacy’s knowledge, threatened litigation relating to the Benefit Plans. Neither Legacy nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Legacy or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plans, nor does Legacy have knowledge that any is threatened.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or to Legacy’s knowledge is presently expected to be incurred by Legacy or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with Legacy under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Legacy nor any of its Subsidiaries has incurred, and neither expects to incur, to Legacy’s knowledge, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA, regardless of whether based on contributions of an ERISA Affiliate. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency”, whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Except as set forth in Schedule 5.3(m) of the Legacy Disclosure Schedule, neither Legacy nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Except as set forth in Schedule 5.3(m) of the Legacy Disclosure Schedule, neither Legacy nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. No event or condition exists with respect to a Benefit Plan that could subject Legacy to tax under Section 4980B of the Code.

(vi) Except as set forth in Schedule 5.3(m) of the Legacy Disclosure Schedule, none of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Transaction will, except as set forth in Schedule 5.3(m) of the Legacy Disclosure Schedule, (A) entitle any employees of Legacy or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(n) Labor Matters. Neither Legacy nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Legacy or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel Legacy or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Legacy’s knowledge, threatened, nor is Legacy or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Environmental Matters.

(i) Except as Previously Disclosed or as set forth in Schedule 5.3(o) of the Legacy Disclosure Schedule, to Legacy’s Knowledge, (A) Legacy and its Subsidiaries are in material compliance with applicable environmental laws; (B) no real property, including buildings or other structures, currently or formerly owned or operated by Legacy or any of its Subsidiaries, or any property in which Legacy or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“Legacy Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in material compliance with Environmental Laws; (C) neither

Legacy nor any of its Subsidiaries could be deemed the owner or operator of, or have actively participated in the management regarding Hazardous Substances of, any Legacy Loan Property that has been contaminated with, or has had any material and unlawful release to the environment of, any regulated quantity of any Hazardous Substance; (D) neither Legacy nor any of its Subsidiaries has any material liability for any Hazardous Substance disposal or contamination on any third party property; (E) neither Legacy nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law; (F) neither Legacy nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (G) there are no circumstances or conditions (including the presence of unencapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving Legacy or any of its Subsidiaries, any currently or formerly owned or operated property, or any Legacy Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against Legacy or any of its Subsidiaries, result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any Legacy Loan Property, (H) Legacy has set forth in Schedule 5.3(o) of the Legacy Disclosure Schedule and made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Legacy, its Subsidiaries and any currently owned or operated property of Legacy which were prepared in the last five years and (I) Legacy has made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in the possession or reasonably available to it relating to any currently outstanding Legacy Loan and which were prepared for Legacy in the last five years.

(ii) As used herein, (A) the term “Environmental Laws” means any federal, state or local law, regulation, order, decree or permit relating to: (1) the protection or restoration of the environment, human health, safety or natural resources in regard to any Hazardous Substance; (2) the handling, use, presence, disposal, release or threatened release to the environment of any Hazardous Substance or (3) material effects of any Hazardous Substance on any legally delineated wetlands, indoor air spaces; (4) any material physical damage injury or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and (B) the term “Hazardous Substance” means any regulated quantity of any substance other than at concentrations and in locations that are naturally occurring that are: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (3) any other substance that is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law and (C) the term “Legacy’s Knowledge” means the actual knowledge, immediately prior to the Effective Time and Effective Date, of any officer or director of Legacy or of Legacy’s Manager of Environmental Health and Safety.

(p) Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the Legacy Group, including Legacy and its Subsidiaries, have been or will be timely filed on or before the Effective Date; (B) all such Tax Returns are or will be true and complete in all material respects; (C) all Taxes due of the Legacy Group, including Legacy and its Subsidiaries, whether or not shown on the Tax Returns referred to in clause (A) have been or will be timely paid in full; (D) the Tax Returns referred to in clause (A) have not been examined by the IRS or the appropriate Tax authority and the Legacy Group has not extended the statute of limitations for any such Tax Returns; (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full; (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the Legacy Group has extended any statutes of limitation with respect to any Taxes of Legacy.

(ii) Legacy has made available to Parent true and correct copies of the United States federal income Tax Returns filed by Legacy for each of the three most recent fiscal years for which such returns have been filed.

(iii) Neither Legacy nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Legacy’s Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in Legacy’s Securities Documents filed on or prior to the date hereof.

(iv) Neither Legacy nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement (other than an agreement exclusively between Legacy and a Legacy Subsidiary), is or has been a member of an affiliated group filing consolidated or combined Tax Returns other than a group the common parent of which is or was Legacy or otherwise has any liability for the Taxes of any Person other than a member of the Legacy Group.

(v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Legacy and its Subsidiaries.

(vi) Neither Legacy nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not be deductible as a result of the limitations under Section 162(m) or Section 280G of the Code and the regulations issued thereunder, nor would result in the imposition of an excise tax under Section 409A or 4999 of the Code.

(vii) As of the date hereof, Legacy has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that Legacy or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(ix) There are no Liens for Taxes on any of the assets of Legacy or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

(x) Neither Legacy nor any of its Subsidiaries (A) has agreed, or is required, to make any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign law or has any knowledge that a Governmental Authority has proposed any such adjustment or change in accounting method with respect to Legacy or its Subsidiaries or (B) has any application pending with any Governmental Authority requesting permission for any change in accounting method.

(xi) Neither Legacy nor any of its Subsidiaries is a successor for Tax purposes to any Person by way of merger, reorganization or similar transaction other than Northern State Bank.

(xii) No claim has ever been made by a Governmental Authority in a jurisdiction where Legacy or any of its Subsidiaries does not file Tax Returns that Legacy or such Subsidiaries is or may be subject to taxation by that jurisdiction.

(xiii) Neither Legacy nor any of its Subsidiaries has been the “distributing corporation” within the meaning of Section 355(c)(2) of the Code or has been the subject of a distribution with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.

(xiv) Neither Legacy nor any of its Subsidiaries has participated in any “reportable transaction” or “listed transaction” that is required to be reported pursuant to Section 1.6011-4 of the Treasury Regulations.

(xv) To the Knowledge of the Legacy and its Subsidiaries, no audit of any Tax Return of Legacy or any of its Subsidiaries is threatened.

(xvi) Neither Legacy nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than any agreement among members of an affiliated group that includes Legacy as the common parent.

(xvii) Neither Legacy nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(B) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income tax law);

(C) installment sale or open transaction disposition made on or prior to the Closing Date; or

(D) prepaid amount received on or prior to the Closing Date.

(xviii) Schedule 5.3(p) of the Legacy Disclosure Schedule lists all federal, state, local and foreign income and franchise Tax Returns filed with respect to Legacy or any of its Subsidiaries for the three-year period ending on (and including) the Closing Date and lists all Tax Returns that currently are the subject of audit by any Tax Authority or for which a deficiency has been asserted or assessed.

(xix) Neither Legacy nor any of its Subsidiaries is a party in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(xx) Neither Legacy nor any of its Subsidiaries has any liability for the Taxes of any Person other than Legacy and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor (other than as successor by merger to Northern State Bank), (C) by contract or (iv) otherwise.

(xxi) Legacy and its Subsidiaries are in compliance in all material respects with all state and federal laws, rules and regulations related to the escheat, or other similar laws, rules and regulations, of monies and other properties held by any of them.

(q) Risk Management Instruments. Neither Legacy nor any of its Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on Legacy’s consolidated statement of financial condition and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) nor does Legacy or any of its Subsidiaries own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r) Loans; Nonperforming and Classified Assets.

(i) Except as set forth in Schedule 5.3(r) of the Legacy Disclosure Schedule, each Loan on the books and records of Legacy and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of Legacy, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) Legacy has set forth in Schedule 5.3(r) of the Legacy Disclosure Schedule as to Legacy and each Legacy Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to Legacy’s knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to Legacy’s knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by Legacy, a Legacy Subsidiary or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater stockholder of Legacy or a Legacy Subsidiary, or to the knowledge of Legacy, any Person controlling, controlled by or under common control with any of the foregoing.

(s) Properties. All real and personal property owned by Legacy or a Subsidiary of Legacy or presently used by any of them in their respective business is in an adequate condition, ordinary wear and tear excepted, and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Legacy has good and marketable fee simple title free and clear of all Liens to all of the material properties and assets, real and personal, other than properties sold by Legacy in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business and (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent. Except as set forth in Schedule 5.3(s) of the Legacy Disclosure Schedule, all real and personal property that is material to Legacy’s business on a consolidated basis and leased or licensed by Legacy or a Subsidiary of Legacy is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(t) Intellectual Property. Except as set forth in Schedule 5.3(t) of the Legacy Disclosure Schedule, Legacy and each Subsidiary of Legacy owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by Legacy, and none of Legacy or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Legacy and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.3(t) to the Legacy Disclosure Schedule sets forth a description of all intellectual property rights of Legacy and each Subsidiary of Legacy, including, without limitation, patents, trademarks, copyrights, service marks and all licenses relating thereto.

(u) Fiduciary Accounts. Legacy and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Legacy nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to Legacy’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v) Books and Records. The books and records of Legacy and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Legacy and its Subsidiaries.

(w) Insurance. Legacy has set forth in Schedule 5.3(w) of the Legacy Disclosure Schedule a description of all of the material insurance policies, binders or bonds currently maintained by Legacy and its Subsidiaries (“Insurance Policies”). Legacy and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Legacy reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Legacy and its Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(x) Allowance For Loan Losses. Legacy’s allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Authorities and GAAP and, to the knowledge of Legacy, is adequate.

(y) Required Vote. The affirmative vote of the holders of two-thirds of the outstanding shares of Legacy Common Stock is necessary to approve this Agreement and the Merger on behalf of Legacy. No other vote of the stockholders of Legacy is required by law, the Legacy Articles, the Legacy Bylaws or otherwise to approve this Agreement and the Merger.

(z) Fairness Opinion. The Legacy Board has received an opinion of Griffin Financial Group LLP (“Griffin”) to the effect that as of the date hereof the Merger Consideration is fair to the holders of Legacy Common Stock from a financial point of view. The total fees and expenses payable to Griffin assuming consummation of the Merger will not exceed $850,000.

(aa) Absence of Certain Changes or Events.

(i) Except as publicly disclosed in the Legacy Securities Documents filed prior to the date of this Agreement, since September 30, 2005, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Legacy Material Adverse Effect.

(ii) Except as publicly disclosed in the Legacy Securities Documents filed prior to the date of this Agreement, Legacy and its Subsidiaries have carried on their respective business in all material respects in the ordinary course.

(bb) State Takeover Laws. The Board of Directors of Legacy has approved this Agreement and the Transaction contemplated hereby as required to render inapplicable to such Agreement and the Transaction any statutory anti-takeover provisions applicable to Legacy.

(cc) Disclosure. The representations and warranties contained in this Section 5.3, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.3 not misleading.
      5.4     Representations and Warranties of Parent. Subject to Sections 5.1 and 5.2, Parent hereby represents and warrants to Legacy as follows:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Florida. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Parent Stock.

(i) As of the date hereof, the authorized capital stock of Parent consists solely of 500,000,000 shares of Parent Common Stock, of which 57,321,962 shares were issued and outstanding as of October 31, 2005, and 20,000,000 shares of Parent Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans and by virtue of this Agreement.

(ii) The shares of Parent Common Stock to be issued in exchange for shares of Legacy Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c) Subsidiaries.

(i) Each of Parent’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Parent Bank is duly licensed by the OCC and its deposits are insured by the Bank Insurance Fund in the manner and to the maximum extent provided by law.

(ii) As of the date hereof, (A) except as set forth in Schedule 5.4(c) of Parent’s Disclosure Schedule, Parent owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries; (B) no equity securities of any of Parent’s Subsidiaries are or may become required to be issued other than to Parent by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which Parent’s Subsidiaries are or may be bound to sell or otherwise transfer any of its equity securities other than to Parent or any of its wholly owned Subsidiaries and (D) there are no contracts, commitments, understandings or arrangements relating to Parent’s right to vote or to dispose of such securities.

(d) Corporate Power. Each of Parent and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Parent and Parent Bank have the respective corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities, and no other corporate proceedings are necessary on the part of Parent or Parent Bank to approve this Agreement or for the consummation of the Transaction.

(e) Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of Parent, the Parent Board, Parent Bank and Parent Bank Board. This Agreement has been duly executed and delivered by Parent and Parent Bank and, assuming due authorization, execution and delivery by Legacy, this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent, Parent Bank and Parent Trust Company of this Agreement and the Trust Company Merger Agreement or to consummate the Transaction, except as Previously Disclosed, and except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the OCC and the Department; (B) filings with the SEC and state securities authorities, as applicable, in connection with the registration of Parent Common Stock issuable in the Merger; (C) the approval of the listing on the NYSE of the Parent Common Stock to be issued in the Merger and (D) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania

pursuant to the PBCL and the filing of Articles of Combination with the OCC pursuant to the National Banking Act with respect to the Merger. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Trust Company Merger Agreement by Parent, Parent Bank and Parent Trust Company and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws or similar governing documents of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and Securities Documents; Material Adverse Effect.

(i) Parent’s Annual Report on Form 10-K for the years ended December 31, 2004, 2003 and 2002 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2002 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Document, including the related notes and schedules thereto, fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows or equivalent statements in such Securities Documents, including any related notes and schedules thereto, fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Except as described in Schedule 5.4(g) of the Parent Disclosure Schedule, since December 31, 2004, neither Parent nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction.

(iii) Since December 31, 2004, (A) Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction; (B) except as Previously Disclosed, neither Parent nor any of its Subsidiaries has taken nor permitted any of the actions set forth in Section 4.2 between December 31, 2004 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events described in any paragraph of this Section 5.4 or otherwise, is reasonably likely to have a Material Adverse Effect with respect to Parent.

(iv) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(v) Except as reflected, noted or adequately reserved against in the consolidated financial statements of Parent included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2005 as filed with the SEC, at September 30, 2005 neither Parent nor any Parent Subsidiary had any liabilities, whether accrued, absolute, contingent or otherwise, that are required to be reflected, noted or reserved against therein under GAAP or that are in any case or in the aggregate material.

(h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect with respect to Parent and, to Parent’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim or other proceeding. Neither Parent nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Parent.

(i) Regulatory Matters.

(i) Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order or decree, agreement, memorandum of understanding or similar arrangement with, or commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

(ii) Neither Parent nor any its Subsidiaries has been advised by, and does not have any knowledge of facts that could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with (A) the Federal Reserve Board, (B) the FDIC, (C) the OCC, (D) any state regulatory authority and (E) the SEC, and all other reports and statements required to be filed by them since January 1, 2002, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.4(i) of Parent Disclosure Schedule and except for normal examinations conducted by Bank Regulatory Authorities, (A) no Bank Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2002, except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect and (B) there is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to the business, operations, policies or procedures of Parent or Parent Bank since January 1, 2002 that are reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(j) Compliance With Laws. Except for matters that could not reasonably be expected to have a Material Adverse Effect with respect to Parent and its Subsidiaries, each of Parent and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including without limitation Sections 23A and 23B of the Federal Reserve Act and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2002, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization nor, to Parent’s knowledge, do any grounds for any of the foregoing exist.

(k) No Brokers. No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, except a fee to be paid to Keefe, Bruyette & Woods, Inc.

(l) Tax Matters. As of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) Risk Management Instruments. Neither Parent nor any of its Subsidiaries is a party or has agreed to enter into any Derivatives Contract that is not included on Parent’s consolidated statement of financial condition nor does Parent or any of its Subsidiaries own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(n) Ownership of Legacy Common Stock. Except as set forth on Schedule 5.4(n) of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries, or to Parent’s knowledge, any of its other affiliates or associates as such terms are defined under the Exchange Act, owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Legacy Common Stock other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted.

(o) Disclosure. The representations and warranties contained in this Section 5.4, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.4 not misleading.

(p) Absence of Certain Changes or Events.

(i) Except as publicly disclosed in the Parent Securities Documents filed prior to the date of this Agreement, since September 30, 2005, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(ii) Except as publicly disclosed in the Parent Securities Documents filed prior to the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
ARTICLE VI
COVENANTS
      6.1     Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of Legacy, Parent and their Subsidiaries agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII, and shall cooperate fully with the other party hereto to that end.
      6.2     Stockholders Meeting. Legacy shall take, in accordance with applicable law and the Legacy Articles and the Legacy Bylaws, all action necessary to duly call, give notice of, convene and hold as soon as reasonably practicable after the date on which the Registration Statement becomes effective a special meeting of its stockholders (including any adjournment or postponement, the “Legacy Meeting”) to consider and vote upon the approval of this Agreement and any other matters required to be approved by Legacy’s stockholders for consummation of the Transaction unless this Agreement shall have been terminated in accordance with its terms. Subject to the right of Legacy and its Board of Directors to take any action permitted by Section 6.8(b) with respect to a Superior Proposal, Legacy shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and shall take all reasonable lawful action to solicit such approval by its stockholders (the “Approval Recommendation”).
      6.3     Registration Statement.
      (a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger including the proxy statement and prospectus and other proxy solicitation materials of Legacy constituting a part thereof (the “Proxy Statement”) and all related documents. Legacy shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Legacy, and its legal, financial and accounting advisors, shall have the right to review in advance and approve, which approval shall not be unreasonably withheld such Registration Statement prior to its filing. Legacy agrees to cooperate with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that Legacy has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of Legacy and Parent agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Legacy shall promptly mail at its expense the Proxy Statement to its stockholders.
      (b) Each of Legacy and Parent agree that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Legacy and Parent agree that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to Legacy’s stockholders and at the time of the Legacy Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Legacy and Parent further agree that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.
      (c) Parent agrees to advise Legacy, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
      6.4     Regulatory Filings.
      (a) Each of Parent and Legacy and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and Legacy shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable and shall, in any event, provide its response to any proposed filing within five business days after its receipt of the proposed filing from the other party. Each party hereto agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.
      (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.
      6.5     Press Releases. Legacy and Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the FDIC, the NYSE or the NASD. In addition, the Chief Executive Officer of Legacy shall be permitted to respond to appropriate questions about the Merger from the press. Legacy and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.
      6.6     Access; Information.
      (a) Legacy agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records, including, without limitation, Tax Returns and work papers of independent auditors, properties and personnel of Legacy and to such other information relating to Legacy as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of Legacy as Parent may reasonably request.
      (b) Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Legacy and Legacy’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records, including without limitation, Tax Returns and work papers of independent auditors, properties and personnel of Parent and to such other information relating to Parent as Legacy may reasonably request and, during such period, it shall furnish promptly to Legacy all information concerning the business, properties and personnel of Parent and its Subsidiaries as Legacy may reasonably request.
      (c) All information furnished to either party by the other party pursuant to this Section 6.6 shall be subject to, and such receiving party shall hold all such information in confidence in accordance with the provisions of the Confidentiality Agreement, dated October 3, 2005 between Parent and Legacy (the “Confidentiality Agreement”).
      (d) As soon as reasonably available but in no event more than five business days after filing, Legacy will deliver to Parent each report, financial or otherwise, filed by it or The Legacy Trust Company with any Bank Regulatory Authority or the SEC.
      (e) Within 20 calendar days after the end of each month, Legacy will deliver to Parent the unaudited consolidated balance sheet and unaudited consolidated statement of operations of Legacy for the immediately preceding month prepared in accordance with GAAP except for the absence of footnotes and subject to year end audit adjustments or as otherwise noted therein.
      (f) Within 20 calendar days after the end of each month, Parent will deliver to Legacy the unaudited consolidated balance sheet and unaudited consolidated statement of operations of Parent for the immediately preceding month prepared in accordance with GAAP except for the absence of footnotes and subject to year end audit adjustments or as otherwise noted therein.
      6.7     Affiliates. Legacy shall use its commercially reasonable efforts to identify those persons who may be deemed to be “affiliates” of Legacy within the meaning of Rule 145 promulgated by the SEC under the Securities Act and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of the Legacy Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in the form attached as Annex A (the “Affiliate Letter”).
      6.8     Certain Actions.
      (a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.8, Legacy will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, Affiliates or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Legacy or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Legacy or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.
      (b) Notwithstanding anything herein to the contrary, Legacy and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of Legacy shall not withdraw or modify in a manner adverse to Parent its Approval Recommendation except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, and provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) Legacy’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to breach its fiduciary duties to Legacy’s stockholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, Legacy’s Board of Directors receives from such person an executed confidentiality agreement, which confidentiality terms shall be no less favorable to Legacy than those contained in the Confidentiality Agreement between Legacy and Parent, a copy of which executed confidentiality agreement shall have been provided to Parent for informational purposes and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, Legacy promptly notifies Parent in writing of the name of such person and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to Parent, condition or refuse to make its Approval Recommendation (the “Change in Legacy Recommendation”) if Legacy’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so could reasonably be expected to breach its fiduciary duties to Legacy’s stockholders under applicable law.
      (c) Legacy will promptly, and in any event within 24 hours, notify Parent in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.
      (d) Legacy agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.
      (e) For purposes of this Agreement:

(i) The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or net assets of Legacy or any of its Subsidiaries, (x) direct or indirect acquisition or purchase of Legacy Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of Legacy’s Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of Legacy’s Common Stock after the date of this Agreement or the direct or indirect acquisition or purchase of 5% or more of Legacy’s Common Stock after the date of this Agreement by a Person who on the date of this Agreement owns 10% or more of Legacy’s Common Stock, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Legacy or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Legacy other than the transactions contemplated by this Agreement.

(ii) The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of Legacy Common Stock then outstanding or all or substantially all of Legacy’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of Legacy in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of Legacy in its good faith judgment believes to be more favorable from a financial point of view to its stockholders than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of Legacy and (C) is reasonably capable of being completed.
      (f) If a Payment Event (as hereinafter defined) occurs, Legacy shall pay to Parent by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $3,000,000 (the

“Break-up Fee”), provided, however, that if a Payment Event occurs, Legacy shall have no obligation to pay Parent’s expenses under Section 9.5(b).
      (g) The term “Payment Event” means any of the following:

(i) the termination of this Agreement by Parent pursuant to Section 8.1(f);

(ii) the termination of this Agreement by Legacy pursuant to Section 8.1(g);

(iii) the termination of this Agreement pursuant to any other Section following the commencement of a tender offer or exchange offer for 25% or more of the outstanding common stock of Legacy and Legacy shall not have sent to its stockholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the Legacy Board recommends rejection of such tender offer or exchange offer; or

(iv) the occurrence of any of the following events within eighteen months of the termination of this Agreement pursuant to Section 8.1(e), provided that an Acquisition Proposal shall have been made by a Third Party after the date hereof and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) Legacy enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party; (B) such Third Party, directly or indirectly, acquires substantially all of the total assets of Legacy and its Subsidiaries, taken as a whole; or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding Legacy Common Stock. As used herein, “Third Party” means any person as defined in Section 13(d) of the Exchange Act other than Parent or its Affiliates.
      (h) Legacy acknowledges that the agreements contained in Section 6.8(e) are an integral part of the transactions contemplated in this Agreement and that without these agreements Parent would not enter into this Agreement. Accordingly, in the event Legacy fails to pay to Parent the Break-up Fee, promptly when due, Legacy shall, in addition thereto, pay to Parent all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by Parent, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.
      6.9     Certain Policies. Prior to the Effective Date, each of Legacy and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves, so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.1(b); and further provided that in any event, no accrual or reserve made by Legacy or any of its Subsidiaries pursuant to this Section 6.9 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as a concurrence of Legacy or its management with any such adjustments.
      6.10     NYSE Listing. Parent agrees to use its reasonable best efforts to list on the NYSE, upon official notice of issuance prior to the Effective Date, the shares of Parent Common Stock to be issued in connection with the Merger.
      6.11     Indemnification.
      (a) From and after the Effective Time through the sixth anniversary of the Effective Time, Parent (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Legacy or a Legacy Subsidiary, as applicable, (the “Indemnified Parties”) against any costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Legacy or any Legacy Subsidiary or is or was serving at the request of Legacy or any of the Legacy Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent that such Indemnified Parties would be entitled under the Legacy Articles and the Legacy Bylaws or equivalent documents of any Legacy Subsidiary, as applicable, or any agreement, arrangement or understanding that has been Previously Disclosed by Legacy pursuant to this Section, in each case as in effect on the date hereof.
      (b) Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation, whether arising before or after the Effective Time, (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties, which may not exceed one firm in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.
      (c) Prior to the Effective Time, Parent shall cause the persons serving as directors and officers of Legacy immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by Legacy for a period of six years after the Effective Time, provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Legacy’s existing coverage limits, with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by Legacy for such insurance (the “Insurance Amount”), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(c) as a result of the preceding provision, Parent shall use its commercially reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.
      (d) The provisions of this Section 6.11 are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and his or her heirs.
      6.12     Benefit Plans.
      (a) As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of Legacy and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability as in effect from and after the Effective Time (the “Parent Benefit Plans”) to the same extent as similarly-situated employees of Parent and its Subsidiaries, it being understood that inclusion of the employees of Legacy and its Subsidiaries in the Parent Benefit Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding Benefit Plans of Legacy and its Subsidiaries until such employees are permitted to participate in the Parent Benefit Plans and provided further, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of Legacy under any discretionary equity compensation plan of Parent, except as otherwise provided in this Agreement. Parent shall cause each Parent Benefit Plan in which employees of Legacy and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, but not for accrual of pension benefits, under the Parent Benefit Plans, the service of such employees with Legacy and its Subsidiaries to the same extent as such service was credited for such purpose by Legacy, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Benefit Plans of Legacy and its Subsidiaries that correspond to Parent Benefit Plans until employees of Legacy and its Subsidiaries are included in such Parent Benefit Plans, nothing herein shall limit the ability of Parent to amend or terminate any of Legacy’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.
      (b) At and following the Effective Time, and except as otherwise provided in Section 6.12(d) Parent shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Legacy and its Subsidiaries and current and former directors of Legacy and its Subsidiaries existing as of the Effective Date, as well as all employment, executive severance or “change-in-control” or similar agreements, plans or policies of Legacy that are set forth on Schedule 6.12(b) of the Legacy Disclosure Schedule, subject to the receipt of any necessary approval from any Bank Regulatory Authority. The severance or termination payments that are payable pursuant to such agreements, plans or policies of Legacy are set forth on Schedule 6.12(b) of the Legacy Disclosure Schedule. Following the consummation of the Merger and for one year thereafter, Parent shall, to the extent not duplicative of other severance benefits, pay employees of Legacy or its Subsidiaries who are terminated for other than cause, severance as set forth on Schedule 6.12(b) of the Parent Disclosure Schedule. Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 6.12(b) will be taken into account under the terms of any applicable severance policy of Parent or its Subsidiaries.
      (c) At such time as employees of Legacy and its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Parent, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their dependents during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.
      (d) Immediately prior to the Effective Time, Legacy shall, at the written request of Parent, freeze or terminate such of the Legacy Benefit Plans as is requested by Parent.
      6.13     Parent Bank Board. Parent Bank agrees to take all action necessary to appoint or elect, effective as of the Effective Time, George H. Groves, a director of Parent Bank, who shall serve for not less than two years following the Effective Date and until his successor is elected and qualified. Parent also agrees to take all action necessary to appoint or elect Mr. Groves as a director of First National Insurance Agency, LLC, Parent Trust Company and Penn-Ohio Life Insurance Company for the same two-year period.
      6.14     Notification of Certain Matters. Each of Legacy and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
      6.15     Regulatory Conditions. In the event of the imposition of any conditions, restrictions or requirements in connection with the regulatory approvals required by Section 7.1(b) that Parent determines would materially reduce the benefits of the Merger as provided in Section 7.1(b), Parent shall use its commercially reasonable efforts to obtain the removal of any such condition, restriction or requirement.
      6.16     Exemption From Liability Under Section 16(b). Assuming that Legacy delivers to Parent the Section 16 Information not less than five Business Days in advance of the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Legacy Insiders of Parent Common Stock in exchange for shares of Legacy Common Stock, and of options to purchase Parent Common Stock upon conversion of Legacy Options pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Legacy to Parent prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.
      6.17     Certain Post-Closing Matters.
      (a) From and after the Effective Time, Parent shall cause Parent Bank to establish a new Harrisburg Region that will consist of the existing branches of Legacy and that will be called, consistent with applicable regulations, “Legacy Bank, a Division of First National Bank of Pennsylvania” (the “Legacy Division”). Parent shall cause Parent Bank to operate the Legacy Division for a period of at least two years after the Effective Date.
      (b) At the Effective Time, Parent shall cause Parent Bank to name George H. Groves as Chairman of Parent Bank’s Harrisburg Region to serve in such position in accordance with the terms of his Employment Agreement with Parent Bank.
      (c) Parent shall cause Parent Bank to establish and maintain for at least three years after the Effective Date a community advisory board of directors for the Legacy Division (the “Legacy Advisory Board”). The Legacy Advisory Board shall be formed by Parent Bank and be operated in a manner that is consistent with Parent Bank’s past practices with respect to its existing community advisory boards. For not less than two years following the Effective Date, the membership of the Legacy Advisory Board shall consist of 14 current members of the Legacy Board of Directors as selected by George H. Groves, subject to confirmation of such initial members by the Nominating and Corporate Governance Committee of Parent.
      (d) The commitments set forth in this Section 6.17 shall survive the Effective Time as reflected in a formal resolution of the Parent Bank Board to be reflected in the minutes of Parent Bank as the Surviving Bank in the Merger. The members of the Legacy Advisory Board shall be deemed to be third party beneficiaries of the commitments set forth in this Section 6.17.
      6.18     Employment Matters. Parent agrees to cause Parent Bank to enter into employment agreements with terms of two years commencing on the Effective Date in substantially the form of Annex D with George H. Groves, as Chairman of FNB’s Harrisburg Region, with Thomas W. Lennox as President of FNB’s Harrisburg Region and with Joseph L. Paese as Market Executive of Wealth Management of FNB’s Harrisburg Region, simultaneously with the execution of this Agreement.
      6.19     Director Agreements. Parent shall have received from each director of Legacy an executed Voting Agreement in the form of Annex B dated the date hereof.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
      7.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of Legacy Common Stock.

(b) Regulatory Approvals. All regulatory approvals required to consummate the Merger shall have been obtained, including the receipt of any necessary regulatory approval to operate the main and branch offices of Legacy as offices of the Surviving Bank, and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent, that is in effect and prohibits consummation of the Transaction.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE.
      7.2     Conditions to Obligation of Legacy. The obligation of Legacy to consummate the Merger is also subject to the fulfillment by Parent or written waiver by Legacy prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement, subject in all cases to the standard set forth in Section 5.2, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and Legacy shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and Legacy shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Tax Opinion. Legacy shall have received the written opinion of Stevens & Lee, dated as of the Effective Date, which shall be based on such written representations from Parent, Legacy and others as such counsel shall reasonably request, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

(d) Other Actions. Parent shall have furnished Legacy with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as Legacy may reasonably request.

      7.3     Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment by Legacy or written waiver by Parent prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Legacy set forth in this Agreement, subject in all cases to the standard set forth in Section 5.2, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Legacy by the Chairman and Chief Executive Officer and the Chief Financial Officer of Legacy to such effect.

(b) Performance of Obligations of Legacy. Legacy shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Legacy by the Chairman and Chief Executive Officer and the Chief Financial Officer of Legacy to such effect.

(c) Tax Opinion. Parent shall have received the written opinion of Duane Morris LLP, dated as of the Effective Date, which shall be based on such written representations from Parent, Legacy and others as such counsel shall reasonably request, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

(d) Environmental Reports. Legacy shall have furnished Parent with a Phase I environmental study with respect to all real property owned by Legacy or any of its Subsidiaries (which Phase I environmental studies shall be at the sole cost and expense of Parent), the findings of which studies shall be commercially acceptable to Parent who shall not unreasonably withhold such acceptance.

(e) Other Actions. Legacy shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as Parent may reasonably request.
ARTICLE VIII
TERMINATION
      8.1     Termination. This Agreement may be terminated at any time prior to the Effective Date, and the Transaction may be abandoned:

(a) Mutual Consent. By the mutual consent in writing of Parent and Legacy if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained therein, subject in all cases to the standard set forth in Section 5.2, by Parent or Legacy, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent, on the one hand, or Legacy, on the other hand, as the case may be, of any representation or warranty contained herein, subject to the standard set forth in Section 5.2, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent, on the one hand, or Legacy, on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach, whether under (i) or (ii), would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or Legacy, as the case may be.

(c) Delay. By Parent or Legacy, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by September 30, 2006,

except to the extent that the failure of the Merger then to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.

(d) No Regulatory Approval. By Parent or Legacy, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e) No Legacy Stockholder Approval. By Parent, or by Legacy provided that Legacy shall not be in material breach of any of its obligations under Section 6.2, if any approval of the stockholders of Legacy contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Legacy Meeting or at any adjournment or postponement thereof.

(f) Legacy Failure to Recommend. At any time prior to the Legacy Meeting, by Parent if (i) Legacy shall have breached Section 6.8 in any respect materially adverse to Parent, (ii) the Legacy Board shall have failed to make its Approval Recommendation or shall have effected a Change in Legacy Recommendation, (iii) the Legacy Board shall have recommended approval of an Acquisition Proposal or (iv) Legacy shall have materially breached its obligations under Section 6.2 by failing to call, give notice of, convene and hold the Legacy Meeting.

(g) Superior Proposal. At any time prior to the date of mailing of the Proxy Statement, by Legacy in order to enter concurrently into an Acquisition Proposal that has been received by Legacy and the Legacy Board of Directors in compliance with Sections 6.8(a) and (b) and that Legacy’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by Legacy pursuant to this Section 8.1(g) only after the fifth Business Day following Legacy’s provision of written notice to Parent advising Parent, that the Legacy Board of Directors is prepared to accept a Superior Proposal (it being agreed that the delivery of such notice shall not entitle Parent to terminate this Agreement pursuant to Section 8.1(g)) and only if (i) during such five-Business Day period, Legacy has caused its financial and legal advisors to negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (ii) Legacy’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by Parent and further provided that such termination shall not be effective until Legacy has paid the Break-up Fee to Parent.

(h) Possible Adjustment. By Legacy at any time during the two-business- day period following the Determination Date, if both of the following conditions (i) and (ii) are satisfied:

(i) the Average Closing Price determined as of the Determination Date shall be less than the product of 0.800 and the Starting Price; and

(ii) the number obtained by dividing the Average Closing Price on the Determination Date by the Starting Price, such number being referred to herein as the “Parent Ratio”, shall be less than the number obtained by dividing the Index Closing Price by the Starting Index Price, such number being referred to herein as the “Index Ratio”, and subtracting 0.200 from such quotient;
provided, that if Legacy elects to exercise such termination right, it shall give prompt written notice to Parent, and further provided that such notice of election to terminate may be withdrawn at any time within the aforementioned period. Notwithstanding the foregoing, if within two business days after the date of receipt of such notice from Legacy, Parent notifies Legacy in writing that Parent will increase the Exchange Ratio to

(A) a number equal to a quotient, the numerator of which is the product of (x) 0.800, (y) the Starting Price and (z) the Exchange Ratio, and the denominator of which is the Average Closing Price or (B) if the Index Ratio is less than 1.0, a number equal to a quotient, the numerator of which is the product of (w) the Index Ratio, (x) 0.800, (y) the Starting Price and (z) the Exchange Ratio and the denominator of which is the Average Closing Price, the Exchange Ratio shall be so adjusted and no termination shall have occurred pursuant to this Section 8.1(h).
      8.2     Effect of Termination. In the event of termination of this Agreement by either Parent or Legacy as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.6(c), 6.8(e) and (f), 8.2 and 9.5 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.
ARTICLE IX
MISCELLANEOUS
      9.1     Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time, or the termination of this Agreement if this Agreement is terminated prior to the Effective Time, other than Sections 6.6(c), 8.2 and, excepting Section 9.12, this Article IX, which shall survive any such termination. Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity that otherwise would be available against the claims of any Person, including without limitation any stockholder or former stockholder.
      9.2     Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Legacy Meeting no amendment shall be made that by law requires further approval by the stockholders of Legacy without obtaining such approval.
      9.3     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
      9.4     Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within such State.
      9.5     Expenses.
      (a) Except as set forth in Section 9.5(b), each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between Legacy and Parent, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.
      (b) In the event that this Agreement is terminated by either Legacy or Parent pursuant to Section 8.1(b), then the breaching party shall pay to the terminating party, or by Parent pursuant to Section 8.1(e), then Legacy shall pay Parent, by wire transfer of immediately available funds, within two business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses (including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses) actually incurred by the terminating party or Parent, as the case may be, in connection with the Merger and this Agreement.
      9.6     Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
      If to Legacy to:

The Legacy Bank
2600 Commerce Drive
Harrisburg, Pennsylvania 17110

Attention:	George H. Groves

Chairman and Chief Executive Officer
Fax: 717-441-3410
      With a copy to:

Stevens & Lee
25 N. Queen Street, Suite 602
Lancaster, PA 17608-1594
Attention: Clinton W. Kemp, Esq.
Fax: 610-236-4177
      If to Parent to:

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148

Attention:	Stephen J. Gurgovits

President and Chief Executive Officer
Fax: (724) 983-3515
      With a copy to:

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Attention: Frederick W. Dreher, Esq.
Fax: (215) 979-1213
      9.7     Entire Understanding; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Parent’s obligations under Section 6.11, which is expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and except for the right of the members of the Legacy Advisory Board to enforce Parent’s commitments under Section 6.17, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
      9.8     Severability. Except to the extent that application of this Section 9.8 would have a Material Adverse Effect on Legacy or Parent, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.
      9.9     Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.
      9.10     Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.
      9.11     Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
      9.12     Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, until the Registration Statement is declared effective, Parent may at any time modify the structure of the acquisition of Legacy set forth herein, subject to the prior written consent of Legacy, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Legacy Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to Legacy’s stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

F.N.B. CORPORATION

By:

Stephen J. Gurgovits,
President and Chief Executive Officer

FIRST NATIONAL BANK OF PENNSYLVANIA

By:

Stephen J. Gurgovits,
Chairman

THE LEGACY BANK

By:

George H. Groves,
Chairman and Chief Executive Officer

ANNEX A
AGREEMENT OF MERGER
      Agreement of Merger, dated as of                     , 2006, by and between First National Trust Company (the “Parent Trust Company”) and The Legacy Trust Company (“The Legacy Trust Company”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Agreement”) dated as of December 21, 2005 among F.N.B. Corporation (“Parent”), First National Bank of Pennsylvania (“Parent Bank”) and The Legacy Bank (“Legacy”).
WlTNESSETH:
      WHEREAS, The Legacy Trust Company is a Pennsylvania trust company and a wholly owned subsidiary of Legacy; and
      WHEREAS, Parent Trust Company is a national association and a wholly owned subsidiary of Parent Bank; and
      WHEREAS, Parent and Legacy have entered into the Agreement, pursuant to which Legacy will merge with and into Parent (the “Parent Merger”); and
      WHEREAS, The Legacy Trust Company and Parent Trust Company desire to merge on the terms and conditions herein provided immediately following the effective time of the Parent Merger.
      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Merger. Subject to the terms and conditions of the Agreement and this Agreement of Merger, at the Effective Time (as defined in Section 2), The Legacy Trust Company shall merge with and into Parent Trust Company (the “Trust Company Merger”) under the laws of the United States and of the Commonwealth of Pennsylvania. Parent Trust Company shall be the surviving bank of the Trust Company Merger (the “Surviving Trust Company”).

2. Effective Time. The Trust Company Merger shall become effective on the date and at the time that Articles of Combination are filed with the Office of the Comptroller of the Currency (the “OCC”) and Articles of Merger are filed with the Pennsylvania Department of State (the “Department”) unless a later date and time is specified as the Effective Time in such Articles of Combination and Articles of Merger (the “Effective Time”).

3. Charter; Bylaws. The Charter and Bylaws of Parent Trust Company in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Trust Company, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name; Offices. The name of the Surviving Trust Company shall be “First National Trust Company.” The main office of the Surviving Trust Company shall be the main office of Parent Trust Company immediately prior to the Effective Time. All offices of The Legacy Trust Company and Parent Trust Company that were in lawful operation immediately prior to the Effective Time shall be the offices of the Surviving Trust Company upon consummation of the Trust Company Merger, subject to the opening or closing of any offices that may be authorized by The Legacy Trust Company, Parent Trust Company, the OCC or the Department after the date hereof. Schedule I hereto contains a list of each of the offices of The Legacy Trust Company and Parent Trust Company that shall be operated by the Surviving Trust Company, subject to the opening or closing of any offices that may be authorized by The Legacy Trust Company, Parent Trust Company, the OCC and the Department after the date hereof.

5. Directors and Executive Officers. Upon consummation of the Merger, (i) the directors of the Surviving Trust Company immediately prior to the Effective Time shall continue as directors of the

Surviving Trust Company to serve until the first annual meeting of stockholders following the Effective Time and (ii) the executive officers of the Surviving Trust Company shall be the executive officers of Parent Trust Company immediately prior to the Effective Time.

6. Effects of the Merger. Upon consummation of the Trust Company Merger, and in addition to the effects set forth at 12 U.S.C. § 215a and the Pennsylvania Banking Code and other applicable law:

(a) all rights, franchises and interests of The Legacy Trust Company in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Trust Company by virtue of the Trust Company Merger without any deed or other transfer, and the Surviving Trust Company, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by The Legacy Trust Company immediately prior to the Effective Time; and

(b) the Surviving Trust Company shall be liable for all liabilities of The Legacy Trust Company, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of The Legacy Trust Company shall be preserved unimpaired; after the Effective Time, the Surviving Trust Company will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

7. Effect on Shares of Stock.

(a) Each share of Parent Trust Company common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b) At the Effective Time, each share of The Legacy Trust Company capital stock issued and outstanding prior to the Trust Company Merger shall, by virtue of the Trust Company Merger and without any action on the part of the holder thereof, be canceled. Any shares of The Legacy Trust Company capital stock held in the treasury of The Legacy Trust Company immediately prior to the Effective Time shall be retired and canceled.

8. Additional Actions. If, at any time after the Effective Time, the Surviving Trust Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Trust Company its rights, title or interest in, to or under any of the rights, properties or assets of The Legacy Trust Company acquired or to be acquired by the Surviving Trust Company as a result of, or in connection with, the Trust Company Merger, or (b) otherwise carry out the purposes of this Agreement of Merger, The Legacy Trust Company and its proper officers and directors shall be deemed to have granted to the Surviving Trust Company an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Trust Company and (ii) otherwise to carry out the purposes of this Agreement of Merger. The proper officers and directors of the Surviving Trust Company are fully authorized in the name of The Legacy Trust Company or otherwise to take any and all such action.

9. Counterparts. This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

10. Governing Law. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the United States and the Commonwealth of Pennsylvania.

11. Amendment. Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of Parent Trust Company and The Legacy Trust Company at any time prior to the Effective Time.

12. Waiver. Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13. Assignment. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

14. Termination. This Agreement of Merger shall terminate upon the termination of the Agreement in accordance with its terms.

15. Procurement of Approvals. This Agreement of Merger shall be subject to the approval of Parent as the sole stockholder of Parent Trust Company and Legacy as the sole shareholder of The Legacy Trust Company at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. Parent Trust Company and The Legacy Trust Company shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the OCC and the Department as may be required by applicable laws and regulations.

16. Conditions Precedent. The obligations of the parties under this Agreement of Merger shall be subject to: (i) the approval of this Agreement of Merger by Parent as the sole shareholder of Parent Trust Company and Legacy as the sole stockholder of The Legacy Trust Company at meetings of shareholders duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (ii) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the offices of The Legacy Trust Company as offices of the Surviving Trust Company and (iv) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

17. Effectiveness of Agreement. Notwithstanding anything to the contrary contained herein, the execution and delivery of this Agreement of Merger by the parties hereto shall not be deemed to be effective unless and until the requirements of 12 C.F.R. § 5.33 are met.

      IN WITNESS WHEREOF, each of Parent Trust Company and The Legacy Trust Company has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

FIRST NATIONAL TRUST COMPANY

By:

President and Chief Executive Officer

THE LEGACY TRUST COMPANY

By:

President

ANNEX B
                    , 2006
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148
Ladies and Gentlemen:
      I have been advised that I may be deemed an “affiliate” of The Legacy Bank, a Pennsylvania banking institution (“Legacy”), as “affiliate” is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of December 21, 2005 (the “Agreement”), among F.N.B. Corporation, a Florida corporation (“Parent”), First National Bank of Pennsylvania (“Parent Bank”) and Legacy, Legacy plans to merge with and into Parent Bank (the “Merger”).
      I further understand that as a result of the Merger, I will be entitled to receive shares of common stock, par value $.01 per share, of Parent (“Parent Common Stock”) in exchange for shares of common stock, par value $5.00 per share, of Legacy (“Legacy Common Stock”).
      I have carefully read this letter and reviewed the Agreement, discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for Legacy.
      I represent, warrant and covenant with and to Parent with respect to the shares of Parent Common Stock I receive as a result of the Merger:
      I shall not make any sale, transfer or other disposition of such shares of Parent Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Parent or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.
      I understand that Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.
      I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to shares of Parent Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued as a result of the merger of The Legacy Bank with and into F.N.B. Corporation, on , 2006 in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and F.N.B. Corporation, a copy of which agreement is on file at the principal offices of F.N.B. Corporation.
      I understand that, unless transfer by me of the Parent Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the

F.N.B. Corporation

                    , 2006

merger of The Legacy Bank with and into F.N.B. Corporation on , 2006 in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”
      It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Parent (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to Parent that the Parent Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).
      I further understand and agree that the provisions of Rule 145 shall apply to all shares of Parent Common Stock that (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least a 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest, receives as a result of the Merger and I further represent, warrant and covenant with and to Parent that I will have, and will cause each of such persons to have, all shares of Legacy Common Stock owned, other than shares held through tax qualified retirement or benefit plans, by me or such persons registered in my name or the name of such persons, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house.
      By acceptance hereof, Parent agrees, for a period of one year after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any Parent Common Stock issued to me in the Merger.
      It is understood and agreed that this letter shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms.

F.N.B. Corporation

                    , 2006
      Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of Legacy as described in the first paragraph of this letter or as a waiver of any rights I might have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

Name:

Acknowledged this day of , 2006.

F.N.B. CORPORATION

By:

[name]
[title]

ANNEX C
FORM OF VOTING AGREEMENT
December 21, 2005
The Legacy Bank
2600 Commerce Drive
Harrisburg, PA 17110
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148
Ladies and Gentlemen:
      F.N.B. Corporation (“FNB”), First National Bank of Pennsylvania (“FNB Bank”) and The Legacy Bank (“Legacy”) have entered into an Agreement and Plan of Merger dated as of December 21, 2005 (the “Agreement”) whereby Legacy will merge with and into FNB Bank (the “Merger”) and shareholders of Legacy will receive shares of FNB common stock or cash or a combination of such stock and cash equal to $18.40 for each share of Legacy common stock owned on the closing date of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.
      A condition to FNB’s obligations under the Agreement is that I execute and deliver this Letter Agreement to FNB.
      Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a) I agree to vote or cause to be voted for approval and adoption of the Agreement and the transactions contemplated thereby all shares of Legacy common stock over which I have or share voting power, individually or, to the extent of my proportionate interest, jointly with other persons, and will use my reasonable best efforts to cause any shares of Legacy common stock over which I share voting power to be voted for approval and adoption of the Agreement and the transactions contemplated thereby. Beneficial ownership shall have the meaning assigned to it under the Securities Exchange Act of 1934.

(b) On or prior to the record date for the meeting of the Legacy shareholders to vote on approval and adoption of the Agreement and the transactions contemplated thereby, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of Legacy common stock over which I have sole or shared voting power and beneficial ownership, except to the extent that I may be permitted under law to make charitable gifts or as permitted by paragraph (g) hereof.

(c) I have sole or shared beneficial ownership over the number of shares of Legacy common stock, and hold stock options for the number of shares of Legacy common stock, if any, set forth below opposite my name below.

(d) I agree that Legacy shall not be bound by any attempted sale of any shares of Legacy common stock over which I have sole voting power, and Legacy’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement.

(e) I agree that, if I exercise any options to purchase common stock, I will not sell any of the shares of Legacy common stock so acquired except as part of a cashless exercise transaction from the date of such exercise until the Effective Time.

The Legacy Bank
F.N.B. Corporation

December 21, 2005

(f) I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(g) I may transfer any or all of the shares of Legacy common stock over which I have sole or shared beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to FNB an agreement to be bound by the terms of this Letter Agreement. In addition, I may sell, transfer or assign shares of Legacy Common Stock to the extent and on behalf of trusts or estates of which I am not a beneficiary in order to comply with fiduciary obligations or legal requirements.
      I am signing this Letter Agreement solely in my capacity as a shareholder of Legacy, and as an optionholder if I am an optionholder, and not in any other capacity, such as a director or officer of Legacy or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of Legacy common stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on Legacy’s Board of Directors or as an officer of Legacy, acting in my capacity as a director, officer or fiduciary of Legacy or as fiduciary of any trust of which I am not a beneficiary.
      This Letter Agreement shall be effective upon acceptance by FNB.

The Legacy Bank
F.N.B. Corporation

December 21, 2005
      This Letter Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the consummation of the Merger, (b) September 30, 2006 and (c) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to FNB’s rights arising out of my willful breach of any covenant or representation contained herein.

Very truly yours,

[Name]
Number of Shares, and Shares Subject to Stock Options, Held:
Shares:

          [                     shares held individually]
Options:

Acknowledged and Agreed:
THE LEGACY BANK

By:

George H. Groves
Chairman and Chief Executive Officer
F.N.B. CORPORATION

By:

Stephen J. Gurgovits
President and Chief Executive Officer

ANNEX D
EMPLOYMENT AGREEMENT
      THIS EMPLOYMENT AGREEMENT, entered into as of this 21st day of December, 2005, by and between:
GEORGE H. GROVES
(the “Officer”),
and
FIRST NATIONAL BANK OF PENNSYLVANIA
(the “Company”),
WITNESSETH THAT:
      WHEREAS, the Legacy Bank (“Bank”) contemplates a consummation of an Agreement and Plan of Merger among F.N.B. Corporation (“FNB”), First National Bank of Pennsylvania (the “Company”) and Bank (“Merger Agreement”) whereby Bank will be merged with the Company (“Merger”); and
      WHEREAS, the Officer is presently employed by Bank and Bank desires to assure itself of the continued benefit of the Officer’s services and experience following consummation of the proposed Merger, and the parties desire that said employment relationship continue upon the terms and conditions herein set forth; and
      WHEREAS, the Officer has heretofore been employed by the Bank under an employment agreement dated February 17, 2005, as amended (the “Prior Agreement”); and
      WHEREAS, by reason of the provisions of the Merger Agreement and the position and duties that the Officer will hold and have after the effective date of the Merger (the “Effective Date”), the parties hereto acknowledge that a “change in control” (as defined in the Prior Agreement) will occur upon the Effective Date and the Officer will be entitled to forthwith terminate his employment under the Prior Agreement and receive the payments and benefits described in Section 1(d)(i) of the Prior Agreement; and
      WHEREAS, Section 1(d)(i) of the Prior Agreement also provides that in the event the Officer is so entitled to terminate his employment and receive such payments and benefits, but the acquiring company and/or affiliate thereof desires to retain the Officer as an employee of either or both of such companies, then he need not terminate his employment as a prerequisite to entitlement to his termination payments and benefits, as specified therein; provided the relevant transaction is described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”); and
      WHEREAS,, the parties hereto agree that the proposed Merger constitutes a transaction described in Code Section 409A(a)(2)(A)(v); and
      WHEREAS, the Company desires to retain the services of the Officer following the Effective Date, and the Officer desires to be so employed by the Company, under the terms set forth in this Agreement in lieu of the terms of the Prior Agreement, but subject to the completion of the contemplated Merger and compliance by the Company with the recitals hereof; and
      WHEREAS, this Agreement shall not become effective until the Effective Date and shall be null and void if the Merger Agreement is terminated by any party thereto prior to the Effective Date.
      NOW, THEREFORE, in consideration of the premises and covenants herein contained, contingent, however, upon the conditions subsequent of the consummation of the Merger and intending to be legally bound, the parties hereto agree as follows:
      Section 1     Recitals; Termination of Prior Agreement; Payments.
      (a) The foregoing recitals are incorporated by reference as if fully set forth herein.

      (b) As of the Effective Date, the Prior Agreement shall be terminated and the terms set forth in this Agreement shall become effective.
      (c) The Company shall (i) pay the Officer’s accrued but unpaid base salary under the Prior Agreement as of the Effective Date and (ii) pay, in one lump sum within 30 days after the Effective Date, the three times highest base salary and bonus described in Section 1(d)(i) of the Prior Agreement and any related gross-up amount for this or any other payment or benefit.
      Section 2     Title; Term of Agreement.
      (a) Title; Initial Term. The Company hereby employs the Officer as the Chairman of its Harrisburg, Pennsylvania region. The term of employment of the Officer under this Agreement shall be, initially, a two (2) year term commencing on the Effective Date of the Merger (the “Commencement Date”) and ending on the second anniversary of the Commencement Date (the “Termination Date”). Said term shall be subject to automatic extension by operation of the provisions of Section 2(b) hereof.
      (b) Renewal Extension Term. On the first anniversary of the Commencement Date and on each succeeding anniversary date thereafter (“Renewal Commencement Date”), the term of employment of the Officer under this Agreement shall be automatically extended for one (1) additional year, thereby extending the contract to the second anniversary of the Renewal Commencement Date, unless either party shall have elected to fix the expiration date of the Officer’s term of employment.
      (c) Termination of Automatic Renewal.
      (1) Each of the parties shall have the right to terminate the automatic renewal by written notice 60 days prior to the Renewal Commencement Date and thereby fix the expiration of the term of the Agreement under this Section;
      (2) If either party provides a notice of termination of automatic renewal to the other, the term of the Agreement of the Officer under this Section shall continue until the later of:

(a) the Termination Date of the Initial Term as described in Section 2(a) herein; or

(b) the anniversary as determined by the Renewal Commencement Date as described in Section 2(b) herein.
      (3) Said term shall not continue after December 31, 2010 whether or not such notice shall have been given in the year 2010 as aforesaid.
      (d) Examples of Operation of this Section. The following are offered merely by way of illustration, and strictly for purposes of providing examples of the operation of Section 2(a) (Initial Term) and (b) (Renewal Extension Term) of this Agreement:

Example of Initial Term: In the event the Commencement Date is December 15, 2005, the Initial Term is December 15, 2005, to December 14, 2007;

Example of Renewal Extension Term: The Renewal Extension Term of this Agreement will automatically renew for an additional one (1) year term on December 15, 2006, and on each December 15th thereafter for an additional one (1) year term; therefore, on December 15, 2006, the Renewal Extension Term runs from December 15, 2006 to December 14, 2008; and

Example of Non-Renewal: In the event written notice of non-renewal is provided to the Officer prior to October 15, 2006 (or any October 15th thereafter), the term of this Agreement will end on December 14, 2007 (or any December 14th thereafter).

      Section 3     Compensation.
      In consideration for services rendered to the Company under this Agreement, the Company shall pay and provide to the Officer the following compensation and benefits:

(a) Salary. The Company shall pay the Officer an annual minimum base salary of $196,000 to be paid in accordance with the Company’s normal payroll practice to be adjusted from time to time to reflect such merit increases as the Company may determine are appropriate (“Base Salary”).

(b) Participation in Performance and Incentive Compensation and Bonus Plans. At the discretion of the Compensation Committee of FNB, the Officer shall be entitled to participate in incentive compensation and such other bonus plans comparable to those given to similarly-positioned officers of the Company or its present or future subsidiaries or affiliates only during the term of Officer’s employment with the Company.

(c) Fringe Benefits. The Officer shall be entitled to vacations, retirement benefits and other fringe benefits, including but not limited to group life, disability and health insurance coverages comparable with those furnished to similarly positioned officers of the Company and consistent with the prevailing compensation policies and practices of the Company (now and in the future) as they may change from time to time, with respect to similarly-positioned officers of the Company or its present or future subsidiaries or affiliates.

(d) Automobile Allowance. The Company shall provide the Officer with the use of a corporate owned or leased automobile of a model and year reasonably commensurate with his position. Expenses for insurance, maintenance and operation shall be borne by the Company.

(e) Group Life Insurance. The Officer shall be entitled to participate in the Company’s group life insurance policy. The terms and other provisions relating to such insurance shall comply with the provisions of Section 409A of the Code.

(f) Disability Insurance. In addition to standard group benefit provisions, the Company shall make available a disability insurance policy for purchase by the Officer, provided the Officer qualifies as a medically acceptable risk to the issuing company on a standard underwriting basis, which shall provide that in the event the Officer is unable to perform his duties hereunder as a result of incapacity due to physical or mental illness, he shall be entitled to receive at least those benefits from all sources (Social Security, group long-term disability and supplemental long-term disability) equal to 75% of his current Base Salary until he reaches the age of 65 or dies, whichever occurs first. The Company shall continue to pay the Officer his current Base Salary during any applicable “elimination (waiting) period,” but not to exceed 90 days, under the disability insurance plan purchased by the Officer. The terms and other provisions relating to such insurance shall comply with Section 409A of the Code.
      Section 4     Resignation.
      If the Officer voluntarily resigns as an officer or employee of the Company or its significant present or future subsidiaries or affiliates, the Officer shall no longer be considered an employee for any purpose and the Officer shall not be entitled to any separation pay, compensation, or benefits after the effective date of the Officer’s resignation. Notwithstanding the foregoing, nothing contained herein shall affect the Officer’s vested rights, if any.
      Section 5     Death.
      If the Officer dies during Officer’s employment with Company, the Officer’s heirs and estate are not entitled to any Separation Pay under the terms of this Agreement.
      Section 6     Disability.
      (a) The term of employment of the Officer under this Agreement may be terminated at the election of the Company upon a determination by the Board of Directors of the Company, in its sole discretion, that the Officer will be unable by reason of physical or mental incapacity to perform the reasonably-expected duties assigned to him pursuant to this Agreement for a period longer than six consecutive months or more than nine months in any consecutive twelve-month period;
      (b) The Board of Directors shall give due consideration to such factors as it deems appropriate to the best interests of the Company, including, but not limited to, the opinion of the Officer’s personal physician or physicians and the opinion of any physician or physicians selected by the Board of Directors for these purposes;
      (c) The Officer shall submit to examination by any physician(s) so selected by the Board of Directors, and shall otherwise cooperate with the Board of Directors in making its determination contemplated hereunder (such cooperation to include, without limitation, consenting to the release of information by any such physician(s) to the Company);
      (d) In the event of such termination, the Company shall thereupon be relieved of its obligations to pay compensation and benefits under Section 3 hereof (except for accrued and unpaid items) but shall be obligated to pay or provide to the Officer all rights and benefits available under the Company’s officer disability policy.
      Section 7     Termination for Proper Cause.
      (a) The occurrence of any of the following events or circumstances shall constitute “Proper Cause” for termination, at the election of the Board of Directors of the Company, of the employment of the Officer under this Agreement:

(1) the perpetration of defalcations by the Officer involving the Company or any of its present or future subsidiaries or affiliates, or willful, reckless or grossly negligent conduct of the Officer entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Company or its subsidiaries and affiliates;

(2) the repeated and deliberate failure by the Officer, after advance written notice, to comply with reasonable policies or directives of the Board of Directors, President, any executive officer or the Officer’s immediate supervisor; or

(3) the Officer shall breach this Agreement in any other material respect.
      (b) If Company terminates the Officer for Proper Cause, the Officer shall not be an employee nor shall the Officer be entitled to any separation pay, compensation, or benefits after the effective date of the Officer’s termination. Notwithstanding the foregoing, nothing contained herein shall affect the Officer’s vested rights, if any.
      Section 8     Termination Without Cause.
      (a) Separation Pay. Company may terminate this Agreement at any time whether or not such termination constitutes “Proper Cause” as defined in Section 7 hereof. In the event Company terminates this Agreement without Proper Cause as defined in Section 7 hereof:

(1) The Officer shall not be considered an employee after the effective date of the termination.

(2) Company shall pay to Officer an amount equal to two (2) times Officer’s Base Salary at the time of termination (“Separation Pay”).

(3) Company shall pay the Officer the Separation Pay over a period of twenty-four (24) months in equal installments less all withholdings required by law and authorized deductions, at intervals consistent with Company payroll practices.

(4) Officer will not be entitled to receive any benefits or bonuses described in Section 3(b) through (f) hereof.

(5) Officer will be entitled to receive such Separation Pay only if the Officer executes and does not revoke a Release of all claims and liabilities in form prescribed by Company.

(6) Following termination without cause, Officer is entitled to elect insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of up to eighteen (18) months following officers termination, and Company shall be obligated to pay on behalf of Officer the monthly premium cost for Officer’s health/medical coverage under COBRA, less the same contribution as required by employee’s group life and health insurance coverages pursuant to the prevailing policies and practices of the Company (now and in the future) with respect to similarly positioned officers of the Company or its present or future subsidiaries or affiliates.

(7) Nothing herein shall restrict the Officer’s vested rights, if any, pursuant to Company’s 401(k) Plan, Retirement Income Plan, Basic Retirement Plan, 2001 Incentive Plan, or any similar plans. Notwithstanding the Officer receiving any payments under the terms of this Section, on the date of the Officer’s termination, all vesting, for purposes of the Company’s 401(k) Plan, Retirement Income Plan, Basic Retirement Plan, 2001 Incentive Plan, or other such plans, shall cease.
      (b) Suspension of Separation Pay. Without limitation of the Company’s rights and remedies under this Agreement or as otherwise provided by law or in equity, it is understood and agreed between the parties that the right of the Officer to receive and retain any payments otherwise due under this Agreement shall be suspended and canceled if and for so long as Officer shall be in violation of this Agreement. If and when the Officer shall have cured such violation within twenty (20) days of receipt of written notice from Company and shall have tendered to the Company any and all economic benefits directly or indirectly received or receivable by the Officer arising therefrom, the Officer’s right to receive payments under this Agreement shall be automatically reinstated but only for the remainder of the period during which such payments are due him or her.
      (c) Termination of Separation Pay. Notwithstanding the foregoing or any other provision of this Agreement, the Officer shall not be entitled to any further separation payments and the separation pay period shall end upon the occurrence of any of the following:

(1) Officer files a claim, suit or submits any matter to arbitration in violation of the Release executed in connection with Section 8(a)(5) hereof.

(2) Officer violates any term or condition of this Agreement, including, but not limited to, the Non-Competition, Non-Solicitation and Confidentiality provisions of this Agreement.

(3) Officer’s misappropriates any trade secrets.

(4) Company learns that the Officer committed a material breach of the Agreement during the terms of this Agreement.
      (d) Reduction of Separation Pay. Officer’s separation pay and COBRA reimbursement shall be reduced by an amount equal to the amount Officer is receiving from any other employment, including self-employment after the initial twelve (12) months of Separation Pay, which will not be adjusted.
      Section 9     Change of Control.
      A Change of Control (“Change of Control”) shall be defined as any merger or consolidation of FNB with another corporation, and as a result of such merger or consolidation, the shareholders of FNB as of the day preceding such transaction will own less than fifty-one percent (51%) of the outstanding voting securities of the surviving corporation, or in the event that there is (in a single transaction or series of related transactions) a sale or exchange of eighty percent (80%) or more of the Common Stock of FNB for securities of another entity in which shareholders of FNB will own less than fifty-one percent (51%) of such entity’s outstanding voting securities, or in the event of the sale by FNB of a substantial portion of its assets (including the capital stock FNB owns in its subsidiaries) to an unrelated third party. This Section 9 shall also be applied by substituting the Company for FNB, wherever the word “FNB” appears.
      Section 10     Termination after Change of Control.
      (a) In the event of a Change of Control, the Officer shall have the right, at his option, to terminate his employment under this Agreement upon 30 days’ advance written notice, provided such written notice shall have been delivered to the Company during the period beginning upon public announcement of the subject transaction and ending not more than 90 days after the effective date of such transaction. The Officer shall file with the Company a duly executed statement satisfactory to Company, releasing the Company and, if applicable, its insurance carriers, from any and all obligations under the terms of this Agreement and thereupon be entitled to receive from the Company a cash bonus (the “Cash Bonus”) equal to two times his current Base Salary. The Cash Bonus shall be paid in three installments as follows: an amount equal to one-third (1/3) of the Cash Bonus shall be paid on the effective date of the termination of his employment hereunder; an additional amount equal to one-third of the Cash Bonus shall be paid on the last day of the sixth month following such effective date; and a final amount equal to one-third of the Cash Bonus shall be paid on the last day of the twelfth month following such effective date. If the Officer does not elect to terminate this Agreement as aforesaid, then this Agreement shall remain in effect and be assigned and transferred to the Company’s or FNB’s successor in interest, as the case may be, and the Company or FNB, as the case may be, shall cause such assignee to assume the Company’s obligations hereunder; and in such event the Officer hereby confirms his agreement to continue to perform his duties and obligations according to the terms and conditions hereof for such assignee or transferee of this Agreement.
      (b) Notwithstanding the other provisions of this Section 10, Officer shall remain subject to all other covenants and restrictions of this Agreement, including, but not limited to Sections 11, 12 and 13.
      Section 11     Confidential Information; Non-Competition.
      (a) The Officer understands that in the course of his employment by the Company, the Officer will receive confidential information concerning the business of the Company, and which the Company desires to protect. The Officer agrees that he will not at any time during or after the period of his employment by the Company reveal to anyone outside the Company, or use for his own benefit, any such information that has been designated as confidential by the Company or understood by the Officer to be confidential, without specific written authorization by the Company. Upon termination of this Agreement at the request of the Company, the Officer shall promptly deliver to the Company any and all written materials, records and documents, including all copies thereof, made by the Officer or coming into his possession during the term of this Agreement and retained by the Officer containing or concerning confidential information of the Company and all other written materials furnished to and retained by the Officer by the Company for his use during the term of this Agreement, including all copies thereof, whether of a confidential nature or otherwise.
      (b) During the Officer’s employment with the Company and for a period of one year after the termination of his employment, unless such termination is made by the Company without Proper Cause, the Officer shall not be engaged as an officer, director, consultant, independent contractor or employee of, or in any way be associated in any organization, management or ownership capacity with, any corporation or other entity that has or will have its corporate headquarters or a banking office within 50-mile radius of any banking office of the Company and which conducts a business in competition with the business of the Company during the term of this Agreement, provided, however, that nothing in this Section 11 shall prohibit Officer from owning stock or other securities less than 1% of the outstanding securities, or equivalent equity interests, of such competitor.
      (c) The provisions of this Section 11 shall survive the termination of this Agreement and shall also apply with respect to FNB.
      (d) The covenants of Officer set forth in this Section 11 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Officer, and have also been made by Officer to induce Company to enter into this Agreement. Each of the aforesaid covenants may be availed of or relied upon by Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney’s fees) suffered by Company arising out of any breach of the aforesaid covenants by Officer. The covenants of Officer set forth in this Section 11 are cumulative to each other and to all other covenants of Officer in favor of Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term, or condition contained in this Section 11 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties may request that such court judicially modify such unenforceable provision consistent with the intent of this Section 11 so that it shall be enforceable as modified, and in any event the invalidity of any provision of this Section 11 shall not affect the validity of any other provision in this Section 11 or elsewhere in this Agreement.
      Section 12     Non-Solicitation.
      During the two (2) year period immediately following termination of the Officer’s employment (which may include, without limitation, the Officer’s resignation or any event specified in Sections 7 and 8 hereof) (hereinafter referred to as “Restricted Period”), the Officer shall not:

(a) in any way, directly or indirectly, for the purpose of selling any product or service that competes with a product or service offered by the Company or its present or future subsidiaries or affiliates, solicit, divert, or entice:

(1) any customer or existing business of Company, with whom the Officer solicited, became aware of, or transacted business during the Officer’s employment with Company;

(2) any potential customer or business identified by Company, with whom the Officer solicited, became aware of, or transacted business during the Officer’s employment with Company;

(b) employ or assist in employing any present employee of the Company or any of its affiliates (whether or not such employment is full time or is pursuant to a written contract), for the purpose of having such employee perform services for any Competitive Enterprise or other organization in competition with the business of the Company or any of its present or future subsidiaries or affiliates;

(c) in any way, directly or indirectly, make any oral or written statement, comments, or other communications designed or intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualifications of the Company or any of its directors or employees or customers.
      Section 13     Removal of Documents or Objects.
      The Officer agrees not to remove from the premises of the Company or any of its present or future subsidiaries or affiliates, except as an employee of the Company in pursuit of the business of the Company or any of its present or future subsidiaries or affiliates, or except as specifically permitted in writing by the Company, any document or object containing or reflecting any Proprietary Information. The Officer recognizes that all such documents, tangible and intangible property and objects, whether developed by him or her by someone else, are the exclusive property of the Company.
      Section 14     Remedies.
      In addition to any other rights and remedies Company may have if the Officer violates this Agreement, the Company and the Officer agree as follows:

(a) It is understood and agreed by and between the parties hereto that the services to be rendered by the Officer hereunder are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages, and additionally that a breach by the Officer of the covenants set out in Sections 11, 12 and 13 of this Agreement will cause the Company great and irreparable injury and damage. The Officer hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Sections 11, 12 and 13 of this Agreement by the Officer. This provision shall not, however, be construed as a waiver of any of the remedies which the Company may have for damages or otherwise.

(b) In the event the Officer shall be in violation of any of the aforementioned restrictive covenants, the time limitation thereof with respect to them shall be extended for a period of time equal to the period of time during which breach or breaches should occur; and in the event the Company should be required to seek relief from such breach in any court, board of arbitration or other tribunal, the covenants shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

      Section 15     Subsidiaries and Affiliates.
      It is understood and agreed by the parties hereto that, at the election and direction of the Company’s Board of Directors and without modification of the terms and provisions hereof, the Officer may be required to serve as an officer of any one or more present or future subsidiaries or affiliates of the Company and, when and as so determined by the Board and any such subsidiary or affiliate, the rights, duties and obligations of the Officer and Company expressed and implied in this Agreement shall inure to the benefit of and bind any such subsidiary or affiliate with the same force and effect as would be obtained if the subsidiary or affiliate were a party hereto jointly and severally with the Company.
      Section 16     Successors, Assigns, Etc.
      (a) This Agreement shall be binding upon, and shall inure to the benefit of, the Officer and the Company and their respective permitted successors, assigns, heirs, legal representatives and beneficiaries.
      (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Officer or the Officer’s estate and their assigning any rights hereunder to the person or persons entitled thereto.
      (c) Nothing in this Agreement shall preclude the Company from consolidating or merging into or with or transferring all or substantially all of its assets to another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption the term “Company” as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.
      Section 17     Notices.
      (a) All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been given on the date delivered personally or if sent by registered or certified mail, return receipt requested, postage prepaid, on the date deposited in the mail.
      (b) All notices shall be provided to the following address or to such other place as either party shall have specified by notice in writing to the other:

(1) To the Company, at the address designated as its headquarters, Attention: CEO. With a copy to F.N.B. Corporation, One F.N.B. Boulevard, 1st Floor, Hermitage, Pennsylvania 16148, Attention: Corporate Counsel.

(2) To the Officer, at his/her address provided to Company from time to time for salary and other similar purposes.
      Section 18     Governmental Regulation.
      Nothing contained in this Agreement shall be interpreted, construed or applied to require the commission of any act contrary to law and whenever there is any conflict between any provision of this Agreement and any statute, law ordinance, order or regulation, the latter shall prevail; but in such event any such provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements.
      Section 19     Arbitration.
      Any dispute or controversy as to the validity, interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted at the request of either party hereto for resolution and settlement through arbitration in Pennsylvania in accordance with the rules then prevailing of the American Arbitration Association. Any award rendered therein shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment may be entered thereon in any court having jurisdiction. The foregoing provisions of this paragraph shall not be deemed to limit the rights and remedies reserved to the Company under and pursuant to Section 15 hereof which rights and remedies may be pursued through arbitration.
      Section 20     Indemnification.
      The Officer shall be entitled to indemnification by the Company in accordance with the provisions of the By-laws of the Company.
      Section 21     Governing Law.
      This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.
      Section 22     Modification to Satisfy Section 409A.
      The parties intend that this Agreement not be subject to the provisions of Code Section 409A. In the event that, as a result of provision of this Agreement, or any payments to or for the benefit of the Officer under this Agreement, the Officer would be subject to the additional tax under Code Section 409A(a)(1)(B) and any successor or comparable provision, then the Company and the Officer agree to make such modifications to this Agreement as are necessary to assure that (i) the provisions of Code Section 409A shall not apply to this Agreement, or (ii) the Officer will not be subject to the additional tax under Code Section 409A(a)(1)(B) and any successor or comparable provision.
      Section 23     Divisibility.
      Should a court or arbitrator declare any provision hereof to be invalid, such declaration shall not affect the validity of the Agreement as a whole or any part thereof, other than the specific portion declared to be invalid.
      Section 24     Headings.
      The headings to the Sections and paragraphs hereof are placed herein for convenience of reference only and in case of any conflict the text of this Agreement, rather than the headings, shall control.
      Section 25     Entire Agreement; Amendment.
      This Agreement sets forth the entire understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements, arrangements and understandings relating to the subject matter and may only be amended by a written agreement signed by both parties hereto or their duly-authorized representatives.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

WITNESS:

George Groves

ATTEST:	FIRST NATIONAL BANK OF PENNSYLVANIA

By:

Secretary	Stephen J. Gurgovits Chairman

EMPLOYMENT AGREEMENT
      THIS EMPLOYMENT AGREEMENT, entered into as of this 21st day of December, 2005, by and between:
THOMAS W. LENNOX
(the “Officer”),
and
FIRST NATIONAL BANK OF PENNSYLVANIA
(the “Company”),
WITNESSETH THAT:
      WHEREAS, the Legacy Bank (“Bank”) contemplates a consummation of an Agreement and Plan of Merger among F.N.B. Corporation (“FNB”), First National Bank of Pennsylvania (the “Company”) and Bank (“Merger Agreement”) whereby Bank will be merged with the Company (“Merger”); and
      WHEREAS, the Officer is presently employed by Bank and Bank desires to assure itself of the continued benefit of the Officer’s services and experience following consummation of the proposed Merger, and the parties desire that said employment relationship continue upon the terms and conditions herein set forth; and
      WHEREAS, the Officer has heretofore been employed by the Bank under an employment agreement dated February 17, 2005, as amended (the “Prior Agreement”); and
      WHEREAS, by reason of the provisions of the Merger Agreement and the position and duties that the Officer will hold and have after the effective date of the Merger (the “Effective Date”), the parties hereto acknowledge that a “change in control” (as defined in the Prior Agreement) will occur upon the Effective Date and the Officer will be entitled to forthwith terminate his employment under the Prior Agreement and receive the payments and benefits described in Section 1(d)(i) of the Prior Agreement; and
      WHEREAS, Section 1(d)(i) of the Prior Agreement also provides that in the event the Officer is so entitled to terminate his employment and receive such payments and benefits, but the acquiring company and/or affiliate thereof desires to retain the Officer as an employee of either or both of such companies, then he need not terminate his employment as a prerequisite to entitlement to his termination payments and benefits, as specified therein; provided the relevant transaction is described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”); and
      WHEREAS, the parties hereto agree that the proposed Merger constitutes a transaction described in Code Section 409A(a)(2)(A)(v); and
      WHEREAS, the Company desires to retain the services of the Officer following the Effective Date, and the Officer desires to be so employed by the Company, under the terms set forth in this Agreement in lieu of the terms of the Prior Agreement, but subject to the completion of the contemplated Merger and compliance by the Company with the recitals hereof; and
      WHEREAS, this Agreement shall not become effective until the Effective Date and shall be null and void if the Merger Agreement is terminated by any party thereto prior to the Effective Date.
      NOW, THEREFORE, in consideration of the premises and covenants herein contained, contingent, however, upon the conditions subsequent of the consummation of the Merger and intending to be legally bound, the parties hereto agree as follows:
      Section 1     Recitals; Termination of Prior Agreement; Payments.
      (a) The foregoing recitals are incorporated by reference as if fully set forth herein.
      (b) As of the Effective Date, the Prior Agreement shall be terminated and the terms set forth in this Agreement shall become effective.

      (c) The Company shall (i) pay the Officer’s accrued but unpaid base salary under the Prior Agreement as of the Effective Date and (ii) pay, in one lump sum within 30 days after the Effective Date, the three times highest base salary and bonus described in Section 1(d)(i) of the Prior Agreement and any related gross-up amount for this or any other payment or benefit.
      Section 2     Term of Agreement.
      (a) Title; Initial Term. The Company hereby employs the Officer as President of its Harrisburg, Pennsylvania region. The term of employment of the Officer under this Agreement shall be, initially, a two (2) year term commencing on the date of consummation of the Merger (the “Commencement Date”) and ending on the second anniversary of the Commencement Date (the “Termination Date”). Said term shall be subject to automatic extension by operation of the provisions of Section 2(b) hereof.
      (b) Renewal Extension Term. On the first anniversary of the Commencement Date and on each succeeding anniversary date thereafter (“Renewal Commencement Date”), the term of employment of the Officer under this Agreement shall be automatically extended for one (1) additional year, thereby extending the contract to the second anniversary of the Renewal Commencement Date, unless either party shall have elected to fix the expiration date of the Officer’s term of employment.
      (c) Termination of Automatic Renewal.
      (1) Each of the parties shall have the right to terminate the automatic renewal by written notice 60 days prior to the Renewal Commencement Date and thereby fix the expiration of the term of the Agreement under this Section;
      (2) If either party provides a notice of termination of automatic renewal to the other, the term of the Agreement of the Officer under this Section shall continue until the later of:

(a) the Termination Date of the Initial Term as described in Section 2(a) herein; or

(b) the anniversary as determined by the Renewal Commencement Date as described in Section 2(b) herein.
      (4) Said term shall not continue after December 31 in the year in which the Officer reaches 62 years of age.
      (d) Examples of Operation of this Section. The following are offered merely by way of illustration, and strictly for purposes of providing examples of the operation of Section 2(a) (Initial Term) and (b) (Renewal Extension Term) of this Agreement:

Example of Initial Term: In the event the Commencement Date is December 15, 2005, the Initial Term is December 15, 2005, to December 14, 2007;

Example of Renewal Extension Term: The Renewal Extension Term of this Agreement will automatically renew for an additional one (1) year term on December 15, 2006, and on each December 15th thereafter for an additional one (1) year term; therefore, on December 15, 2006, the Renewal Extension Term runs from December 15, 2006 to December 14, 2008; and

Example of Non-Renewal: In the event written notice of non-renewal is provided to the employee prior to October 15, 2006 (or any October 15th thereafter), the term of this Agreement will end on December 14, 2007 (or any December 14th thereafter).
      Section 3     Compensation.
      In consideration for services rendered to the Company under this Agreement, the Company shall pay and provide to the Officer the following compensation and benefits:

(a) Salary. The Company shall pay Officer an annual minimum base salary of $165,000 to be paid in accordance with the Company’s normal payroll practice to be adjusted from time to time to reflect such merit increases as the Company may determine are appropriate.

(b) Participation in Performance and Incentive Compensation and Bonus Plans. At the discretion of the Compensation Committee of F.N.B. Corporation, the Officer shall be entitled to participate in incentive compensation and such other bonus plans comparable to those given to similarly-positioned officers of the Company or its present or future subsidiaries or affiliates only during the term of Officer’s employment with the Company.

(c) Fringe Benefits. The Officer shall be entitled to vacations, retirement benefits and other fringe benefits, including but not limited to group life, disability and health insurance coverages comparable with those furnished to similarly positioned officers of the Company and consistent with the prevailing compensation policies and practices of the Company (now and in the future) as they may change from time to time, with respect to similarly-positioned officers of the Company or its present or future subsidiaries or affiliates.
      Section 4     Resignation.
      If the Officer voluntarily resigns as an officer or employee of the Company or its significant present or future subsidiaries or affiliates, the Officer shall no longer be considered an employee for any purpose and the Officer shall not be entitled to any separation pay, compensation, or benefits after the effective date of the Officer’s resignation. Notwithstanding the foregoing, nothing contained herein shall affect the Officer’s vested rights, if any.
      Section 5     Death.
      If the Officer dies during Officer’s employment with Company, the Officer’s heirs and estate are not entitled to any Separation Pay under the terms of this Agreement.
      Section 6     Disability.
      (a) The term of employment of the Officer under this Agreement may be terminated at the election of the Company upon a determination by the Board of Directors of the Company, in its sole discretion, that the Officer will be unable by reason of physical or mental incapacity to perform the reasonably-expected duties assigned to him pursuant to this Agreement for a period longer than six consecutive months or more than nine months in any consecutive twelve-month period;
      (b) The Board of Directors shall give due consideration to such factors as it deems appropriate to the best interests of the Company, including, but not limited to, the opinion of the Officer’s personal physician or physicians and the opinion of any physician or physicians selected by the Board of Directors for these purposes;
      (c) The Officer shall submit to examination by any physician(s) so selected by the Board of Directors, and shall otherwise cooperate with the Board of Directors in making its determination contemplated hereunder (such cooperation to include, without limitation, consenting to the release of information by any such physician(s) to the Company);
      (d) In the event of such termination, the Company shall thereupon be relieved of its obligations to pay compensation and benefits under Section 3 hereof (except for accrued and unpaid items) but shall be obligated to pay or provide to the Officer all rights and benefits available under the Company’s officer disability policy.
      Section 7     Termination for Proper Cause.
      (a) The occurrence of any of the following events or circumstances shall constitute “Proper Cause” for termination, at the election of the Board of Directors of the Company, of the employment of the Officer under this Agreement:

(1) the perpetration of defalcations by the Officer involving the Company or any of its present or future subsidiaries or affiliates, or willful, reckless or grossly negligent conduct of the Officer entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Company or its subsidiaries and affiliates;

(2) the repeated and deliberate failure by the Officer, after advance written notice, to comply with reasonable policies or directives of the Board of Directors, President, any executive officer or the Officer’s immediate supervisor; or

(3) the Officer shall breach this Agreement in any other material respect.
      (b) If Company terminates the Officer for Proper Cause, the Officer shall not be an employee nor shall the Officer be entitled to any separation pay, compensation, or benefits after the effective date of the Officer’s termination. Notwithstanding the foregoing, nothing contained herein shall affect the Officer’s vested rights, if any.
      Section 8     Termination Without Cause.
      (a) Separation Pay. Company may terminate this Agreement at any time whether or not such termination constitutes “Proper Cause” as defined in Section 7 hereof. In the event Company terminates this Agreement without Proper Cause as defined in Section 7 hereof:

(1) The Officer shall not be considered an employee after the effective date of the termination.

(2) Company shall pay to Officer an amount equal to two (2) times Officer’s annual salary at the time of termination (“Separation Pay”).

(3) Company shall pay the Officer the Separation Pay over a period of twenty-four (24) months in equal installments less all withholdings required by law and authorized deductions, at intervals consistent with Company payroll practices.

(4) Officer will not be entitled to receive any benefits or bonuses described in Section 3(b) and (c) hereof.

(5) Officer will be entitled to receive such Separation Pay only if the Officer executes and does not revoke a Release of all claims and liabilities in form prescribed by Company.

(6) Following termination without cause, Officer is entitled to elect insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of up to eighteen (18) months following officers termination, and Company shall be obligated to pay on behalf of Officer the monthly premium cost for Officer’s health/medical coverage under COBRA, less the same contribution as required by employee’s group life and health insurance coverages pursuant to the prevailing policies and practices of the Company (now and in the future) with respect to similarly positioned officers of the Company or its present or future subsidiaries or affiliates.

(7) Nothing herein shall restrict the Officer’s vested rights, if any, pursuant to Company’s 401(k) Plan, Retirement Income Plan, Basic Retirement Plan, 2001 Incentive Plan, or any similar plans. Notwithstanding the Officer receiving any payments under the terms of this Section, on the date of the Officer’s termination, all vesting, for purposes of the Company’s 401(k) Plan, Retirement Income Plan, Basic Retirement Plan, 2001 Incentive Plan, or other such plans, shall cease.
      (b) Suspension of Separation Pay. Without limitation of the Company’s rights and remedies under this Agreement or as otherwise provided by law or in equity, it is understood and agreed between the parties that the right of the Officer to receive and retain any payments otherwise due under this Agreement shall be suspended and canceled if and for so long as Officer shall be in violation of this Agreement.
      If and when the Officer shall have cured such violation within twenty (20) days of receipt of written notice from Company and shall have tendered to the Company any and all economic benefits directly or indirectly received or receivable by the Officer arising therefrom, the Officer’s right to receive payments under this Agreement shall be automatically reinstated but only for the remainder of the period during which such payments are due him or her.

      (c) Termination of Separation Pay. Notwithstanding the foregoing or any other provision of this Agreement, the Officer shall not be entitled to any further separation payments and the separation pay period shall end upon the occurrence of any of the following:

(1) Officer files a claim, suit or submits any matter to arbitration in violation of the Release executed in connection with Section 8(a)(5) hereof.

(2) Officer violates any term or condition of this Agreement, including, but not limited to, the Non-Competition, Non-Solicitation and Confidentiality provisions of this Agreement.

(3) Officer’s misappropriates any trade secrets.

(4) Company learns that the Officer committed a material breach of the Agreement during the terms of this Agreement.
      (d) Reduction of Separation Pay. Officer’s separation pay and COBRA reimbursement shall be reduced by an amount equal to the amount Officer is receiving from any other employment, including self-employment after the initial twelve (12) months of Separation Pay, which will not be adjusted.
      Section 9     Change of Control.
      A Change of Control (“Change of Control”) shall be defined as any merger or consolidation of F.N.B. Corporation with another corporation, and as a result of such merger or consolidation, the shareholders of F.N.B. Corporation as of the day preceding such transaction will own less than fifty-one percent (51%) of the outstanding voting securities of the surviving corporation, or in the event that there is (in a single transaction or series of related transactions) a sale or exchange of eighty percent (80%) or more of the Common Stock of F.N.B. Corporation for securities of another entity in which shareholders of F.N.B. Corporation will own less than fifty-one percent (51%) of such entity’s outstanding voting securities, or in the event of the sale by F.N.B. Corporation of a substantial portion of its assets (including the capital stock F.N.B. Corporation owns in its subsidiaries) to an unrelated third party.
      Section 10     Termination after Change of Control.
      If Company terminates Employee without Proper Cause within twelve months of an event constituting a Change of Control, and if the Officer shall duly have complied with and observed the covenants of this Agreement, the Officer will be discharged from the covenants of Section 11 at any time during the Restricted Period by filing with the Company a duly executed statement satisfactory to Company, releasing the Company and, if applicable, its insurance carriers, from any and all obligations under the terms of this Agreement. Notwithstanding said Release, Officer shall remain subject to all other covenants and restrictions of this Agreement, including, but not limited to Sections 12 and 13.
      Section 11     Non-Competition.
      (a) For purposes of this Agreement, reference to the term “Competitive Enterprise” shall mean any bank holding company, finance company or insured depository institution (including an institution in the organization stage or in the process of applying for or receiving appropriate regulatory approval), including, without limitation, any federal or state chartered bank, savings bank, savings and loan association, credit union or other financial services provider or non-banking affiliate thereof offering similar services or products as those offered by the Company to its customers.
      (b) During the term of this Agreement and during the two (2) year period immediately following termination of Officer’s employment (which may include, without limitation, Officer’s resignation or any event specified in Sections 7 and 8 hereof) (hereinafter referred to as “Restricted Period”), the Officer shall not:

(1) accept a position as director, employee, consultant, advisor or agent of any Competitive Enterprise which is located in any county in the Company’s region to which Officer is assigned at the time of Officer’s termination of employment and any contiguous county and any county in the Company’s region to which Officer was assigned 24 months prior to Officer’s termination of employment.

(2) acquire an ownership interest (individually or in concert with others) in a Competitive Enterprise whereby said ownership interest enables Officer to, directly or indirectly, in any manner, control, direct, influence, affect or impact the operations, services or business activities of the Competitive Enterprise in any county, or county contiguous thereto, in which Company or its subsidiaries operate an office at the time of Officer’s termination of employment;
      Section 12     Non-Solicitation.
      During the Restricted Period the Officer shall not:

(a) in any way, directly or indirectly, for the purpose of selling any product or service that competes with a product or service offered by the Company or its present or future subsidiaries or affiliates, solicit, divert, or entice:

(1) any customer or existing business of Company, with whom the Officer solicited, became aware of, or transacted business during Officer’s employment with Company;

(2) any potential customer or business identified by Company, with whom the Officer solicited, became aware of, or transacted business during Officer’s employment with Company;

(b) employ or assist in employing any present employee of the Company or any of its affiliates (whether or not such employment is full time or is pursuant to a written contract), for the purpose of having such employee perform services for any Competitive Enterprise or other organization in competition with the business of the Company or any of its present or future subsidiaries or affiliates;

(c) in any way, directly or indirectly, make any oral or written statement, comments, or other communications designed or intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualifications of the Company or any of its directors or employees or customers.
      Section 13     Confidentiality.
      (a) For purposes of this Agreement, “Proprietary Information” shall mean any information relating to the business of the Company or any of its present or future subsidiaries or affiliates that has not previously been publicly released by authorized representatives of the Company or any authorized representatives of any of its present or future subsidiaries or affiliates, and shall include (but shall not be limited to) Company information encompassed in all marketing and business plans, financial information, costs, pricing information, customer and client lists and relationships between Company and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers, and others who have business dealings with Company, and all methods, concepts, or ideas in or reasonably related to the business of the Company or any of its present or future subsidiaries or affiliates and not in the public domain.
      (b) The Officer agrees to regard and preserve as confidential all Proprietary Information that has been or may be developed or obtained by the Officer in the course of Officer’s employment with the Company and its subsidiaries and affiliates, whether Officer has such information in Officer’s memory, writing, electronic media or other physical form, including information maintained by Officer on any computer, electronic device, or other personal property owned by Officer. The Officer shall not, without written authorization from the Company, use for Officer’s benefit or purposes, nor disclose to others at any time, either during the term of Officer’s employment or thereafter, except as required by the conditions of Officer’s employment hereunder, any Proprietary Information connected with the business or development of the Company or its subsidiaries or affiliates. This prohibition shall not apply after the Proprietary Information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.
      Section 14     Removal of Documents or Objects.
      The Officer agrees not to remove from the premises of the Company or any of its present or future subsidiaries or affiliates, except as an employee of the Company in pursuit of the business of the Company or any of its present or future subsidiaries or affiliates, or except as specifically permitted in writing by the Company, any document or object containing or reflecting any Proprietary Information. The Officer recognizes that all such documents, tangible and intangible property and objects, whether developed by him or her by someone else, are the exclusive property of the Company.
      Section 15     Remedies.
      In addition to any other rights and remedies Company may have if Officer violates this Agreement, the Company and Officer agree as follows:

(a) It is understood and agreed by and between the parties hereto that the services to be rendered by the Officer hereunder are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages, and additionally that a breach by the Officer of the covenants set out in Sections 11, 12, 13 and 14 of this Agreement will cause the Company great and irreparable injury and damage. The Officer hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Sections 11, 12, 13 and 14 of this Agreement by the Officer. This provision shall not, however, be construed as a waiver of any of the remedies which the Company may have for damages or otherwise.

(b) In the event Officer shall be in violation of any of the aforementioned restrictive covenants, the time limitation thereof with respect to them shall be extended for a period of time equal to the period of time during which breach or breaches should occur; and in the event the Company should be required to seek relief from such breach in any court, board of arbitration or other tribunal, the covenants shall be extended for a period of time equal to the pendency of such proceedings, including appeals.
      Section 16     Subsidiaries and Affiliates.
      It is understood and agreed by the parties hereto that, at the election and direction of the Company’s Board of Directors and without modification of the terms and provisions hereof, the Officer may be required to serve as an officer of any one or more present or future subsidiaries or affiliates of the Company and, when and as so determined by the Board and any such subsidiary or affiliate, the rights, duties and obligations of the Officer and Company expressed and implied in this Agreement shall inure to the benefit of and bind any such subsidiary or affiliate with the same force and effect as would be obtained if the subsidiary or affiliate were a party hereto jointly and severally with the Company.
      Section 17     Successors, Assigns, Etc.
      (a) This Agreement shall be binding upon, and shall inure to the benefit of, the Officer and the Company and their respective permitted successors, assigns, heirs, legal representatives and beneficiaries.
      (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Officer or Officer’s estate and their assigning any rights hereunder to the person or persons entitled thereto.
      (c) Nothing in this Agreement shall preclude the Company from consolidating or merging into or with or transferring all or substantially all of its assets to another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption the term “Company” as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.
      Section 18     Notices.
      (a) All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been given on the date delivered personally or if sent by registered or certified mail, return receipt requested, postage prepaid, on the date deposited in the mail.

      (b) All notices shall be provided to the following address or to such other place as either party shall have specified by notice in writing to the other:

(1) To the Company, at the address designated as its headquarters, Attention: CEO. With a copy to F.N.B. Corporation, One F.N.B. Boulevard, 1st Floor, Hermitage, Pennsylvania 16148, Attention: Corporate Counsel.

(2) To the Officer, at his/her address provided to Company from time to time for salary and other similar purposes.
      Section 19     Governmental Regulation.
      Nothing contained in this Agreement shall be interpreted, construed or applied to require the commission of any act contrary to law and whenever there is any conflict between any provision of this Agreement and any statute, law ordinance, order or regulation, the latter shall prevail; but in such event any such provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements.
      Section 20     Arbitration.
      Any dispute or controversy as to the validity, interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted at the request of either party hereto for resolution and settlement through arbitration in Pennsylvania in accordance with the rules then prevailing of the American Arbitration Association. Any award rendered therein shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment may be entered thereon in any court having jurisdiction. The foregoing provisions of this paragraph shall not be deemed to limit the rights and remedies reserved to the Company under and pursuant to Section 15 hereof which rights and remedies may be pursued through arbitration.
      Section 21     Governing Law.
      This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.
      Section 22     Divisibility.
      Should a court or arbitrator declare any provision hereof to be invalid, such declaration shall not affect the validity of the Agreement as a whole or any part thereof, other than the specific portion declared to be invalid.
      Section 23     Headings.
      The headings to the Sections and paragraphs hereof are placed herein for convenience of reference only and in case of any conflict the text of this Agreement, rather than the headings, shall control.
      Section 24     Entire Agreement; Amendment.
      This Agreement sets forth the entire understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements, arrangements and understandings relating to the subject matter and may only be amended by a written agreement signed by both parties hereto or their duly-authorized representatives.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

WITNESS:

Thomas W. Lennox

ATTEST:	FIRST NATIONAL BANK OF PENNSYLVANIA

By:

Secretary	Stephen J. Gurgovits Chairman

EMPLOYMENT AGREEMENT
      THIS EMPLOYMENT AGREEMENT, entered into as of this 21st day of December, 2005, by and between:
JOSEPH L. PAESE
(the “Officer”),
and
FIRST NATIONAL BANK OF PENNSYLVANIA
(the “Company”),
WITNESSETH THAT:
      WHEREAS, the Legacy Bank (“Bank”) contemplates a consummation of an Agreement and Plan of Merger among F.N.B. Corporation (“FNB”), First National Bank of Pennsylvania (the “Company”) and Bank (“Merger Agreement”) whereby Bank will be merged with the Company (“Merger”); and
      WHEREAS, the Officer is presently employed by Bank and Bank desires to assure itself of the continued benefit of the Officer’s services and experience following consummation of the proposed Merger, and the parties desire that said employment relationship continue upon the terms and conditions herein set forth; and
      WHEREAS, the Officer has heretofore been employed by the Bank under an employment agreement dated November 8, 1999, as amended (the “Prior Agreement”); and
      WHEREAS, by reason of the provisions of the Merger Agreement and the position and duties that the Officer will hold and have after the effective date of the Merger (the “Effective Date”), the parties hereto acknowledge that a “change in control” (as defined in the Prior Agreement) will occur upon the Effective Date and the Officer will be entitled to forthwith terminate his employment under the Prior Agreement and receive the payments and benefits described in Section 1(d)(i) of the Prior Agreement; and
      WHEREAS, Section 1(d)(i) of the Prior Agreement also provides that in the event the Officer is so entitled to terminate his employment and receive such payments and benefits, but the acquiring company and/or affiliate thereof desires to retain the Officer as an employee of either or both of such companies, then he need not terminate his employment as a prerequisite to entitlement to his termination payments and benefits, as specified therein; provided the relevant transaction is described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”); and
      WHEREAS, the parties hereto agree that the proposed Merger constitutes a transaction described in Code Section 409A(a)(2)(A)(v); and
      WHEREAS, the Company desires to retain the services of the Officer following the Effective Date, and the Officer desires to be so employed by the Company, under the terms set forth in this Agreement in lieu of the terms of the Prior Agreement, but subject to the completion of the contemplated Merger and compliance by the Company with the recitals hereof; and
      WHEREAS, this Agreement shall not become effective until the Effective Date and shall be null and void if the Merger Agreement is terminated by any party thereto prior to the Effective Date.
      NOW, THEREFORE, in consideration of the premises and covenants herein contained, contingent, however, upon the conditions subsequent of the consummation of the Merger and intending to be legally bound, the parties hereto agree as follows:
      Section 1     Recitals; Termination of Prior Agreement; Payments.
      (a) The foregoing recitals are incorporated by reference as if fully set forth herein.
      (b) As of the Effective Date, the Prior Agreement shall be terminated and the terms set forth in this Agreement shall become effective.
      (c) The Company shall (i) pay the Officer’s accrued but unpaid base salary under the Prior Agreement as of the Effective Date and (ii) pay, in one lump sum within 30 days after the Effective Date, the 1.5 times highest base salary and bonus described in Section 1(d)(i) of the Prior Agreement and any related gross-up amount for this or any other payment or benefit.
      Section 2     Term of Agreement.
      (a) Title; Initial Term. The Company hereby employs the Officer as Market Executive of Wealth Management of its Harrisburg, Pennsylvania region. The term of employment of the Officer under this Agreement shall be, initially, a two (2) year term commencing on the date of consummation of the Merger (the “Commencement Date”) and ending on the second anniversary of the Commencement Date (the “Termination Date”). Said term shall be subject to automatic extension by operation of the provisions of Section 2(b) hereof.
      (b) Renewal Extension Term. On the first anniversary of the Commencement Date and on each succeeding anniversary date thereafter (“Renewal Commencement Date”), the term of employment of the Officer under this Agreement shall be automatically extended for one (1) additional year, thereby extending the contract to the second anniversary of the Renewal Commencement Date, unless either party shall have elected to fix the expiration date of the Officer’s term of employment.
      (c) Termination of Automatic Renewal.
      (1) Each of the parties shall have the right to terminate the automatic renewal by written notice 60 days prior to the Renewal Commencement Date and thereby fix the expiration of the term of the Agreement under this Section;
      (2) If either party provides a notice of termination of automatic renewal to the other, the term of the Agreement of the Officer under this Section shall continue until the later of:

(c) the Termination Date of the Initial Term as described in Section 2(a) herein; or

(d) the anniversary as determined by the Renewal Commencement Date as described in Section 2(b) herein.
      (5) Said term shall not continue after December 31 in the year in which the Officer reaches 62 years of age.
      (d) Examples of Operation of this Section. The following are offered merely by way of illustration, and strictly for purposes of providing examples of the operation of Section 2(a) (Initial Term) and (b) (Renewal Extension Term) of this Agreement:

Example of Initial Term: In the event the Commencement Date is December 15, 2005, the Initial Term is December 15, 2005, to December 14, 2007;

Example of Renewal Extension Term: The Renewal Extension Term of this Agreement will automatically renew for an additional one (1) year term on December 15, 2006, and on each December 15th thereafter for an additional one (1) year term; therefore, on December 15, 2006, the Renewal Extension Term runs from December 15, 2006 to December 14, 2008; and

Example of Non-Renewal: In the event written notice of non-renewal is provided to the employee prior to October 15, 2006 (or any October 15th thereafter), the term of this Agreement will end on December 14, 2007 (or any December 14th thereafter).
      Section 3     Compensation.
      In consideration for services rendered to the Company under this Agreement, the Company shall pay and provide to the Officer the following compensation and benefits:

(a) Salary. The Company shall pay Officer an annual minimum base salary of $140,000 to be paid in accordance with the Company’s normal payroll practice to be adjusted from time to time to reflect such merit increases as the Company may determine are appropriate.

(b) Participation in Performance and Incentive Compensation and Bonus Plans. At the discretion of the Compensation Committee of F.N.B. Corporation, the Officer shall be entitled to participate in incentive compensation and such other bonus plans comparable to those given to similarly-positioned officers of the Company or its present or future subsidiaries or affiliates only during the term of Officer’s employment with the Company.

(c) Fringe Benefits. The Officer shall be entitled to vacations, retirement benefits and other fringe benefits, including but not limited to group life, disability and health insurance coverages comparable with those furnished to similarly positioned officers of the Company and consistent with the prevailing compensation policies and practices of the Company (now and in the future) as they may change from time to time, with respect to similarly-positioned officers of the Company or its present or future subsidiaries or affiliates.
      Section 4     Resignation.
      If the Officer voluntarily resigns as an officer or employee of the Company or its significant present or future subsidiaries or affiliates, the Officer shall no longer be considered an employee for any purpose and the Officer shall not be entitled to any separation pay, compensation, or benefits after the effective date of the Officer’s resignation. Notwithstanding the foregoing, nothing contained herein shall affect the Officer’s vested rights, if any.
      Section 5     Death.
      If the Officer dies during Officer’s employment with Company, the Officer’s heirs and estate are not entitled to any Separation Pay under the terms of this Agreement.
      Section 6     Disability.
      (a) The term of employment of the Officer under this Agreement may be terminated at the election of the Company upon a determination by the Board of Directors of the Company, in its sole discretion, that the Officer will be unable by reason of physical or mental incapacity to perform the reasonably-expected duties assigned to him pursuant to this Agreement for a period longer than six consecutive months or more than nine months in any consecutive twelve-month period;
      (b) The Board of Directors shall give due consideration to such factors as it deems appropriate to the best interests of the Company, including, but not limited to, the opinion of the Officer’s personal physician or physicians and the opinion of any physician or physicians selected by the Board of Directors for these purposes;
      (c) The Officer shall submit to examination by any physician(s) so selected by the Board of Directors, and shall otherwise cooperate with the Board of Directors in making its determination contemplated hereunder (such cooperation to include, without limitation, consenting to the release of information by any such physician(s) to the Company);
      (d) In the event of such termination, the Company shall thereupon be relieved of its obligations to pay compensation and benefits under Section 3 hereof (except for accrued and unpaid items) but shall be obligated to pay or provide to the Officer all rights and benefits available under the Company’s officer disability policy.
      Section 7     Termination for Proper Cause.
      (a) The occurrence of any of the following events or circumstances shall constitute “Proper Cause” for termination, at the election of the Board of Directors of the Company, of the employment of the Officer under this Agreement:

(1) the perpetration of defalcations by the Officer involving the Company or any of its present or future subsidiaries or affiliates, or willful, reckless or grossly negligent conduct of the Officer entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Company or its subsidiaries and affiliates;

(2) the repeated and deliberate failure by the Officer, after advance written notice, to comply with reasonable policies or directives of the Board of Directors, President, any executive officer or the Officer’s immediate supervisor; or

(3) the Officer shall breach this Agreement in any other material respect.
      (b) If Company terminates the Officer for Proper Cause, the Officer shall not be an employee nor shall the Officer be entitled to any separation pay, compensation, or benefits after the effective date of the Officer’s termination. Notwithstanding the foregoing, nothing contained herein shall affect the Officer’s vested rights, if any.
      Section 8     Termination Without Cause.
      (a) Separation Pay. Company may terminate this Agreement at any time whether or not such termination constitutes “Proper Cause” as defined in Section 7 hereof. In the event Company terminates this Agreement without Proper Cause as defined in Section 7 hereof:

(1) The Officer shall not be considered an employee after the effective date of the termination.

(2) Company shall pay to Officer an amount equal to two (2) times Officer’s annual salary at the time of termination (“Separation Pay”).

(3) Company shall pay the Officer the Separation Pay over a period of twenty-four (24) months in equal installments less all withholdings required by law and authorized deductions, at intervals consistent with Company payroll practices.

(4) Officer will not be entitled to receive any benefits or bonuses described in Section 3(b) and (c) hereof.

(5) Officer will be entitled to receive such Separation Pay only if the Officer executes and does not revoke a Release of all claims and liabilities in form prescribed by Company.

(6) Following termination without cause, Officer is entitled to elect insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of up to eighteen (18) months following officers termination, and Company shall be obligated to pay on behalf of Officer the monthly premium cost for Officer’s health/medical coverage under COBRA, less the same contribution as required by employee’s group life and health insurance coverages pursuant to the prevailing policies and practices of the Company (now and in the future) with respect to similarly positioned officers of the Company or its present or future subsidiaries or affiliates.

(7) Nothing herein shall restrict the Officer’s vested rights, if any, pursuant to Company’s 401(k) Plan, Retirement Income Plan, Basic Retirement Plan, 2001 Incentive Plan, or any similar plans. Notwithstanding the Officer receiving any payments under the terms of this Section, on the date of the Officer’s termination, all vesting, for purposes of the Company’s 401(k) Plan, Retirement Income Plan, Basic Retirement Plan, 2001 Incentive Plan, or other such plans, shall cease.
      (b) Suspension of Separation Pay. Without limitation of the Company’s rights and remedies under this Agreement or as otherwise provided by law or in equity, it is understood and agreed between the parties that the right of the Officer to receive and retain any payments otherwise due under this Agreement shall be suspended and canceled if and for so long as Officer shall be in violation of this Agreement. If and when the Officer shall have cured such violation within twenty (20) days of receipt of written notice from Company and shall have tendered to the Company any and all economic benefits directly or indirectly received or receivable by the Officer arising therefrom, the Officer’s right to receive payments under this Agreement shall be automatically reinstated but only for the remainder of the period during which such payments are due him or her.

      (c) Termination of Separation Pay. Notwithstanding the foregoing or any other provision of this Agreement, the Officer shall not be entitled to any further separation payments and the separation pay period shall end upon the occurrence of any of the following:

(1) Officer files a claim, suit or submits any matter to arbitration in violation of the Release executed in connection with Section 8(a)(5) hereof.

(2) Officer violates any term or condition of this Agreement, including, but not limited to, the Non-Competition, Non-Solicitation and Confidentiality provisions of this Agreement.

(3) Officer’s misappropriates any trade secrets.

(4) Company learns that the Officer committed a material breach of the Agreement during the terms of this Agreement.
      (d) Reduction of Separation Pay. Officer’s separation pay and COBRA reimbursement shall be reduced by an amount equal to the amount Officer is receiving from any other employment, including self-employment after the initial twelve (12) months of Separation Pay, which will not be adjusted.
      Section 9     Change of Control.
      A Change of Control (“Change of Control”) shall be defined as any merger or consolidation of F.N.B. Corporation with another corporation, and as a result of such merger or consolidation, the shareholders of F.N.B. Corporation as of the day preceding such transaction will own less than fifty-one percent (51%) of the outstanding voting securities of the surviving corporation, or in the event that there is (in a single transaction or series of related transactions) a sale or exchange of eighty percent (80%) or more of the Common Stock of F.N.B. Corporation for securities of another entity in which shareholders of F.N.B. Corporation will own less than fifty-one percent (51%) of such entity’s outstanding voting securities, or in the event of the sale by F.N.B. Corporation of a substantial portion of its assets (including the capital stock F.N.B. Corporation owns in its subsidiaries) to an unrelated third party.
      Section 10     Termination after Change of Control.
      If Company terminates Employee without Proper Cause within twelve months of an event constituting a Change of Control, and if the Officer shall duly have complied with and observed the covenants of this Agreement, the Officer will be discharged from the covenants of Section 11 at any time during the Restricted Period by filing with the Company a duly executed statement satisfactory to Company, releasing the Company and, if applicable, its insurance carriers, from any and all obligations under the terms of this Agreement. Notwithstanding said Release, Officer shall remain subject to all other covenants and restrictions of this Agreement, including, but not limited to Sections 12 and 13.
      Section 11     Non-Competition.
      (a) For purposes of this Agreement, reference to the term “Competitive Enterprise” shall mean any bank holding company, finance company or insured depository institution (including an institution in the organization stage or in the process of applying for or receiving appropriate regulatory approval), including, without limitation, any federal or state chartered bank, savings bank, savings and loan association, credit union or other financial services provider or non-banking affiliate thereof offering similar services or products as those offered by the Company to its customers.
      (b) During the term of this Agreement and during the two (2) year period immediately following termination of Officer’s employment (which may include, without limitation, Officer’s resignation or any event specified in Sections 7 and 8 hereof) (hereinafter referred to as “Restricted Period”), the Officer shall not:

(1) accept a position as director, employee, consultant, advisor or agent of any Competitive Enterprise which is located in any county in the Company’s region to which Officer is assigned at the time of Officer’s termination of employment and any contiguous county and any county in the Company’s region to which Officer was assigned 24 months prior to Officer’s termination of employment.

(2) acquire an ownership interest (individually or in concert with others) in a Competitive Enterprise whereby said ownership interest enables Officer to, directly or indirectly, in any manner, control, direct, influence, affect or impact the operations, services or business activities of the Competitive Enterprise in any county, or county contiguous thereto, in which Company or its subsidiaries operate an office at the time of Officer’s termination of employment;
      Section 12     Non-Solicitation.
      During the Restricted Period the Officer shall not:

(a) in any way, directly or indirectly, for the purpose of selling any product or service that competes with a product or service offered by the Company or its present or future subsidiaries or affiliates, solicit, divert, or entice:

(1) any customer or existing business of Company, with whom the Officer solicited, became aware of, or transacted business during Officer’s employment with Company;

(2) any potential customer or business identified by Company, with whom the Officer solicited, became aware of, or transacted business during Officer’s employment with Company;

(b) employ or assist in employing any present employee of the Company or any of its affiliates (whether or not such employment is full time or is pursuant to a written contract), for the purpose of having such employee perform services for any Competitive Enterprise or other organization in competition with the business of the Company or any of its present or future subsidiaries or affiliates;

(c) in any way, directly or indirectly, make any oral or written statement, comments, or other communications designed or intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualifications of the Company or any of its directors or employees or customers.
      Section 13     Confidentiality.
      (a) For purposes of this Agreement, “Proprietary Information” shall mean any information relating to the business of the Company or any of its present or future subsidiaries or affiliates that has not previously been publicly released by authorized representatives of the Company or any authorized representatives of any of its present or future subsidiaries or affiliates, and shall include (but shall not be limited to) Company information encompassed in all marketing and business plans, financial information, costs, pricing information, customer and client lists and relationships between Company and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers, and others who have business dealings with Company, and all methods, concepts, or ideas in or reasonably related to the business of the Company or any of its present or future subsidiaries or affiliates and not in the public domain.
      (b) The Officer agrees to regard and preserve as confidential all Proprietary Information that has been or may be developed or obtained by the Officer in the course of Officer’s employment with the Company and its subsidiaries and affiliates, whether Officer has such information in Officer’s memory, writing, electronic media or other physical form, including information maintained by Officer on any computer, electronic device, or other personal property owned by Officer. The Officer shall not, without written authorization from the Company, use for Officer’s benefit or purposes, nor disclose to others at any time, either during the term of Officer’s employment or thereafter, except as required by the conditions of Officer’s employment hereunder, any Proprietary Information connected with the business or development of the Company or its subsidiaries or affiliates. This prohibition shall not apply after the Proprietary Information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.
      Section 14     Removal of Documents or Objects.
      The Officer agrees not to remove from the premises of the Company or any of its present or future subsidiaries or affiliates, except as an employee of the Company in pursuit of the business of the Company or any of its present or future subsidiaries or affiliates, or except as specifically permitted in writing by the Company, any document or object containing or reflecting any Proprietary Information. The Officer recognizes that all such documents, tangible and intangible property and objects, whether developed by him or her by someone else, are the exclusive property of the Company.
      Section 15     Remedies.
      In addition to any other rights and remedies Company may have if Officer violates this Agreement, the Company and Officer agree as follows:

(a) It is understood and agreed by and between the parties hereto that the services to be rendered by the Officer hereunder are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages, and additionally that a breach by the Officer of the covenants set out in Sections 11, 12, 13 and 14 of this Agreement will cause the Company great and irreparable injury and damage. The Officer hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Sections 11, 12, 13 and 14 of this Agreement by the Officer. This provision shall not, however, be construed as a waiver of any of the remedies which the Company may have for damages or otherwise.

(b) In the event Officer shall be in violation of any of the aforementioned restrictive covenants, the time limitation thereof with respect to them shall be extended for a period of time equal to the period of time during which breach or breaches should occur; and in the event the Company should be required to seek relief from such breach in any court, board of arbitration or other tribunal, the covenants shall be extended for a period of time equal to the pendency of such proceedings, including appeals.
      Section 16     Subsidiaries and Affiliates.
      It is understood and agreed by the parties hereto that, at the election and direction of the Company’s Board of Directors and without modification of the terms and provisions hereof, the Officer may be required to serve as an officer of any one or more present or future subsidiaries or affiliates of the Company and, when and as so determined by the Board and any such subsidiary or affiliate, the rights, duties and obligations of the Officer and Company expressed and implied in this Agreement shall inure to the benefit of and bind any such subsidiary or affiliate with the same force and effect as would be obtained if the subsidiary or affiliate were a party hereto jointly and severally with the Company.
      Section 17     Successors, Assigns, Etc.
      (a) This Agreement shall be binding upon, and shall inure to the benefit of, the Officer and the Company and their respective permitted successors, assigns, heirs, legal representatives and beneficiaries.
      (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Officer or Officer’s estate and their assigning any rights hereunder to the person or persons entitled thereto.
      (c) Nothing in this Agreement shall preclude the Company from consolidating or merging into or with or transferring all or substantially all of its assets to another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption the term “Company” as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.
      Section 18     Notices.
      (a) All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been given on the date delivered personally or if sent by registered or certified mail, return receipt requested, postage prepaid, on the date deposited in the mail.

      (b) All notices shall be provided to the following address or to such other place as either party shall have specified by notice in writing to the other:

(1) To the Company, at the address designated as its headquarters, Attention: CEO. With a copy to F.N.B. Corporation, One F.N.B. Boulevard, 1st Floor, Hermitage, Pennsylvania 16148, Attention: Corporate Counsel.

(2) To the Officer, at his/her address provided to Company from time to time for salary and other similar purposes.
      Section 19     Governmental Regulation.
      Nothing contained in this Agreement shall be interpreted, construed or applied to require the commission of any act contrary to law and whenever there is any conflict between any provision of this Agreement and any statute, law ordinance, order or regulation, the latter shall prevail; but in such event any such provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements.
      Section 20     Arbitration.
      Any dispute or controversy as to the validity, interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted at the request of either party hereto for resolution and settlement through arbitration in Pennsylvania in accordance with the rules then prevailing of the American Arbitration Association. Any award rendered therein shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment may be entered thereon in any court having jurisdiction. The foregoing provisions of this paragraph shall not be deemed to limit the rights and remedies reserved to the Company under and pursuant to Section 15 hereof which rights and remedies may be pursued through arbitration.
      Section 21     Governing Law.
      This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.
      Section 22     Divisibility.
      Should a court or arbitrator declare any provision hereof to be invalid, such declaration shall not affect the validity of the Agreement as a whole or any part thereof, other than the specific portion declared to be invalid.
      Section 23     Headings.
      The headings to the Sections and paragraphs hereof are placed herein for convenience of reference only and in case of any conflict the text of this Agreement, rather than the headings, shall control.
      Section 24     Entire Agreement; Amendment.
      This Agreement sets forth the entire understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements, arrangements and understandings relating to the subject matter and may only be amended by a written agreement signed by both parties hereto or their duly-authorized representatives.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

WITNESS:

Joseph L. Paese

ATTEST:	FIRST NATIONAL BANK OF PENNSYLVANIA

By:

Secretary	Stephen J. Gurgovits Chairman

APPENDIX B
607 Washington Street
P.O. Box 1497
Reading, PA 19603
PHONE (610) 478-2105
EMAIL info@go2griffin.com
FAX (610) 478-2227
December 21, 2005
The Legacy Bank
2600 Commerce Drive
Harrisburg, PA 17112
Members of the Board:
      F.N.B. Corporation (“FNB”) and The Legacy Bank (“Legacy”) have entered into an Agreement and Plan of Merger, dated as of December 21, 2005 (the “Merger Agreement”), which provides, among other things, for the merger of Legacy with and into a subsidiary bank of FNB (the “Transaction”). Pursuant to the terms of the Merger Agreement, upon completion of the Transaction, each share of common stock, par value $5.00 per share, of Legacy issued and outstanding immediately prior to the completion of the Transaction (the “Legacy Common Stock”) will be converted into the right to receive, at the election of the holder thereof, either (i) 1.00 shares of FNB common stock, par value $0.10 per share (“FNB Common Stock”), or (ii) $18.40 in cash without interest (collectively, the “Merger Consideration”), subject to the election and proration procedures set forth in the Merger Agreement, which provide generally, among other things, that shares of FNB Common Stock shall be issued to holders of Legacy Common Stock in exchange for 70% of the outstanding shares of Legacy Common Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.
      You have asked for our opinion as to whether the Merger Consideration proposed to be paid for each share of Legacy Common Stock in the Transaction is fair from a financial point of view to Legacy.
      For purposes of providing the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of FNB and Legacy, respectively, which we believe to be relevant;

(ii) reviewed certain internal financial statements and other financial and operating data concerning each of FNB and Legacy;

(iii) discussed the past and current operations, financial condition and the prospects of each of FNB and Legacy with senior executives of FNB and Legacy, respectively, including with respect to FNB (x) the potential impact on FNB of the Transaction, including potential cost savings, synergies and other strategic, financial and operational benefits which management of FNB expects to realize from the combination of FNB and Legacy, and (y) the forecasted impact of the proposed Transaction on the future financial performance of FNB;

(iv) reviewed earnings per share consensus estimates for FNB for the years ending December 31, 2005 and 2006;

(v) reviewed the publicly reported historical price and trading activity for Legacy Common Stock and FNB Common Stock, including a comparison of certain financial and stock market information for Legacy and FNB with similar publicly available information for certain other financial institutions the securities of which are publicly traded;

(vi) participated in discussions and negotiations between FNB and Legacy;

The Legacy Bank
December 21, 2005

(vii) reviewed a draft of the Merger Agreement;

(viii) considered the competitive environment for financial institutions; and

(ix) performed comparable company, selected reference transaction, pro forma merger, and discounted dividend analyses.
      In connection with our review of Legacy, FNB and the proposed Transaction, we have assumed and relied upon, the accuracy and completeness of the information reviewed by us for the purposes of this opinion, without independent verification. We have also relied upon assurances from management of Legacy and FNB that they are not aware of any facts and circumstances that may cause the information reviewed by us to contain a misstatement or omission of a fact material to our opinion. With respect to financial and operating forecasts and profit plans, including the synergies, cost savings and other strategic, financial and operational benefits to be realized in connection with the completion of the Transaction, we have assumed that such financial and operating forecasts reflect the best available estimates and judgments of the future financial performance of FNB, after giving effect to the Transaction and are based on reasonable assumptions, estimates and judgments of management. We have also relied upon the advice Legacy and FNB have each received from their respective legal counsel, tax advisors, and independent public accountants as to all legal, tax and accounting matters relating to the Transaction, including without limitation, that the Transaction will be treated as a tax-free reorganization for federal income tax purposes. We have assumed that the Transaction will be completed in accordance with the terms of the Merger Agreement and all laws and regulations applicable to Legacy and FNB and that in the course of obtaining the necessary regulatory approvals or other approvals of the Transaction, no restrictions will be imposed that may have a material adverse effect on the future results of operation or financial condition of FNB, Legacy or the combined entity, as the case may be, or on the contemplated benefits of the Transaction. We have not made any independent valuation or appraisal of either of Legacy or FNB or their respective assets or liabilities (including any hedge, swap, foreign exchange, derivative or off-balance sheet assets or liabilities), nor have we been furnished with any such appraisals and we have not made any review of the loans, loan loss reserves or reviewed any individual loan credit files of Legacy or FNB. We have also assumed that the published estimates of third party research analysts constitute a reasonable basis upon which to evaluate the future financial performance of FNB. In addition, we did not conduct a physical inspection of any of the properties or facilities of FNB or Legacy. We are not expressing an opinion as to what the value of FNB common stock will actually be when issued or the price at which FNB common stock will trade at any time or whether FNB will realize the intended specific strategic and operational objectives and benefits of the Transaction. This opinion is based upon market, economic and other conditions as they exist on, and could be evaluated, as a practical matter, as of the date hereof. We have assumed, in all respects material to our analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement have not been nor will be waived. We also have assumed that there has been no material change in FNB’s or Legacy’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us, except that we are aware of the information set forth in FNB’s December 7, 2005 press release in which FNB announced a one-time restructuring charge and withdrew its previous earnings guidance for 2006. Our opinion does not address the relative merits of the Transaction as compared to any other business strategy which might exist for Legacy, nor does it address the underlying business dec ision of Legacy to engage in the Transaction.

The Legacy Bank
December 21, 2005

      We have served as financial advisor to the Board of Directors of Legacy in connection with this Transaction and will receive a fee for our services, a part of which is contingent upon the closing of the Transaction.
      This letter is directed to the Board of Directors of Legacy solely in connection with its evaluation of the Transaction and speaks as of the date hereof and we assume no obligation to update this opinion for any purpose. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid by FNB in the Transaction. This opinion does not constitute a recommendation to any shareholder of Legacy as to how such shareholder should vote as to the Transaction. It may not be used for any other purpose without our prior written consent, except that this opinion may be included as an Annex to the Proxy Statement/ Prospectus of Legacy and FNB and may be referred to therein.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Legacy.

Very truly yours,

APPENDIX C
STATUTORY PROVISIONS CONCERNING DISSENTERS’ RIGHTS OF
LEGACY SHAREHOLDERS
UNITED STATES CODE
TITLE 12. BANKS AND BANKING
CHAPTER 2. NATIONAL BANKS
CONSOLIDATION AND MERGER
§ 215a.     Mergers of national banks or State banks into national banks.
      (a) ....
      (b) Dissenting shareholders. If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.
      (c) Valuation of shares. The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.
      (d) Application to shareholders of merging associations. Appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law. If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

C-1

PART II:
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      The Florida Business Corporations Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any of such proceedings, the Florida Act provides that the corporation is required to indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s Articles of Incorporation or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
      The registrant’s Articles of Incorporation provide that the registrant shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the registrant or otherwise) arising out of the service to the registrant or to another organization at the registrant’s request, or because of their positions with the registrant. FNB’s Articles of Incorporation further provide that the registrant may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not the registrant would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.
      The registrant’s By-laws provide that to the fullest extent permitted by law, no director of the registrant shall be personally liable for monetary damages for any action taken or any failure to take any action.

Item 21.	Exhibits and Financial Statement Schedules.
      The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of December 21 2005 among F.N.B. Corporation, First National Bank of Pennsylvania and The Legacy Bank (included as Appendix A to this proxy statement/ prospectus)
5.1	Opinion of Duane Morris LLP
8.1	Tax Opinion of Duane Morris LLP
10.1	Employment Agreement dated as of December 21, 2005 between George H. Groves and First National Bank of Pennsylvania
10.2	Employment Agreement dated as of December 21, 2005 between Thomas W. Lennox and First National Bank of Pennsylvania
10.3	Employment Agreement dated as of December 21, 2005 between Joseph L. Paese and First National Bank of Pennsylvania
15.1	Acknowledgement of Ernst & Young LLP dated January 30, 2006 to the Board of Directors and Stockholders of F.N.B. Corporation
23.1	Consent of Ernst & Young LLP
23.2	Consent of Beard Miller Company LLP
23.3	Consent of Griffin Financial Group, LLC
23.4	Consent of Duane Morris LLP (included in Exhibits 5.1 and 8.1)
99.1	Proxy for Special Meeting of Shareholders of The Legacy Bank
99.2	Form of Election Form/ Transmittal Letter

Item 22.	Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
      (d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
      (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hermitage, Commonwealth of Pennsylvania, on January 31, 2006.

F.N.B. CORPORATION

By:	/s/ Stephen J. Gurgovits

Stephen J. Gurgovits
President and Chief Executive Officer
      Know all men by these presents, that each person whose signature appears below constitutes and appoints Stephen J. Gurgovits and Brian F. Lilly, and each or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person’s name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Peter Mortensen	Chairman of the Board	January 31, 2006

/s/ Stephen J. Gurgovits Stephen J. Gurgovits	President, Chief Executive Officer and Director (principal executive officer)	January 31, 2006

/s/ Brian F. Lilly Brian F. Lilly	Vice President and Chief Financial Officer (principal financial and accounting officer)	January 31, 2006

William B. Campbell	Director	January 31, 2006

/s/ Henry M. Ekker Henry M. Ekker	Director	January 31, 2006

/s/ Robert B. Goldstein Robert B. Goldstein	Director	January 31, 2006

/s/ David J. Malone David J. Malone	Director	January 31, 2006

Signature	Title	Date

Harry F. Radcliffe	Director	January 31, 2006

John W. Rose	Director	January 31, 2006

/s/ William J. Strimbu William J. Strimbu	Director	January 31, 2006

/s/ Earl K. Wahl, Jr. Earl K. Wahl, Jr.	Director	January 31, 2006

Archie O. Wallace	Director	January 31, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of December 21 2005 among F.N.B. Corporation, First National Bank of Pennsylvania and The Legacy Bank (included as Appendix A to this proxy statement/ prospectus)
5.1	Opinion of Duane Morris LLP
8.1	Tax Opinion of Duane Morris LLP
10.1	Employment Agreement dated as of December 21, 2005 between George H. Groves and First National Bank of Pennsylvania
10.2	Employment Agreement dated as of December 21, 2005 between Thomas W. Lennox and First National Bank of Pennsylvania
10.3	Employment Agreement dated as of December 21, 2005 between Joseph L. Paese and First National Bank of Pennsylvania
15.1	Acknowledgement of Ernst & Young LLP dated January 30, 2006 to the Board of Directors and Stockholders of F.N.B. Corporation
23.1	Consent of Ernst & Young LLP
23.2	Consent of Beard Miller Company LLP
23.3	Consent of Griffin Financial Group, LLC
23.4	Consent of Duane Morris LLP (included in Exhibits 5.1 and 8.1)
99.1	Proxy for Special Meeting of Shareholders of The Legacy Bank
99.2	Form of Election Form/ Transmittal Letter